Exhibit 15.1

This document is an extracted form of the Annual Report and Accounts 2007/08. Certain pages, images and text have been deleted from it. The Annual Report and Accounts is available in full on our website, at www.nationalgrid.com.

NATIONAL GRID PLC

		Page

FORM 20-F
Item 3.	Key Information
	Risk factors	95-97

Item 4.	Information on the Company
	Operating and Financial Review	14-73
	Note 37 Subsidiary, undertakings joint ventures and associates	172
	Definitions and glossary of terms	186-188

Item 5.	Operating and Financial Review and Prospects
	Operating and Financial Review	14-85
	Research and development	98

Item 6.	Directors, Senior Management and Employees
	Board of Directors	12-13
	Directors’ Remuneration Report	100-110
	Note 5 Pensions and other post-retirement benefits	132-133
	Note 31 Actuarial information on pensions and other post-retirement benefits	156-158
	Corporate Governance	88-97
	Employees	99
	Operating Costs 3(b) Number of Employees	129
	Note 25 Share Capital	149-150

Item 7.	Major Shareholders and Related Party Transactions
	Note 30 Related Party Transactions	155

Item 8.	Financial Information
	Accounting policies	114-120
	Adoption of new accounting standards	121
	Consolidated balance sheet	123
	Consolidated income statement	122
	Consolidated statement of recognised income and expense	124
	Consolidated cash flow statement	125
	Notes to the consolidated financial statements — analysis of items in the primary statements	126-152
	Notes to the financial statements — supplementary information	153-178
	Legal and related matters	23
	Shareholder returns	43

Item 9.	The Offer and Listing
	Note 25 Share capital B shares	149

Item 11.	Quantitative and Qualitative Disclosures about Market Risk
	Treasury policy	76
	Commodity contracts	78-79
	Note 32 Supplementary information on the derivative financials instruments	159
	Note 33 Financial risk	160-164
	Note 34 Commodity risk	165-166

		Page

Item 18.	Financial Statements
	Accounting policies	114-120
	Adoption of new accounting standards	121
	Consolidated income statement	122
	Consolidated balance sheet	123
	Consolidated cash flow statement	125
	Consolidated statement of recognised income and expense	124
	Notes to the consolidated financial statements — analysis of items in the primary statements	126-152
	Notes to the financial statements — supplementary information	153-178

EXTRACTED FORM OF THE ANNUAL REPORT AND ACCOUNTS 2007/08

*	The Independent Corporate Responsibility Report on page 86 relates to the corporate responsibility elements of the full Annual Report and Accounts available on our website.

EXHIBIT 15.1

12 Board of Directors	National Grid plc

Board of Directors

Sir John Parker, Chairman
Appointed October 2002, Age 66, N (ch)
Sir John Parker became Chairman following the merger of National Grid Group plc and Lattice Group plc having been Chairman of Lattice Group plc since its demerger from BG Group plc in 2000. Sir John’s career has encompassed the engineering, shipbuilding and defence industries. He is Deputy Chairman of DP World (Dubai), joint Chairman of Mondi plc, a Non-executive Director of Carnival plc and Carnival Corporation, Inc., and the European Aeronautic Defence and Space Company (EADS), Senior Non-executive Director of the Court of the Bank of England and Chancellor of the University of Southampton. Sir John is a former Chairman of P&O Group and of RMC Group plc, a former Chairman and Chief Executive of Harland & Wolff plc and Babcock International Group PLC.
Steve Holliday, Chief Executive
Appointed March 2001, Age 51, E (ch), F
Steve Holliday became Chief Executive of National Grid in January 2007 having joined National Grid Group plc as Group Director, UK and Europe in March 2001. Following the merger of National Grid Group plc and Lattice Group plc in October 2002, he was responsible for the electricity and gas transmission businesses. He was appointed as Group Director responsible for UK Gas Distribution and Business Services in April 2003. He was formerly an Executive Director of British Borneo Oil and Gas. Previously, he spent 19 years with the Exxon Group, where he held senior positions in the international gas business and managed major operational areas such as refining and shipping. He is a Non-executive Director of Marks and Spencer Group plc.
Bob Catell, Executive Director
& Deputy Chairman
Appointed September 2007, Age 71
Bob Catell was appointed to the Board in September 2007 following the acquisition of KeySpan Corporation of which he was Chairman and Chief Executive Officer. He is a co-Chair of the Board of the Downtown Brooklyn Partnership and the Chairman of the Long Island Association. He is an ex officio Director and Chairman Emeritus of The Partnership for New York City, Inc., past Chairman of the American Gas Association and the US Energy Association (USEA). He is a Vice-Chairman of the US National Petroleum Council’s Natural Gas Committee and is on the Board of the Business Council of New York, Keyera Energy Management Ltd, Sovereign Bancorp Inc., Advisory Board and JP Morgan Chase Inc., Metropolitan Advisory Board.
Steve Lucas, Finance Director
Appointed October 2002, Age 54, E, F
Steve Lucas has been Finance Director since his appointment in October 2002 and is additionally responsible for UK and US Shared Services. He joined the Board following the merger of National Grid Group plc and Lattice Group plc. He had been Executive Director, Finance of Lattice Group plc since its demerger from BG Group plc. Previously, he was Treasurer of BG Group plc having joined British Gas plc in 1994. Prior to this he was with Shell International Petroleum Company for 11 years occupying a number of finance management positions and treasury roles including seven years in Africa and the Far East. Steve is also a Non-executive Director of Compass Group PLC.
Nick Winser, Executive Director
Appointed April 2003, Age 47, E
Nick Winser joined the Board in April 2003 as Executive Director responsible for Transmission. He was previously Chief Operating Officer of the US transmission business for National Grid Transco plc. He joined National Grid Company plc in 1993, becoming Director of Engineering in 2001. Prior to this, he had been with Powergen since 1991 as principal negotiator on commercial matters, having joined the Central Electricity Generating Board in 1983 where he served in a variety of technical engineering roles.
Mark Fairbairn, Executive Director
Appointed January 2007, Age 49, E
Mark Fairbairn was appointed to the Board in January 2007 as Executive Director with responsibility for Gas Distribution. He joined National Grid in 1989 from BNFL. He was awarded the OBE in 2002 for his services to the electrical industry in respect of his leadership of the fundamental changes implemented for the introduction of the New Electrical Trading Arrangements (NETA). Previously Chief Operating Officer of the UK gas distribution business, he has played a key role in helping to restructure the UK gas distribution market through the gas networks sale and the creation of National Grid’s new gas distribution business.
Edward Astle, Executive Director
Edward Astle joined the Board as Group Director, Telecommunications in September 2001 and was Executive Director responsible for Non-regulated Business and Business Development. He left the Company on 30 April 2008.

Annual Report and Accounts 2007/08 13

Tom King, Executive Director
Appointed August 2007, Age 46, E
Tom King was appointed to the Board as Executive Director in August 2007 with responsibility for Electricity Distribution & Generation operations. Tom was President of PG&E Corporation and Chairman and CEO of Pacific Gas and Electric Company from 2003 to 2007. Before that, he served as Senior Vice President of PG&E Corporation, and as President of PG&E National Energy Group having joined PG&E Gas Transmission as President in 1998. Prior to PG&E, he served as President and Chief Operating Officer of Kinder Morgan Energy Partners and served for nine years in officer positions in Enron’s inter-state pipeline businesses.
Ken Harvey, Non-executive
Director and Senior Independent Director
 Appointed October 2002, Age 67, N, R, R&R
Ken Harvey joined the Board following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in September 2000. He was appointed Senior Independent Director in October 2004. He is Chairman of Pennon Group plc. A chartered engineer, Ken is a former Chairman and Chief Executive of Norweb plc, and a former Chairman of Comax Holdings Ltd, The Intercare Group plc and Beaufort International Group plc.
Linda Adamany, Non-executive Director
 Appointed November 2006, Age 56, A, R&R
Linda Adamany joined the Board in November 2006. Until April 2008 she was Group Vice President, BP plc. Linda has over 25 years’ experience in the energy sector, having held various roles for BP in the UK and US, including Chief Executive of BP Shipping and Senior Vice President of Commercial Development.
Philip Aiken, Non-executive Director
 Appointed 15 May 2008, Age 59
Philip Aiken was appointed to the Board in May 2008. He is Chairman of Robert Walters plc, a Non-executive Director of Kazakhmys plc and senior advisor to Macquarie Capital (Europe) Limited. Formerly, Group
President of BHP Billiton’s Energy business, Executive Director of BTR plc and senior positions in BOC Group plc.
John Allan, Non-executive Director
 Appointed May 2005, Age 59, A, R (ch)
John Allan was appointed to the Board in May 2005. He is CFO of Deutsche Post, having been appointed to the Management Board following its acquisition of Exel plc in December 2005 where he had been Chief Executive since September 1994. John started his career in marketing, at Lever Brothers, moving to Bristol-Myers Company Ltd and then Fine Fare Ltd. He joined BET plc in 1985 and was appointed to the board in 1987. He is a member of the Supervisory Boards of both Lufthansa AG and Deutsche Postbank and a member of the University of Edinburgh Campaign Board. John was previously Chairman of Samsonite Corporation, a Non-executive Director of PHS Group plc, Wolseley plc, Hamleys plc and Connell plc.
Stephen Pettit, Non-executive Director
 Appointed October 2002, Age 56, F, R, R&R (ch)
Stephen Pettit was appointed to the Board following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in 2001. He is a Non-executive Director of Halma plc and is Chairman of ROK plc. Stephen is also a member of BT plc’s Equality of Access Board. He is a former Executive Director of Cable & Wireless plc. Before joining Cable & Wireless, he was Chief Executive, Petrochemicals at British Petroleum.
Maria Richter, Non-executive Director
 Appointed October 2002, Age 53, A, F (ch), N
Maria Richter was appointed to the Board in October 2003. Maria worked for Morgan Stanley between 1993 and 2002, most recently as Managing Director of its Corporate Finance Retail Group. Prior to this, she was Managing Director of Investment Banking in the Southern Cone of Latin America, and Executive Director and Head of Independent Power and Structured Finance Business. Previous appointments include Vice
President of Independent Power Group for Salomon Brothers, and Vice President of Prudential Capital Corporation and Power Funding Associates. Maria is a Non-executive Director of Pro Mujer International, an international microfinance organisation, The Pantry, Inc., The Vitec Group plc and The Bessemer Group Inc.
George Rose, Non-executive Director
 Appointed October 2002, Age 56, A (ch), N, R
George Rose was appointed to the Board following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in September 2000. He has been Finance Director of BAE Systems plc since 1998, having joined the company in 1992. He is a Non-executive Director of SAAB AB and a member of the Financial Reporting Review Panel. George is also a former Non-executive Director of Orange plc.
Helen Mahy, Company Secretary
& General Counsel
 Appointed October 2002, Age 47, E
Helen Mahy was appointed Company Secretary following the merger of National Grid Group plc and Lattice Group plc, having been Company Secretary at Lattice Group plc since March 2002. She was additionally appointed as General Counsel from October 2003. She is a barrister and an Associate of the Chartered Insurance Institute. Helen was appointed a Non-executive Director of Aga Rangemaster Group plc in March 2003 and was chair of the GC100 Group in 2007.
Committee membership

A	Audit
E	Executive
F	Finance
N	Nominations
R	Remuneration
R&R	Risk & Responsibility
(ch)	denotes Committee chairman

14 About National Grid	National Grid plc

Operating and Financial Review

Contents to Operating
and Financial Review

14	Principal operations
15	Vision, strategy and objectives
16	Business drivers, risks and opportunities
18	External market and regulatory environment
20	Organisation and structure
22	Current and future developments
24	Performance summary and key performance indicators
26	Performance against our objectives
44	Transmission
52	Gas Distribution
60	Electricity Distribution & Generation
68	Non-regulated businesses and other
73	Discontinued operations
74	Financial position and financial management
82	Accounting policies
86	Independent Corporate Responsibility Report
This Operating and Financial Review describes the main trends and factors underlying our development, performance and position during the year ended 31 March 2008 as well as those likely to affect our future development, performance and position. It has been prepared in line with the guidance provided in the Reporting Statement on the Operating and Financial Review issued by the UK Accounting Standards Board.
Principal operations
Our principal operations are the ownership and operation of regulated electricity and gas infrastructure networks in the UK and the US, serving around 19 million consumers directly and many more indirectly. We also have interests in related markets, including electricity interconnectors, metering services, liquefied natural gas (LNG) facilities and property in the UK, LNG storage and transportation, unregulated gas transmission pipelines and home energy services in the US.
We have approximately 27,600 employees located in the UK and the US.
The performances of our principal businesses are reported by segment, reflecting the management responsibilities and economic characteristics of each activity. Our principal businesses and segments, together with other activities and discontinued operations, are as follows:

Businesses and segments		Description of principal activities

Transmission	UK	The transmission of electricity and gas in the UK as owner and operator of the high-voltage electricity transmission network in England and Wales, the gas national transmission system in Great Britain, electricity interconnectors with Scotland and with France and storage facilities for LNG. Operator of the electricity transmission networks in Scotland.

	US	The transmission of electricity in the northeastern US as owner of high-voltage electricity transmission networks in upstate New York and in New England.

Gas Distribution	UK	The distribution of gas in England as owner and operator of four of the UK’s eight gas distribution networks.

	US	The distribution of gas in the northeastern US as owner and operator of gas distribution networks in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island.

Electricity Distribution & Generation	US	The distribution and generation of electricity in the northeastern US as owner of electricity distribution networks in upstate New York, Massachusetts, New Hampshire and Rhode Island, as operator and manager of the electricity transmission and distribution network in Long Island on behalf of the Long Island Power Authority, and as a generator of electricity on Long Island.

Non-regulated businesses and other		The delivery of other services in markets related to our principal operations, principally in the UK where they comprise metering services, property management and our LNG import terminal on the Isle of Grain. They do not constitute a segment in their own right and so are reported together with other operations and corporate activities, including business development, under the heading ‘other activities’.

Discontinued operations		Businesses that we have exited or are committed to exit, including the Ravenswood generation station in New York City that we have agreed to sell, our UK and US wireless infrastructure operations, sold on 3 April and 15 August 2007 respectively, and the Basslink electricity interconnector in Australia sold on 31 August 2007.

Annual Report and Accounts 2007/08 15

Vision, strategy and objectives

Vision
Our vision is for National Grid to be the foremost international electricity and gas company, delivering unparalleled safety, efficiency and reliability, vital to the well-being of our customers and communities. We are committed to being an innovative leader in energy management and to safeguarding our global environment for future generations.
Strategy
Our strategy is based on focus, integration and discipline as follows:

Focus	We are focused on a clear business model, based on the ownership and operation of large scale asset intensive businesses within our principal growth markets of electricity and gas delivery infrastructure in the UK and US.

Integration	We aim to run our businesses in an integrated way — organising our activities along lines of business, supported by effective and efficient shared services and information systems. This involves deploying proven processes, common systems and best practices within each business, supported by common operating principles and safety and environmental standards, seeking to maximise the competitive advantages that come from being an international organisation, balanced with the need to provide excellent service to customers and to maintain and build local relationships with other key stakeholders.

Discipline	We aim to be disciplined in the application of best practice, increasingly standardising our approach to the way we operate and finance our activities. Our aim is for rigorous financial discipline, ensuring that we have the capital we need to grow, while maintaining the investor confidence that comes from a disciplined approach to our balance sheet.

Objectives
Building on our strategy, we have set ourselves objectives to deliver our vision of becoming the foremost international electricity and gas company. By achieving our objectives we aim to deliver sustainable growth and so create value for our shareholders.

Delivering our strategy
–    Create lines of business
–    Build operating model – common systems and processes, sharing best practice
–    Invest in new businesses where there is value for our shareholders
–    Exit businesses not in our core markets

Operating performance	– Improve safety – Improve efficiency – Improve reliability – Improve customer service – Deliver our capital investment plans

Talent	– Identify and develop talent and skills – Improve engagement and performance – Enhance inclusion and diversity

Relationships	– Help investors understand our value – Improve relationships with customers, regulators and governments – Work effectively with suppliers – Deepen our involvement with communities

Environment	– Lead on climate change – Manage and remediate contaminated land – Protect the environment – Be efficient in our use of natural resources

Financial performance	– Increase profits and earnings per share – Obtain appropriate returns on our investments – Maintain financial discipline – Increase dividends and shareholder returns

Our strategy is underpinned by our commitment to corporate responsibility, including the core values that we expect our management and employees to operate by.

Responsibility
–   Operate to the highest standards of corporate governance
–   Conduct our business in a lawful and ethical manner
–   Live our core values of:
•   Respect others and value diversity
•   Take ownership for driving performance
•   Demonstrate integrity and openness in all relationships
•   Work together as one team

We describe what these objectives mean, how we plan to achieve them and the progress we have made this year, in the performance summary and performance against our objectives sections of this Operating and Financial Review on pages 24 to 43. More information on our corporate responsibility and business ethics objectives is included in the Corporate Governance section on pages 88 to 97.

Our vision is for National Grid to be the foremost international electricity and gas company, delivering unparalleled safety, efficiency and reliability, vital to the well-being of our customers and communities. We are committed to being an innovative leader in energy management and to safeguarding our global environment for future generations.

16 About National Grid continued	National Grid plc

Business drivers, risks and opportunities

Business drivers
Our principal activities include the operation of highly complex energy infrastructure networks. As a consequence, there are many factors that influence the financial returns we obtain.
We consider the following to be our principal business drivers:

Price controls and rate plans	The prices we charge for use of our electricity and gas transmission and distribution networks are determined in accordance with regulator approved price controls in the UK and rate plans in the US. The negotiation of these arrangements has a significant impact on our revenues.

Their duration is significant in providing stability to our operations, allowing us to plan ahead and invest with confidence that we will obtain financial returns.

Our price controls and rate plans contain incentive and/or penalty arrangements that can affect us financially based on agreed performance targets.

Multi-year contracts	Revenues in our Long Island electricity distribution and generation operations are subject to long-term contracts with the Long Island Power Authority.

In addition, revenues in our UK metering services businesses and our Grain LNG import terminal are determined by contractual arrangements, which are long term and with ‘blue chip’ customers.

Safety, efficiency and reliability	Our ability to operate safely and reliably is of paramount importance to us, our employees, our contractors, our customers, our regulators and the communities we serve. Our financial performance is affected by our performance in these areas.

Our objective is to deliver services as efficiently as possible. This allows us to limit price increases or to reduce prices to our customers and improve our own financial performance to the benefit of our shareholders.

Customer service	The quality of the service we deliver to customers, and the experiences that they have in dealing with us, whether through routine interactions or when problems arise, is important as it feeds through to the attitudes of regulators and is also linked to our financial performance.

Capital investment	Capital investment is a significant driver for organic growth.

In our regulated energy networks, the prices we charge include an allowed return for capital investment determined in accordance with our price controls and rate plans. These provide incentives for us to enhance the quality and reach of our networks through capital improvements.

For other businesses, our capital investment in new assets allows us to develop new revenue streams or to increase revenues from existing assets.

Other investment	Investment in new businesses is also a significant driver of growth, provided we can create value through operational improvements, synergies and financial benefits.

Disposals can crystallise value for shareholders, where we believe the price on offer is better than the long-term return we can obtain ourselves or where a business does not fit with our long-term strategy.

Relationships and responsibility	Our reputation is vitally important to us.

Delivering sustainable value depends on the trust and confidence of our stakeholders and this can only be earned by conducting our business in a responsible manner.

A number of other factors also affect our financial performance but are either less significant than our principal business drivers, or are mitigated by the way our operations are structured:

Weather and volumes	Changes in the quantities of electricity and gas delivered through our transmission and distribution networks may result in an increase or decrease in our revenues. Volumes are affected by weather, consumer demand and network availability as well as other factors. The impact of changing volumes may sometimes be offset by changes in costs or may sometimes result in an under- or over-recovery against our allowable revenues, with a corresponding increase or decrease in revenues in future periods.

Seasonality	Revenues from our gas distribution networks in the US are weighted towards the end of the financial year, as gas demand is typically higher during the winter months. This has also been the case for our gas transmission and distribution networks in the UK, but our current price control arrangements are less seasonal in nature. Otherwise, seasonality does not have a significant impact on revenues.

With the exception of commodity and other volume-related costs passed through to customers, our operating costs are generally not seasonal.

Exchange rates	The reported results, cash flows and financial position of our US operations are affected by movements in the US dollar to sterling exchange rate. However, we hedge a proportion of this exposure through the use of US dollar debt and derivative financial instruments.

Commodity and other pass-through costs	We are allowed to recover commodity costs in the US and certain other direct costs in both the UK and the US, through charges to customers. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.

We are affected by commodity prices to the extent that they affect our own energy requirements, most significantly gas purchases for the operation of our gas transmission and gas distribution networks in the UK.

The discontinued Ravenswood generation station was also affected by commodity prices, in particular the spreads between prices for the electricity it generates and the prices of the gas and oil it uses as fuel.

Certain US commodity contracts are recorded in our balance sheet at their fair values. Although remeasurements of their contract values are reflected in our income statement, we expect to recover the net costs incurred under these contracts from customers in current or future periods.

Inflation	Without action to improve efficiency, our operating costs increase each year as a result of wage increases and inflation in external costs. In general, our revenues also increase each year, although not necessarily at the same rate, depending on our regulatory or contractual arrangements. As a consequence, our ability to control costs and improve efficiency is important to our ability to increase operating profits.

Our price controls in the UK are linked to retail price inflation, as is a proportion of our UK borrowings, while certain of our electricity and gas regulatory settlements in the US allow us to recover additional distribution revenues from customers if there is a significant change in the rate of inflation.

Interest rates	The costs of financing our operations are affected by changes in prevailing interest rates, as some of our debt is at floating rates. We hedge some of our exposure to interest rates with fixed-rate debt and derivative financial instruments to maintain a proportion of our debt at fixed interest rates.

Annual Report and Accounts 2007/08 17

Risks and opportunities
Risks and opportunities
We believe that the principal opportunities to achieve our vision and to deliver growth in shareholder value have been identified in our strategy and objectives.
Conversely, we risk failure in achieving our vision and in delivering growth in shareholder value if we do not fulfil our strategy or if we fail to achieve our objectives.

Delivering our strategy	We believe that by implementing our strategy and transforming National Grid, we will be able to deliver increased value to our shareholders.

Conversely, if we do not achieve this transformation, or the benefits in efficiency and effectiveness are not achieved, then shareholder value will not grow as we hope or will diminish.

Operating performance	The operating profits and cash flows we generate are dependent on our operating performance — operating safely, efficiently and reliably and providing a quality service to customers. Our future growth is dependent on the delivery of our capital investment plans.

Talent	The skills and talents of our employees, and their motivation and dedication, are critical to the achievement of our objectives. Failure to develop our existing employees or to attract and recruit talented new employees could hamper our ability to deliver in the future.

Relationships	Our relationships with our stakeholders are critical to our future success. Maintaining these good relationships is dependent on focusing on the areas that are important to them, such as the quality of service we provide to customers, the quality of information we provide to regulators and the way we address the concerns of, and interact with, all our stakeholders.

Environment	Safeguarding our global environment for future generations is dependent on integrating sustainability and climate change considerations into our business decisions, influencing legislators and regulators to reshape energy markets to meet the climate change challenge and helping and supporting our employees, customers and suppliers in changing their behaviour to be more considerate of the environment.

Financial performance	Strong financial performance and operating cash flows are the basis for funding our future capital investment programmes, for servicing our borrowings and paying dividends, as well as for increasing our value to shareholders.

Responsibility	Strong corporate governance is essential to operating responsibly and the achievement of all our objectives.

Our reputation as a responsible business is dependent on ensuring all our behaviours are lawful and ethical, on complying with our policies and licences and on living up to our core values.

If we do not live up to these high standards we could be exposed to adverse financial or other consequences.

We set out how we intend to achieve our objectives and the progress we have made during the year against our objectives on pages 24 to 43.
Risk management
Our approach to risk management is described in the Corporate Governance section on page 94. This sets out how we have established an enterprise wide risk management process with the objective of identifying risks that could have an adverse impact on National Grid.
In addition, information on how we have addressed certain of our financial risks is included in the financial position and financial management section of this Operating and Financial Review on pages 74 to 81.
Risk factors
Through our risk management process, we have identified a number of significant risks and uncertainties in achieving our objectives as follows:

■	changes in laws or regulations;

■	breaches of environmental or health and safety law or regulations;

■	network failure or inability to carry out critical non-network operations;

■	achievement of business performance objectives, including regulatory targets and delivering anticipated cost and efficiency savings;

■	business development activity, including acquisitions and disposals;

■	regulatory treatment of commodity costs passed through to consumers;

■	reputation damage from disruptions to supply, even if outside our control;

■	fluctuations in exchange rates, interest rates and commodity prices and their impact on borrowings, derivatives and commodity contracts;

■	restrictions in borrowings, adverse changes in the global credit markets and changes in credit ratings or in tax rates;

■	future funding requirements of our pension schemes;

■	changes in accounting standards;

■	consumers, suppliers or other counterparties failing to perform their obligations; and

■	impact of seasonal or weather-related fluctuations.
Not all of these factors are within our control and, in addition, there may be other factors besides those listed that may have an adverse effect on National Grid.
These risk factors are described in more detail within the Corporate Governance section on pages 95 to 97.

18 About National Grid continued	National Grid plc

External market and regulatory environment
Global utility sector
The global utility sector is expanding, driven by the development of new sources of energy and the requirement to replace existing plant and infrastructure which are nearing the end of their useful lives. Over the next 25 years there is expected to be $14 trillion (£7 trillion) of utility investment globally, of which $8 trillion (£4 trillion) is expected to be in electricity and gas transmission and distribution infrastructure. Although a substantial portion of this investment will be required in the developing world, significant investment is needed in the electricity and gas transmission and distribution infrastructure in developed economies such as the UK and the US.
Markets in which we operate
The principal markets in which we operate are the electricity and gas markets in the UK and the northeastern US.
The generation and supply of electricity and gas in the UK and in most states in the northeastern US are competitive in that consumers can contract with different suppliers to obtain the energy they need. Those suppliers are then responsible for sourcing that energy from electricity generators or from gas extractors or importers as appropriate, as well as arranging for that energy to be delivered through physical delivery networks. These networks, including the ones we operate, are generally monopolies in their local areas as, for the majority of consumers, there are no alternative methods of receiving electricity or gas.
Energy delivery in the UK
In the UK, domestic and commercial consumers contract directly with energy suppliers who obtain the energy required from electricity generators and gas extractors or importers.
In general, energy is transported through electricity or gas transmission networks to regional electricity or gas distribution networks that then deliver energy to consumers on behalf of suppliers. Certain end customers, primarily large industrial users, receive electricity or gas direct from the relevant transmission network.
We are the owner and operator of the high-voltage electricity transmission network in England and Wales, operator (but not owner) of the two electricity transmission networks in Scotland and owner and operator of the gas national transmission system and of four of the eight regional gas distribution networks in Great Britain. We charge energy suppliers, electricity generators and gas shippers for our services, which they then incorporate into the prices charged to end consumers.
The other principal infrastructure owners and operators in the UK are Scottish & Southern, Iberdrola, E.ON, EDF, and MidAmerican Energy, each of which own two electricity distribution networks, and North West Electricity Networks and Western Power Distribution, both of which own one electricity distribution network. Scottish & Southern and Iberdrola also each own an electricity transmission network in Scotland, which we operate in both cases. The gas distribution networks in Scotland and southern England are owned by Scotia Gas Networks, in the north of England by Northern Gas Networks and in Wales and the west of England by Wales & West Utilities. Viridian is responsible for the transmission and distribution of electricity in Northern Ireland.
Energy delivery in the northeastern US
In most states in the northeastern US, consumers are able to purchase their energy through independent energy suppliers, but the majority of consumers still purchase electricity or gas from their local electricity or gas distribution network business. The major alternative fuel source is oil, which is used by many consumers for domestic heating purposes.
Electricity is transported either direct from generators into local electricity distribution networks or via electricity transmission networks, while gas is obtained from import terminals or inter-state pipelines and then transported through local gas distribution networks. Certain end customers, primarily large industrial users, receive electricity or gas direct from the electricity transmission networks or inter-state gas transmission pipelines.
Our US electricity and gas distribution businesses support regulatory policies that encourage customers to purchase their energy from independent suppliers. Where this occurs, we deliver that energy to consumers on behalf of those suppliers. For the majority of consumers in our operating areas who continue to purchase their energy from us, we source energy from electricity generators or gas suppliers on behalf of our customers in accordance with regulatory approved arrangements. We are generally responsible for billing customers both for our delivery services and for electricity and gas consumed (on which we do not charge any additional margin).
On Long Island, we operate the electricity transmission and distribution network on behalf of its owner, the Long Island Power Authority. We have also sold the capacity of our Long Island generating plants to the Long Island Power Authority.

Annual Report and Accounts 2007/08 19

Electricity transmission and distribution networks, including the ones we own, are members of the regional transmission operators or independent system operators that have the responsibility for balancing electricity supply with demand and for the reliability of the regional transmission network. Gas distribution networks, including the ones we own, are each responsible for balancing gas supply with demand within their respective distribution area.
There are more than 25 companies and organisations that own or operate energy delivery infrastructure in the northeastern US, including National Grid, Consolidated Edison, NSTAR, Energy East and Northeast Utilities.
Other markets in which we operate
Our other businesses, with the exception of discontinued operations, primarily operate in energy related markets in the UK and the US or are directly connected to our regulated businesses as described above. This includes our metering services businesses in the UK, incorporating our legacy regulated metering business which owns approximately 80% of the domestic gas meters in the UK, and our competitive metering services business which has about an 8% market share for new and replacement gas meters.
Regulation
As a result of our position in, and importance to, the economies we serve, our electricity and gas transmission and distribution businesses are subject to UK, European Union and US federal and state laws and regulations. We have multiple regulators, each of which exercises power over how we operate within their respective jurisdictions.
Our businesses are also subject to safety legislation in the UK and the US, which is enforced by the Health and Safety Executive (HSE) in the UK and by federal safety bodies and by state and local authorities in the US. Our UK gas operations work under a permissioning regime, whereby our organisation, processes and procedures are documented in safety cases that are subject to acceptance by the HSE.
Our principal market regulators and associated rate plans and price controls can be summarised as follows:

UK	In the UK, energy networks are regulated by the Office of Gas and Electricity Markets (Ofgem). Ofgem operates under the direction and governance of the Gas and Electricity Markets Authority and has established price control mechanisms that restrict the amount of revenue that can be earned by regulated businesses.

We have eight price controls in the UK, comprising two for our UK electricity transmission operations, two for our gas transmission operations, and one for each of our four regional gas distribution networks. These price controls provide a financial incentive to invest, as we receive a return on efficiently incurred capital expenditure increasing our regulatory asset base, and also provide incentives by which we can gain or lose for our performance in managing system operation, in controlling internal costs, pass-through costs and service quality.

US	In the US, public utilities are regulated by the Federal Energy Regulatory Commission (FERC) and by utility commissions in each of the states, including the New York Public Service Commission, the Massachusetts Department of Public Utilities, the Rhode Island Public Utilities Commission and the New Hampshire Public Utilities Commission. These US regulators set service standards and determine allowable levels of return. FERC also regulates public utility holding companies, including mergers and acquisitions of public utilities.

We have four electricity rate plans and nine sets of gas rates in the US, covering our electricity distribution operations in upstate New York, Massachusetts, Rhode Island and New Hampshire and our gas distribution networks in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island. Our electricity rate plan in upstate New York also covers our electricity transmission network in that state. Our rates for our electricity transmission network in New England are subject to federal regulatory approval.
Our rate plans are based on our cost base, together with a return on capital expenditure. Some rate plans include earned savings mechanisms that allow us to retain a proportion of the savings we achieve through improving efficiency, with the balance benefiting customers. We are also permitted to recover commodity and other pass-through costs which we incur, together with the recovery of stranded costs. Our reliability performance under certain rate plans is subject to performance targets established by the relevant regulator, under which we can be assessed monetary penalties for failing to meet those targets.
The periods of our current price controls and rate plans can be summarised as follows:
More information about the regulatory environments in which we operate, and on the nature of our rate plans and price controls, is provided in the business sections on pages 44 to 72.
In addition, as a public company with shares listed on both the London and New York Stock Exchanges, we are subject to regulation by the UK Financial Services Authority and by the US Securities and Exchange Commission.

20 About National Grid continued	National Grid plc

Organisation and structure
Organisation
Our organisational structure and executive responsibilities are designed around a philosophy of ensuring that we have the appropriate balance between activities that are local, by lines of business and those that are common throughout National Grid.
The Board of Directors has overall responsibility for governance and management of National Grid. The Executive Committee, led by the Chief Executive, is responsible for day-to-day management of National Grid and for the execution of our strategy as approved by the Board.
In addition to the Executive Committee, the Board has also established a number of other committees that exercise governance over National Grid’s activities, including the Finance, Risk & Responsibility, Remuneration, Nomination and Audit Committees.
More information is available in the Corporate Governance section on pages 88 to 97.
Business and geographic analysis
Our continuing operations are organised by lines of business as follows:
Our businesses are divided between the UK and the US as follows:
The above charts are based on revenue and operating profit from continuing operations for the year ended 31 March 2008 including exceptional items, remeasurements and stranded cost recoveries.
Revenue in the US includes commodity charges to customers for the energy they use, and on which we make no margin; revenue in the UK does not include similar charges.

Annual Report and Accounts 2007/08 21

Corporate structure
The following is a simplified diagram of our corporate structure and excludes most intermediate holding companies.
The majority of our operating subsidiary companies trade under the National Grid name. The above diagram excludes the Ravenswood generation station that we have agreed to sell, which is a discontinued operation.
History
National Grid originated from the restructurings of the UK gas industry in 1986 and the UK electricity industry in 1990. We entered the US electricity delivery market in 2000 in New England and expanded into upstate New York in 2002. We substantially increased our UK wireless infrastructure activities in 2004 and in 2005 we sold four UK regional gas distribution networks.
In 2006, we acquired from Southern Union Company its gas distribution network in Rhode Island and in 2007 we acquired KeySpan Corporation, expanding our interests in the US substantially. Also in 2007 we completed the sales of our UK and US wireless infrastructure operations and of the Basslink electricity interconnector in Australia, in line with our strategy to focus on our core energy infrastructure markets in the UK and the US.
On 31 March 2008 we announced that we had reached an agreement to sell the Ravenswood generation station.

Key milestones

1986	British Gas incorporated as a public limited company.

1990	Electricity transmission network in England and Wales transferred to National Grid on electricity privatisation.

1995	National Grid listed on the London Stock Exchange.

1997	British Gas (BG) demerged Centrica.

1997	National Grid demerged Energis.

2000	Lattice Group demerged from BG and listed separately.

2000	New England Electric System and Eastern Utilities Associates acquired by National Grid.

2002	Niagara Mohawk Power Corporation merged with National Grid’s US operations.

2002	Merger of National Grid and Lattice Group to form National Grid Transco.

2004	Acquisition of UK wireless infrastructure network from Crown Castle International Corp.

2005	Sales of four UK regional gas distribution networks.

2005	Adoption of National Grid as our name.

2006	Acquisition of Rhode Island gas distribution network.

2006	Announcement of new strategy, including our decision to focus on core energy markets in the UK and US.

2007	Sales of UK and US wireless infrastructure operations and of the Basslink electricity interconnector in Australia.

2007	Acquisition of KeySpan Corporation.

2008	Agreement reached to sell the Ravenswood generation station.

 History
The history of the operations we now own dates back much further than the dates listed above. In the UK, the first national electricity transmission network became operational in 1938, while the first national gas company commenced operations in 1812. In the US, the first electricity distribution operations in areas we now serve date back to 1896 in Buffalo, New York, while the earliest gas distribution network started in 1823 in Boston, Massachusetts.

22 About National Grid continued	National Grid plc

Current and future developments
External market developments
Market structure and ownership
There have been no significant changes in the structure of the UK energy infrastructure market since 2005, when we sold four of our regional gas distribution networks to other operators. The most significant changes in ownership during the year were the takeover of Scottish Power (owner of one of the Scottish transmission networks that we operate) by Iberdrola, a Spanish utility in April 2007 and the sale by United Utilities of its electricity distribution network to North West Electricity Networks in December 2007.
In the northeastern US, there have been no significant structural changes although the market continues to evolve, while the most significant ownership changes have been our acquisition of KeySpan in August 2007 and the proposed acquisition by Iberdrola of Energy East, a utility operating in New York, Connecticut, Massachusetts and Maine.
Energy market developments
In both the UK and the US, high energy prices have been a key feature during the last 12 months and this has led to significant increases in bills to consumers for their energy supplies.
Both the UK and the US continue to be in a period of changing energy supply patterns, as more reliance is placed on imported gas and on new sources of electricity generation, including renewables. In the UK, the decline in UK continental shelf gas reserves and the UK government’s emphasis on combating climate change and encouraging renewable generation mean we continue to see a trend toward greater use of imported gas for both consumption and use in power generation. In the US, declines in conventional gas supplies are expected to be replaced from other sources, including liquefied natural gas (LNG). Furthermore, there is significant interest in the development of renewable power generation.
As a consequence of the decline in gas production from the UK continental shelf, our latest forecast is that the UK will import around 50% of its gas requirements by the end of the decade.
These changes are expected to impact all our electricity and gas transmission networks. In particular, significant investment is planned in our UK electricity and gas transmission networks and gas distribution networks to link new power plants and gas import facilities with domestic, business and industrial consumers, while in the US asset replacement and renewable power developments will require increasing investment in our US electricity transmission and distribution networks.
Activity to increase the UK’s import capability has involved the development of new import infrastructure by National Grid and other market participants. During the year, a number of significant infrastructure projects were commissioned, including a major gas pipeline in south Wales, linking the Milford Haven LNG import terminals to our gas network.
In addition, we continue to invest in our own LNG import facility on the Isle of Grain and have commenced work in conjunction with TenneT on the construction of BritNed, an electricity interconnector which will link the UK and the Netherlands electricity markets. We are also investigating the feasibility of constructing a Belgian electricity interconnector in conjunction with Elia.
In the US, there has also been a significant increase in applications for the construction of new gas pipeline and LNG import terminal capacity, focused on the northeastern, midwest and southeastern US. This includes an offshore LNG import terminal in Massachusetts Bay, near Boston, that will provide additional gas supply capacity to New England gas consumers.
Regulatory developments
UK and European regulatory developments
During the year ended 31 March 2008, there were no significant changes in the legislative and regulatory framework in the UK.
In September 2007, the European Commission published a third package of legislative proposals for energy markets within the European Union. The key areas include unbundling of transmission and distribution of energy from customer supply and generation activities, the creation of a European regulatory agency for energy and the establishment of a European network of transmission system operators for gas and electricity respectively to facilitate cooperation and coordination at both a European and regional level. While there are many complex issues for which resolution is required, there is a strong desire for political agreement to be reached during 2008.
This was complemented in January 2008 by a number of environmental proposals focusing on renewable energy, emissions trading, carbon capture and energy efficiency.
In April 2008, Ofgem announced a review into the operation of the energy markets in the UK and how the regulatory model in the UK is functioning.
US regulatory developments
The principal US regulatory policy developments have been an increased focus on reducing carbon emissions, involving the need for significant increases in energy efficiency and the development of renewable generation.

Annual Report and Accounts 2007/08 23

State regulatory commissions and other policy makers in the various jurisdictions are taking different approaches to achieve this focus, including the establishment of targets for reductions in electric load growth, utility energy efficiency programmes, and renewable generation. There is also an ongoing debate about the potential for revenue decoupling mechanisms to address disincentives to implementing energy efficiency programmes.
Changes in price controls, rate plans and other agreements
UK price controls
In the UK, five year price controls for our electricity and gas transmission networks in the UK came into operation on 1 April 2007, together with one year system operator price controls. Our UK gas distribution networks were also subject to a one year price control review during 2007/08, the principal impact of which was to increase prices by approximately 11% and to reduce the seasonality of revenues.
We have accepted Ofgem’s final proposals for new price controls with respect to our role as owner and operator of four of the eight gas distribution networks in Great Britain, covering the period from 1 April 2008 to 31 March 2013. The key elements are a 4.3% post-tax real rate of return on our regulatory asset value, a £2.9 billion baseline five year capital expenditure allowance and a £1.9 billion five year operating expenditure allowance. We have also accepted system operator price controls for our electricity and gas transmission operations for 2008/09.
US rate plans
In the US, in conjunction with our acquisition of KeySpan, we agreed rate plans with the New York Public Service Commission with respect to our gas distribution operations in New York City and Long Island. Under these plans, base delivery rates for our New York City operations increase by $5 million (£2.5 million) for calendar year 2008, with further increases of $5 million (£2.5 million) each year up to 2012. For our Long Island operations, base delivery rates increase by $60 million (£30 million) for calendar year 2008, with increases of $10 million (£5 million) each year up to 2012. Both rate filings allow for increases in taxes and environmental remediation costs to be deferred and recovered in future periods.
We have also filed, or are planning to file, rate plan applications that would increase gas distribution rates in upstate New York, Rhode Island and New Hampshire and decrease electricity distribution rates in New Hampshire. We have also applied for deferred recovery of incremental investment in upstate New York.
Other agreements
In conjunction with the acquisition of KeySpan, revised agreements were entered into with the Long Island Power Authority (LIPA) for the period until 2013 with respect to our role as operator of their electricity transmission and distribution network on Long Island, an option for LIPA to purchase two generation plants that we own, and the provision of energy procurement and management services.
During the year we also entered into a joint venture arrangement with TenneT to construct an electricity interconnector between the UK and Netherlands and an agreement with Elia to explore the feasibility of constructing an electricity interconnector with Belgium.
We have entered contracts with E.ON, Iberdrola and Centrica for a further 6.7 billion cubic metres of long-term LNG importation capacity at our Isle of Grain LNG import terminal in the Thames Estuary, this being Phase III of our development of this facility. Work commenced during 2007 and a contract has been awarded to CB&I to deliver the second jetty, an additional 190,000m3 storage tank and associated works. National Grid is planning to invest £310 million in this additional development, which is expected to bring total planned investment in Grain LNG to approximately £830 million.
Legal and related matters
Metering competition investigation
On 25 February 2008, Ofgem announced it had decided we had breached the UK Competition Act 1998 with respect to the development of term contracts with gas suppliers entered into by our UK metering services business in 2004 and imposed a fine of £41.6 million, which has been suspended pending our appeal to the Competition Appeal Tribunal. We believe that we have never been anti-competitive and that we will be successful in appealing this decision. We have therefore not provided for this fine in our financial statements.
Environmental remediation
In last year’s Annual Report and Accounts we noted that, together with the Environment Agency, we had sought judicial review to clarify the legal position with regard to the remediation of a site in Bawtry, Yorkshire. This former gas site was not part of the assets that formed part of the gas privatisation in 1986 and therefore had never been owned by National Grid. In June 2007, the House of Lords announced that it was allowing our appeal, and confirmed that National Grid has no legal liability with respect to the site in Bawtry, nor for other former UK gas sites which did not form part of the assets we acquired at the time of privatisation.
KeySpan Department of Justice investigation
In May 2007, KeySpan received a civil investigative demand from the Antitrust Division of the United States Department of Justice, requesting the production of documents and information relating to its investigation of competitive issues in the New York City electricity capacity market prior to our acquisition of KeySpan. The civil investigative demand is a request for information in the course of an investigation and does not constitute the commencement of legal proceedings, and no specific allegations have been made against KeySpan. In April 2008, we received a second civil investigation demand in connection with this matter. We believe that KeySpan’s activity in the capacity market has been consistent with all applicable laws and regulations and will continue to cooperate fully with this investigation.

24 Performance summary and key performance indicators	National Grid plc

Performance summary and
key performance indicators

Delivering our strategy	Lines of business
•  Established Transmission, Gas Distribution and Electricity Distribution & Generation as lines of business, with common management teams, each with a responsible Executive Director
•  Commenced process of separating out functions and processes that support multiple lines of business
•  Previously separated UK and US functions combined – including IS, human resources and procurement

Operating model
•  Established a shared services organisation, based in the UK and US to support the lines of business
•  Commenced implementation of new back office systems, to provide a common platform in the future
•  Commenced reviews within each line of business, shared services and information services to identify best practices within different parts of our UK and US operations, so that they can be shared across National Grid

New businesses
•  Investment and integration of KeySpan Corporation acquired during 2007 for cash consideration of £3.8 billion, together with acquired debt of £2.2 billion
•  Integration of Rhode Island gas distribution operations acquired during 2006/07 for cash consideration of £269 million

Exit non-core businesses
•  Sale of UK and US wireless infrastructure operations on 3 April and 15 August 2007 for £2.6 billion
•  Sale of Basslink electricity interconnector on 31 August 2007 for proceeds of £485 million
•  Entered into agreement on 31 March 2008 to sell the Ravenswood generation station for $2.9 billion (£1.4 billion)

Operating performance	Safety	Injuries to the public* (number) Target: zero	Employee lost time injury frequency rate*° (per 100,000 hours worked) Target: zero

		Employee sickness absence rate* (%) Target: zero work-related absences	UK gas distribution mains replacement (km) Target: 1,835 km in 2007/08

Efficiency
•  Completed integration of Rhode Island gas operations acquired in the previous year
•  Voluntary early retirement programme in the US accepted by 560 employees, as part of the integration of our operations following the acquisition of KeySpan
•  Cost reduction programmes undertaken in Transmission UK and Gas Distribution UK

	Reliability	Transmission UK electricity system reliability (%) Target: 99.9999%	Transmission UK gas reliability (%) Target: 100%

		Transmission US system reliability (MWh) Target: less than 264 MWh of losses	Gas Distribution UK network reliability (%) Target: 99.999%

Electricity Distribution US network reliability* (mins) Target: less than 110 to 120 mins of outages

	Capital investment	Total capital investment † (£m)

Further information on our performance is included in the Performance against our objectives section on pages 26 to 43. Additional information on delivering our strategy, operational performance and financial performance is included in the business sections of this Operating and Financial Review on pages 44 to 73.

Annual Report and Accounts 2007/08 25

Talent	Talent, skills, engagement and performance
•  Over 200 senior managers, led by the Executive Directors, have been through our Performance for Growth programme, focusing on how to develop our employees, address skills gaps, increase employee engagement and coach for better performance
•  We have developed, and calibrated, a single set of performance measures for our senior managers
•  We achieved an 83.6% response rate to our employee engagement survey conducted in February 2008
•  We have upgraded and aligned our talent review process across National Grid, involving talent planning sessions across our lines of business and covering both the UK and the US

	Inclusion and diversity	Proportion of female employees (%)	Proportion of black and minority ethnic employees (%)

Relationships	Stakeholder relations and community involvement
•  Over 350 equity investor roadshows in the year and presentations to debt investors in 17 countries
•  Reliability programme in the US to address customer service
•  Engaged independent experts to review our community investment activities
•  First official partner of Special Olympics Great Britain

Environment	Climate change	Percentage reduction against baseline* Target: 80% by 2050	• We have increased our target for the reduction in greenhouse gas emissions against our baseline from a 60% reduction by 2050 to an 80% reduction by 2050

	Historically contaminated land	• Land contamination issues managed at 529 sites* • Environmental work stages completed at 189 sites* • Of these, 33 sites included remediation*

	Protecting the environment	Significant direct environmental incidents* (number) Target: zero	Total value of fines from prosecutions and citations* ($) Target: zero

Financial performance	Profit and cash flow	Adjusted operating profit†+ (£m)	Adjusted earnings per share†+ (pence)

		Cash generated by continuing operations† (£m)	Synergy savings • Rhode Island $18 million target achieved • $38 million of KeySpan target of $200 million achieved

	Returns from investment	Return on equity^ (% – three year average)

	Financial discipline	Interest cover† Long-term target: range 3.0-3.5	Share repurchases (£bn)

	Shareholder returns	Dividend growth (%) Target: 7% to 31 March 2008 (8% to 31 March 2012)	Total shareholder return (% – three year cumulative)

* Excludes KeySpan – will be included in key performance indicators from 1 April 2008 onwards and reported in the Annual Report and Accounts 2008/09

† Includes operations acquired with KeySpan for the period from 24 August 2007 to 31 March 2008 or as at 31 March 2008

+ Adjusted operating profit and adjusted earnings per share exclude exceptional items, remeasurements and stranded cost recoveries (see page 36)

° Employee lost time injury frequency rate for 2006/07 has been restated to align UK and US definitions of a lost time injury (see page 29)

^ Includes KeySpan operations on a pro forma financial performance basis assuming the acquisition occurred on 1 April 2007

26 Performance against our objectives	National Grid plc

Performance against our objectives

Our performance and the progress we have made against the objectives we have set ourselves are described below and on the following pages. This includes commentary on our financial results on pages 36 to 43 and information on the performance and financial results of each business in the business sections on pages 44 to 73.
We measure the achievement of our objectives through the use of qualitative assessments and through the monitoring of quantitative indicators, called key performance indicators (KPIs). In line with our operating objectives, we use both financial and non-financial KPIs. Where relevant, KPIs are used as our primary measures of whether we are achieving our objectives; however, the scale and size of our operations means we use many other detailed performance measures in addition to KPIs. We also use KPIs to measure performance against our primary objective of growing our businesses to create value for our shareholders. We use qualitative assessments to judge progress against our objectives in areas where numerical measures are less relevant.
The majority of our KPIs are unchanged from last year, except that we have reflected the acquisition of the Rhode Island gas distribution business in all our KPIs this year. We have also included new KPIs measuring our financial performance.
These comprise indicators of our performance in: obtaining a return on investment through a return on equity measure; financial discipline through measures for interest cover and return of cash to shareholders through our share repurchase programme; and shareholder return through a dividend growth measure. Total shareholder return is now presented as a cumulative three year measure. We have retained the KPI for gas safety-related service standards in the UK, but it is now presented as part of the Gas Distribution section on page 56.
We have incorporated the KeySpan acquisition into certain of our KPIs, in particular financial KPIs which reflect the results of operations acquired from their acquisition on 24 August 2007, together with the associated increase in interest on debt used to finance the acquisition. To assist in understanding the financial impact of the acquisition we have also included ‘pro forma’ financial measures which illustrate what our financial performance might have been like if we had owned KeySpan for the entire financial year commencing on 1 April 2007. The remaining KPIs will be updated in next year’s Annual Report and Accounts to reflect the integration of KeySpan into our businesses.
Responsibility
We believe operating responsibly is essential to the way we conduct our operations, invest, develop our people and manage our relationships. It underpins everything we do.
We always strive to operate to the highest standards of corporate governance and we believe in strong business ethics, based around our Framework for Responsible Business and our core values of respecting others and valuing diversity, demonstrating integrity and openness in all relationships, taking ownership for driving performance and operating as one team.
Our corporate responsibility performance is reported in line with our corporate responsibility reporting principles.
We continue to enjoy external recognition of our responsible business approach. We remain on the Dow Jones Sustainability World and FTSE4Good indices and once again have been rated as a ‘platinum’ company in the Business in the Community 2007 corporate responsibility index, confirming that our approach to responsible business is world-class.
In March 2007, we published our Standards of Ethical Business Conduct that replaced our UK Code of Business Conduct, and in December 2007, following the completion of the KeySpan acquisition, these Standards also replaced the US Standards of Conduct, thereby providing a single set of standards throughout National Grid. The new standards provide a common set of practical guidelines to help ensure that our behaviours are lawful, we comply with our policies and licences and we follow the values set out in our Framework for Responsible Business and our core values. In 2007/08, there were 11.6 substantiated breaches per 1,000 employees compared with 8.0 in 2006/07 and 4.8 in 2005/06. Offences include such things as fraud, internet and email abuse, drugs and alcohol abuse and misuse of company vehicles and other assets. Disciplinary actions can range from a verbal warning to dismissal.
In our 2008 employee engagement survey, which included for the first time employees who joined us on the acquisition of KeySpan, 61% (2006: 65%) of respondents considered something would be done if they reported an inappropriate business practice or an ethical issue, while 47% (2006: 65%) believed National Grid is a good company for customers to do business with.
Our approach to corporate governance and business ethics is described in more detail in the Corporate Governance section on pages 88 to 97.

£3.8bn	£3.1bn	£1.5bn	£3.1bn

KeySpan acquisition completed for £3.8 billion consideration	Wireless and Basslink sold for £3.1billion proceeds	Share repurchases	Capital expenditure

Annual Report and Accounts 2007/08 27

Delivering our strategy
We are in the process of transforming National Grid in line with our strategy.
This means creating lines of business and focusing on delivering an improved service to our customers, supported by an operating model that delivers effective and efficient shared services and information systems. We will also invest in new businesses where there is identifiable value for our shareholders. We have successfully disposed of our non-core UK and US wireless infrastructure operations, the Basslink electricity interconnector in Australia and our Advantica engineering consultancy business, resulting in substantial completion of our plans to exit non-core businesses.

Operating model	Our operating model is based on ensuring that activities are carried out at the most appropriate level, either locally, within lines of business or across National Grid.

We have established lines of business focused on the delivery of services to customers, able to share best practice and positioned to deliver improvements in operating and financial performance in the future.
In designing and implementing an operating model to deliver our vision of being the foremost international electricity and gas company we believe we can deliver the following by 2011/12:
■	a significantly improved customer experience;

■	a high performance culture;

■	common front office and back office systems across National Grid;

■	structural changes in the way we operate;

■	long-term labour agreements that enable us to deliver improved operational performance and rewarding work for our employees;

■	rationalised locations from which we operate;

■	refreshed system operation technology;

■	improved productivity; and

■	advanced decision support tools and analytic capabilities.
Activities during the year
Lines of business
We have established Transmission, Gas Distribution and Electricity Distribution & Generation as lines of business, each led by an Executive Director. Finance and Shared Services, and other functions including information services, human resources and procurement are being organised to support our businesses in both the UK and the US.
Common functions
We have made significant progress in establishing a shared services organisation, led by an Executive Director, separate from the lines of business, but working with them to deliver an efficient service to our customers. Activities such as customer billing and cash collection, human resource services and payroll, facilities management, accounting and financial transactions processing have been transferred into our shared services organisation, supporting our businesses in the UK and the US.
As part of this transformation, we have combined formerly separate functions in the UK and the US into single functions that span National Grid to ensure that we have a common approach to the way we operate. This includes information services, human resources, corporate affairs, procurement and legal services.
Common systems and processes
Our aim is to reduce the number of systems that we have and to align processes so that there is a single National Grid method of operating. We have commenced a programme to implement a common suite of back office systems and applications, which will underpin the development of common processes and integrate with front office systems used by our businesses. While we are centralising activities we believe are common across National Grid, we are also focused on ensuring that our employees are able to deliver services to our customers locally.
Identification of best practice
We have commenced reviews within each line of business, within shared services, information services and other functions to identify best practices within different parts of our UK and US operations, so that they can be shared across National Grid.
Safety, health and environmental management
Our transformation programme includes restructuring our approach to managing safety, health and environmental issues, embedding responsibility directly into the lines of business for safety, health and environmental management, supported by safety, health and environmental expertise in support functions in the UK and the US. This means that all of our managers in National Grid will be accountable for safety, health and environmental management in their areas of operations. We are still at an early stage in this element of the transition and over the coming months we aim to develop new control structures, more clearly define responsibilities for certain cross-business accountabilities and improve the levels of documentation in line with our new operating model.

Lines of business	Integration	Transformation	Performance for growth

Established and focused on delivering improvements	Integration of KeySpan to deliver synergies to benefit customers and our shareholders	Programme started to deliver common systems and processes	Talent development for our managers

28 Performance against our objectives continued	National Grid plc

New businesses	We will consider acquiring new businesses in our core markets of electricity and gas delivery in the UK and the US. This may include generation assets where our exposure to commodity price fluctuations is limited.

We use the aggregate of consideration paid and debt assumed to monitor our investment in acquisitions. There is no numerical target as each investment is different and is considered on its own merits.
As part of our monitoring of financial performance we monitor synergy savings generated following an acquisition (see page 25).

Completion of our acquisition of KeySpan
Following an extensive approval process, we completed the acquisition of KeySpan on 24 August 2007 for consideration of £3.8 billion together with the assumption of £2.2 billion of debt. Goodwill arising on the acquisition was £2.3 billion.
Approvals were received from both National Grid and KeySpan shareholders and from a number of governmental and regulatory bodies, including the Federal Trade Commission in respect of the Hart-Scott-Rodino Antitrust Improvements Act, the Committee on Foreign Ownership in the US, the Federal Energy Regulatory Commission, the New Hampshire Public Utilities Commission and the New York Public Service Commission. We and KeySpan also reached an amended agreement with the Long Island Power Authority (LIPA), which was approved by the comptroller of New York.
The acquisition of KeySpan has significantly expanded our operations in the northeastern US as KeySpan was the fifth largest distributor of natural gas in the US and the largest in the northeastern US, serving 2.6 million customers in New York, Massachusetts and New Hampshire. KeySpan also operates an electricity transmission and distribution network serving1.1 million customers in New York under a long-term contract with LIPA. KeySpan’s other interests included 2.5 GW of merchant electricity generation and 4.1 GW of contracted electricity generation, together with a small portfolio of non-regulated energy-related services, and strategic investments in certain gas pipelines, storage and LNG assets.
Other acquisitions
There were no other acquisitions during the years ended 31 March 2008 or 31 March 2006.
During the year ended 31 March 2007, we completed the acquisition from Southern Union Company of its Rhode Island gas distribution business for £269 million, including transaction costs of £3 million. Goodwill arising on the acquisition was £144 million. The Rhode Island gas distribution business served approximately 245,000 customers through a distribution network of over 3,000 miles of mains and substantially overlaps with our electricity distribution service area in Rhode Island.

Exit non-core businesses	Our decision to focus on our energy delivery markets in the UK and the US resulted in a commitment to exit from our wireless infrastructure operations in the UK and US and from the Basslink electricity interconnector in Australia.

We are also required to dispose of the Ravenswood generation station in New York City as a condition of our acquisition of KeySpan.

Our principal objective on exiting a business is to maximise the proceeds we can generate from each sale.

Disposals
We have achieved our plans to dispose of non-core businesses:
■	on 3 April 2007, we completed the sale of our UK wireless infrastructure business for proceeds of £2.5 billion;

■	on 15 August 2007, we completed the sale of our US wireless infrastructure operations for £147 million;

■	on 31August 2007, we completed the sale of the Basslink electricity interconnector in Australia for £485 million; and

■	on 31March 2008, we entered into an agreement to sell the Ravenswood generation station for $2.9 billion (£1.4 billion), subject to regulatory approval.
Our wireless infrastructure business in the UK was created through the combination of National Grid’s then existing wireless infrastructure business with the UK operations of Crown Castle International Corp., which was acquired for cash consideration of £1.1billion during the year ended 31 March 2005. Our wireless infrastructure operations in the US were expanded during 2006/07 with acquisitions at a cost of £85 million. Its main operations are the construction and ownership of wireless telecommunications towers in the US. We constructed the Basslink electricity interconnector across the Bass Strait between Victoria and Tasmania.
During the year, we also completed the disposal of our Advantica engineering consultancy business for proceeds of £18 million and we entered into an agreement, subject to regulatory approval, to sell our 50% share in Intelig, a telecommunications business operating in Brazil.
On 31 March 2008, we entered into an agreement to sell the Ravenswood generation station for $2.9 billion (£1.4 billion). Its disposal was a condition of regulatory approval for the KeySpan acquisition. Subject to regulatory approvals of the proposed disposal, completion is expected to occur during the summer of 2008.
In addition to exiting non-core businesses, we will also consider selling businesses where we believe we can obtain proceeds in excess of the value we can generate ourselves. During the year we explored the possibility of selling our UK property business, however our conclusion was that we could obtain better value through retaining this business.

Annual Report and Accounts 2007/08 29

Operating performance
We aim for operational excellence by performing to the highest standards of safety, efficiency and reliability and by improving customer service. By delivering on our capital investment plans we can create value through organic growth.

Safety	Safety is paramount.

Our most important goals are: to ensure that members of the public are not injured as a direct result of our operations; to deliver a working environment where there are zero work-related injuries and illnesses; to reduce gas leaks on our distribution networks; and to improve the health of our employees so they are fit for work every day.

We use a range of lagging and leading indicators to monitor our performance against our safety objectives including members of the public injured as a direct result of our operations; employee lost time injury frequency rate; kilometres of gas distribution mains replaced in the UK; and employee sickness absence rate.

Safety and health performance relating to KeySpan are excluded from the metrics set out below. This is because the acquisition took place part way through the year and so would include a period when National Grid was not in control of the operations acquired.
During 2007/08, we have reviewed the critical safety risks across our business, ensuring they are effectively managed. To support this, we have developed a programme for improving safety performance in National Grid: ‘Trusted to Work Responsibly’. This renewed approach builds upon our well established safety procedures and reinforces the need for individual and collective ownership of safety performance. It recognises that our workforce is well trained and should be trusted to deliver their work in the right way – the safe way. It was launched across National Grid in October 2007 and followed by the publication and implementation of Golden Rules that encompass all our businesses. These set consistent standards for good safety behaviours but are interpreted so that they reflect the risk profiles of different parts of the business and reinforce a culture whereby safety becomes second nature. We have also reinforced our approach to process safety. During 2007/08, we have reviewed the risk profile of our gas assets and have completed a culture survey to find out the views of employees on process safety. We have also trained our Executive Directors and senior managers on process safety and issued a new commitment statement agreed by the Board.
Public safety

*	Includes fatalities, injuries requiring the person to attend hospital and, in the UK, any other injuries reportable under the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations (RIDDOR)

**	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards
During 2007/08, 36 members of the public were injured as a direct result of our operations compared with 28 during 2006/07 and 20 in 2005/06. There was 1 public fatality resulting from a road traffic accident in the US.
Gas safety
We discuss our performance relating to consumer gas safety in the Gas Distribution section on page 56.
Employee safety
We have clarified our definition of employee lost time injuries (see page187) in order to align our approach to recording employee acute lost time injuries, chronic injuries and occupational ill health cases in the UK and the US. As a consequence, we are restating down the total employee lost time injuries for 2006/07 from 142 to 97 and the corresponding employee lost time injury frequency rate from 0.34 to 0.24. A more detailed explanation for the restatement is available on our website.
During 2007/08, 88 of our employees received injuries that resulted in them taking time off work, compared with 97 in 2006/07 and 117 (number not restated) in 2005/06.
If the US lost time injuries are recorded under US Occupational Safety & Health Administration (OSHA) definition, as in previous years, the total number of lost time injuries in 2007/08 is 140, compared with 142 and 117 in the previous two years. Similarly, the employee lost time injury frequency rate is 0.38 compared with 0.34 and 0.28 in 2006/07 and 2005/06 respectively.
Since joining National Grid in August 2007, 42 lost time injuries have been sustained by our employees acquired with KeySpan.
Employee lost time injuries track our progress towards our target of zero work-related injuries. However, our employee lost time injury frequency rate provides a more accurate indicator of year-on-year performance as it takes into account changing employee numbers resulting from acquisitions and disposals. Employee lost time injuries per 100,000 hours worked was 0.24 in 2007/08 compared with 0.24 and 0.28 (number not restated) in the two previous years.

*	2006/07 restated to align UK and US reporting of lost time injuries

**	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards

30 Performance against our objectives continued	National Grid plc

*	2006/07 restated to align UK and US reporting of lost time injuries

**	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards
In our 2008 employee engagement survey, 71% of respondents felt confident that safety concerns or issues raised would be addressed, compared with 79% in the 2006 survey. In 2008, 73% of respondents also considered that National Grid never compromises safety in order to meet other goals (2006: not measured).
Employee health

*	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards
We are committed to protecting employees’ health during work activities. We have continued to develop our risk based approach and instigated further programmes of support for employees with musculoskeletal conditions. Across the business, employees have engaged in well-being and education programmes designed to encourage good lifestyle choices. Approaches to health promotion across National Grid are currently being reviewed with the aim of establishing and delivering an effective well-being programme encompassing health education, fitness and nutrition, work/life balance and health management and disease prevention.
We continue to be active participants in the UK Business in the Community ‘Action on Health’ and influential members of the Energy Networks Association’s Occupational Health Committee.
2.46% of available work days were lost due to sickness absence in 2007/08 compared with 2.48% in 2006/07 and 2.38% in 2005/06.
Contractor safety
There was a decrease in the number of contractor lost time injuries from 131 in 2006/07 to 105 in 2007/08. The majority of these occurred on construction activities.

Efficiency	By improving efficiency, we can constrain the cost of our operations borne by customers and improve returns to shareholders. We review our operations continually to identify opportunities to improve the operational productivity of our assets and our employees, and to identify areas in which we can reduce costs or restrict cost increases. Planning ahead is essential in our approach to maintaining and improving efficiency.

Our primary method of measuring improvements in efficiency is through our financial performance.

We have continued to transform National Grid in line with our strategy of being more focused, more integrated and more disciplined. We have now created a shared service organisation covering both the UK and the US that supports all of our lines of business. We have also begun integrating the operations acquired with KeySpan in the US with our lines of business, which we believe will enable us to achieve significant synergies.
Information on our financial performance during the year is set out on pages 36 to 43.

Reliability	Our principal operations are critical to the functioning of the economies we serve. The reliability of our energy networks is one of our highest priorities after safety.

We use business specific reliability performance indicators to measure our reliability performance.

Our approach to maintaining and improving reliability involves: investing in infrastructure and systems to provide the operational tools and techniques necessary to manage our assets and operations to high standards and investing in the renewal of assets; investing in the skills and capabilities of our people to give them the ability to operate our networks to a high degree of service excellence; and maintaining a constant focus on reliability as one of our principal objectives, ensuring we are proactive about planning to ensure reliability and that we react quickly to factors that could compromise reliability.
Overall we continued to meet or exceed agreed performance targets. However, in upstate New York, we significantly improved the number of times the average customer was without power during 2007, but we still incurred a penalty of $13.2 million (£6.6 million). We are seeing improved performance as a result of our comprehensive reliability improvement programme, which will involve investment of over $930 million (£470 million) over the next five years.
More information on the reliability of each of our businesses is included in the business sections on pages 48, 56 and 65.

Customer service	Our objective is to impress our customers with the quality of the services we provide, with our responsiveness when things go wrong and with our dedication to continued improvement.

We use business specific service quality performance measures to measure our performance in this area.

In addition to our plans to improve reliability, in particular for our US electricity distribution networks, we plan to improve the way we interact with our customers. We aim to achieve this by enhancing or replacing the systems we use, providing our employees with the training, empowerment and support they need to deliver, and by improving the quality of our internal and customer communications.

Annual Report and Accounts 2007/08 31

Capital investment	Capital investment is one of the principal drivers to future growth, as the majority of the capital investment we make enables us to earn an increased financial return.

The principal measure we use to monitor organic investment is capital expenditure, which includes investment in property, plant & equipment as well as in internally created intangible assets such as software.

Our capital investment plans reflect changing energy infrastructure requirements.
Our capital investment programme in our regulated businesses is based on an assessment of what is needed to maintain or improve the performance of our regulated networks or to extend those networks where required to serve new sources of energy or to reflect changes in customer demand. This usually takes place within defined regulatory frameworks that permit us to earn a return on allowed investments. Capital investment in our non-regulated businesses is based on the financial return that we expect to generate.
Our total annual capital expenditure is expected to be in the order of £3 billion per year over the medium term, a substantial increase over levels in previous years.
In the UK, there is increasing dependency on gas imports and plans for significant expansion of renewable energy sources, as well as the need to increase the rate of asset replacement in electricity transmission as assets built in the 1960s and 1970s approach the end of their useful lives. The UK transmission price controls for the next five years include an allowance of £4.4 billion for investment in our electricity and gas networks. This investment is to respond to changing sources of energy and to replace our ageing assets.
Investment is being made in New England to deliver the regional expansion plan and in upstate New York to address asset replacement requirements and to increase the safety and reliability of the network.
Grain LNG’s second phase of development was announced in March 2005 and is expected to be completed during 2008. Further investment of £310 million in a third phase was confirmed in May 2007, with construction beginning in June 2007. Cumulative investment has now reached £519 million out of planned investment of approximately £830 million for all three phases. Phases I and II are underpinned by long-term contracts signed with BP, Centrica, Gaz de France and Sonatrach. Phase III also has long-term contracts for capacity with E.ON, Iberdrola and Centrica.
Talent
We aim to maximise the contribution of our employees by motivating them to strive for continued improvement, developing their skills and talents and promoting a culture that recognises and respects inclusion and diversity. In addition to obtaining the views of employees on an ongoing basis, we now carry out employee surveys on an annual basis to identify areas where we can improve.

Talent and skills	Identifying, recruiting and developing talented people is critical to our future success. We aim to support all our employees so that they can operate to the best of their abilities by creating an environment that allows them to realise their full potential.

We have strengthened our talent management processes in 2007/08, creating talent management plans for senior management and for business critical roles. In addition, for the first time, we conducted cross-business talent planning sessions using consistent processes to support senior management in developing employees within each business area and to address succession issues.
Our focus on developing the talent of our current and future business leaders has intensified, with continued growth in the number of participants in our leadership and management development programmes. The main areas of focus have been on our performance for growth programme, change management, leadership development and developing future leaders programmes, including the expansion of our change agent networks.
We continue to invest in the recruitment and development of skilled employees for the future, recruiting 157 trainees on to our apprentice, foundation engineer, graduate and student programmes in the UK in the past year. Our UK Foundation Engineering Programme, launched in early 2006, is designed to facilitate the entrance, training and progression of talented people into key engineering roles. In conjunction with Aston University and our industry sector skills council in the UK, Energy Utility Skills, we have also designed an industry specific foundation degree. We are pleased with the results so far.
Our US university programme, used for engineering recruitment, brought in 29 new engineers in 2007. With the completion of the KeySpan acquisition, we are working with our university partners with the aim of implementing best practice and ensuring consistency across National Grid.
Through our e-futures strategy, we continue to organise actively and sponsor a number of educational initiatives in the UK. These initiatives are designed to increase the number and diversity of young people interested in engineering careers and, ultimately, to create and sustain a greater pool of skilled talent from which we can recruit. Over the last year, over 4,900 young people have participated in these initiatives. Key to this success has been the dedicated involvement of our employees.
The employee engagement survey completed during the first quarter of 2008 will help frame the human resource initiatives we will put in place to enhance how employees are supporting the delivery of our vision.

32 Performance against our objectives continued	National Grid plc

Engagement and performance	To succeed, we need to engage our employees to strive for continued improvement. For that purpose our aim is to implement a world-class performance management process.

Our approach involves adopting National Grid wide integrated common performance processes and a single set of performance criteria, with pay linked to leadership qualities (how we deliver) as well as operational and financial performance (what we deliver), providing for clearer differentiation between levels of performance.
Employee engagement
With the implementation of National Grid’s new operating model the structure of our internal communications function has been reviewed and a new global internal communications team has been formed. Its role is to ensure that all our employees feel engaged and connected with our vision, strategy and objectives and live our core values. A survey was carried out to gather feedback on the communication routes that employees prefer and a suite of communication channels is now being rolled out across the whole of National Grid. The first edition of the new National Grid wide magazine, One, was produced in January 2008 and in March 2008, the second edition was accompanied by printed inserts for employees within each of our lines of business.
In February 2008, we conducted a comprehensive employee engagement survey, the first since completion of the KeySpan acquisition. Over 23,000 employees – 83.6% of our work force – took part in what will now be an annual exercise. This response rate was over 28% higher than that achieved in our last survey in 2006. The survey demonstrated that our employees see our safety focused and supportive work environment as real strengths. Where they think that we can make progress is in the areas of providing more open and honest communications, greater clarity about our vision and direction, and a stronger link between performance and reward. Action plans are being developed and built into managers’ objectives for the coming year.
Performance management
During the year we successfully launched our Performance for Growth programme involving over 200 senior managers across National Grid in both the UK and the US, led by our Executive Directors.
Following on from raising the bar on the performance of our leadership groups, through the Performance for Growth programme, we continue to expand and embed our performance management process. This includes an integrated common performance approach across the Company, including a single set of performance criteria, pay linked to leadership qualities, as well as operational and financial performance and a clearer differentiation between levels of performance. During 2007/08, significant effort was put into the calibration of performance across the levels and businesses with the objective of creating a fairer, more transparent and consistent process for evaluating and rewarding the performance of our employees.

Inclusion and diversity	In order to develop, recruit and retain talented people, we aim to achieve a more inclusive and diverse workforce, reflecting the composition of the communities in which we operate, and to be seen as an employer of choice across diverse communities.

Performance measures we use to monitor our objective of promoting inclusion and diversity include the percentage of female employees and the percentage of black and minority ethnic employees.

We are fortunate to have vibrant employee networks, focusing on gender, ethnicity and faith, disability, sexual orientation and new starters. They are helping us to understand better the different communities represented within our workforce and to provide support and information to our employees.
Our field force pilot programme in the UK is developing an inclusion and diversity best practice toolkit that can be replicated across our operational sites.
In addition to the inclusion and diversity steering group that advises the Executive Committee on overall strategy and policy, we have created action councils in the UK and the US to help to coordinate initiatives in each of our locations, to identify new initiatives and to ensure consistency across lines of business. Progress in achieving our goals is monitored as part of our regular performance review process.
At 31 March 2008, 22.5% of our employees were female and 12.3% were from black and minority ethnic groups. This reflects the acquisition of KeySpan and so is not directly comparable with prior years. Excluding KeySpan, the proportions were 23.4% and 7.4% respectively, compared with 23.7% and 7.3% respectively at 31 March 2007 and with 23.4% and 6.7% respectively at 31 March 2006.
Our progress has already received external recognition. We were in The Times newspaper Top 50 UK ‘Where Women Want To Work’ list for the second year running and we were shortlisted for a gender and ethnicity award. Both National Grid and KeySpan, prior to its acquisition, scored 100% in the US Human Rights Campaign’s 2007 Corporate Equality Index. We have also had positive media coverage of our work programme for people with disabilities.
In our 2008 employee engagement survey, 61% (2006: 83%) of respondents considered they were treated fairly by the Company, while 76% of respondents considered that their colleagues treated them with respect and dignity.

Annual Report and Accounts 2007/08 33

Relationships
We aim to enhance our relationships with all of our external stakeholders including investors, customers, regulators, governments, suppliers and the communities in which we operate.

Investor relations	Our aim is to ensure that the value of our business is reflected in our share price. We aim to make National Grid attractive to debt investors so that we can finance our operations as effectively as possible.

We have been active this year in communicating with equity investors, conducting over 350 investor meetings during the year.
One of our objectives is to increase the number of shareholders in the US to reflect the increased size of our US operations, and we held a presentation to US investors in October 2007 following the completion of our acquisition of KeySpan.
We also presented to debt investors in 15 countries across Europe and North America, and held conference calls with debt investors in 2 other countries during the year. Despite turbulent market conditions, we have continued to issue long-term debt, raising £1.6 billion during the year.
We also operate a shareholder networking programme, the aim of which is to allow shareholders to gain a better understanding of the business. The programme includes visits to operational sites and presentations by senior managers and employees.

Customers, regulators and governments	The primary concern of our customers, regulators and governments is that we deliver a safe, efficient and reliable service, now and into the future. Hence our relationships reflect the quality of our operational performance.

For customers, it is important that we treat them with respect, that we communicate clearly and that we make interaction with them as straightforward as possible. Our focus on customer service and operational excellence is also a critical component of our relationship with our regulators and governments, underpinning the building of trust with both. This involves being responsive to the needs of our regulators for high quality information, complying with rules and regulations, operating in an ethical way and, most importantly, delivering on our promises.
In the UK, we continue to work very closely with Ofgem on the renewal of our electricity and gas transmission and gas distribution networks, and in expanding those networks to meet new and changing demand. In addition, we seek to maintain a professional approach with Ofgem in areas where we disagree, in particular with respect to their investigation into metering services in the UK as discussed on page 23.
In the US, we strive to achieve and maintain strong working relationships with our state regulatory commissions and the FERC.

Suppliers	We aim to work in partnership with our suppliers, developing constructive relationships and working together effectively. Our objective is to develop contractual arrangements with our suppliers that align their interests with our own as far as possible and share financial risks appropriately.

Our objective is to use the scale and breadth of our activities to get the best value for money from our suppliers. We have now established a single procurement function covering all of our supply chain activities in the UK and the US as a key step on the way to delivering this objective.
During the year we implemented a new back office system in the UK, which has improved our ability to manage procurement activities as well as providing other benefits. Unfortunately, relationships with certain suppliers were temporarily hampered by teething problems with the new system, leading to delays in payment in some circumstances. We have resolved many of the issues that have arisen and we continue to address those that remain, aiming to ensure suppliers are paid on time while maintaining appropriate financial controls.
We also aim to build on our achievements in creating alliances with contractors in the UK to deliver construction projects in our Transmission and Gas Distribution businesses, benefiting from a closer and more constructive working relationship that we believe can be achieved when project objectives are aligned and financial risks are shared.
In addition to focusing on efficiency and value for money, we have established clear principles and objectives concerning the impact of our supply chain economically, socially, environmentally and on human rights. We expect our suppliers to address these wider areas in working with us.

Community involvement	National Grid’s role as a good corporate citizen supports our ambitions, and is delivered through a sustained and consistent approach.

Our community investment objectives include supporting communities, developing our business, supporting our employees and enhancing our reputation through targeted community involvement activities. Our approach continues to be centred on three key themes: energy and the environment; education and skills; and community development.
During the year, we have again reviewed our social policy to ensure our approach to community investment remains relevant to, and supports society’s wider social and environmental priorities. This review has included analysis of existing activities and best practice, both across National Grid and externally.
We continue to use the model developed by the London Benchmarking Group to provide a framework for measuring and reporting our community investment contributions, by capturing, in accordance with the model, spend against our key themes. On this basis, we invested some £9 million in support of community initiatives and relationships across our operations in 2007/08 compared with £9 million in 2006/07 and £8 million in 2005/06.
We have engaged independent experts to review our community investment activities and to ascertain whether our work in this area meets with the needs and expectations of relevant stakeholders. This review will also benchmark our activities against leading UK and US peers.
In our 2008 employee engagement survey, 55% (2006: 68%) of respondents considered National Grid makes a positive contribution to the communities in which we operate.

34 Performance against our objectives continued	National Grid plc

Environment
We are committed to safeguarding the global environment for future generations, taking positive action to reduce our contribution to climate change and our other impacts on the environment.

Climate change	Climate change is possibly one of the greatest challenges facing society in the 21st century. Our objective is to reduce National Grid’s emissions of greenhouse gases by 80% against our baseline.

Our key performance indicator to monitor our performance in this area is the percentage reduction in our greenhouse gas emissions against our baseline. We also measure absolute emissions.

We report our greenhouse gas emissions in line with our corporate responsibility reporting principles, which includes our interpretation of the World Resources Institute Greenhouse Gas Protocol. The Protocol provides a breakdown of direct emissions (Scope 1), indirect emissions resulting from purchased electricity (Scope 2) and other indirect emissions (Scope 3). We believe our breakdown provides greater transparency and focuses attention on those emissions over which we have the greatest control.
During 2007/08, we reviewed our climate change strategy (first approved in 2006), and concluded that we should increase our target of reducing our Scope 1 and 2 emissions of greenhouse gases to 80% against our baseline ahead of 2050, compared with our prior 60% reduction target. This target is ambitious and will challenge us to develop, now and over the next 42 years, new ways of conducting our business to reduce greenhouse gas emissions.
We will deliver our revised 80% reduction target through our climate change initiative, with a corporate team that will work with each of our lines of business to deliver the target. The initiative is structured around three elements which we believe will transform our business:
■	fully integrating sustainability and climate change considerations into our business decisions, including the setting of carbon budgets within each of our lines of business;

■	influencing legislators and regulators to reshape energy markets to meet the climate change challenge; and

■	helping and supporting our customers, employees and suppliers in changing their behaviours so as to be more considerate of the environment.
For this reporting period, we have not included the emissions associated with the operations acquired with KeySpan because we need to conduct an emission inventory and verification process before we can include those emissions in our baseline and in our reported absolute emissions. During 2008/09, we will carry out a review of our greenhouse gas inventory to ensure that we are capturing data from all material emission sources, in particular identifying and quantifying those associated with the operations we acquired with KeySpan.
Against our baseline, to date we have achieved an approximate 38% reduction. The derivation of our baseline is included in the responsibility section of our website.
During 2007/08, our Scope 1 and Scope 2 greenhouse gas emissions amounted to some 4.1 million tonnes CO2 equivalent, compared with 4.3 million tonnes in 2006/07 and 4.8 million tonnes in 2005/06.

*	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards. Totals are approximate and prepared where possible on a combination of fiscal and calendar year data

†	Tonnes per £m revenue excludes emissions and revenue from KeySpan

*	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards. Totals are approximate and prepared where possible on a combination of fiscal and calendar year data
Total Scope 1 and 2 emissions per £million of revenue amounted to some 457 tonnes CO2 equivalent in 2007/08 compared with 471 tonnes in 2006/07 and 521 tonnes in 2005/06.
Methane leakage from our gas networks accounts for some 61% of this year’s reported Scope 1 and 2 emissions. During the year, we replaced approximately 1,850 kilometres of old iron pipes in the UK, the largest source of these emissions.
Losses from our electricity transmission and distribution networks account for a further approximate 5.6 million tonnes CO2 equivalent, compared with 5.1 million tonnes in 2006/07 and 5.0 million tonnes in 2005/06. These losses, and consequently the resulting emissions, are largely driven by factors outside our direct control (for example, the fuel used by individual generators and the physical distance between generation and centres of demand). For this reason, we class these as Scope 3 emissions. A more detailed rationale behind this decision, together with a breakdown of the constituent emission sources for the three categories, is included in our reporting principles on our website.
Although greenhouse gas emissions from the operations acquired with KeySpan are not included in the above performance metrics, the most significant emissions are made from our electricity generation plants in New York City and Long Island, including the Ravenswood generation station. Since we acquired them up until 31 March 2008, these plants emitted approximately 5.7 million tonnes of carbon dioxide.

Annual Report and Accounts 2007/08 35

Historically contaminated land	We manage an inherited portfolio of historically contaminated land including former manufactured gas plants, industrial landfills, former gas holders and older substations on our transmission and distribution networks. Sites can sometimes have a complex mix of contamination dating back over 100 years.

The main focus of our remediation programme is on managing the environmental risk by targeting those with the highest environmental risk profile and those where we have a legal or regulatory requirement to remediate, while returning land to productive public or private use where we can, and where it is surplus to operational requirements.
National Grid manages land contamination issues on 529 sites (not including KeySpan sites), the majority of which were previously used for gas production. In the US, this includes obligations in relation to land owned by third parties.
During 2007/08, environmental work stages were completed on some 189 sites of which 33 included remediation.

Protecting the environment	Our objective is to help protect the environment for future generations and so we are committed to continuous improvement in our environmental performance by:

•	efficient use of natural resources;

•	keeping our waste to minimum and increasing the economic value of any waste we produce;

•	acting to prevent environmental incidents; and

•	improving, where we can, the environmental status of the land on which we operate.

Key performance indicators that we monitor in this area comprise the number of significant direct environmental incidents and the total value of fines from prosecutions and citations.

We aim to implement environmental management systems certified to the international standard ISO 14001 in all our businesses to help us deliver improvements in these areas.
At 31 March 2008, approximately 66% of our employees worked to certified ISO 14001 environmental management systems compared to over 90% at the same time last year. The main reasons for this reduction were the acquisition of KeySpan operations that were not ISO 14001 certified and the disposal of our wireless infrastructure operations that were certified. During 2008/09, we will work to bring KeySpan operations in line with the rest of the Company.
The number of significant environmental incidents in 2007/08 arising directly from our operations was 34, which included 25 contractor-related incidents, compared with 40, including 20 contractor-related incidents in 2006/07 and 23, including 1 contractor-related incident in 2005/06. Incidents outside of our control resulting from third party or weather-related damage to our networks was 1 compared with 13 in 2006/07 and 25 in 2005/06.
There were no prosecutions by enforcing bodies resulting from these incidents. In the US, we received 6 environmental citations in 2007/08 compared with 9 in 2006/07 and 10 in 2005/06. Of these, 1 attracted a fine of $6,000 (£3,000). Prosecutions and citations for operations acquired with KeySpan will be reported from 2008/09.
In our 2008 employee engagement survey, 55% (2006: 73%) of respondents considered National Grid acts responsibly in all its business dealings, including environmental management.

*	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards

*	Excludes operations acquired with KeySpan. These will be included from 2008/09 onwards
We also take the issues that surround electric and magnetic fields seriously and in all our operations, as a minimum, we aim to comply with the regulations, guidelines or practices relating to them in force in the different jurisdictions in which we operate.
We recognise there is some scientific evidence suggesting certain adverse health effects may be linked to electric and magnetic fields. There is also evidence linking an increased risk of certain diseases to proximity to power lines, though the cause of this is unclear. As a consequence, there is public concern and we take these issues very seriously. The balance of evidence remains against both power-frequency and radio-frequency electric and magnetic fields causing ill health. The World Health Organization has classified power-frequency magnetic fields as ‘possibly’ carcinogenic. Our public position statement on electric and magnetic fields, which we review annually, helps set the framework within which we continually assess the scientific evidence in this area, determine any implications for the way in which we conduct our business and explain to society what the science is telling us. We actively support high-quality research and open communication and we look for more constructive and less confrontational ways of handling issues such as electric and magnetic fields. In the UK we continue to support the Stakeholder Advisory Group on electric and magnetic fields, which we initiated, and which published its first assessment of the issues in April 2007 (available at www.emfs.info/sage).
On our website (www.nationalgrid.com), we provide further information on the steps we are taking to reduce our impact on the environment, including our use of natural resources and minimising the impact on the environment of waste.

36 Performance against our objectives continued	National Grid plc

Financial performance
We aim to continue to improve our financial performance, to deliver returns appropriate to our risk profile and to be financially disciplined. We also aim to ensure that the value that we create is reflected in our share price.

Profit and cash flow	If we achieve our objectives we should be able to deliver continued improvements in financial performance, so that we deliver on our commitment to growing our dividend each year.

The principal measures we use to monitor our financial performance are adjusted operating profit, adjusted earnings per share and operating cash flows. Adjusted operating profit and adjusted earnings per share are operating profit and basic earnings per share before exceptional items, remeasurements and stranded cost recoveries.
In addition, we monitor the amount of synergy savings we generate following an acquisition.

We report our financial results and position in accordance with International Financial Reporting Standards (IFRS).
Continuing and discontinued operations
The financial results of our businesses and segments and of our other activities (as described on page 14) are presented within continuing operations.
Our financial results incorporate activities acquired with KeySpan subsequent to 24 August 2007. In accordance with the requirements of IFRS we also present, in note 28 to the financial statements, illustrative pro forma financial performance information as if we had acquired KeySpan on 1 April 2007. The purpose of these pro forma financial results is to illustrate the impact on our financial results that might have occurred had we owned KeySpan for a full year instead of the seven and a quarter months included in our actual reported results. However, as we have been required to make a number of assumptions in preparing the pro forma results, they do not necessarily reflect the actual results that would have occurred had we actually acquired KeySpan on 1 April 2007, nor are they necessarily indicative of the future results of the enlarged National Grid.
The results of our UK and US wireless infrastructure operations and the Basslink electricity interconnector in Australia that we sold during the year ended 31 March 2008 are included within discontinued operations.
Discontinued operations also include the results of the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates from 24 August 2007 onwards, being businesses acquired with KeySpan that we expect to sell within one year of the acquisition. On 31 March 2008 we agreed to sell the Ravenswood generation station for $2.9 billion (£1.4 billion). The sale is subject to approval from the various regulatory bodies concerned, with completion expected by summer 2008.
Measurement of financial performance and use of adjusted profit measures
In considering the financial performance of our businesses and segments, we analyse each of our primary financial measures of operating profit, profit before tax, profit for the year attributable to equity shareholders and earnings per share into two components, comprising firstly business performance, which excludes exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles, and secondly exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles. Exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles are excluded from the measures of business performance used by management to monitor financial performance as they are considered to distort the comparability of our reported financial performance from year to year.
Measures of business performance are referred to in this Annual Report and Accounts as adjusted profit measures in order to clearly distinguish them from the comparable total profit measures of which they are a component. Adjusted operating profit, adjusted profit before tax, adjusted earnings and adjusted earnings per share differ from total operating profit, profit before tax, profit for the year attributable to equity shareholders, and earnings per share respectively by the exclusion of exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles.
Exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are items of income and expenditure that, in the judgement of management, should be disclosed separately on the basis that they are material, either by virtue of their nature or size, and are relevant to an understanding of our financial performance. Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses and gains or losses on disposals of businesses or investments. Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments. These fair values increase or decrease as a consequence of changes in commodity and financial indices and prices over which we have no control. Stranded cost recoveries comprise income from additional charges that we are allowed to recover from certain of our US customers arising from the divestiture of generation activities in the late 1990s. This income is scheduled to cease largely by the end of calendar year 2011. Amortisation of acquisition-related intangibles arises from

£11,423m	£3,265m	£2,595m	£2,964m

Revenue	Cash generated from continuing operations	Adjusted operating profit	Operating profit

Annual Report and Accounts 2007/08 37

intangible assets, principally customer relationships, that are only recognised as a consequence of the accounting required for a business combination. In particular, such amortisation distorts the comparison of the financial performance of acquired businesses compared with non-acquired businesses.
Adjusted profit measures are limited in their usefulness compared with the comparable total profit measures as they exclude important elements of our underlying financial performance, namely exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles. We believe that in separately presenting financial performance in two components it is easier to read and interpret financial performance between periods, as adjusted profit measures are more comparable by excluding the distorting effect of exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles, and exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles are more clearly understood if separately identified and analysed. The presentation of these two components of financial performance is additional to, and not a substitute for, the comparable total profit measures presented.
Management uses adjusted profit measures as the basis for monitoring financial performance and in communicating financial performance to investors in external presentations and announcements of financial results. Internal financial reports, budgets and forecasts are primarily prepared on the basis of adjusted profit measures, although planned exceptional items, such as significant restructurings, amortisation of acquisition-related intangibles, and stranded cost recoveries are also reflected in budgets and forecasts. Management compensates for the limitations inherent in the use of adjusted profit measures through the separate monitoring and disclosure of exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles as a component of our overall financial performance.
Exchange rates
Our financial results are reported in sterling. Transactions for our US operations are denominated in US dollars and so the related amounts that are reported in sterling depend on the US dollar to sterling exchange rate. As the average rate of $2.01:£1 in 2007/08 was weaker than the average rate of $1.91:£1 in 2006/07 (which was in turn weaker than the average rate of $1.79:£1 in 2005/06), the same amount of revenue, adjusted operating profit and operating profit in US dollars earned in 2006/07 would have been reported as £193 million, £26 million and £51 million lower if earned in 2007/08 (£250 million, £31 million and £58 million lower for 2005/06 if earned in 2006/07).
However, the effect of movements in the US dollar exchange rate on adjusted operating profit and operating profit in 2007/08 was largely offset by the impact of interest and tax charges denominated in US dollars, when translated into sterling. This reflects the effect of derivative financial instruments that swap debt raised in other currencies into US dollars as part of the financing of our US operations. As a result, adjusted profit for the year and profit for the year from continuing operations for 2006/07 would have been £4 million and £17 million lower respectively if translated at the 2007/08 average exchange rate of $2.01:£1 (2005/06: £10 million and £27 million higher respectively if translated at the 2006/07 average exchange rate of $1.91:£1).
The balance sheet at the end of the financial year has been translated at an exchange rate of $1.98:£1 at 31 March 2008 ($1.97:£1 at 31 March 2007).
Operating financial performance
Details of the financial results of business segments and other activities are included in the business reviews on pages 44 to 73.
KeySpan contributed £368 million and £453 million to the adjusted operating profit and operating profit for continuing operations respectively. On a pro forma basis, assuming we acquired KeySpan on 1 April 2007 our adjusted operating profit and operating profit for continuing operations would have been £2,625 million and £2,901 million respectively.

48.0p	60.5p	15%	11.8%

Adjusted earnings per share	Earnings per share	Growth in ordinary dividends	Return on equity average over three years

38 Performance against our objectives continued	National Grid plc

Our actual financial performance compared to the pro forma performance illustrates the seasonality effect reflected in the timing of the KeySpan acquisition. The actual results of KeySpan that have been consolidated from 24 August 2008 provide a larger contribution on a time apportioned basis compared to a full year contribution. Weather driven seasonality results in higher revenues and operating profit in the second half of the financial year. This seasonality is due to higher energy demands during the colder winter period.

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Revenue	11,423	8,695	8,868
Other operating income	75	83	80
Operating costs	(8,534)	(6,265)	(6,574)

Total operating profit	2,964	2,513	2,374

Analysed as:
Adjusted operating profit	2,595	2,031	1,968
Exceptional items	(242)	(22)	(34)
Remeasurements	232	81	(49)
Stranded cost recoveries	379	423	489

Total operating profit	2,964	2,513	2,374

The following tables set out the consolidated revenue, adjusted operating profit and operating profit by business segment.
Revenue by business segment

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Transmission UK	2,956	2,816	2,710
Transmission US	299	270	310
Gas Distribution UK	1,383	1,193	1,222
Gas Distribution US	2,845	638	571
Electricity Distribution & Generation US	3,508	3,430	3,651
Other activities	642	567	701

Total segmental revenues	11,633	8,914	9,165
Less: sales between business segments	(210)	(219)	(297)

Total	11,423	8,695	8,868

Segmental operating profit before exceptional items, remeasurements and stranded cost recoveries

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Transmission UK	1,021	946	844
Transmission US	128	108	127
Gas Distribution UK	595	409	483
Gas Distribution US	392	71	47
Electricity Distribution & Generation US	330	364	317
Other activities	129	133	150

Adjusted operating profit	2,595	2,031	1,968

Segmental total operating profit

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Transmission UK	1,013	936	843
Transmission US	122	107	127
Gas Distribution UK	574	412	432
Gas Distribution US	487	67	47
Electricity Distribution & Generation US	696	859	757
Other activities	72	132	168

Total operating profit	2,964	2,513	2,374

2007/08 compared with 2006/07
Changes in revenue and other operating income, operating costs and operating profit for 2007/08 compared with 2006/07 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2006/07 results	8,778	(6,265)	2,513
Add back exceptional items and remeasurements	–	(59)	(59)
Deduct stranded cost recoveries	(426)	3	(423)

2006/07 adjusted results	8,352	(6,321)	2,031
Exchange on US operations	(193)	167	(26)

2006/07 constant currency results	8,159	(6,154)	2,005
Transmission UK	134	(59)	75
Transmission US	42	(17)	25
Gas Distribution UK	192	(6)	186
Gas Distribution US	2,239	(1,915)	324
Electricity Distribution & Generation US	272	(288)	(16)
Other activities	71	(75)	(4)
Sales between businesses	7	(7)	–

2007/08 adjusted results	11,116	(8,521)	2,595
2007/08 exceptional items and remeasurements	–	(10)	(10)
2007/08 stranded cost recoveries	382	(3)	379

2007/08 results	11,498	(8,534)	2,964

Revenue and other operating income excluding stranded cost recoveries was £2,764 million higher than in 2006/07, reflecting a £193 million decrease as a result of exchange movements on US operations and a £2,957 million increase in revenue and other operating income on a constant currency basis. KeySpan contributed £2,498 million to this increase in revenue. There was a decrease of £8 million in other operating income, which primarily relates to reduced gains on the sales of property by our property management business in the UK. Operating costs excluding exceptional items, remeasurements and stranded cost recoveries increased by £2,200 million, reflecting a £167 million decrease as a result of exchange movements on US operations and a £2,367 million increase in operating costs on a constant currency basis. KeySpan contributed £2,130 million to this increase in operating costs.
Excluding the significant uplift in revenue and costs associated with KeySpan there was a £459 million increase in revenue and other operating income and a £237 million increase in costs on a constant currency basis. This primarily related to higher allowed revenues in Transmission UK, and from Gas Distribution US with the first full year of contribution from the Rhode Island gas business.
Adjusted operating profit in 2007/08 was £564 million higher than 2006/07, comprising a £26 million decrease as a result of exchange on US operations and an increase of £590 million from the movements in revenue, other operating income and costs on a constant currency basis.
Net operating exceptional charges of £242 million in 2007/08 related to restructuring costs incurred in the UK and US and to increases in environmental provisions, also in the UK and the US. The majority of the restructuring costs related to the current integration programme underway following the KeySpan acquisition.

Annual Report and Accounts 2007/08 39

There was a £151 million increase in operating remeasurement gains to £232 million in 2007/08 compared to £81 million in 2006/07. The gains relate to changes in the value of commodity contracts in the US carried in the balance sheet at fair value, primarily arising from movements in energy prices.
Stranded cost recoveries relate to the recovery of historical generation-related costs in the US that are no longer owned following divesture of generation assets. Such costs can be recovered from customers as permitted by regulatory agreements. Stranded cost recoveries revenue and costs were £382 million and £3 million respectively (2006/07: £426 million and £3 million, 2005/06: £517 million and £28 million).
As a consequence of the increase in adjusted operating profit of £564 million, the net movement in operating exceptional items and remeasurements of £69 million and decrease in operating profit from stranded cost recoveries of £44 million, total operating profit increased by £451 million in 2007/08 to £2,964 million compared to £2,513 million in 2006/07.
2006/07 compared to 2005/06
Changes in revenue and other operating income, operating costs and operating profit for 2006/07 compared with 2005/06 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2005/06 results	8,948	(6,574)	2,374
Add back exceptional items and remeasurements	–	83	83
Deduct stranded cost recoveries	(517)	28	(489)

2005/06 adjusted results	8,431	(6,463)	1,968
Exchange on US operations	(250)	219	(31)

2005/06 constant currency results	8,181	(6,244)	1,937
Transmission UK	112	(10)	102
Transmission US	(21)	10	(11)
Gas Distribution UK	(27)	(47)	(74)
Gas Distribution US	103	(76)	27
Electricity Distribution & Generation US	65	2	67
Other activities	(137)	120	(17)
Sales between businesses	76	(76)	–

2006/07 adjusted results	8,352	(6,321)	2,031
2006/07 exceptional items and remeasurements	–	59	59
2006/07 stranded cost recoveries	426	(3)	423

2006/07 results	8,778	(6,265)	2,513

Revenue and other operating income excluding stranded cost recoveries was £79 million lower than in 2005/06, reflecting a £250 million decrease as a result of exchange movements on US operations and a £171 million increase in operating revenues on a constant currency basis. Operating costs excluding exceptional items, remeasurements and stranded cost recoveries decreased by £142 million, reflecting a £219 million decrease as a result of exchange movements on US operations and a £77 million increase in operating costs on a constant currency basis.
Significant movements in operating revenues and costs relate to higher allowed revenues in Transmission in the UK, reduced volumes in Gas Distribution in the UK as a result of warmer weather, revenues and costs from the acquired gas distribution network in Rhode Island, higher commodity costs in Electricity Distribution in the US passed through to customers and lower connections revenues and costs in other activities relating to the regional gas distribution networks sold in 2005/06. There was an increase of £3 million in other operating income, which primarily relates to gains on the sales of property by our property management business in the UK. As a consequence, adjusted operating profit in 2006/07 was £63 million higher than 2005/06, comprising a £31 million decrease as a result of exchange on US operations and an increase of £94 million from operations on a constant currency basis.
Net operating exceptional charges of £22 million in 2006/07 related to restructuring costs incurred in the UK and US, including the establishment of a UK shared services function, the business process review undertaken in Transmission and the integration of the acquired Rhode Island gas distribution network into our Gas Distribution business.
Operating remeasurement gains of £81 million (2005/06: losses of £49 million) relate to changes in the value of commodity contracts in the US carried in the balance sheet at fair value, arising from movements in energy prices.
Stranded cost recoveries revenue and operating profit in 2006/07 of £426 million (2005/06: £517 million) and £423 million (2005/06: £489 million) respectively related to the recovery of historical generation-related costs in the US that are no longer owned following divesture of generation assets. Such costs can be recovered from customers as permitted by regulatory agreements.
As a consequence of the increase in adjusted operating profit of £63 million and the movement in operating exceptional items and remeasurements of £142 million and decrease in operating profit from stranded cost recoveries of £66 million total operating profit rose by £139 million from £2,374 million in 2005/06 to £2,513 million in 2006/07.
Net finance costs
Net interest excluding exceptional items and remeasurements was £760 million in 2007/08 compared to £547 million in 2006/07. The increase was a consequence of higher average debt balances following the KeySpan acquisition.
Net interest excluding exceptional finance costs and remeasurements in 2006/07 decreased by £55 million compared with 2005/06, primarily as a consequence of lower average debt balances, a reduction in the interest charge related to pensions and the weaker US dollar in 2006/07.
Exceptional finance costs and remeasurements
There were no exceptional finance costs in 2007/08. This compares with exceptional finance costs of £45 million in 2006/07 and £49 million in 2005/06 primarily relating to the early repayment of debt.
Financial remeasurements relate to net losses on derivative financial instruments of £7 million (2006/07: £153 million, 2005/06: gains of £6 million) and the financial element of commodity contract revaluations, totalling £9 million (2006/07: £19 million, 2005/06: £14 million). Net losses on derivative financial instruments in 2007/08 includes £3 million (2006/07: £126 million, 2005/06: £nil) arising from a difference in the tax treatment of certain derivative instruments that offset on a post-tax basis.

40 Performance against our objectives continued	National Grid plc

Taxation
A net charge of £611 million arose in 2007/08 comprising £583 million on profit before tax excluding exceptional items, remeasurements and stranded cost recoveries and £28 million on exceptional items, remeasurements and stranded cost recoveries, compared with £441 million in 2006/07 (comprising £442 million and a credit of £1 million respectively) and £535 million in 2005/06 (comprising £369 million and £166 million respectively). This reflected an exceptional tax credit in 2007/08 of £170 million relating to the release of deferred tax provisions arising from the change in the UK corporation tax rate from 30% to 28% enacted during the year and which takes effect from 1 April 2008.
The effective tax rate before and after exceptional items, remeasurements and stranded cost recoveries was 31.7% and 27.9% respectively (2006/07: 29.7% and 25.2%, 2005/06: 27.0% and 31.1%).
Profit for the year from continuing operations
Profit for the year from continuing operations increased from £1,310 million in 2006/07 to £1,581 million in 2007/08 (from £1,183 million in 2005/06 to £1,310 million in 2006/07) as a consequence of the above changes.
Earnings from continuing operations
Adjusted earnings

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Adjusted operating profit	2,595	2,031	1,968
Net finance costs excluding exceptional items and remeasurements	(760)	(547)	(602)
Share of post-tax results of joint ventures	4	2	3

Adjusted profit before taxation	1,839	1,486	1,369
Taxation excluding tax on exceptional items, remeasurements and stranded cost recoveries	(583)	(442)	(369)

Adjusted profit from continuing operations	1,256	1,044	1,000

	pence	pence	pence

Adjusted earnings per share from continuing operations	48.0	38.3	35.2

Earnings

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Total operating profit	2,964	2,513	2,374
Net finance costs	(776)	(764)	(659)
Share of post-tax results of joint ventures	4	2	3

Profit before taxation	2,192	1,751	1,718
Taxation	(611)	(441)	(535)

Profit from continuing operations	1,581	1,310	1,183

	pence	pence	pence

Earnings per share from continuing operations	60.5	48.1	41.6

Earnings per share from continuing operations
The following table sets out the adjusted earnings per share and earnings per share from continuing operations for 2007/08, 2006/07 and 2005/06 and reconciles the differences between them. Reconciling items are net of tax.

	Years ended 31 March
	2008	2007	2006
Continuing operations	pence	pence	pence

Adjusted earnings per share	48.0	38.3	35.2
Exceptional items	(0.1)	(1.5)	(2.2)
Commodity cost remeasurements	5.1	1.3	(1.3)
Derivative financial instruments remeasurements	(1.3)	0.6	(0.4)
Stranded cost recoveries	8.8	9.4	10.3

Earnings per share – continuing operations	60.5	48.1	41.6

Adjusted earnings per share for 2007/08 increased by 9.7 pence, an increase of 25% compared with 2006/07 (2006/07: increased by 3.1 pence, an increase of 9% compared with 2005/06).
This reflected the increase in adjusted profit for the year from continuing operations, the effects of the share repurchase programme that returned £1.5 billion of value to shareholders (2006/07: the increase in adjusted profit for the year from continuing operations and the share consolidation in August 2005).

Annual Report and Accounts 2007/08 41

Earnings per share from continuing operations increased from 48.1 pence per share in 2006/07 to 60.5 pence per share in 2007/08 reflecting the increase in adjusted earnings per share, combined with the higher net exceptional items, remeasurements and stranded cost recoveries on a per share basis (2006/07: increase from 41.6 pence per share in 2005/06 to earnings of 48.1 pence per share).
Diluted earnings per share from continuing operations were 60.1 pence per share in 2007/08, 0.4 pence lower than basic earnings per share, compared with 47.8 pence per share in 2006/07 (0.3 pence lower) and 41.4 pence per share in 2005/06 (0.2 pence lower). The principal reason for the dilution in 2007/08, 2006/07 and 2005/06 relates to employee share plans.
Adjusted profit measures
The following tables reconcile the adjusted profit measure to the corresponding total profit measure in accordance with IFRS.
a) Reconciliation of adjusted operating profit to total operating profit

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Adjusted operating profit	2,595	2,031	1,968
Exceptional items	(242)	(22)	(34)
Commodity contract remeasurements	232	81	(49)
Stranded cost recoveries	379	423	489

Total operating profit	2,964	2,513	2,374

Adjusted operating profit is presented on the face of the income statement under the heading ‘Operating profit before exceptional items, remeasurements and stranded cost recoveries’.
b) Reconciliation of adjusted profit before taxation to profit before taxation

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Adjusted profit before taxation	1,839	1,486	1,369
Exceptional items	(242)	(67)	(83)
Commodity contract remeasurements	223	62	(63)
Derivative financial remeasurements	(7)	(153)	6
Stranded cost recoveries	379	423	489

Total profit before taxation	2,192	1,751	1,718

Adjusted profit before taxation is presented on the face of the income statement under the heading ‘Profit before taxation before exceptional items, remeasurements and stranded cost recoveries’.
c) Reconciliation of adjusted earnings to earnings (profit for the year from continuing operations attributable to equity shareholders of the parent)

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Adjusted earnings	1,253	1,042	998
Exceptional items	(2)	(41)	(61)
Commodity contract remeasurements	133	37	(38)
Derivative financial remeasurements	(35)	16	(11)
Stranded cost recoveries	229	254	293

Earnings	1,578	1,308	1,181

Adjusted earnings is presented in note 10 to the consolidated financial statements, under the heading ‘Adjusted earnings – continuing operations’.
Discontinued operations

	Years ended 31 March
	2008	2007	2006
Discontinued operations	£m	£m	£m

Revenue	201	383	493
Operating costs before exceptional items	(166)	(266)	(362)

Adjusted operating profit	35	117	131
Exceptional items	–	(55)	(20)

Operating profit	35	62	111
Remeasurement finance income	8	37	–
Net finance costs	–	(2)	(4)

Profit from discontinued operations before tax	43	97	107
Taxation	(7)	(11)	(45)

Profit from discontinued operations	36	86	62
Gain on disposal of discontinued operations	1,582	–	2,605

Profit for the year	1,618	86	2,667

Discontinued operations at 31 March 2008 comprised the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates, all of which were acquired with KeySpan on 24 August 2007 and are classified as businesses held for sale. During 2007/08, discontinued operations also included our wireless infrastructure operations in the UK and the US that we sold on 3 April 2007 and 15 August 2007 respectively and the electricity interconnector in Australia that we sold on 31 August 2007, as a consequence the results of these operations for 2006/07 and 2005/06 have also been included within discontinued operations. Further information on the results of these operations is included on page 73.
On 31 March 2008 we agreed to sell the Ravenswood generation station for $2.9 billion (£1.4 billion). The sale is subject to approval from the various regulatory bodies and completion is expected by summer 2008.
The results of discontinued operations for 2005/06 also includes two months of trading for the four regional gas distribution networks that we sold on 1 June 2005. The exceptional charge of £20 million in 2005/06 arose from the payment of a £15 million fine relating to one of the sold networks and £5 million of restructuring costs.
The gain on disposal of discontinued operations in 2005/06 relates to the sales of gas distribution networks.
Earnings per share from discontinued operations in 2007/08 was 62.0 pence per share, including 60.6 pence per share relating to gains on the businesses sold during the year, compared with 3.2 pence per share in 2006/07 with no gains from disposals, and 94.0 pence per share in 2005/06 of which 91.8 pence per share related to the disposal of the four regional gas distribution networks.
Net profit and total earnings per share for the year
Net profit from both continuing and discontinued operations was £3,199 million in 2007/08, compared with £1,396 million in 2006/07 and £3,850 million in 2005/06.
Total earnings per share from both continuing and discontinued operations were 122.5 pence per share in 2007/08, 51.3 pence per share in 2006/07 and 135.6 pence per share in 2005/06.

42 Performance against our objectives continued	National Grid plc

Cash flows
Cash flows from operating activities
Cash generated from continuing operations was £3,265 million in 2007/08, compared with £3,090 million in 2006/07 and £2,973 million in 2005/06. This reflected cash outflows of continuing operations relating to exceptional items of £132 million, £86 million and £115 million respectively and cash inflows from stranded cost recoveries of £278 million, compared with £288 million and £432 million respectively.
After reflecting cash flows relating to discontinued operations and tax paid, net cash inflow from operating activities was £3,165 million, compared with £2,958 million in 2006/07 and £2,971 million in 2005/06.
This included net corporate tax payments amounting to £110 million in 2007/08, £313 million in 2006/07 and £140 million in 2005/06.
Cash flows from investing activities
Cash outflows from investing activities were £3,023 million in 2007/08, compared with an outflow of £4,061 million in 2006/07 and an inflow of £4,052 million in 2005/06. This reflected £3,502 million spent on acquiring KeySpan in 2007/08 net of cash acquired, compared with £269 million spent on acquiring businesses in 2006/07 and £nil in 2005/06, partially offset by net sales of financial investments of £45 million (2006/07: net purchases of £1,725 million, 2005/06: net sales of £25 million). Proceeds from disposals of businesses in 2007/08 were £3,064 million (2006/07: £27 million, 2005/06: £5,750 million) and sales of joint ventures and other investments of £55 million (2006/07: £19 million, 2005/06: £8 million).
Excluding acquisitions, disposals and financial investments, cash outflows increased in 2007/08 compared with 2006/07 as a result of purchases of property, plant and equipment within continuing operations increasing to £2,832 million during the year (2006/07: £2,185 million, 2005/06: £1,657 million). Investing activities of discontinued operations in the period resulted in a cash outflow of £14 million in 2007/08 (2006/07: £47 million, 2005/06: £209 million).
Cash flows from financing activities
Net cash outflows from financing activities were £1,592 million in 2007/08, compared with a £1,278 million inflow in 2006/07 and a £5,842 million outflow in 2005/06. This reflected net inflows from borrowings of £1,589 million (2006/07: £3,045 million, 2005/06: net outflow of £2,304 million) and £1,498 million of share repurchases (2006/07: £169 million, 2005/06: £7 million).
In addition, £26 million was incurred in respect of the final amounts payable under the B share £2 billion return of value to shareholders (2006/07: £26 million, 2005/06: £1,957 million).
Payments to providers of finance, in the form of net interest and dividends, totalled £1,680 million in 2007/08 compared with £1,588 million in 2006/07 and £1,628 million in 2005/06.
Net interest cash outflows increased from £597 million in 2006/07 to £694 million in 2007/08 (decreased from £704 million in 2005/06 to £597 million in 2006/07). The increase in 2007/08 compared with 2006/07 reflected higher average net debt during the year (primarily as a consequence of the acquisition of KeySpan); this was partially offset by the beneficial impact of the weaker US dollar. The decrease in 2006/07 reflected lower average net debt during the year, the weaker US dollar and the beneficial impact of refinancing debt.

Returns on our investments	We aim to generate value from our investments by improving the operating performance of our networks, by selecting investments that will provide the best return or, in the case of acquisitions, by selecting businesses where we can obtain synergies for the benefit of our customers and our shareholders.

Measures we use to monitor the value we generate from our investments include the returns generated by our regulated businesses and our consolidated return on equity.

Our return on equity measure allows us to monitor our performance in generating value from our businesses and from the investments we make. For 2007/08, our return on equity is 12.2%, down from 13.5% in 2006/07. The decrease is primarily driven by lower average UK retail price inflation in 2007/08 that reduced the inflation uplift on the regulatory asset value recognised in our return. In addition, the reduction reflects the disposal of our UK wireless communications business in the year which, being a non-regulated business, produced higher levels of return. This is partially offset by an improvement in the performance of our continuing businesses.
The average return on equity over the past three years was 11.8% (2006/07: 12.0% three year average).

Financial discipline	In order to deliver sustainable growth we must be disciplined in the way we manage our balance sheet. This means that we will return cash to shareholders to the extent it is not required for our investment objectives.

The principal measure we use to monitor financial discipline is interest cover, being the ratio between the profits we generate and the net interest cost of servicing our borrowings. We also measure our progress against our promise to return cash to shareholders.

Our long-term target range for interest cover is between 3.0 and 3.5. Interest cover for the year ended 31 March 2008 decreased to 3.2 from 3.8 for the year ended 31 March 2007.
In 2006 we committed to return approximately $1.9 billion cash between calendar years 2006 and 2011 to shareholders through a share repurchase programme based on the after-tax cash flows generated from the recovery of stranded costs in the US. In addition, following the successful disposal of our UK wireless infrastructure operations in the UK for £2.5 billion on 3 April 2007, we announced the return of a further £1.8 billion to shareholders.
During the year to 31 March 2008 we repurchased £1.5 billion of our shares, which together with the £169 million repurchased in 2006/07 totals £1.7 billion on share repurchases.

Annual Report and Accounts 2007/08 43

This followed the return of £2.0 billion to shareholders in 2005/06 through a B share scheme, following the successful completions of the sales of four regional gas distribution networks.

Shareholder returns	We aim to increase our dividend each year to ensure shareholders receive an appropriate level of return on their investment in us. We also endeavour to communicate with investors so that as much as possible of the value that we create is reflected in our share price to the benefit of shareholders.

We measure our overall performance through dividend growth and through total shareholder return, being the increase in our share price over the course of the financial year, assuming dividends are reinvested.

Our target until 31 March 2008 was to increase dividends by 7% each year. Following an increase of 15% for 2007/08, our target until 31 March 2012 is to increase dividends by 8% each year.
Over the past five years, dividends have grown by a cumulative 92% and cumulative total shareholder return between 1 April 2003 and 31 March 2008 has been 117%.
Dividends in respect of the financial year

	2008	2007	2006	2005	2004
Dividends	pence	pence	pence	pence	pence

Interim	11.7	10.9	10.2	8.5	7.91
Final	21.3	17.8	15.9	15.2	11.87

Total	33.0	28.7	26.1	23.7	19.78

Dividends per ADS	$	$	$	$	$

Interim	1.21	1.03	0.88	0.79	0.67
Final	2.05	1.76	1.51	1.38	1.05

Total	3.26	2.79	2.39	2.17	1.72

The proposed total ordinary dividend for 2007/08 amounts to £831 million or 33.0 pence per ordinary share. This represents an increase of 15% over the previous year’s ordinary dividend per share of 28.7 pence. The above amounts exclude the return of £1,516 million and £169 million to shareholders in 2007/08 and 2006/07 respectively through a share repurchase programme and the return of £2 billion to shareholders in 2005/06 through the B share scheme.
The total ordinary dividend per share was covered 1.5 times by adjusted earnings from continuing operations per ordinary share (2006/07 covered 1.3 times, 2005/06 covered 1.3 times) and covered 1.8 times by earnings per ordinary share from continuing operations (2006/07 covered 1.7 times, 2005/06 covered 1.6 times).
The table above shows the ordinary dividends paid or payable by National Grid for the past five financial years. These dividends do not include any associated UK tax credit in respect of such dividends.
Dividends expressed in US dollars per American Depositary Share (ADS) in the table above reflect the amounts paid or payable to ADS holders, rounded to two decimal places.
In accordance with IFRS, the final dividend proposed in respect of each financial year is reported in the financial statements for the subsequent year. As a consequence the final dividend proposed to shareholders for 2007/08 of 21.3 pence per share, amounting to approximately £531 million, will be reported in the financial statements for the year ending 31 March 2009.

44 Transmission	National Grid plc

Transmission

We own and operate the electricity transmission network in England and Wales, the gas transmission network in Great Britain, and electricity transmission networks in the northeastern US. We are also responsible for the operation of the electricity transmission networks in Scotland.
This year has seen a fundamental shift in our ways of working with contractors, with the formation of electricity alliances, working on the same principles as the successful gas distribution alliances. The alliance structure means that our supply chain partners share in the risks and rewards of capital investment, and are jointly responsible with us for work delivery.
The formation of the electricity alliances has helped provide the platform for us to deliver our ramped up capital investment programme. This year we have delivered £1.7 billion worth of electricity and gas projects to upgrade and reinforce ageing infrastructure and adapt our networks to cope with changing sources of energy.
Key Facts
–	Over 20,800 kilometres of electrical overhead lines

–	Over 800 kilometres of electrical underground cable

–	303 TWh electricity transmitted in the UK

–	Nearly 7,400 kilometres of gas pipeline

–	1,134 TWh of gas throughput

£1,149m	£1,711m	3,678	1.5 PWh

Adjusted operating profit	Capital investment	Employees	Energy transmitted (1.5 trillion kWh)

Annual Report and Accounts 2007/08 45

About Transmission
Our Transmission business operates in both the UK and the US. As a consequence of the differences in economic and regulatory environments, we report the results of Transmission as two segments: Transmission UK and Transmission US.
This section should be read in conjunction with the rest of this Operating and Financial Review, in particular our vision, strategy and objectives, business drivers and risks and external and regulatory environments, set out on pages 15 to 19.
Principal operations
Transmission UK
Our transmission operations in the UK encompass both electricity and gas transmission, comprising the following principal activities:

Electricity transmission owner	We own the electricity transmission system in England and Wales.

Our electricity assets comprise approximately 7,200 kilometres of overhead line, about 675 kilometres of underground cable and 337 substations at 244 sites.

Gas transmission owner	We own the gas national transmission system in Great Britain. This comprises approximately 7,400 kilometres of high pressure pipe and 26 compressor stations, connecting to 8 distribution networks and to third party independent systems for onward transportation of gas to end consumers.

Electricity system operator	We are the Great Britain System Operator, responsible for managing the operations of both the England and Wales transmission system that we own and also the two high-voltage electricity transmission networks in Scotland.

Day-to-day operation of the Great Britain electricity transmission system involves the continuous real- time matching of demand and generation output, ensuring the stability and security of the power system and the maintenance of satisfactory voltage and frequency.

Gas system operator	We operate the gas national transmission system. Day-to-day operation includes balancing supply and demand, maintaining satisfactory system pressures and ensuring gas quality standards are met.

French interconnector	We own and operate the UK assets, and a portion of the subsea cables, that comprise the electricity interconnector between England and France as part of a joint arrangement with the French transmission operator.

LNG storage	We own and operate four liquefied natural gas (LNG) storage facilities in Great Britain.

838 and 26	99.9999%	100%	98.6%

Electricity substations and gas compressor stations	UK electrical system reliability	UK gas system reliability	US electrical system availability

46 Transmission continued	National Grid plc

As electricity transmission owner and gas transmission owner, we own and maintain the physical assets, develop the networks to accommodate new connections and disconnections, and manage a programme of asset replacement and investment to ensure the long-term reliability of the respective networks.
As electricity system operator and gas system operator, we undertake a range of activities necessary for the successful, efficient delivery, in real-time, of secure and reliable energy. In the case of electricity, this involves the continuous real-time balancing of supply and demand, and balancing services that include commercial arrangements with market participants that enable electricity demand or generation output to be varied. In the case of gas, we ensure the system is balanced with supply and demand at the end of each day. We are also required to maintain levels of short-term gas reserves to ensure domestic and other non-interruptable gas supplies can be maintained during prolonged cold conditions.
Transmission US
In the US, we are involved in electricity transmission and our Transmission US segment has the following principal activities:

Electricity transmission owner	We own and operate an electricity transmission network of approximately 13,800 kilometres spanning upstate New York, Massachusetts, Rhode Island, New Hampshire and Vermont. Our US electricity transmission facilities operate at voltages ranging from 69 kV to 345 kV, utilising nearly 13,700 kilometres of overhead line, nearly 160 kilometres of underground cable and 501 substations.

We are the largest electricity transmission service provider in New England and New York by reference to the length of these high-voltage transmission lines.

Canadian interconnector	We own and operate a 224 kilometre direct current transmission line rated at 450 kV that is a key section of an interconnector between New England and Canada.

In New England and New York, our transmission business operates within two independent system operators, one in New England and one in New York. These non-profit entities are the system operators for the New England and New York networks and are responsible for operating organised wholesale markets for energy, for operating reserves and capacity, for maintaining the operating reliability of the New England and New York networks, for coordinating the activities of the transmission owners, and for managing transparent transmission expansion planning processes.
We are one of several transmission owners operating within each of these independent system operators. The transmission owners are responsible for certain aspects of the operation of the facilities they each own, such as maintenance, equipment restoration and switching operations.
National Grid works closely with the independent system operators in New England and New York to support efficient market and network operations and transmission investment.
Regulation
Transmission UK
Through our subsidiary, National Grid Electricity Transmission plc, we are the sole holder of an electricity transmission licence for England and Wales. This licence also covers our role as system operator for the transmission networks in Great Britain. Under the Electricity Act 1989 we have a duty to develop and maintain an efficient, coordinated and economical system of electricity transmission and to facilitate competition in the supply and generation of electricity. Under the Energy Act 2004, the holder of a transmission licence is prohibited from operating an interconnector and so the elements of the interconnector assets that we operate were transferred to a new subsidiary on 14 August 2006, the date at which the relevant part of the legislation came into force.
Through our subsidiary, National Grid Gas plc, we hold a gas transporter licence in respect of the national transmission system in Great Britain. Under the Gas Act 1986 we have a duty to develop and maintain an efficient and economical pipeline system for the conveyance of gas. Our LNG storage business is managed as a separate business from the gas transmission business; however, it is regulated under our gas transporter licence.
Ofgem sets price controls in respect of the amounts that can be recovered by the owners and operators of electricity and gas network infrastructure in the UK. These controls are reviewed every five years and the current price control for both electricity and gas transmission activities covers the period 1 April 2007 to 31 March 2012.
The key elements of the current price control for both gas and electricity transmission are that we earn a 4.4% post-tax real rate of return on our regulatory asset value, a £4.4 billion baseline five year capital expenditure allowance and a £1.2 billion five year operating expenditure allowance.
The charges that we can make for access to our UK electricity and gas transmission systems are determined by formulae linked to the UK retail price index (RPI). These formulae are based upon Ofgem’s estimates of operating expenditure, capital expenditure and asset replacement, together with an allowed rate of return. In addition, we are subject to a number of incentives that can adjust our transmission network revenue.

Annual Report and Accounts 2007/08 47

The transmission network reliability incentive scheme is based on the reliability of the electricity transmission network in England and Wales. For 2007/08, there was the potential to earn additional revenue of up to 1% if loss of supply was less than 237 MWh. For loss of supply in excess of 263 MWh, up to a collar of 619 MWh, we could potentially have lost up to 1.5% of revenue. For 2008/09, an identical incentive scheme is in place.
The SF6 incentive, a reward-only scheme, is based on reducing SF6 gas emissions. The 2007/08 target was for SF6 losses to be below 3%, with a sliding target over the regulatory period, with the 2011/12 target of 2%.
Both our UK electricity and gas system operation activities are subject to financial incentive schemes to promote efficiency. If we operate our networks more efficiently than Ofgem’s forecasts, we can increase our revenues, with penalties for reductions in performance.
For electricity transmission, we also have a balancing services incentive scheme that covers the external costs incurred in balancing the system. For 2008/09, we have accepted an incentive scheme with a cost target between £529 million and £544 million, such that we retain 25% (up to a cap of £15 million) of any savings below £529 million, and we lose 25% (down to a collar of £15 million) of any costs in excess of £544 million.
For gas transmission, we have a number of incentive schemes covering activities such as cost of investment for additional capacity to facilitate new connections to the system, managing constraints, the provision of market information, the cost of purchasing shrinkage gas (gas used in operating the system) and other gas system operation costs.
Transmission US
Revenue for our transmission business in New England and New York is collected from transmission customers, including from our Electricity Distribution & Generation business, pursuant to tariffs approved by state utility commissions and by the Federal Energy Regulatory Commission.
In New York, our rates allow for capital expenditure on our transmission network based on historic levels, which are significantly lower than required to maintain a safe and reliable network. Over the past few years, we have overspent rate plan levels by a factor of around two. We are permitted to petition for additional revenues with respect to capital expenditure, which we have done with respect to the 2008 calendar year. We anticipate that we will also petition for deferred recovery of qualifying incremental investment for calendar years 2009 to 2011.
In New England, the tariff allows for recovery of, and a return on, capital expenditures as new investment enters service, bringing immediate revenue benefits.
In New York, Massachusetts and Rhode Island, we are subject to penalties if the reliability of our electricity distribution and transmission networks fails to meet specific targets related to customer impacts.
The New York rate plan is orientated around efficient operations. To the extent that we perform necessary activities and spend less than the forecast operating costs set in the rate plan, it equates to increased income for us. Part of the rate plan deals with forecast energy delivery. To the extent that more energy is delivered, we increase revenue. Conversely, if we deliver less than forecast, our revenue goes down. In New England, efficient operations are also key. However, the rate structure is such that network availability, energy delivery and operational expenditure are all pass-through items.
Current and future developments
In addition to the current and future developments described on pages 22 and 23, the following developments are relevant to the Transmission business.
UK price controls
The previous price control arrangements for our electricity and gas transmission networks in the UK ceased on 31 March 2007 and the current price control period covers the period from 1 April 2007 to 31 March 2012.
Following our acceptance in principle of the proposals, we have worked closely with Ofgem to agree the necessary licence amendments to enact the final proposals.
We also accepted Ofgem’s final proposals for the system operator schemes that applied to 2007/08 for both gas transportation and electricity transmission and their proposals for the one year period from 1 April 2008.
Other UK developments
Following the price control allowances of approximately £350 million for transmission reinforcement works to accommodate the growing impact of renewable energy from Scotland, works are underway. In particular, the upgrade of the two double circuits connecting Scotland and England and associated works will be undertaken over the price control period. At this time, network access is being sought by approximately 10 GW of renewable generation projects in Scotland consisting of over 100 projects, each with connection agreements with National Grid. For England and Wales, connection offers have been made to an additional 7 GW of renewable generation.
The 316 kilometre pipeline connecting the new LNG importation terminals at Milford Haven has been completed on time and in advance of the terminals. The pipeline has been delivered to a very challenging timetable. It was formally opened by UK Energy Minister Malcolm Wickes in November 2007.
The pipeline will initially have to operate at 70 bar pressure rather than its design pressure of 94 bar because, following a public inquiry, planning permission has been refused for a pressure reduction installation at the end of the pipeline at Tirley in Gloucestershire. The effect of this is to reduce the pipeline’s capacity by approximately 25% and a force majeure notice for this shortfall has been issued under our contracts with gas shippers. Work is progressing towards the submission of revised planning applications in autumn 2008.

48 Transmission continued	National Grid plc

Major pipelines have also been completed and commissioned from Nether Kellett in Lancashire to Pannal in North Yorkshire as part of works to import gas from Norwegian gas fields at Easington and in south west England to meet increased demand requirements.
US regulatory developments
In the US, consistent with the Federal Energy Regulatory Commission’s (FERC) transmission pricing policy, we applied for an increased rate of return on our investment in transmission assets in New England. FERC approved our application in October 2006. In March 2008, FERC also approved incentive returns for new transmission investment completed and in service between 1 January 2004 and 31 December 2008. Incentives applicable to transmission investments in service after 31 December 2008 require a separate petition filing with the FERC. Opposing parties may seek appeal of these FERC determinations.
We have been pursuing a regional planning process with the New York independent system operator to identify regional reliability and economic transmission needs. Progress has been made and the New York independent system operator is in its third year of its reliability planning process implementation. We have proposed a regulated transmission solution to reliability needs identified by the New York independent system operator. In addition, as part of FERC’s recent open access transmission tariff reform, the New York independent system operator has made a filing on a process to address economic planning.
On 21 December 2007 we petitioned the New York Public Service Commission for deferred recovery of incremental investment on major capital programmes for calendar year 2008, as permitted under our rate plan. We anticipate that we will also petition for deferred recovery of qualifying incremental investment for calendar years 2009 to 2011.
Performance against our objectives
Descriptions of our progress against our overall objectives in the areas of delivering our strategy, operating performance, talent, relationships, environment, financial performance and responsibility are set out on pages 24 to 43. We include below further information specific to Transmission with respect to the progress we have made on transformation, our operating performance and our financial performance.
Delivering our strategy

Key areas of focus	Key areas of focus for our Transmission business for 2007/08 have been to improve safety performance and to improve processes for network operations, within-year planning, transmission construction and asset management.

Achievements so far have been the sharing of best practice with regard to safety, comparing processes and procedures across the electricity control rooms, and the development of a common financial approval process. Our Transmission business has progressively integrated its gas and electricity transmission activities in the UK and its electricity transmission activities in the US into a single line of business.
Throughout 2007/08 we have continued implementing the improvements identified in our business process review last year. We have focused on improving the efficiency of delivery of our capital investment programme and operational efficiencies to meet the challenges within our UK price control and US rate plans. This has been based on improving our operational planning, managing a higher volume of work that is potentially more volatile if not managed effectively and improving the process of connecting new sources of energy to our networks. We have also been working with our suppliers to constrain or reduce costs wherever possible, with the aim of using the scale of our operations, and the increased level of capital expenditure, to increase efficiency.
Operating performance

Safety	Our aim is for zero lost time injuries.

In the UK during 2007/08 there were 15 lost time injuries compared with 13 in 2006/07 and 14 in 2005/06. The lost time injury frequency rate was 0.28 in 2007/08 compared to 0.25 in 2006/07 and 0.28 in 2005/06.
Our US electricity transmission lost time injury frequency rate increased to 0.24 in 2007/08 from 0.19 for 2006/07 as a result of two lost time injuries during the year.

Efficiency	Our objective is to be more efficient in the delivery of services, in the context of higher expectations from our customers and cost pressures.

We have been undertaking a number of internal business process reviews to seek out further savings without compromising our other objectives. Efficiency is reflected in our financial performance, which is discussed on pages 49 to 51.

Reliability	Our aim is to meet or exceed network reliability and availability objectives.

In the UK, the total amount of electricity transmitted in 2007/08 was 303.0 TWh compared with 303.7 TWh for 2006/07 and 312.4 TWh for 2005/06, while gas transmitted amounted to 1,134 TWh compared with 1,086 TWh in 2006/07 and 1,120 TWh in 2005/06.
In the UK, the winter of 2007/08 saw demand from the electricity transmission network in England and Wales hit a peak of 54.2 GW. This compares with 52.1 GW for 2006/07 and 53.8 GW for 2005/06.
2007/08 saw a maximum gas demand of 419 million cubic metres on 17 and 20 December 2007. This is lower than last year’s peak of 436 million cubic metres.
In the US, the summer of 2007/08 saw demand from the electricity transmission networks in New England and New York hit a combined peak load of 13.2 GW. This compares with 14.0 GW for 2006/07 and 13.2 GW for 2005/06.

Annual Report and Accounts 2007/08 49

Our reliability and availability performance during the year can be summarised as follows:

	Years ended 31 March
Measure	2008	2007	2006

UK electricity transmission network reliability – target 99.9999%	99.9999%	99.9999%	99.9999%

UK gas transmission network reliability – target 100%	100%	100	100

US electricity transmission network reliability – target < 264 MWh	437 MWh	259 MWh	348 MWh

UK average annual availability for electricity transmission network	95.09%	95.02%	95.09%

UK electricity system availability at winter peak demand	98.0%	98.2%	97.9%

UK gas compressor fleet performance – mean time between failures	259 hours	430 hours	n/a (changed definition)

US annual network availability	98.6%	98.1%	98.5%

Our UK electricity transmission network reliability in 2007/08 of 99.9999% excludes interruptions that affect three or fewer directly connected consumers and, in 2007/08, also excluded one incident (equivalent to 0.0003%) relating to supply interruptions that occurred following flooding in central England that was outside of our control.
In the US our electricity system reliability performance declined. Improvement is an objective for 2008/09.
In order to improve gas compressor resilience and to support variations in operating conditions such as we experienced this year, we are progressing investments in electrical drive compressors at approximately 20% of our sites.

Customer service	Our aim is to support generators and distribution network customers, including our own networks operated by Gas Distribution in the UK and Electricity Distribution & Generation in the US, in delivering energy efficiently and effectively to consumers, in particular in connecting new sources of supply to our transmission networks.

Our transmission customer service activities principally relate to facilitating new connections and maintaining existing connections and relationships with the customers who are already connected. In the US, much of the interconnection work with our transmission customers is performed in conjunction with the independent system operators in the areas that we operate.

Capital investment	Our aim is to deliver our planned capital investment programme involving approximately £7 billion of capital expenditure between 1 April 2007 and 31 March 2012.

UK investment
Investment in electricity and gas transmission systems is, by its nature, variable and is largely driven by changing sources of supply and asset replacement requirements. The gas transporter and electricity transmission licences also oblige us to provide connections and capacity upon request.
We have increased our level of investment as, over the next few years, we replace parts of our UK electricity network as these assets become due for renewal. In addition, parts of the gas transmission network are reaching the end of their lives. These are mainly compressor stations, control systems and valves (ie above ground assets and not the high pressure pipes). This, together with work required to meet changing supply sources, means that the UK electricity and gas transmission business will continue to see a significant increase in investment and network renewal.
Capital investment in the replacement, reinforcement and extension of the UK electricity and gas transmission systems in 2007/08 was £1,600 million, compared with £1,235 million in 2006/07 and £849 million in 2005/06. 2007/08 has seen a substantial increase in the level of investment in gas pipeline projects, some £138 million higher than 2006/07 (2006/07: £244 million higher than 2005/06). Capital investment included £22 million with respect to intangible assets, principally software applications (2006/07: £17 million, 2005/06: £9 million).
Capital investment continues to include high levels of expenditure on the replacement of electricity transmission network assets, many of which were commissioned in the 1960s, and also increasing expenditure on load related infrastructure. Total investment in electricity network assets amounted to £800 million in 2007/08, compared with £607 million in 2006/07 and £530 million in 2005/06.
US investment
Capital investment in the replacement, reinforcement and extension of the US electricity transmission networks in 2007/08 was £111 million compared with £108 million in 2006/07 and £91 million in 2005/06. The increase principally reflects additional asset replacement in New York to increase system reliability.
We expect increasing investment in New England to deliver our regional system expansion projects. Investment in New York will also continue to rapidly deliver on our asset replacement plans and to improve the reliability of the system.
Financial performance

Profit	Our objective is to drive continuous profit growth.

Our combined adjusted operating profit, excluding exceptional items, for Transmission in the UK and the US of £1,149 million is 10% higher than 2006/07 on a constant currency basis, which in turn was 9% higher than in 2005/06, also on a constant currency basis.

Returns on investment	Our objective is to deliver strong financial returns compared to the regulatory allowances within our UK price controls and US rate plans and agreements.

We measure the financial performance of our UK regulated business using an operational return metric comparable to the vanilla return defined in the UK price controls from 1 April 2007. In our electricity transmission operations we achieved a 4.6% operational return in 2007/08, performing broadly in line with regulatory assumptions. In our gas transmission operations we achieved a 7.2% return in 2007/08, significantly outperforming regulatory assumptions mainly as a result of performance under our incentive schemes.
In the US we measure our financial performance against the allowed regulatory return on equity under the terms of our rate plan or rate agreement. For New England Power we achieved an 11.9% regulatory return on equity for 2007/08, 0.9% lower than

50 Transmission continued	National Grid plc

for 2006/07. The reduction related to non-Transmission activities of New England Power.
In New York, our electricity transmission activities are combined with electricity distribution under a single rate plan and the combined returns for these activities are included within our Electricity Distribution & Generation business commentary on page 66.
Financial results – Transmission UK
The results for the Transmission UK segment for the years ended 31 March 2008, 2007 and 2006 were as follows:

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Revenue	2,956	2,816	2,710
Other operating income	–	6	–
Operating costs excluding exceptional items	(1,935)	(1,876)	(1,866)

Adjusted operating profit	1,021	946	844
Exceptional items	(8)	(10)	(1)

Operating profit	1,013	936	843

2007/08 compared with 2006/07 The principal movements between 2006/07 and 2007/08 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2006/07 results	2,822	(1,886)	936
Add back 2006/07 exceptional items	–	10	10

2006/07 adjusted results	2,822	(1,876)	946
Allowed revenues	176	–	176
Timing on recoveries	10	–	10
Lower French interconnector and LNG storage auctions	(62)	–	(62)
Depreciation and amortisation	–	(20)	(20)
Other	10	(39)	(29)

2007/08 adjusted results	2,956	(1,935)	1,021
2007/08 exceptional items	–	(8)	(8)

2007/08 results	2,956	(1,943)	1,013

Revenue and other operating income increased by £134 million in 2007/08 compared with 2006/07. Allowed revenues increased by £176 million, driven by the five year transmission price controls that came into effect on 1 April 2007. As expected, revenues from our French interconnector and LNG storage businesses were lower in 2007/08, down by a combined £62 million on 2006/07, as demand for capacity returned closer to normal levels following the abnormal demand in 2006/07.
Operating costs, excluding exceptional items, increased by £59 million in 2007/08 compared with 2006/07. As expected, depreciation and amortisation increased by £20 million as a result of increasing capital investment. Other items increased costs by £39 million, principally because of higher pass-through costs and increased non-price controlled activities, both recovered through revenue.
The £8 million exceptional charge in 2007/08 relates to costs incurred in establishing a shared services function in the UK and from the continuation of our review of business processes, compared with £10 million in 2006/07.
As a consequence, adjusted operating profit, excluding exceptional items, increased by £75 million in 2007/08 compared to 2006/07, while operating profit increased by £77 million.
2006/07 compared with 2005/06
The principal movements between 2005/06 and 2006/07 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2005/06 results	2,710	(1,867)	843
Add back 2005/06 exceptional items	–	1	1

2005/06 adjusted results	2,710	(1,866)	844
Allowed revenues	106	(3)	103
Timing on recoveries	(64)	–	(64)
Transmission owner depreciation	–	27	27
Other	70	(34)	36

2006/07 adjusted results	2,822	(1,876)	946
2006/07 exceptional items	–	(10)	(10)

2006/07 results	2,822	(1,886)	936

Revenue and other operating income increased by £112 million in 2006/07 compared with 2005/06, driven by an increase of £85 million in electricity transmission owner revenue from the regulatory settlement with Ofgem for the extension of the previous price control for 2006/07, a 6% increase in real terms. The balance of the increase arose from higher incentivised costs associated with balancing the electricity system, which flow through to revenue, higher pass-through costs, partly offset by unfavourable timing impacts on gas revenue and lower interconnector auction income.
Operating costs, excluding exceptional items, increased by £10 million in 2006/07 compared with 2005/06. Transmission owner depreciation and amortisation decreased by £27 million due to the impact of accelerated depreciation charges and early asset write offs in 2005/06 partly offset by an increase in depreciation reflecting the increasing capital programme. Higher other operating costs reflected higher incentivised BSIS costs resulting from higher response and constraint costs partly offset by lower margin costs, higher pass-through costs and higher

£2,956m	£299m	£1,600m	£111m

Transmission UK revenue	Transmission US revenue	Transmission UK capital expenditure	Transmission US capital expenditure

Annual Report and Accounts 2007/08 51

expenditure relating to tower foundations and steelwork (with effect from 1 April 2007 this type of expenditure is remunerated as part of the regulatory asset base). Gas shrinkage costs decreased mainly due to warmer weather resulting in lower volumes.
The £102 million increase in UK electricity and gas transmission adjusted operating profit comparing 2006/07 with 2005/06 reflects the movements in revenue and operating costs, excluding exceptional items, as described above.
The £10 million exceptional charge in 2006/07 was driven by the establishment of shared services functions in the UK and the implementation of a review of our business processes.
Financial results – Transmission US
The average exchange rates used to translate the results of US operations during 2007/08, 2006/07 and 2005/06 were $2.01:£1, $1.91:£1 and $1.79:£1 respectively.

	Years ended 31 March
	2008	2007	2006
	£m	£m	£m

Revenue	299	270	310
Operating costs excluding exceptional items	(171)	(162)	(183)

Adjusted operating profit	128	108	127
Exceptional items	(6)	(1)	–

Operating profit	122	107	127

2007/08 compared with 2006/07
The principal movements between 2006/07 and 2007/08 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2006/07 results	270	(163)	107
Add back exceptional items	–	1	1

2006/07 adjusted results	270	(162)	108
Exchange movements	(13)	8	(5)

2006/07 constant currency results	257	(154)	103
Allowed revenues	27	–	27
Timing of recoveries	15	–	15
Other	–	(17)	(17)

2007/08 adjusted results	299	(171)	128
Exceptional items	–	(6)	(6)

2007/08 results	299	(177)	122

Revenue and operating costs decreased by £13 million and £8 million in 2007/08 respectively as a consequence of exchange rate movements when compared with 2006/07. On a constant currency basis revenue and operating costs increased by £42 million and £17 million respectively. This reflected an increase in allowed revenues of £27 million and £15 million arising from the timing of revenue recoveries, while operating costs increased by £17 million as a consequence of higher wages and other expenditure.
The £6 million exceptional charge in 2007/08 relates to the integration of the operations acquired with KeySpan, in particular costs arising from voluntary early redundancies, compared with £1 million incurred in 2006/07. As a consequence adjusted operating profit increased by £25 million in 2007/08 compared to 2006/07 on a constant currency basis and by £20 million in total. After reflecting exceptional items, operating profit was £15 million higher in 2007/08 than in 2006/07.
2006/07 compared with 2005/06
The principal movements between 2005/06 and 2006/07 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2005/06 results and adjusted results	310	(183)	127
Exchange movements	(19)	11	(8)

2005/06 constant currency results	291	(172)	119
Tariff adjustment not repeated	(7)	7	–
GridAmerica	(4)	3	(1)
Other changes	(10)	–	(10)

2006/07 adjusted results	270	(162)	108
Exceptional items	–	(1)	(1)

2006/07 results	270	(163)	107

The £21 million decrease in revenue comparing 2006/07 with 2005/06 on a constant currency basis was due to the impact of the timing of a revenue adjustment mechanism in New York, lower US interconnector revenues reflecting a declining investment base and the November 2005 closure of GridAmerica, a multi-system independent transmission company that managed electricity transmission operations for other utilities in the US (£4 million in 2005/06). In addition, there was no repeat of the one-off tariff adjustment of £7 million in 2005/06 to revenues collected from another business segment. Partly offsetting these decreases was higher revenue from New England due to a higher investment base.
Operating costs, excluding exceptional items, decreased by £10 million in 2006/07 compared with 2005/06 on a constant currency basis. This is mainly due to the non-recurrence of the one-off £7 million operating cost adjustment reflected in 2005/06 as referred to above and a £3 million reduction in operating costs following the closure of GridAmerica in 2005/06. The £19 million overall decrease in adjusted operating profit and £20 million decrease in operating profit in 2006/07 compared with 2005/06 reflects the £11 million movement in revenue and operating costs as described above, together with unfavourable exchange movements of £8 million and, in the case of operating profit, £1 million exceptional costs relating to the then anticipated acquisition of KeySpan.

£1,021m	£128m	8%	24%

Transmission UK adjusted operating profit	Transmission US adjusted operating profit	Transmission UK increase in adjusted operating profit	Transmission US increase in adjusted operating profit at constant currency

52 Gas Distribution	National Grid plc

Gas Distribution

We own and operate gas distribution systems in the UK and the northeastern US.
With the acquisition of KeySpan, our Gas Distribution business is now roughly equally split between the UK and the US. We have been sharing best practice ideas between countries and we have changed our operating structure to reflect this.
In the UK we have entered a new price control period which will bring considerable challenge and opportunity over the next five years, as we look to become more efficient and consistent with our processes.
Once again we have achieved our objective to replace iron main with plastic in the UK this year, totalling 1,850 kilometres, improving the safety and reliability of our networks.
Key Facts
–	Around 190,000 kilometres of gas pipe

–	Over 14.3 million consumers

–	Around 13,000 pressure reduction sites, including district governors

–	Over 9.2 million cubic metres of gas storage capacity

£987m	£702m	9,136	455 TWh

Adjusted operating profit	Capital investment	Employees	Gas delivered

Annual Report and Accounts 2007/08 53

About Gas Distribution
Our Gas Distribution business operates in both the UK and the US. As a consequence of the differences in the respective economic and regulatory environments, we report the results of Gas Distribution as two segments: Gas Distribution UK and Gas Distribution US.
This section should be read in conjunction with the rest of this Operating and Financial Review, in particular our vision, strategy and objectives, business drivers and risks and external and regulatory environments, set out on pages 15 to 19.
Principal operations
 Gas Distribution UK
Our Gas Distribution UK segment comprises four of the eight regional gas distribution networks in Great Britain.
Our networks comprise approximately 132,000 kilometres of gas distribution pipelines and we transport gas on behalf of approximately 33 active gas shippers from the gas national transmission system to around 10.8 million consumers.
We also manage the national emergency number (0800 111 999) for all of the gas distribution networks and for other transporters in the UK. During 2007/08 we handled approximately 3.5 million calls to the national emergency number.
Gas Distribution US
Our Gas Distribution US segment comprises gas distribution networks providing services to 3.5 million consumers across the northeastern US, located in service territories in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island.
Our network of approximately 58,000 kilometres of gas pipelines covers an area of approximately 28,800 square kilometres.
In the US, our core services are the operation and emergency response for each of our gas distribution networks, in addition to billing, customer service and supply services.
Except for residential and small commercial consumers in Rhode Island, customers may purchase their supply from independent providers, with the option of billing for those purchases to be provided by National Grid. The gas industry is less deregulated in the US than in the UK, in that the majority of gas supplied is still sold by local regulated utilities such as National Grid, to customers. Regulated utilities purchase gas from gas producers, and gas transporters then transport this gas on the independent inter-state pipeline system and into regulated utilities’ gas distribution networks for delivery to customers. In our case, we receive gas from the inter-state pipeline system at 94 gate stations. The inter-state pipeline system and local gas distribution

1,850km	Safety	3.5m	14.3m

Gas pipe replaced under our UK gas mains replacement programme	UK and US targets met to attend gas escapes	Calls handled by the national emergency number in the UK	Gas consumers served in the UK and the US

54 Gas Distribution continued	National Grid plc

networks are also used to deliver gas on behalf of customers who have purchased gas from independent suppliers or direct from gas producers.
Regulation
Gas Distribution UK
We hold a single gas distribution transporter licence in the UK, which authorises us to operate the four gas distribution networks we own. Detailed arrangements for transporting gas are provided through the Uniform Network Code. This defines the obligations, responsibilities and roles of industry participants and is approved by Ofgem.
Our four regional gas distribution networks each have a separate price control which determines the prices we can charge to gas shippers for our gas delivery service. These maximum prices are based on Ofgem’s allowances for operating, capital and replacement expenditure, together with depreciation of, and a return on, Ofgem’s allowances for our regulatory asset value.
The price controls that applied to our UK gas distribution networks during the year ended 31 March 2008 were an extension of our previous price controls, based on an allowed rate of return at a real pre-tax rate of 6.25% on our regulatory asset value.
The next full price control period came into force on 1 April 2008 and covers the period up to 31 March 2013. This review allows for capital expenditure of £0.7 billion and mains replacement expenditure of £2.2 billion over that period, together with an allowed rate of return of 4.3% on a post-tax basis. These allowances are expected to grow our asset base by almost 25% over the next 5 years.
As at 31 March 2008, our regulatory asset value is estimated at approximately £6.5 billion.
In the UK, the price control formulae specify a maximum allowed revenue assigned to each network. Each formula consists of a fixed core revenue, cost pass-through items, a mains replacement adjustment mechanism and shrinkage and exit capacity incentive terms. Transportation charges are set broadly to recover allowed revenue but in any year collected revenue can be more or less than allowed. Any difference is carried forward and our charges are adjusted accordingly in future periods.
Replacement expenditure maintains the safety and reliability of the network, by replacing older gas pipes with modern pipes. Ofgem treats 50% of projected replacement expenditure as recoverable during the price control period and 50% as recoverable over future years. Each network is subject to its own mains replacement incentive mechanism and retains 33% of any outperformance against Ofgem’s annual cost targets as additional return or, alternatively, bears 50% of any overspend if it underperforms.
Ofgem has established standards of service we are required to meet that apply to our operations. These include: overall standards of service, for example answering 90% of all calls to the national gas emergency number within 30 seconds of the call being connected and attending 97% of reports of a gas escape or other gas emergency within the required timescale; connections standards of service that require us to provide connections to customers to agreed timescales after an unplanned interruption;
and guaranteed standards of service for our other transportation services. Compensation is payable for any failures to meet both these and the connections standards of service.
Gas Distribution US
Gas Distribution US operates under franchise agreements that provide us with certain rights and obligations regarding gas facilities and the provision of gas service within each state in which we operate. In addition, there are federal and state laws and regulations covering both general business practices and the gas business in particular, especially with respect to safety, energy transactions, customer sales and service, levels of performance, rates, finances and environmental concerns. The jurisdictions include, but are not limited to: the US Department of Transportation, the US Environmental Protection Agency, the US Federal Energy Regulatory Commission (FERC), several state utility commissions, departments of transportation, and environmental agencies. Local building departments, fire departments and departments of transportation also impose regulations upon our operations. A number of these agencies issue licences and permits governing activities under their jurisdiction.
The prices we set in the US for our customers are based on a cost of service model, whereby the prices that we agree with our regulators are designed to recover the costs we incur in providing services to customers, together with a return on equity invested. Customer bills typically comprise a commodity rate to recover the cost of gas delivered and a delivery rate to cover our gas delivery service. Delivery rates comprise a combination of a per customer charge and an additional price per therm of gas delivered. The allocation between these components varies by jurisdiction, type of customer and size of customer.
Depending on the jurisdiction, prices are set either by actual sales volumes and costs incurred in a historical test year or by rate plans based on estimates of costs and our return and estimates of volumes expected to be delivered, which may differ from actual amounts. Gas purchases for supply to customers, which represent a substantial proportion of our costs, are pass-through costs, in that prices are adjusted on a regular basis to ensure that over- or under-recovery of these costs is returned to or recovered from customers with interest. As a consequence, we have no economic exposure to such costs assuming they were prudently incurred. However, as prices are typically established based on estimates of costs and volumes, there can be timing differences between the financial period when we incur such costs and the financial period when our prices are adjusted to return or charge for any over- or under-recovery.
Our rate plans include sharing arrangements, which allow us to retain some of the benefit of efficiency improvements in excess of those built into rate plan assumptions. Typically, we retain all the benefits up to a certain level of return on equity, after which we retain only a proportion of the benefits with the balance returned to customers.

Annual Report and Accounts 2007/08 55

	Equity	Equity to	Sharing
Rate plan	return	debt ratio	arrangements

New York City	9.8%	45/55	100% to 10.5%, 50% to

and Long Island			12.5%, 35% to 13.5%,

			nil above 13.5%

Upstate New York	10.6%	42/58	100% to 10.6%, 50% above 10.6%

Boston, MA	10.2%	50/50	100% up to 14.2%, 75% above 14.2%

Essex, MA	11.2%	55/45	None

Colonial, MA	11.2%	46/54	None

Rhode Island	11.3%	44/56	None

New Hampshire	10.4%	49/51	None

We also have a number of service standards for our operations. These vary between our rate plans but include such measures as: reliability levels; responsiveness to gas emergency calls; customer satisfaction levels; customer complaints; customer meter reading performance; customer call answering; enrolment of customers into the low income customer assistance programme; outstanding gas leaks requiring repair; and other measures. Many of these service standards have penalties if we do not achieve certain specified minimum standards.
Current and future developments
In addition to the current and future developments described on pages 22 and 23, the following developments are relevant to the Gas Distribution business.
Acquisition of KeySpan
The most significant development for Gas Distribution during the year was the acquisition of KeySpan, which substantially expanded the size of our activities in the US, with the addition of gas distribution networks in New York City, Long Island, Massachusetts and New Hampshire to our existing upstate New York and Rhode Island operations.
UK regulatory price control reviews
Ofgem extended the previous five year gas distribution price controls for a further year to cover the year ending 31 March 2008. The principal impact of these one year price control extensions is to increase prices by approximately 11% and to reduce the seasonality of revenues. In addition, the balance between fixed and variable elements in our revenue changed, reducing the impact that volume changes, including weather, had on our revenue in 2007/08 compared with previous years.
On 18 December 2007 we accepted Ofgem’s final proposals for new price controls with respect to our role as owner and operator of four of the eight gas distribution networks in Great Britain, covering the period from 1 April 2008 to 31 March 2013. The key elements of these proposals are a 4.3% post-tax real rate of return on our regulatory asset value, a £2.9 billion baseline five year capital expenditure allowance and a £1.9 billion five year operating expenditure allowance.
Rhode Island gas rate plan filing
Following the acquisition of the Rhode Island gas distribution network from Southern Union Company on 24 August 2006 rates were frozen for one year. We filed a request on 1 April 2008 with the Rhode Island Public Utilities Commission for a $20.4 million (£10.3 million) rate increase, representing a 4.6% increase on a total bill basis. The filing includes a revenue decoupling proposal, a gas marketing programme, a discrete funding mechanism for an accelerated bare-steel and cast-iron mains replacement programme, a new rate for low-income customers, and full reconciliation of commodity related bad debt expense.
Upstate New York gas rate plan filing
We plan to file with the New York Public Service Commission on 23 May 2008 for an $84 million (£42 million) rate increase in natural gas delivery rates, representing a 9.6% increase on a total bill basis. The filing includes a revenue decoupling proposal, a gas marketing programme, a new rate for low-income customers, and full reconciliation of commodity related bad debt expense. The filing also seeks recovery of $11 million (£6 million) of costs associated with an energy efficiency programme proposal submitted to the Commission on 30 April 2008.
New Hampshire gas rate plan filing
On 25 February 2008, we filed a request with the New Hampshire Public Utilities Commission to increase distribution rates by approximately $9.9 million (£5 million). The filing marks the first request for an increase in distribution rates in 15 years and is necessary to fund ongoing operations and significant infrastructure improvements. If the request is approved, the typical residential heating customer will experience a 6.4% increase in total monthly bill. The average increase for all rate classifications and usage levels is 5.6%. We have requested that a portion of the increase be put into effect in August 2008, with the remainder implemented in February 2009. If approved, the provision for a temporary rate increase would result in an average initial increase of 3.75%. The filing also includes a commitment on the part of the Company to improve emergency response times and call answering times and reflects annual permanent savings to consumers of $619,000 (£313,000) realised as a result of National Grid’s acquisition of KeySpan.
Performance against our objectives
Descriptions of our progress against our overall objectives in the areas of delivering our strategy, operating performance, talent, relationships, environment, financial performance and responsibility are set out on pages 24 to 43. We include below further information specific to Gas Distribution with respect to the progress we have made on delivering our strategy, our operating performance and our financial performance.
Delivering our strategy

Key areas of focus	Our objective is to utilise the scale and breadth of our enlarged Gas Distribution operations, together with the benefits of common support services, to drive improvements in our operating and financial performance. In particular, we aim to adopt best practices across Gas Distribution.

Following the acquisition of KeySpan in August 2007, we have integrated our newly acquired gas networks in New York City, Long Island, Massachusetts and New Hampshire with those of our existing gas networks in upstate New York and Rhode Island and our four gas distribution networks in England to create a single Gas Distribution business operating in both the UK and the US.
A new management team for the enlarged business has been appointed, reporting to Mark Fairbairn, the Executive Director

56 Gas Distribution continued	National Grid plc

with responsibility for Gas Distribution. Activities such as customer billing, human resources, property services, accounting and financial transactions processing have been transferred into the shared services organisation, and we have started to implement common operating procedures across the business.
One of the key benefits of the KeySpan acquisition is the sharing of best practices. Six initiatives have already been identified to improve the performance of our gas distribution operations in both the UK and US. Standardising these technologies should drive operating and financial improvements. Ongoing programmes include the use of keyhole technology, compaction supervisor, and the implementation of active pressure control on low pressure gas mains.
A number of new approaches have already been implemented with tangible benefits. For example, advanced excavation techniques employing a coring machine and vacuum unit has allowed holes, on average one quarter the size of conventional excavations. This technique also improves the safety of the crew, limits traffic congestion, and reduces the volume of material disposed of to landfill. This technique was adopted from our US operations and is now being utilised in the UK on gas leakage repairs.
Our compaction supervisor equipment, a disposable monitoring pad placed at pipe depth levels, allows the measuring of backfill compaction during reinstatement. Over 50 units have been purchased and deployed within the US. This improves the efficiency of repairing roads and surfaces by reducing the need for reworking following work on underground gas pipes, thereby also reducing disruption to the public.
Currently, the pressures in gas mains in the US are changed seasonally to meet expected customer demand, while in the UK, an active control system is utilised, changing the pressure in the gas mains automatically as customer demand conditions require. This active control results in a reduction of average pressure in the mains, thereby reducing natural gas escapes that impact climate change. This approach is currently being deployed in test areas in the US.
Operating performance

Safety	Our objective is to reduce employee lost time injuries to zero.

Lost time injuries numbered 15 in the UK in 2007/08, compared with 21 in 2006/07, equivalent to a lost time injury frequency rate of 0.17 (2006/07: 0.16). In the US, lost time injuries numbered 18 (excluding KeySpan), compared with 30 in 2006/07, both of which include Rhode Island. The lost time injury frequency rate for 2007/08 in the US was 0.63 (no comparison for 2006/07 due to changes in reporting lines).
In both the UK and US, we again exceeded our regulatory agreed targets on safety-related standards as follows:

Gas escapes	Time	Target	Actual

UK – uncontrolled	One hour	97%	98%
UK – controlled	Two hours	97%	99%
Upstate New York	30 minutes	75%	83%
	45 minutes	90%	96%
	60 minutes	95%	99%
Rhode Island	30 minutes	91%	95%
	45 minutes	93%	97%

We will report on KeySpan safety performance from 1 April 2008 onwards.
In the UK, we have decommissioned approximately 1,850 kilometres of iron gas mains in 2007/08, exceeding the target agreed with the UK Health & Safety Executive for the second consecutive year, which this year was 1,835 kilometres. We decommissioned 1,850 kilometres in 2006/07 and 1,724 kilometres in 2005/06.

Efficiency	Our objective is to increase the efficiency of Gas Distribution operations.

We have undertaken a number of internal process reviews to advance the alignment of our operations with the aspiration of removing duplication and waste.
Following the integration of KeySpan, we have consolidated office locations within the US to centralise many activities. An example of this is the closure of the Rhode Island gas control centre and consolidation into Waltham, near Boston.
Within the UK we have improved the efficiency of our mains replacement activities by tackling larger projects through taking a zonal approach. We have also used technology, such as vacuum excavation, transferred from the US, to allow jobs to be completed more efficiently.

Reliability	Our objective is to meet regulatory targets and to have zero loss of supply incidents.

In the UK, actual gas consumption was 315 TWh compared with 303 TWh in 2006/07 and 347 TWh in 2005/06. This was equivalent to underlying levels of gas demand, excluding the effects of weather, of 329 TWh in 2007/08 compared with 331 TWh in 2006/07 and 347 TWh in 2005/06.
In the US, gas consumption in upstate New York was 40 TWh (136 million decatherms) for 2007/08 and 11 TWh (38 million decatherms) in Rhode Island. This was slightly above the previous year due to colder temperatures and increased usage among customers with dual fuel capability. Gas consumption in the KeySpan service territory was 89 TWh (304 million decatherms) for 2007/08.
Over the year, we have achieved all our standards of service set by Ofgem that relate to our gas transportation services in the UK. In the US there was a significant improvement in reliability, in particular in the area of gas escapes. Workable gas escape backlogs have been reduced by more than 20% over the past year and all our operations are in regulatory compliance.

Customer service	In addition to meeting customer service objectives agreed with our regulators, our objective is to be within the upper quartile of customer satisfaction in the territories we operate in.

In the UK, we have achieved all our connections standards of service over the year, along with all other standards of service set by Ofgem that relate to our gas transportation services.

Annual Report and Accounts 2007/08 57

During 2007/08, we made around 45,000 new connections to our UK networks (2006/07: 40,000, 2005/06: 50,000). The proportion of planned service interruptions in 2007/08 was 99.175% (2006/07: 98.92%, 2005/06: 93%) compared with a target of 95%, while the proportion of customer complaints responded to within five working days was 96.1% (2006/07: 94.7%, 2005/06: 94.7%) compared with a target of 90%.
Our gas operations in the US met all customer service standards over the past year. We installed around 14,000 new services and added 911 kilometres of new gas main connections to the network.

Capital investment	Our aim is to deliver around £4 billion of capital investment by 2012 in line with our price control allowance.

During 2007/08 we successfully delivered £702 million of capital investment and plan to invest a further £4 billion by 2012.
UK capital investment
Gross investment including reinforcement, extension and replacement of the UK gas distribution network was £514 million in 2007/08 compared with £490 million in 2006/07 and £444 million in 2005/06. Of these amounts £353 million in 2007/08 related to the replacement expenditure (2006/07: £333 million, 2005/06: £295 million) and £161 million of other capital investment including new connections, new pipelines and minor capital expenditure (2006/07: £157 million, 2005/06: £149 million). Expenditure on software applications included within the above amounts was £18 million (2006/07: £12 million, 2005/06: £1 million).
Replacement expenditure has increased by 20% since 2005/06 reflecting the substantial increase in planned work load under the long-term mains replacement programme agreed with the Health & Safety Executive.
During the third year of our alliance partnerships for Gas Distribution, we have replaced approximately 1,850 kilometres of iron gas mains with an increasing proportion of our workload comprising complex replacement of large diameter mains. Performance under the mains replacement incentive scheme has been held broadly neutral in 2007/08. The increase in other capital expenditure in 2007/08 compared with 2006/07 and in 2006/07 compared with 2005/06 was because of a higher level of investment in the reinforcement of high pressure pipelines, such projects being dependent on forecasts of future demand, as well as higher expenditure on new connections and the replacement of commercial vehicles. The level of investment in high pressure pipelines and reinforcement mains continued during 2007/08 together with higher information technology expenditure to replace obsolete equipment in system control, operational and support activities.
US capital investment
Capital expenditure in the replacement, reinforcement and extension of our US gas distribution networks was £188 million in 2007/08, £36 million in 2006/07, and £25 million in 2005/06.
Capital expenditures related to our Gas Distribution US segment are primarily for the renewal, replacement, and expansion of the distribution system.
After excluding the effect of exchange movements of £2 million in 2007/08 compared with 2006/07, capital expenditures increased by £154 million. The primary reason for the increase was the inclusion of £144 million representing seven months of capital expenditure on the operations acquired with KeySpan.
After excluding the effect of exchange movements of £2 million in 2006/07 compared with 2005/06, capital expenditures increased by £13 million due to increased spending of £6 million in Rhode Island.
Financial performance

Profits	Our objective is to increase profits each year.

The adjusted operating profit for Gas Distribution was £987 million in 2007/08 compared with £480 million in 2006/07 and £530 million in 2005/06.

Returns on investment	Our aim is to meet or exceed the base financial returns in our price controls in the UK and our rate plans in the US.

In the UK, we measure our return on investment using a vanilla return measure as defined in our UK price controls from 1 April 2008. In the US, we measure our return on investment using our defined return on equity under the terms of each rate plan.
Gas Distribution UK achieved a 5.1% vanilla return in 2007/08, broadly in line with the regulatory allowance.
Financial results – Gas Distribution UK
The results for our Gas Distribution UK segment for the years ended 31 March 2008, 2007 and 2006 were as follows:

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Revenue	1,383	1,193	1,222
Other operating income	8	6	4
Operating costs excluding exceptional items and remeasurements	(796)	(790)	(743)

Adjusted operating profit	595	409	483
Exceptional items	(21)	3	(51)

Operating profit	574	412	432

2007/08 compared with 2006/07
The principal movements between 2006/07 and 2007/08 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2006/07 results	1,199	(787)	412
Add back 2006/07 exceptional items	–	(3)	(3)

2006/07 adjusted results	1,199	(790)	409
Allowed revenues	146	–	146
Timing on recoveries	59	–	59
Depreciation and amortisation	–	(11)	(11)
Pass-through costs	–	(18)	(18)
Other revenue and costs	(13)	23	10

2007/08 adjusted results	1,391	(796)	595
2007/08 exceptional items	–	(21)	(21)

2007/08 results	1,391	(817)	574

58 Gas Distribution continued	National Grid plc

Revenue and other operating income in Gas Distribution UK increased by £192 million in 2007/08 compared with 2006/07. Net formula income was up £165 million due to the outcome of the one year price control extension. In addition there was a £59 million timing impact on recoveries. This was offset by lower non-formula income as a result of the cessation of transitional service agreements with the independent distribution networks and lower meter work activities, which is reflected in the improvement in other costs.
The allowed formula revenue is no longer linked to delivery volumes, this decoupling now eliminates the sensitivity to warm weather and lower underlying volumes. Furthermore, a smaller proportion of our income is recovered through the volume delivery component of our charges.
Cooler temperatures than the prior year increased consumption by 14 TWh, which was partially offset by the impact of underlying volumes being lower by 2 TWh. The net year-on-year timing impact against allowed revenues was £59 million as in 2007/08 there was a net benefit of £26 million (comprising the recovery of £43 million relating to the previous year, partially offset by a £17 million under-recovery for 2007/08), compared with a net detriment of £33 million in 2006/07 (comprising a £43 million under-recovery for 2006/07, partially offset by £10 million recovered relating to 2005/06).
Operating costs, excluding exceptional items, were £6 million higher in 2007/08 compared with 2006/07. Depreciation and amortisation costs were £11 million higher reflecting the increased capital investment in the distribution network. In line with 2006/07, there was a £12 million increase in business rates following the changes in rateable values introduced from 1 April 2005. From 2007/08 there is an extra allowance of £12 million for the recovery of non-active members pensions costs. This was offset by a reduction in operating costs of £11 million partly driven by the cessation of the transitional services agreement with the Independent Distribution Networks and partly efficiency savings.
Exceptional charges of £21 million in 2007/08 related primarily to the creation of the new shared services organisation in the UK and global information services function, together with pension costs associated with these restructuring programmes. This compared with a £3 million net gain in 2006/07.
As a consequence of the above, adjusted operating profit excluding exceptional items was £186 million higher in 2007/08 than 2006/07, an increase of 45%. Including exceptional items, operating profit was £162 million higher in 2007/08 than 2006/07, an increase of 39%.
2006/07 compared with 2005/06
The principal movements between 2005/06 and 2006/07 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2005/06 results	1,226	(794)	432
Add back 2005/06 exceptional items	–	51	51

2005/06 adjusted results	1,226	(743)	483
Price changes	73	–	73
Weather and volumes	(69)	–	(69)
Timing on recoveries	(32)	–	(32)
Depreciation and amortisation	–	(9)	(9)
Business rates	–	(23)	(23)
Other revenues and costs	1	(15)	(14)

2006/07 adjusted results	1,199	(790)	409
2006/07 exceptional items	–	3	3

2006/07 results	1,199	(787)	412

Revenue and other operating income in Gas Distribution UK fell by £27 million in 2006/07 compared with 2005/06. Net formula income was up by £4 million with the benefit of an average price increase of 8.8% implemented on 1 October 2006 giving rise to a £73 million increase in revenue, but largely offset by delivery volumes being significantly lower than the prior year reducing revenue by £69 million.
The weather in 2006/07 was significantly warmer than 2005/06 lowering consumption by 28 TWh which, combined with the impact of underlying volumes being lower by 16 TWh (caused principally by the continuing effect of high wholesale gas prices), led to an under-recovery of income of £43 million in 2006/07. This was partically offset by a £10 million recovery relating to 2005/06.
Operating costs, excluding exceptional items were £47 million higher in 2006/07 compared with 2005/06. Depreciation and amortisation costs were £9 million higher reflecting the increased capital investment in the distribution network. As in 2005/06 (see below) there was a £23 million increase in business rates following the changes in rateable values introduced from 1 April 2005. The remaining increase in operating costs of £15 million was mainly driven by workload including significant investment in maintenance and other safety-related activities.
Adjusted operating profit was £74 million lower in 2006/07 than 2005/06, a reduction of 15%. An exceptional credit of £3 million in 2006/07 related to pension elements of restructuring programmes offsetting costs associated with the creation of the new shared services organisation in the UK. Operating profit was £20 million lower in 2006/07 than 2005/06, a reduction of 5%.

£1,383m	£2,845m	£514m	£188m

Gas Distribution UK revenue	Gas Distribution US revenue	Gas Distribution UK capital expenditure	Gas Distribution US capital expenditure

Annual Report and Accounts 2007/08 59

In summary, revenue and other operating income were £27 million lower, operating costs were £47 million higher and exceptional charges were £54 million lower.
Financial results – Gas Distribution US
The average exchange rates used to translate the results of US operations during 2007/08, 2006/07 and 2005/06 were $2.01:£1, $1.91:£1 and $1.79:£1 respectively.

	Years ended 31 March
	2008	2007	2006
	£m	£m	£m

Revenue	2,845	638	571
Operating costs excluding exceptional items and remeasurements	(2,453)	(567)	(524)

Adjusted operating profit	392	71	47
Exceptional items and remeasurements	95	(4)	–

Operating profit	487	67	47

2007/08 compared with 2006/07
The principal movements between 2006/07 and 2007/08 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2006/07 results	638	(571)	67
Add back exceptional items	–	4	4

2006/07 adjusted results	638	(567)	71
Exchange movements	(32)	29	(3)

2006/07 constant currency results	606	(538)	68
KeySpan	2,181	(1,832)	349
Rhode Island gas operations	61	(74)	(13)
Bad debt expense	–	(3)	(3)
Pension and benefit costs	–	(3)	(3)
Other	(3)	(3)	(6)

2007/08 adjusted results	2,845	(2,453)	392
2007/08 exceptional items	–	(46)	(46)
2007/08 remeasurements	–	141	141

2007/08 results	2,845	(2,358)	487

Revenue and operating costs excluding exceptional items and remeasurements increased by £2,239 million and £1,915 million respectively in 2007/08 compared with 2006/07 on a constant currency basis, an increase of 369% and 356% in each case. The rise in revenue and operating cost primarily arose from five months of additional activities from the gas distribution network in Rhode Island we acquired from Southern Union Company in August 2006 and seven months of activities from the gas distribution networks we acquired with KeySpan in August 2007.
Adjusted operating profit was £324 million higher in 2007/08 than 2006/07 on a constant currency basis, an increase of 476%. Exceptional charges of £46 million in 2007/08 related to integration initiatives, including the cost of voluntary early redundancies, while favourable mark-to-market commodity contract remeasurement gains were recorded as a consequence of higher energy prices compared with contracted amounts as at 31 March 2008. The benefit of these gains will be realised in subsequent periods and passed back to consumers.
Operating profit was £420 million higher in 2007/08 than 2006/07, an increase of 627%. In summary, revenue was £2,207 million higher, operating costs were £1,886 million higher, exceptional charges were £42 million higher and remeasurement gains were £141 million.
2006/07 compared with 2005/06
The principal movements between 2005/06 and 2006/07 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2005/06 results and adjusted results	571	(524)	47
Exchange movements	(36)	33	(3)

2005/06 constant currency results	535	(491)	44
Purchased gas	(77)	79	2
Rhode Island gas operations	176	(159)	17
Bad debts	–	(3)	(3)
Pension and benefit costs	–	5	5
Other	4	2	6

2006/07 adjusted results	638	(567)	71
Exceptional items	–	(4)	(4)

2006/07 results	638	(571)	67

Revenue increased by £103 million in 2006/07 compared with 2005/06 on a constant currency basis, an increase of 19%. The rise in revenue was primarily due to seven months of revenue from the gas distribution network in Rhode Island we acquired from Southern Union Company in August 2006. This increase was partially offset by a reduction of purchase gas recovery due to lower purchased gas costs.
Operating costs increased by £76 million in 2006/07 compared with 2005/06 on a constant currency basis, an increase of 15%. This rise is largely due to £159 million of costs incurred in the gas distribution network in Rhode Island in the seven months subsequent to its acquisition in August 2006. This increase was partially offset by lower purchased gas costs of £79 million due to lower gas prices and lower sales volumes.
Adjusted operating profit was £27 million higher in 2006/07 than 2005/06 on a constant currency basis, an increase of 61%. Exceptional charges of £4 million in 2006/07 related to merger integration initiatives.
Operating profit was £20 million higher in 2006/07 than 2005/06, an increase of 43%. In summary, revenue was £67 million higher, operating costs were £43 million higher and exceptional charges were £4 million higher.

£595m	£392m	45%	476%

Gas Distribution UK adjusted operating profit	Gas Distribution US adjusted operating profit	Gas Distribution UK increase in adjusted operating profit	Gas Distribution US increase in adjusted operating profit at constant currency

60 Electricity Distribution & Generation	National Grid plc

Electricity Distribution & Generation

We supply electricity to approximately 3.4 million customers in the northeastern US through our distribution systems and own generation plants capable of generating 4.1GW.
We are also responsible for maintaining and operating the electricity transmission and distribution system on Long Island on behalf of the Long Island Power Authority (LIPA).
With the introduction of revenue decoupling, we are working with energy policy makers and our markets, to develop, support and promote the right structure under a carbon constrained business environment. This is a fundamental change in the way our revenues are determined, basing our earnings on the reliability of our networks and efficiency programmes rather than energy usage.
We have engaged in a reliability enhancement programme to improve the experience of our customers as well as refreshing our approach to customer service.
Key Facts
–	Over 116,000 kilometres of circuit

–	3.4 million customers

–	31 TWh of electricity delivered

–	680 substations

–	57 generation plants at 13 locations across Long Island

–	LIPA network serving 1.1 million customers over 21,000 kilometres of circuit and 170 substations, delivering 20 TWh of electricity

£330m	£257m	5,543	266 GWh

Adjusted operating profit	Capital investment	Employees	Energy saved through energy efficiency measures – $38 million saved by our customers

Annual Report and Accounts 2007/08 61

About Electricity Distribution & Generation
Our Electricity Distribution & Generation business operates in the northeastern US. It is reported as a single segment in our financial statements as Electricity Distribution & Generation US.
We describe below the principal operations, current and future developments and performance of the Electricity Distribution & Generation US segment, however, this section should be read in conjunction with the rest of this Operating and Financial Review, in particular our vision, strategy and objectives, business drivers and risks and external and regulatory environments, as set out on pages 15 to 19.
Principal operations
Electricity Distribution
We are one of the leading electricity distribution service providers in the northeastern US, as measured by energy delivered, and one of the largest utilities in the US, as measured by the number of electricity distribution customers.
Our electricity distribution system spans upstate New York, Massachusetts, Rhode Island and New Hampshire, which, together with the system on Long Island owned by the Long Island Power Authority (LIPA), provides energy to customers that include homes, small and large commercial and industrial enterprises.
We are responsible for building, operating and maintaining our electricity distribution networks in New England and New York, and LIPA’s transmission and distribution networks on Long Island. What we do is essential to the economies of the regions in which we operate and the comfort and well-being of the millions of people who depend on our services.
Our aim is to provide a reliable, high quality electricity distribution network to our customers, and a high level of customer service. In providing these services, we are committed to safeguarding our global environment for future generations.
Through our electricity distribution networks we serve approximately 3.4 million electricity customers over a network of approximately 116,000 circuit kilometres (72,000 miles) in New England and New York.
On Long Island, we are responsible for managing the electricity transmission and distribution system on behalf of LIPA. The LIPA service territory consists of most of Nassau and Suffolk counties on Long Island, together with the Rockaway Peninsula which forms part of Queens county (part of New York City). It covers approximately 3,200 square kilometres, encompassing nearly 90% of Long Island’s total land area. LIPA owns approximately 2,100 kilometres (1,300 miles) of transmission line facilities that deliver power to approximately 170 substations in its electricity

4.1 GW	$930m	11 minutes	$28m

Generation facilities on Long Island	Planned spend on reliability enhancement programme over next five years	Reduction in system average interruption duration	Investment in energy efficiency measures in 2007/08

62 Electricity Distribution & Generation continued	National Grid plc

system. From these substations, approximately 21,000 circuit kilometres (13,000 miles) of distribution facilities distribute electricity to 1.1 million customers.
Our responsibilities include managing the day-to-day operations and maintenance of LIPA’s transmission and distribution system, providing services to LIPA’s retail customers, purchasing and selling electricity on behalf of LIPA and managing the delivery of the energy that we produce under contract to LIPA.
Generation
We own 57 electricity generation plants on Long Island that together provide 4.1 GW of power under contract to LIPA. We also manage the fuel supplies for LIPA to fuel our plants and purchase energy, capacity and ancillary services in the open market on LIPA’s behalf.
Our plants consist of oil and gas fired steam turbine, gas turbine and diesel driven generating units. The smallest are 2 MW diesel driven units on the eastern end of Long Island and the largest are four 375 MW steam units based at Northport. Any available power not purchased by LIPA is made available for sale in the open market.
Stranded cost recoveries
Stranded cost recoveries capture the recovery of some of our historical investments in generating plants that were divested as part of the restructuring process and wholesale power deregulation process in New England and New York. This includes the recovery of certain above market costs of commodity purchase contracts we are committed to purchasing that were in place at the time of restructuring and deregulation.
We are able, with the approval of the utility commissions in the states in which we operate, to recover most of these costs through a special rate charged to electricity customers.
Pursuant to the settlement and stranded cost recovery agreements in effect in each of the states in which National Grid operates, this revenue stream will decline as the recovery of stranded costs is completed. As a consequence, and because we are returning the cash generated from stranded cost recoveries to shareholders, we do not consider this to be part of our business performance and so this is excluded from adjusted operating profit.
Regulation
The prices we set in the US are based on a cost of service model, whereby the prices established by our regulators are designed to cover the costs we incur in providing services to customers, together with a return on capital invested.
Customer bills typically comprise a commodity rate, covering the cost of electricity delivered, and a delivery rate, covering our electricity delivery service. Delivery rates comprise a combination of a per customer charge, a demand charge and a price per additional kilowatt hour of electricity delivered. The allocation and applicability among these components vary by size of customer.
Prices set by our rate plans are based on estimates of costs and our return and estimates of volumes expected to be delivered, which may differ from actual amounts. A substantial proportion of our costs, in particular electricity purchases for supply to customers, are pass-through costs, in that prices are adjusted on a regular basis to ensure that over- or under-recovery of these costs is returned to or recovered from customers. As a consequence we have no economic exposure to such costs, however, there can be timing differences between the financial period when we incur such costs and the financial period when our prices are adjusted to return or charge for any over- or under-recovery.
Our Long Island generation plants sell capacity to LIPA under a contract, approved by the Federal Energy Regulatory Commission (FERC), which provides a similar economic effect to cost of service rate regulation.
Our rate plans include sharing arrangements, which allow us to retain some of the benefit of efficiency improvements in excess of those built into rate plan assumptions. Typically we retain all the benefits up to a certain level of return on equity, after which we retain only a proportion of the benefits, with the balance returned to customers.

	Equity	Equity to	Sharing
Rate plan	return	debt ratio	arrangements

Upstate New York	10.6%	47/53	100% to 11.75%, 50% to 14%, 25% to 16%, 10% above 16%

Massachusetts	*	*	Not specified

Rhode Island	10.5%	50/50	50% from 10.5-11.5%, 25% above 11.5%

New Hampshire	9.67%	50/50	50% above 11%

*	Massachusetts returns are based on the average of a peer group of utilities until 31 December 2009
We also have a number of service standards for our operations. These vary among our rate plans, but include such measures as reliability levels, customer satisfaction levels, customer complaints, customer meter reading performance, customer call answering, energy efficiency programmes and other measures. Many of these service standards have penalties if we do not achieve certain specified minimum standards.
The upstate New York rate plan also allows for subsequent recovery of specified electricity related costs and revenue items that have occurred since the rate plan was established, once these amounts exceed $100 million (£51 million). These ‘deferral account’ items include changes from the levels of pension and post-retirement benefit expenses from levels specified in the rate plan, as well as various other items, including storms, environmental remediation costs, and certain rate discounts provided to customers, together with costs and revenues from changes in tax, accounting and regulatory requirements.

Annual Report and Accounts 2007/08 63

Current and future developments
In addition to the current and future developments described on pages 22 and 23, the following developments are relevant to the Electricity Distribution & Generation business.
Acquisition of KeySpan
The acquisition of KeySpan resulted in the expansion of our electricity distribution operations to include the operation, on behalf of LIPA, of the transmission and distribution system on Long Island that serves approximately 1.1 million customers.
In addition, we acquired 57 electricity generation plants on Long Island that supply electricity under contract to LIPA.
Upstate New York capital expenditure rate filing
In New York, capital expenditure in the rate plan for electricity distribution was set at historic levels, which are significantly lower than those currently required to maintain a safe and reliable network. On 21 December 2007 we petitioned the New York Public Service Commission for deferred recovery of incremental investment on major capital programmes for calendar year 2008, as permitted under our rate plan.
New Hampshire rate plan
The New Hampshire Public Utilities Commission approved a five year rate plan for our electricity distribution network. The rate plan included a 9% reduction in distribution rates. Over the term of the rate plan any earnings in excess of a return of 11% are shared with customers. In addition, the plan allows for incremental increases in rates for capital expenditure incurred under our reliability enhancement programme.
Performance against our objectives
Descriptions of our progress against our overall objectives in the areas of delivering our strategy, operating performance, talent, relationships, environment, financial performance and responsibility are set out on pages 24 to 43. We include below further information specific to Electricity Distribution & Generation US with respect to the progress we have made on delivering our strategy, our operating performance and our financial performance.
Delivering our strategy

Key areas of focus	Key areas of focus for Electricity Distribution & Generation are: addressing the challenges of an ageing asset base in our upstate New York and New England operations; increased customer expectations; heightened regulatory pressures; improving reliability and safety performance and getting the best out of our employees.

Tom King was appointed as the Executive Director for Electricity Distribution & Generation with effect from 13 August 2007. Following the acquisition of KeySpan, a new management team for the enlarged business has been appointed, activities such as customer billing, human resources, property services, accounting and financial transactions processing have been transferred into our shared services organisation, and we have started the process of implementing common operating procedures across the business.
Our aim is to transform the current traditional utility model into a business that is able to deliver sustained improvements in operating performance, be more efficient and provide a platform for growth in the future.
We have compared our overall performance on operational efficiency, system reliability and customer experience against industry peers. These measures indicate that, overall, our performance is not at the upper quartile position we believe can be achieved. As a consequence, we plan to improve our performance and are in the process of implementing initiatives on regulatory stability, transforming our operations, and enhancing the customer experience.
Regulatory stability
We aim to be a leader in the energy policy agenda by progressing efforts in energy efficiency, decoupling, and climate change. We aim to improve our regulatory relationships through improved reliability and customer service performance.
Transform operations
We have established a multi-year programme aimed at delivering better performance and value through a series of improvement initiatives. Our objective is to enhance our asset management expertise and discipline by leveraging the benefits of a common operating model and greater standardisation across the business. We believe that our work delivery performance can be improved through standardising processes, investing in field force enablement solutions and establishing rigorous performance metrics. This will involve advancing our network operations performance by consolidating control centres and investing in network control systems and supporting technologies.
Customer experience
Our customers’ expectations continue to change. Experiences our customers have with other industries are setting new performance level expectations for National Grid. Customers and regulators are demanding that we elevate our performance to the same increasingly high standards.
We have begun the process of looking at and defining the branded National Grid customer experience. This effort is centred on understanding customer needs and expectations and delivering on them day in and day out.
Our customer experience strategy is defined by assessing our current customer experience from both the customer’s and our perspective. This allows us to compare internal operations with external perception and experience and so to identify areas for improvements as well as those of strength.
For over 20 years National Grid has offered a comprehensive portfolio of energy efficiency programmes to customers. These nationally recognised programmes have a distinguished track record of consistency in delivering energy savings to our customers. Customers participating in the programmes have saved billions of kilowatt hours of electricity, millions of dollars in energy costs and have eliminated millions of tonnes of greenhouse gas emissions associated with electricity production.

64 Electricity Distribution & Generation continued	National Grid plc

National Grid has received national recognition from the US Environmental Protection Agency (EPA) and the US Department of Energy (DOE) for our leadership and outstanding contribution to energy savings and mitigating the effects of climate change.
Using our proven performance in the area of energy efficiency, we look forward to the potential doubling of programme funding through initiatives underway in Rhode Island, New York, and Massachusetts, while we continue to develop new and creative ways to provide our customers with end-to-end energy solutions.
Operating performance

Safety	Our objective is to reduce employee lost time injuries to zero.

The number of employee lost time injuries in Electricity Distribution & Generation (excluding KeySpan) increased to 30 compared with 25 in 2006/07 based on our new definition (see page 29) which aligns the way we measure lost time injuries between the UK and the US. Our lost time injury frequency rate for 2007/08 was 0.32 (2006/07: no direct comparison available due to changes in reporting lines). Even though we experienced a decline in performance with respect to lost time injuries, we have implemented a number of improvements in safety management:
■	supervisor ‘safety days’ were introduced to promote the importance of safety leadership and personal responsibility for safety;
■	training programmes including one on human error elimination and one on safe and unsafe acts were implemented to promote safe behaviours and improve communication skills;
■	a soft tissue injury prevention programme was developed to improve our approach to preventing soft tissue or muscular skeletal injuries, which comprise 60% of our injuries. Implementation of the programme will continue in 2008/09;
■	as part of our trusted to work responsibly strategy, we implemented ‘golden rules’ of safety that address the most critical areas of safety and set clear expectations of the workforce;
■	a new safety recognition programme was developed to ensure we emphasise and reward good safety performance; and
■	National Grid and KeySpan policies and practices are being integrated to promote one, positive safety culture.
In 2008/09 our aims include enabling management to spend more time in the field, improving the quality of safety observation tours, developing long-term staffing plans to ensure adequate resources, implementing programmes to help develop safety leaders and ensuring that managers and supervisors are made accountable for meeting safety objectives.

Efficiency	Our objective is to be more efficient in the delivery of services, in the context of higher expectations from our customers and cost pressures.

Over the past year we have made progress, gathering data using various methods such as focus groups, surveys, feedback from our frontline team members, customer data analyses and comparative landscape analyses. We have also defined better processes that will help improve our customer experience, and so help to meet their expectations, by leveraging our strengths and improving areas where gaps were found.
Our goal is to make it easier for our customers to do business with us and to enhance the customer experience. We plan to increase online transactions through convenient payment systems and provide access to all our products and services, such as energy efficiency programmes, online.
We recently completed a customer service system conversion that consolidated the upstate New York and New England customer systems into a single information and billing system. This was a multi-year effort with representation from cross functional groups. The consolidation allows us to serve National Grid electricity customers from a single system providing the ability to more easily handle calls to our call centres, provide real-time updates for processing customers’ transactions, and provide for better consistency in procedures and processes as well as voice recognition and web applications.
We have initiated an automatic proactive outbound calling programme that will enable us to reach thousands of customers within a matter of minutes to inform them of relevant information or news, such as progress on power restoration, streetlight repair, tree order acknowledgements, emergency and planned outages, energy seminar promotions and billing notices.
We also continue to make progress on location efficiency. As part of the integration of KeySpan operations, we have begun the consolidation and standardisation of facilities across our US operations. While this involves some temporary moves to facilitate building work and renovations to be completed, our aim is to provide high quality and vibrant work areas that are conducive to working together effectively as one team.

Annual Report and Accounts 2007/08 65

Reliability	In addition to meeting reliability performance targets agreed with our regulators, our objective is to improve reliability.

The system average interruption duration (SAIDI) for 2007/08, being the time the average customer is without power during the year, was 110 minutes, compared with a target of 110 to 120 minutes and 121 minutes in 2006/07.
We achieved all of our reliability regulatory targets in Massachusetts and Rhode Island. In upstate New York, we significantly reduced the number of times the average customer was without power during the 2007 calendar year, but still incurred an aggregate net penalty of $13.2 million (£6.6 million).
We are seeing improved performance as a result of our comprehensive reliability improvement programme, which will involve investment of over $930 million (£470 million) over the next five years.
We continue to be committed to reducing the frequency and duration of service interruptions. We are therefore increasing our investment in the coming financial year for asset enhancement, replacement and maintenance. Continuation of this programme into the future should improve reliability, reduce inefficient use of resources in responding to outages and create a safer working environment.
In order to improve performance, we have developed and begun execution of a five year reliability enhancement programme. This includes:
■	vegetation management – incremental tree trimming to address an increase in customer outages related to contacts with tree branches;

■	feeder hardening – upgrading our worst performing overhead electricity circuits by replacing aged and deteriorated components and protecting against lightning strikes and animal contacts;

■	asset replacement – replacing ageing distribution equipment before its expected end of life, including poles, underground cable, and substation equipment; and

■	inspection and maintenance – increasing our preventative maintenance and repair activities to find potential faults before they occur to improve reliability and public safety.
Our Long Island electricity generation units earned the maximum possible performance incentives of $4 million (£2 million) during the calendar year 2007. These incentives are based on capacity, summer availability and efficiency. These units maintained their efficiency despite reduced output caused by the introduction of a new interconnector cable between Long Island and the mainland.

Customer service	In addition to meeting customer service objectives agreed with our regulators, our objective is to be within the upper quartile of customer satisfaction in the territories we operate in.

Under our service quality plans, we met or exceeded our customer service targets in Massachusetts. We met or exceeded most of the customer service targets in New York, but incurred a penalty of $1 million (£0.5 million) for missing our customer satisfaction targets.
We believe that lower customer satisfaction in New York is mainly a consequence of a negative reaction to sustained higher commodity prices. However, reliability and service issues are also a factor and we are taking steps to improve customer outreach on managing cost and use, billing quality, responsiveness to customer queries, regulatory complaints and call handling. We also believe that our investment in enhancing reliability will improve the way our customers perceive us.

Capital investment	Our objective is to deliver our capital investment plans over the next five years, including our $930 million (£470 million) reliability enhancement programme.

Capital investment in the replacement, reinforcement and extension of our US electricity distribution networks was £257 million in 2007/08, £218 million in 2006/07 and £219 million in 2005/06. After excluding the effect of exchange movements of £11 million in 2007/08 compared with 2006/07, capital investment increased by £50 million. This reflected an increase of £17 million in spend related to our reliability enhancement programme, recognition of finance leases related to vehicles of £18 million, other increases in capital investment of £11 million and £13 million of capital investment in the operations acquired with KeySpan, partially offset by a non-recurring benefit capitalisation adjustment made in 2006/07 of £9 million.
After excluding the effect of exchange movements of £14 million in 2006/07 compared with 2005/06, capital investment increased by £13 million. This reflected an increase of £19 million in spend related to our reliability enhancement programme and other increases in capital investment, including a non-recurring benefit capitalisation adjustment, partially offset by a £17 million reduction relating to the Nantucket cable project.

66 Electricity Distribution & Generation continued	National Grid plc

Financial performance

Profit	Our objective is to increase profits each year.

Adjusted operating profit was £16 million lower in 2007/08 than 2006/07 on a constant currency basis, a decrease of 5% largely driven by higher bad debt expense, an increase in our environmental remediation provision and, as anticipated, increased spending on our reliability enhancement programme, partially offset by the contribution from operations acquired with KeySpan.
Further information is included under financial results below.

Returns on investment	We measure our return on investment using our defined regulatory return on equity under the terms of each rate plan.

The regulatory return on equity for our operating companies declined in both Massachusetts and New York.
In Massachusetts the regulatory return on equity declined to 9.5% for the 12 months ended 31 December 2007, principally as a result of an increase in bad debt costs.
In New York, the combined regulatory return on equity includes electricity transmission, electricity distribution, gas distribution and stranded cost recoveries. For the rate year ended 31 October 2007 this was 6.4%, including savings. Our achieved return reflects gas distribution returns that are significantly less than allowed and, as described on page 55, a new gas rate case is being filed. If one-off items relating to voluntary early retirement costs and negative adjustments to our deferral account balance are excluded, our achieved return was 8.4%. This was lower than the previous year reflecting an increase in bad debts and higher spending on our reliability enhancement programme.
Financial results
The results of the Electricity Distribution & Generation segment for the years ended 31 March 2008, 2007 and 2006 were as follows:

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Revenue excluding stranded cost recoveries	3,126	3,004	3,134
Other operating income	–	–	3
Operating costs excluding exceptional items and remeasurements	(2,796)	(2,640)	(2,820)

Adjusted operating profit	330	364	317
Exceptional items	(104)	(9)	–
Remeasurements	91	81	(49)
Stranded cost recoveries	379	423	489

Operating profit	696	859	757

2007/08 compared with 2006/07
The principal movements between 2006/07 and 2007/08 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2006/07 results	3,430	(2,571)	859
Add back exceptional items	–	9	9
Add back remeasurements	–	(81)	(81)
Add back stranded cost recoveries	(426)	3	(423)

2006/07 adjusted results	3,004	(2,640)	364
Exchange movements	(150)	132	(18)

2006/07 adjusted results at constant currency	2,854	(2,508)	346
Purchased electricity	(47)	20	(27)
Volumes, including weather	17	–	17
Depreciation and amortisation	–	(7)	(7)
Reliability enhancement	–	(13)	(13)
Bad debts	–	(17)	(17)
Storms	–	33	33
KeySpan acquisition	293	(268)	25
Other	9	(36)	(27)

2007/08 adjusted results	3,126	(2,796)	330
2007/08 exceptional items	–	(104)	(104)
2007/08 remeasurements	–	91	91
2007/08 stranded cost recoveries	382	(3)	379

2007/08 results	3,508	(2,812)	696

Excluding stranded cost recoveries, revenue increased by £272 million in 2007/08 on a constant currency basis as compared with 2006/07. This was primarily due to the acquisition of KeySpan partially offset by lower purchased electricity costs. Commodity costs are recovered in full from customers although the recovery of these costs can occur in more than one financial year.

£3,508m	£330m	£379m	£257m

Revenue	Adjusted operating profit	Stranded cost recoveries	Capital investment

Annual Report and Accounts 2007/08 67

Excluding stranded cost recoveries, exceptional items and remeasurements, operating costs increased by £288 million in 2007/08 on a constant currency basis. This was primarily due to the acquisition of KeySpan and higher bad debt costs of £17 million. Spend on our reliability enhancement programme also increased in 2007/08. These items were partially offset by lower purchased electricity and other pass-through costs of £20 million, which are recovered from customers as described above, and storm costs which were £33 million lower in 2007/08. A portion of storm costs incurred in 2007/08 will be recovered in future periods.
The £16 million decrease on a constant currency basis in adjusted operating profit from Electricity Distribution & Generation US in 2007/08 compared to 2006/07 was primarily due to higher bad debts and other expenses including an expected increase in our reliability enhancement spend, the timing of commodity cost recovery and the non-recurrence of one-off items incurred in 2006/07. These were partially offset by lower storm costs of £33 million, increased deliveries, including the effect of weather, of £17 million, and the acquisition of KeySpan.
2006/07 compared with 2005/06
The principal movements between 2005/06 and 2006/07 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2005/06 results	3,654	(2,897)	757
Less stranded cost recoveries	(517)	28	(489)
Add back remeasurements	–	49	49

2005/06 adjusted results	3,137	(2,820)	317
Exchange movements	(198)	178	(20)

2005/06 adjusted results at constant currency	2,939	(2,642)	297
Purchased electricity	(16)	39	23
Deferral account	72	–	72
Depreciation and amortisation	–	(9)	(9)
Reliability enhancement	–	(8)	(8)
Bad debts	–	(11)	(11)
Pension and benefit costs	–	28	28
Storm costs	–	(43)	(43)
Other	9	6	15

2006/07 adjusted results	3,004	(2,640)	364
2006/07 exceptional items	–	(9)	(9)
2006/07 remeasurements	–	81	81
2006/07 stranded cost recoveries	426	(3)	423

2006/07 results	3,430	(2,571)	859

Excluding stranded cost recoveries, revenue increased £65 million in 2006/07 on a constant currency basis compared with 2005/06. This was primarily due to the recovery of previously incurred costs in New York of £72 million through the deferral account mechanism. This was partially offset by lower purchased electricity and other pass-through costs of £16 million. Commodity costs are recovered in full from customers although the recovery of these costs can occur in more than one financial year.
Operating costs excluding exceptional items, remeasurements and stranded cost recoveries decreased by £2 million in 2006/07 on a constant currency basis. This was primarily due to lower purchased electricity and other pass-through costs of £39 million, which are recovered from customers as described above. Storm costs were £43 million higher in 2006/07. The majority of these storm costs will be recovered in future periods.
The £67 million increase in adjusted operating profit in 2006/07 compared with 2005/06 on a constant currency basis was primarily due to the recovery of previously incurred costs in New York, reduced pension and benefit costs, and the timing of commodity cost recovery. These were partially offset by higher storm costs, the majority of which will be recovered in future periods, and higher bad debts.
Exceptional items of £9 million in 2006/07 related to integration costs in preparation for the proposed acquisition of KeySpan. There were no exceptional items in 2005/06. Remeasurements comprised a credit of £81 million in 2006/07, arising from a reduction in the carrying value of commodity contract liabilities.
Stranded cost recoveries contributed £426 million to revenues and £423 million to operating profit, compared with £517 million and £489 million respectively in 2005/06. The £91 million decrease in revenue comparing 2006/07 with 2005/06 resulted from a £32 million reduction as a consequence of exchange rate movements, a reduction in purchased power contract cost recoveries due to lower market commodity prices and lower stranded cost recoveries in accordance with our rate plans.
Operating profit increased by £102 million as a consequence of the above changes.

9.5%	8.4%	(5)%	18%

Regulatory return on equity in Massachusetts for 2007/08	Regulatory return on equity in New York for 2007/08, excluding one-off items	Decline in adjusted operating profit on a constant currency basis	Increase in capital investment

68 Non-regulated businesses and other	National Grid plc

Non-regulated businesses and other

We own National Grid Metering, OnStream, National Grid Grain LNG and National Grid Property.	Key Facts
–   Metering and meter reading services for around 20 million meters in the UK

–   Property portfolio of around 800 sites comprising buildings and land of around 1,600 hectares

–   Grain LNG planned total investment of approximately £830 million

This year has seen further expansion activity at our liquefied natural gas (LNG) import terminal on the Isle of Grain, which is currently capable of processing 3.3 million tonnes of LNG a year. We are continuing to invest in Grain, and by 2010 it should have the capacity to import 14.8 million tonnes per annum, around 20% of the UK’s forecast gas demand.

During the year approximately 810,000 new meters were installed by OnStream, our competitive metering business, comprising approximately 420,000 gas and 390,000 electricity meters.
We are undergoing a programme of land remediation at many of our brownfield sites, including legacy gas sites.
In the US, our non-regulated activities include LNG storage, LNG transportation, unregulated transmission pipelines, West Virginia gas fields and home energy services.

£129m Adjusted operating profit	£383m Capital investment	3,166 Employees	590,000 tonnes LNG imported to the UK through Isle of Grain

Annual Report and Accounts 2007/08 69

About non-regulated businesses and other
Our non-regulated businesses and other operations are located principally in the UK. For reporting purposes, they are not treated as a segment, but are instead reported within other activities.
This section should be read in conjunction with the rest of this Operating and Financial Review, in particular our vision, strategy and objectives, business drivers and risks and external and regulatory environments, set out on pages 15 to 19.
Principal operations

Metering	National Grid Metering and OnStream provide installation, maintenance and meter reading services to gas and electricity suppliers in the regulated and unregulated markets respectively.
Our metering businesses provide services on behalf of gas suppliers for an asset base of approximately 20 million domestic, industrial and commercial meters.

Grain LNG	National Grid Grain LNG is the first new LNG import terminal constructed in the UK for some 30 years, involving planned investment of approximately £830 million for Phases I, II and III.

UK Property	National Grid Property is responsible for managing all our major occupied properties in the UK, and for the management, clean up and disposal of surplus properties, largely comprising former gas works.

BritNed	BritNed is a joint venture between National Grid and TenneT, the Dutch transmission system operator, to build and operate a 260 kilometre 1,000 MW subsea electricity link between the Netherlands and the UK.

US non-regulated businesses	Includes LNG storage, LNG road transportation, unregulated transmission pipelines, West Virginia gas fields and home energy service activities that were acquired as part of the KeySpan acquisition.

In addition to our non-regulated businesses above, other activities comprise the following other operations and corporate activities.

xoserve	xoserve delivers transportation transactional services on behalf of all the major gas network transportation companies in Great Britain, including National Grid.

Fulcrum	Fulcrum is the leading provider of gas connections and associated design services operating across the whole of the mainland UK. As an independent gas transporter, Fulcrum owns and operates gas distribution networks. Fulcrum also operates as an installer of electricity and water distribution infrastructure.

Corporate activities	Corporate activities comprise central overheads, insurance and expenditure incurred on business development.

£830m	Property	BritNed	US

Total planned investment in Grain LNG	UK Property business retained – obtain better value as part of National Grid than through selling	Construction started on electricity interconnector with the Netherlands	US non-regulated activities acquired with KeySpan

70 Non-regulated businesses and other continued	National Grid plc

Business drivers
The principal business drivers for our non-regulated businesses and other operations include the following:

Multi-year contractual arrangements	The majority of National Grid Metering’s domestic meters are covered by long-term contracts with gas suppliers.
OnStream has a seven year contract with Centrica for the provision of gas and electricity meters.
Phase I of Grain LNG is underpinned by a long-term contract with BP/Sonatrach. Similarly, Phase II, anticipated for completion in 2008, is underpinned by long-term contracts signed with Centrica, Gaz de France and Sonatrach.
Phase III, for which construction began in June 2007, also has long-term contracts for capacity with E.ON, Iberdrola and Centrica.

Competition	OnStream and Fulcrum operate in competitive markets and their revenues are therefore determined by how successful they are in obtaining business from customers.

Capital investment	We are investing in technology such as smart metering and automated meter reading systems to grow our metering businesses and in infrastructure projects such as Grain LNG and BritNed.

Efficiency	Efficiency in delivering capital programmes and in operating our businesses and corporate activities result in driving improved financial performance.

External market and regulatory environment
The majority of our non-regulated businesses and other operations either operate in markets related to those of our principal businesses or provide support to our own businesses.
With the exception of National Grid Metering, our non-regulated businesses and other operations are only indirectly affected by the relevant regulatory regimes. National Grid Metering is regulated by Ofgem as it was the incumbent provider of meters to gas suppliers and retains a large share of the legacy installed base of gas meters in the UK. It is subject to price controls, although the pricing for the majority of meters is instead specified by long-term contracts which provide gas suppliers with the flexibility to replace our meters while reducing the risk of asset stranding.
OnStream is a participant in the competitive market that now exists in the provision of new meters to gas and electricity suppliers who wish to install or replace meters as required. Grain LNG has been granted exemptions by Ofgem from the regulated third party access provisions for Phases I, II and III of its development. These exemptions introduced certain obligations to put in place effective measures to allow third parties to access unused capacity and are similar in nature to those in place at other new gas supply infrastructure projects in the UK.
Current and future developments
Metering competition investigation
On 25 February 2008, Ofgem announced a decision that National Grid Metering had infringed the Competition Act in relation to development of term contracts entered into with gas suppliers in 2004. A fine of £41.6 million was imposed, but has been suspended pending appeal.
We are convinced that the contracts do not infringe competition law and therefore believe that they should remain in full effect. We also believe that the £41.6 million fine is wholly inappropriate. An appeal has been lodged with the Competition Appeal Tribunal.
Property and environmental matters
As described on page 23, an appeal went before the House of Lords in May 2007 regarding a former gas site which was not included in the assets that formed part of the gas privatisation in 1986 and had therefore never been owned by National Grid, but for which liability for remediation had been determined by the High Court to be partly our responsibility.
In June 2007, the House of Lords unanimously allowed our appeal, upholding the argument that liability for contamination caused by the nationalised gas industry was not one which transferred to the privatised gas industry. As a consequence, we have no primary liability under Part IIA of the Environmental Protection Act with respect to this or other former UK gas sites which did not form part of the assets we acquired at the time of privatisation.
Performance against our objectives
Descriptions of our progress against our overall objectives in the areas of responsibility, transformation, operating performance, talent, relationships, environment and financial performance are set out on pages 24 to 43. We include below, further information specific to non-regulated businesses and other operations with respect to our transformation, operating performance and financial performance objectives.

Delivering our strategy

Key areas	Our objectives during 2007/08 have been:
to evaluate whether we can generate more value from our UK Property business through a sale or through retaining the business; to integrate US non-regulated activities acquired with KeySpan; and to benefit from the creation of common processes and systems.

In addition to disposing of non-core businesses, we will also consider selling businesses where we believe we can obtain proceeds in excess of the value we can generate ourselves. During the year, we explored the possibility of selling our UK Property business. However, our conclusion was that we could obtain better value by retaining this business.
We have commenced the process of integrating US non-regulated businesses acquired with KeySpan.
Following the end of the financial year, we have changed management responsibilities for our non-regulated businesses. Grain LNG and BritNed will now report to Nick Winser, Executive Director for Transmission, while National Grid Metering and OnStream will report to Mark Fairbairn, Executive Director for Gas Distribution. UK Property will report to Steve Lucas, Executive Director for Finance & Shared Services.

Annual Report and Accounts 2007/08 71

Operating performance

Safety, efficiency, reliability and customer service	Our objectives include zero employee lost time injuries, to operate efficiently and to operate reliably. We also aim to improve the quality of service to our customers.

There was a decrease in the total number of employee lost time injuries in non-regulated businesses and other operations to 2 in 2007/08 compared with 15 in 2006/07 and 12 in 2005/06.
Our non-regulated businesses and other operations operated reliably and efficiently throughout the year.
All 22 National Grid Metering standards of service have been met for the year ended 31 March 2008.

Capital investment	Our objective is to deliver on our capital investment programme for non-regulated businesses and other operations.

During the year ended 31 March 2008, we invested £383 million in our non-regulated businesses, £125 million higher than in 2006/07, which had been £21 million lower than capital expenditure in 2005/06.
The primary reason for the increase in 2007/08 related to the construction of Phase II of the Grain LNG import facility, which is anticipated to be completed during 2008.
In addition, we invested an additional £90 million during the year relating to Phase III of the facility, which involves construction of a second unloading jetty, an additional 190,000m3 LNG storage tank and associated processing equipment. Phase III is expected to increase the capacity available at the terminal to 14.8 million tonnes per annum, equivalent to around 20% of anticipated UK gas demand for 2010/11. Long-term contracts have been signed with E.ON, Iberdrola and Centrica.
National Grid Metering and OnStream are investing in technology, such as automated meter reading systems and smart metering respectively, in response to customer requirements. Capital expenditure in our metering businesses was, however, £23 million lower in 2007/08 reflecting market anticipation of the outcome on smart metering discussions.
In addition to the capital expenditure discussed above, we have invested a further £21 million (2006/07: £nil, 2005/06: £nil) in joint venture arrangements. We have entered into a joint venture with the owner and operator of the Dutch electricity transmission network, TenneT Holding, to construct the BritNed electricity interconnector between the UK and the Netherlands. Following the granting of a regulatory exemption order in November 2007 and subject to receiving both environmental consents for BritNed and the necessary Dutch overhead transmission reinforcement project, National Grid expects to invest around £200 million in this project. This will make an important contribution to the UK’s security of supply when it is commissioned towards the end of 2010. Investment began in 2007/08 with total investment to 31 March 2008 of £19 million.
During the year, we also entered into an agreement with Elia to explore the potential for constructing an electricity interconnector with Belgium. This is still at a development stage with further work and approvals required before construction can start.
Financial performance
The results for non-regulated businesses, other operations and corporate activities for the years ended 31 March 2008, 2007 and 2006 were as follows:

	Years ended 31 March
	2008	2007	2006
Continuing operations	£m	£m	£m

Revenue	642	567	701
Other operating income	67	71	74
Operating costs excluding exceptional items	(580)	(505)	(625)

Adjusted operating profit	129	133	150
Exceptional items	(57)	(1)	18

Operating profit	72	132	168

2007/08 compared with 2006/07
The principal movements between 2007/08 and 2006/07 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2006/07 results	638	(506)	132
Add back exceptional items	–	1	1

2006/07 adjusted results	638	(505)	133
Metering	14	(13)	1
Property	–	7	7
Grain LNG	3	–	3
Advantica	(37)	34	(3)
US non-regulated business	49	(51)	(2)
Fulcrum and other activities	42	(52)	(10)

2007/08 adjusted results	709	(580)	129
2007/08 exceptional items	–	(57)	(57)

2007/08 results	709	(637)	72

Revenue and other operating income from non-regulated businesses and other operations increased by £71 million from £638 million in 2006/07 to £709 million in 2007/08. The principal reasons for this increase were the inclusion of £49 million with respect to seven months of non-regulated activities acquired with KeySpan and an increase of £14 million in our metering businesses, reflecting portfolio growth at OnStream. Increased revenue for our other operations principally relates to Fulcrum. This was partially offset by a £37 million reduction in revenue following the disposal of Advantica in August 2007.
Operating costs excluding exceptional items were £75 million higher in 2007/08 compared with 2006/07, comprising an increase of £51 million from non-regulated activities acquired with KeySpan and an increase of £13 million in our metering businesses as a result of increased volumes, together with £52 million from Fulcrum and other activities, partially offset by a reduction in costs following the disposal of Advantica of £34 million.
Contributions from non-regulated businesses to adjusted operating profit comprised £104 million (2006/07: £103 million) from Metering; £93 million (2006/07: £86 million) from Property; £12 million (2006/07: £9 million) from Grain LNG; a £1 million loss (2006/07: profit £2 million) from Advantica and a loss of £2 million (2006/07: n/a) from US non-regulated businesses acquired with KeySpan.

72 Non-regulated businesses and other continued	National Grid plc

Exceptional items of £57 million in 2007/08 includes £44 million arising from an increase in the provision for environmental remediation of historically contaminated sites in the UK following a review conducted during the year, £15 million relating to costs incurred with respect to the potential disposal of the UK property business and £4 million of restructuring costs, partially offset by a £6 million gain on the disposal of Advantica. This compared with £1 million in exceptional items in 2006/07.
As a consequence, adjusted operating profit excluding exceptional items, for other activities decreased by £4 million and operating profit decreased by £60 million.
2006/07 compared with 2005/06
The principal movements between 2006/07 and 2005/06 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2005/06 results	775	(607)	168
Add back exceptional items	–	(18)	(18)

2005/06 adjusted results	775	(625)	150
Metering	19	(13)	6
Property	(20)	18	(2)
Grain LNG	11	(8)	3
Fulcrum	(134)	125	(9)
Insurance and other	(13)	(2)	(15)

2006/07 adjusted results	638	(505)	133
2006/07 exceptional items	–	(1)	(1)

2006/07 results	638	(506)	132

Revenue and other operating income from non-regulated businesses and other operations reduced from £775 million in 2005/06 to £638 million in 2006/07. The principal reason for this fall was £134 million lower revenue at Fulcrum, reflecting the full year impact of the loss of business from the four regional gas distribution networks disposed of in 2005/06. Revenue and other operating income was £20 million lower in our property business, reflecting the impact of the revised planning guidance for development of sites in close proximity to hazardous installations issued by the HSE. Partially offsetting these reductions, revenue was £19 million higher in our metering businesses, reflecting growth in OnStream, and revenue and other operating income at Grain LNG was £11 million higher, reflecting the first full year of Phase I operations.
Operating costs excluding exceptional items were £120 million lower in 2006/07 compared with 2005/06. Within Fulcrum, operating costs were £125 million lower as a result of the loss of business from the disposed gas networks.
Operating costs were also £18 million lower in our property business due to the expected reduction in stock sales. These decreases were partially offset by operating cost increases in our metering and Grain LNG businesses of £13 million and £8 million respectively as a result of the increased volumes in these businesses.
Contributions from non-regulated businesses to the adjusted operating profit for other activities comprised £103 million in 2006/07 from Metering, £86 million from Property, £9 million from Grain LNG and £2 million from Advantica (2005/06: £97 million, £88 million, £6 million and £1 million loss respectively).
The exceptional item of £1 million in 2006/07 related to the non-regulated businesses and other operations’ share of restructuring costs incurred during the year. This compared with a net £18 million gain in 2005/06. As a consequence, adjusted operating profit excluding exceptional items reduced by £17 million and operating profit reduced by £36 million.

£104m	£93m	£12m	£(2)m

Metering adjusted operating profit	UK Property adjusted operating profit	Grain LNG adjusted operating profit	US non-regulated businesses adjusted operating loss

Annual Report and Accounts 2007/08 73

Discontinued operations
About discontinued operations
Principal operations
Our discontinued operations at 31 March 2008 comprise the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates, all of which were acquired as part of the acquisition of KeySpan. During the year, they also included our UK and US wireless infrastructure operations, and our Basslink electricity interconnector in Australia that we sold on 3 April, 15 August and 31 August 2007 respectively.
Our UK wireless infrastructure operations were sold to Macquarie UK Broadcast Ventures Limited on 3 April 2007 for £2.5 billion and our US wireless infrastructure operations were sold in August 2007 for proceeds of £147 million. We sold Basslink for £485 million on 31 August 2007.
Ravenswood
The Ravenswood generation station, a 2,480 MW facility in Queens in New York City is primarily fuelled by natural gas, and provides over 20% of New York City’s electricity supply. Divestiture of Ravenswood is a condition of the New York Public Service Commission order approving the acquisition of KeySpan by National Grid.
On 31 March 2008, we announced that we had entered into an agreement to sell the Ravenswood generation station for $2.9 billion (£1.4 billion) to TransCanada Corporation, subject to regulatory approvals. The proceeds are subject to customary closing adjustments. Completion is expected during the summer of 2008.
KeySpan Communications and KeySpan Engineering Associates
KeySpan Communications operates a fibre optic telecommunications network that extends through parts of New York City, Long Island and New Jersey with over 1,600 route kilometres of network and over 120,000 kilometres of fibre. It also has access to transatlantic cable systems linking Long Island with Paris and London.
KeySpan Engineering Associates provides engineering, design and consulting services for commercial, institutional and industrial customers and operates within the northeastern US.
We have entered into an agreement to sell KeySpan Communications to Lightower Fiber LLC, subject to regulatory approval.
Performance against our objectives
Delivering our strategy
The disposal of these operations will complete our programme of disposals of non-core businesses, enabling us to achieve our objective of focusing our operations on electricity and gas infrastructure and related businesses in the UK and the US.
Operating performance
The financial performance of these operations is described below, excluding operations discontinued in prior years.
Capital investment in operations discontinued in the year was considerably lower than in 2006/07 and 2005/06 at £1 million reflecting the disposal of our UK wireless infrastructure operations in April 2007 and only five months’ activity for both our US wireless operations and Basslink which were disposed of in August 2007.
Financial performance
The operating results for discontinued operations for the years ended 31 March 2008, 2007 and 2006 relating to operations sold or discontinued during the year were as follows:

	Years ended 31 March
	2008	2007	2006
	£m	£m	£m

Revenue	201	383	325
Operating costs excluding exceptional items and remeasurements	(166)	(266)	(255)

Adjusted operating profit	35	117	70
Exceptional items	–	(55)	(5)

Operating profit	35	62	65

In 2007/08, revenue, operating costs and operating profit decreased primarily as a consequence of the sales of the UK wireless operations on 3 April 2007 and the US wireless operations and Basslink in August 2007, partially offset by contributions from the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates from 24 August 2007 onwards.
In 2006/07, revenue, operating costs and adjusted operating profit increased compared with 2005/06 as a consequence of the first year of operation of Basslink and growth in our UK wireless infrastructure operations. Exceptional charges of £55 million in 2006/07 arose from impairment to goodwill recorded in our US wireless operations compared with £5 million of restructuring costs in 2005/06.

Wireless	Basslink	Ravenswood	£4.6bn

Sold	Sold	Agreed to sell	Total proceeds from sales and expected sales

74 Financial position and financial management	National Grid plc

Financial position and financial management
Going concern
Having made enquiries, the Directors consider that the Company and its subsidiary undertakings have adequate resources to continue in business for the foreseeable future and that it is therefore appropriate to adopt the going concern basis in preparing the consolidated and individual financial statements of the Company.
Financial position
Balance sheet
Our balance sheet at 31 March 2008 can be summarised as follows:

			Net
	Assets	Liabilities	assets
	£m	£m	£m

Property, plant & equipment and non-current intangible assets	24,605	–	24,605
Goodwill and non-current investments	4,089	–	4,089
Current assets and liabilities	2,724	(3,126)	(402)
Other non-current assets and liabilities	255	(2,664)	(2,409)
Post-retirement obligations	846	(1,746)	(900)
Deferred tax	–	(3,407)	(3,407)
Assets and liabilities held for sale	1,508	(63)	1,445

Total before net debt	34,027	(11,006)	23,021
Net debt	3,795	(21,436)	(17,641)

Total as at 31 March 2008	37,822	(32,442)	5,380

Total as at 31 March 2007	28,389	(24,253)	4,136

The increase in net assets from £4,136 million at 31 March 2007 to £5,380 million at 31 March 2008 resulted from the profit from continuing operations of £1,581 million, the profit for the year from discontinued operations of £1,618 million, net income recognised directly in equity of £280 million and other changes in equity of £67 million, partially offset by repurchases of shares of £1,522 million and dividends paid of £780 million.
Net debt
Net debt increased by £5,853 million from £11,788 million at 31 March 2007 to £17,641 million at 31 March 2008 as a result of cash flows from operations of £3,165 million, disposal proceeds of £3,119 million exceeded by the combination of exchange gains and net increases in the values of derivatives of £133 million, capital expenditure of £2,877 million, cash paid for acquisitions of £3,762 million, net debt acquired (including cash) on acquisitions of £2,186 million, cash outflow on repurchases of shares of £1,498 million, dividends paid of £780 million and interest charge of £901 million.
At 31 March 2008, net debt comprised borrowings of £21,003 million (2007: £15,717 million) including bank overdrafts of £10 million (2007: £6 million), less cash and cash equivalents of £174 million (2007: £1,593 million), financial investments of £2,095 million (2007: £2,098 million) and derivative financial instruments with a net carrying value of £1,093 million (2007: £238 million).
The maturity of borrowings is provided in note 21 to the consolidated financial statements. At 31 March 2008 it can be summarised as follows:
Gearing and interest cover
Gearing at 31 March 2008 and 31 March 2007, calculated as net debt at that date expressed as a percentage of net debt plus net assets shown in the balance sheet, amounted to 77% and 74% respectively. We do not consider that this standard gearing ratio is an appropriate measure of our balance sheet efficiency as it does not reflect the economic value of the assets of our UK and US regulated businesses.

£37.8bn	£5.4bn	£17.6bn	3.2

Total assets	Net assets	Net debt	Interest cover

Annual Report and Accounts 2007/08 75

The principal measure of our balance sheet efficiency is our interest cover ratio as described under financial discipline on page 42. Interest cover for the year ended 31 March 2008 decreased to 3.2 from 3.8 for the year ended 31 March 2007. Our target long-term range for interest cover is between 3.0 and 3.5.
The decrease occurred as a result of the KeySpan acquisition completing in August 2007 and associated seasonal variations in earnings. KeySpan’s post acquisition period earnings are proportionally greater than pre acquisition period earnings due to seasonal weather impacts.
Equity shareholders’ funds
 Equity shareholders’ funds rose from £4,125 million at 31 March 2007 to £5,362 million at 31 March 2008.
The increase was mainly explained by the retained profit for the year to March 2008 of £2,416 million, net other recognised income of £280 million, comprising net foreign exchange adjustments relating to the retranslation of US dollar denominated net assets and associated hedges, actuarial gains, net gains on hedges and available-for-sale investments and tax thereon, and £1,522 million of share repurchases.
Liquidity and treasury management
Cash flow
 Cash flows from our operations are largely stable over a period of years, but they do depend on the timing of customer payments and exchange rate movements. Our electricity and gas transmission and distribution operations in the UK and US are subject to multi-year rate agreements with regulators. Significant changes in volumes, for example as a consequence of weather conditions, can affect cash inflows in particular, with abnormally mild or extreme weather driving volumes down or up respectively. Subject to this, we have essentially stable cash flows in the UK, while in the US, the regulatory mechanisms for recovering costs from customers can result in very significant cash flow swings from year to year.
Cash flow forecasting
Both short- and long-term cash flow forecasts are produced frequently to assist in identifying our liquidity requirements. These forecasts, supplemented by a financial headroom position, are supplied to the Finance Committee of the Board regularly to assess funding adequacy for at least a 12 month period. We also maintain committed facilities to support our liquidity requirements.
Credit facilities and unutilised Commercial Paper and Medium Term Note Programmes
 At 31 March 2008, we had the following programmes:

Programme	Amount	Status

National Grid plc
US commercial paper programme	$3.0 billion	Unutilised
Euro commercial paper programme	$1.5 billion	Unutilised

National Grid Electricity Transmission plc
US commercial paper programme	$1.0 billion	Unutilised
Euro commercial paper programme	$1.0 billion	Unutilised

National Grid plc and National Grid Electricity Transmission plc
Euro medium term note programme	€15.0 billion	€6.3 billion
unissued

National Grid Gas plc
US commercial paper programme	$2.5 billion	Unutilised
Euro commercial paper programme	$1.25 billion	Unutilised
Euro medium term note programme	€10.0 billion	€5.3 billion
unissued

National Grid USA
US commercial paper programme	$2.0 billion	$1.2 billion
unissued
Euro medium term note programme	€4.0 billion	€3.9 billion
unissued

KeySpan Corporation
US commercial paper programme	$1.5 billion	$1.2 billion
unissued

We have both committed and uncommitted borrowing facilities that are available for general corporate purposes. At 31 March 2008, we had the following committed and uncommitted facilities:

Facility	Amount	Status

National Grid plc
Short-term committed facilities	$1.5 billion	Undrawn

National Grid Gas plc
Long-term committed facilities	£0.8 billion	Undrawn

National Grid Electricity Transmission plc
Long-term committed facilities	£0.4 billion	Undrawn

National Grid’s US subsidiaries
Committed facilities	$1.7 billion	Undrawn

National Grid plc and certain UK subsidiaries
Uncommitted borrowing facilities	£0.8 billion	Undrawn

The short-term (364 day) committed facilities include an option to extend these facilities. The US committed facilities provide commercial paper back up for KeySpan Corporation and liquidity support for New England Power Company.
Note 35 to the consolidated financial statements shows the maturity profile of undrawn committed borrowing facilities in sterling as at 31 March 2008.

48 years	62%	55%	£17.3bn

Longest maturity of our borrowings	Proportion of net debt in US dollars	Proportion of net debt at fixed rates	Pension plan assets

76 Financial position and financial management continued	National Grid plc

Regulatory restrictions
As part of our regulatory arrangements, our operations are subject to a number of restrictions on the way we can operate. These include regulatory ‘ring-fences’ that require us to maintain adequate financial resources within certain parts of our operating businesses and restrict our ability to transfer funds or levy charges between certain subsidiary companies.
Treasury policy
Funding and treasury risk management for National Grid is carried out under policies and guidelines approved by the Board. The Finance Committee, a committee of the Board (for further details see page 92), is responsible for regular review and monitoring of treasury activity and for approval of specific transactions, the authority for which may be delegated. There is a Treasury function that raises funding and manages interest rate and foreign exchange rate risk.
Financing programmes exist for each of the main companies within National Grid. The Finance Committee of the Board and the finance committee or board of the appropriate subsidiary undertaking approve all funding programmes.
The Treasury function is not operated as a profit centre. Debt and treasury positions are managed in a non-speculative manner, such that all transactions in financial instruments or products are matched to an underlying current or anticipated business requirement.
The use of derivative financial instruments is controlled by policy guidelines set by the Board. Derivatives entered into in respect of gas and electricity commodities are used in support of the business’s operational requirements and the policy regarding their use is explained on page 78.
We had borrowings outstanding at 31 March 2008 amounting to £21,003 million (31 March 2007: £15,717 million).
We believe that maturing amounts in respect of contractual obligations as shown in ‘Commitments and Contingencies’ in note 29 to the consolidated financial statements can be met from existing cash and investments, operating cash flows and other financings that we reasonably expect to be able to secure in the future, together with the use of committed facilities if required. Our financial position and expected future operating cash flows are such that we can borrow on the wholesale capital and money markets and most of our borrowings are through public bonds and commercial paper.
We place surplus funds on the money markets, usually in the form of short-term fixed deposits and placements with money funds that are invested in highly liquid form with approved highly rated banks and counterparties. We believe this policy continues to provide appropriate liquidity and credit risk management particularly in light of the current global economic and credit situation. Details relating to cash, short-term investments and other financial assets at 31 March 2008 are shown in notes 15 and 20 to the consolidated financial statements.
As of 31 March 2008, the long-term senior unsecured debt and short-term debt credit ratings respectively provided by Moody’s, Standard & Poor’s and Fitch were as follows:

Facility	Moody’s	S&P	Fitch

National Grid plc	Baa1/P2	BBB+/A2	BBB+/F2
National Grid Holdings One plc	–	BBB+/A2	–
National Grid Electricity Transmission plc	A3/P2	A-/A2	A/F2
National Grid Gas plc	A3/P2	A-/A2	A/F2
National Grid Gas Holdings plc	A3	BBB+	A
National Grid USA	A3/P2	BBB+/A2	–
Niagara Mohawk Power Corp.	A3	BBB+/A2	–
Massachusetts Electric Co.	A3/P2	A-/A2	–
New England Power Co.	A3/P2	A-/A2	–
The Narrangansett Electric Co.	A3 ^	A-*/A2	–
KeySpan Corporation	Baa1/P2	A-/A2	A-
The Brooklyn Union Gas Company	–	A	A+
KeySpan Gas East Corporation	A3	A	A
Boston Gas Company	Baa1	A-	–
Colonial Gas Company	A3	A- *	–
National Grid Generation LLC	Baa1	A- *	–

* Corporate credit rating
^ Issuer rating
The long-term credit ratings of most National Grid companies were reduced by one notch by Standard & Poor’s and Moody’s as a direct result of the KeySpan acquisition. Standard & Poor’s and Fitch have current outlooks of stable on all National Grid companies. Moody’s have a current outlook of negative on all National Grid companies.
The main risks arising from our financing activities are set out below, as are the policies for managing these risks, which are agreed and reviewed by the Board and the Finance Committee.
Refinancing risk management
The Board controls refinancing risk mainly by limiting the amount of financing obligations (both principal and interest) arising on borrowings in any financial year. This policy operates by placing a financial limit on the amounts of debt falling due for refinancing in any given time frame.
During the year, a mixture of short-term and long-term debt was issued.
Note 21 to the consolidated financial statements sets out the contractual maturities of our borrowings over the next 5 years, with the total contracted borrowings maturing over 48 years in compliance with our refinancing risk policy.
Interest rate risk management
Our interest rate exposure arising from borrowings and deposits is managed by the use of fixed-rate and floating-rate debt, interest rate swaps, swaptions and forward rate agreements. Our interest rate risk management policy is to seek to minimise total financing costs (being interest costs and changes in the market value of debt) subject to constraints so that, even with large movements in interest rates, neither the interest cost nor the total financing cost can exceed pre-set limits. Some of the bonds in issue from National Grid Electricity Transmission plc and National Grid Gas plc are index-linked, that is their cost is linked to changes in the UK Retail Price Index (RPI). We believe that these bonds provide a good hedge for revenues and our regulatory asset values that are also RPI linked under our price control formulae in the UK.

Annual Report and Accounts 2007/08 77

The performance of the Treasury function in interest rate risk management is measured by comparing the actual total financing costs of its debt with those of a passively-managed benchmark portfolio.
More information on the interest rate profile of our debt is included in note 33 to the consolidated financial statements.
Foreign exchange risk management
We have a policy of hedging certain contractually committed foreign exchange transactions over a prescribed minimum size. This covers a minimum of 75% of such transactions expected to occur up to 6 months in advance and a minimum of 50% of transactions 6 to 12 months in advance. Cover generally takes the form of forward sale or purchase of foreign currencies and must always relate to underlying operational cash flows.
The principal foreign exchange risk to which we are exposed arises from assets and liabilities denominated in US dollars. In relation to these risks, the objective is to manage the ratio of US dollar financial liabilities to US dollar assets, by using debt and foreign exchange derivatives, so as to match those liabilities to the proportion of our cash flows that arise in US dollars and are available to service those liabilities.
In addition, we are exposed to currency exposures on borrowings in currencies other than sterling and the US dollar, principally the euro. This currency exposure is managed through the use of derivative financial instruments.
The currency compositions of financial liabilities and assets are shown in note 33 to the consolidated financial statements.
Counterparty risk management
Counterparty risk arises from the investment of surplus funds and from the use of derivative instruments. The Finance Committee has agreed a policy for managing such risk, which is controlled through credit limits, approvals and monitoring procedures.
Further information is provided in note 33 to the consolidated financial statements. Where multiple transactions are entered into with a single counterparty, a master netting arrangement is usually put in place to reduce our exposure to credit risk of that counterparty. At the present time, we use standard International Swap Dealers Association (ISDA) documentation, which provides for netting in respect of all transactions governed by a specific ISDA agreement with a counterparty, when transacting interest rate and exchange rate derivatives.
Derivative financial instruments held for purposes other than trading
As part of our business operations, we are exposed to risks arising from fluctuations in interest rates and exchange rates. We use financial instruments, including derivatives, to manage exposures of this type and they are a useful tool in managing risk. Our policy is not to use derivatives for trading purposes. Derivative transactions can, to varying degrees, carry both counterparty and market risk.
We enter into interest rate swaps to manage the composition of floating- and fixed-rate debt and so hedge the exposure of borrowings to interest rate movements. In addition, we enter into bought and written option contracts on interest rate swaps. These contracts are known as swaptions. We also enter into foreign currency swaps to manage the currency composition of borrowings and so hedge the exposure to exchange rate movements. Certain agreements are combined foreign currency and interest rate swap transactions. Such agreements are known as cross-currency swaps.
We enter into forward rate agreements to hedge interest rate risk on short-term debt and money market investments. Forward rate agreements are commitments to fix an interest rate that is to be paid or received on a notional deposit of specified maturity, starting at a future specified date.
Cross-currency and foreign exchange contracts are used to manage the foreign exchange risk arising from the investment in non-sterling subsidiaries.
More details on derivative financial instruments are provided in note 33 to the consolidated financial statements.
Valuation and sensitivity analysis
We calculate the fair value of debt and derivative instruments by discounting all future cash flows by the market yield curve at the balance sheet date. The market yield curve for each currency is obtained from external sources for interest and foreign exchange rates. In the case of instruments that include options, the Black’s variation of the Black-Scholes model is used to calculate fair value.

78 Financial position and financial management continued	National Grid plc

The valuation techniques described above for interest rate swaps and currency swaps are a standard market methodology. These techniques do not take account of the credit quality of either party but this is not considered to be a significant factor unless there is a material deterioration in the credit quality of either party.
In relation to swaptions, we only use swaptions for hedging purposes with a European style exercise. As a consequence, the Black’s variation of the Black-Scholes model is considered to be sufficiently accurate for the purpose of providing fair value information in relation to these types of swaptions. More sophisticated valuation models exist but we do not believe it is necessary to employ these models, given the extent of our activities in this area.
For debt and derivative instruments held, we utilise a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices would have on the market value of such instruments.
As described in note 33 to the consolidated financial statements, movements in financial indices would have the following estimated impact on the financial statements as a consequence of changes in the value of financial instruments. This analysis does not take account of the change in value in our income stream or in the value of our US operations that certain of these financial instruments are being used to hedge.

		2007/08		2006/07
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

UK retail price index ±0.50%	16	–	13	–
UK interest rates ±0.50%	46	57	35	43
US interest rates ±0.50%	31	7	26	8
US dollar exchange rate ±10%	18	590	36	194

Commodity contracts
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements. We purchased gas and oil for our discontinued Ravenswood generation station prior to 31 December 2007 when we entered into a tolling arrangement with a third party. We also sell gas produced by our West Virginia gas fields. Additionally, we buy back capacity rights already sold in accordance with our UK gas transporter licences and Uniform Network Code obligations as part of our management of the gas transmission and distribution networks in the UK.
In the US substantially all our costs of purchasing electricity and gas for supply to customers are typically recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.
The most significant gas purchases for our own use relate to the operation of our gas transmission and gas distribution networks, mainly in the UK, while we also purchase fuel for our vehicle fleets in the UK and the US.
Our Energy Procurement Risk Management Policy and Delegations of Authority govern our US commodity trading activities for energy transactions. The purpose of the policy is to ensure that our US operating companies participate in the physical and financial markets only for those commodities to which we or our customers have a physical market requirement, and will transact only within pre-defined risk parameters approved by the Energy Procurement Risk Management Committee.
In our UK gas transmission operation, we are obliged to offer for sale, through a series of auctions (both short- and long-term), a predetermined quantity of entry capacity for every day in the year at predefined locations. Where, on the day, the gas transmission system’s capability is constrained, such that gas is prevented from entering the system for which entry capacity rights have been sold, then UK gas transmission is required to buy back those entry capacity rights sold in excess of system capability. Forward and option contracts are used to reduce the risk and exposure to on-the-day entry capacity prices. Our UK electricity transmission operations have also entered into electricity options, pursuant to the requirement to stabilise the electricity market in Great Britain through the operation of the British Electricity Trading and Transmission Arrangements (BETTA). The options are for varying terms and have been entered into so that we have the ability to deliver electricity as required to meet our obligations under our UK electricity transmission licence. We have not and do not expect to enter into any significant derivatives in connection with our BETTA role.
In the US, we also have a management contract with Merrill Lynch Trading, under which we and Merrill Lynch Trading share the responsibilities for managing upstream gas distribution assets associated with our Massachusetts gas distribution operations, as well as providing city-gate delivered supply. This contract allows for both parties to employ derivative instruments to maximize the profitability of the portfolio of gas distribution assets. Profits associated with these activities are shared between us, Merrill Lynch Trading and our customers in Massachusetts.
Energy purchase contracts
The majority of our energy purchase contracts are entered into to meet our normal sale, purchase and usage requirements and so are accounted for as ordinary sales or purchase contracts. These included contractual commitments to purchase energy under long-term contracts amounting to £4,753 million as at 31 March 2008 (2007: £3,731 million) of which £1,790 million is due within one year (2007: £1,233 million). Further information is included in note 29 to the consolidated financial statements.
Commodity purchase contracts accounted for as derivative contracts
Certain of our forward purchases of electricity, gas and electricity capacity do not meet the normal purchase, sale or usage exemption for accounting purposes and hence are accounted for as derivatives. Mark-to-market changes in these value contracts are reflected through earnings under the heading of commodity remeasurements.

Annual Report and Accounts 2007/08 79

Commodity purchase contracts accounted for as derivatives include contracts for the forward purchase of electricity that reverted back to us as part of the settlement arising from USGen’s bankruptcy in 2005, which were originally entered into prior to the restructuring of the electricity industry in New England. The electricity purchased under these contracts is not required for our normal activities and is sold in the energy markets at prices which are currently significantly below the amount we are required to pay. The fair value of these contracts amounted to a £47 million liability at 31 March 2008 (2007: £132 million liability). We are also a party to several other power purchase arrangements entered into by the former generating business, the output of which is sold to third parties through back-to-back arrangements. We recover the costs incurred under the contracts, net of proceeds received on sales, from customers as part of our stranded cost recoveries.
Certain contracts for the forward purchases of gas and forward purchases of electricity capacity are accounted for as derivatives as we trade these contracts as part of our energy management activities. The fair value of these contracts include contracts with a positive value of £116 million, recorded as assets in our balance sheet and contracts with a negative value of £39 million recorded as liabilities.
Derivative financial instruments linked to commodity prices
We also enter into derivative financial instruments linked to commodity prices, including index-linked swaps and futures contracts. These derivative financial instruments are used to reduce market price volatility and are principally used to manage commodity prices associated with our gas and electricity delivery operations in the US on behalf of our customers.
Derivative financial instruments are carried at fair value in the balance sheet and mark-to-market changes in the value of these contracts are reflected through earnings with the exception of electricity and gas futures contracts, and gas sales swaps which are designated as cash flow hedges.
In addition, a number of power purchase agreements were replaced in 1998 with index-linked swap contracts that expire in June 2008. These index-linked swap contracts are the subject of regulatory rulings that allow the gains and losses to be passed on to customers. At 31 March 2008, there were liabilities of £26 million (2007: £136 million) in respect of these contracts. The fair value of the index-linked swap contracts is based on the difference between projected future market prices and projected contract prices as applied to the notional quantities stated in the contracts and discounted using a US Treasury Bill rate curve to the current present value. Payments made under indexed swap contracts are affected by the price of natural gas and we use New York Mercantile Exchange (NYMEX) gas futures as hedges to mitigate this impact. The futures contracts are derivative commodity instruments with gains and losses deferred as an offset to the corresponding increases and decreases in the swap payments.
In addition we use NYMEX electricity and gas futures to reduce the cash flow variability associated with the purchase price for a portion of future electricity and natural gas purchases associated with our electricity and gas distribution operations in the US. These had a positive fair value of £19 million as at 31 March 2008 (2007: not material).
We also utilise over-the-counter natural gas swaps in the US to hedge the cash flow variability associated with forecasted sales of a portion of natural gas production from our West Virginia gas fields. We have hedge positions in place for approximately 70% of our estimated 2008 and 2009 gas production, net of gathering costs. We use forward prices from a third party vendor to value these swap positions and they are designated as cash flow hedges. We also use over-the-counter natural gas swaps to hedge the cash flow variability of gas purchases associated with certain large-volume gas sales customers. These gas swaps are carried at fair value on the balance sheet and their charges are reflected through earnings. We use market quoted forward prices to value these swap positions. The value of these contracts was not material at 31 March 2008 (2007: not applicable).
Sensitivity analysis
As described in note 34 to the consolidated financial statements, movements in commodity prices would have the following estimated impact on the financial statements as a consequence of changes in the value of commodities. This analysis does not take account of any change in our commodity portfolio.

		2007/08		2006/07
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in commodity prices	25	(1)	10	-
10% decrease in commodity prices	(22)	1	(10)	-

Commitments and contingencies
Commitments and contingencies outstanding at 31 March 2008 and 2007 are summarised in the table below:

	2008	2007
	£m	£m

Future capital expenditure contracted but not provided for	1,097	1,554
Total operating lease commitments	737	800
Power commitments	4,753	3,731
Other commitments, contingencies and guarantees	1,387	537

Information regarding obligations under pension and other post-retirement benefits is given on page 80 under the heading ‘Retirement arrangements’.
The energy commitments shown in the commitments and contingencies table above reflect obligations to purchase energy under long-term contracts. These contracts are used in respect of our normal sale and purchase requirements and do not include commodity contracts carried at fair value as described on page 78.
We propose to meet all of our commitments from existing cash and investments, operating cash flows, existing credit facilities, future facilities and other financing that we reasonably expect to be able to secure in the future.

80 Financial position and financial management continued	National Grid plc

Contractual obligations at 31 March 2008
The table of contractual obligations shown below analyses our long-term contractual obligations according to payment period. Purchase obligations reflect commitments under power contracts and future capital expenditure contracted for but not provided. The other long-term liabilities reflected in the balance sheet at 31 March 2008 comprise commodity contracts carried at fair value and other creditors that represent contractual obligations falling due after more than one year.

	Less than	1-3	3-5	More than
	1 year	years	years	5 years	Total
	£m	£m	£m	£m	£m

Financial liabilities

Borrowings	(3,379)	(2,725)	(4,732)	(9,894)	(20,730)

Interest payments on borrowings	(822)	(1,391)	(2,136)	(5,810)	(10,159)

Finance lease liabilities	(266)	(72)	(128)	(19)	(485)

Other non-interest bearing liabilities	(2,190)	(347)	–	–	(2,537)

Derivatives payments	(647)	(951)	(1,498)	(4,040)	(7,136)

Derivatives receipts	990	1,205	1,779	3,550	7,524

Commodity contracts	(490)	(445)	(247)	(32)	(1,214)

Other contractual obligations

Capital commitments	(956)	(135)	(6)	–	(1,097)

Operating leases	(83)	(163)	(135)	(356)	(737)

Energy commitments	(1,790)	(1,375)	(425)	(1,163)	(4,753)

Total at 31 March 2008	(9,633)	(6,399)	(7,528)	(17,764)	(41,324)

Interest on borrowings is calculated based on borrowings at 31 March 2008 and does not reflect future debt issues. Floating rate interest has been estimated using future interest rate curves at 31 March 2008.
Off balance sheet arrangements
There were no significant off balance sheet arrangements other than the contractual obligations and commitments and contingencies described above.
Details of material litigation as at 31 March 2008
We were not party to litigation that we considered to be material as at 31 March 2008.
As noted on page 23, Ofgem decided that we were guilty of breaches of competition law with respect to our metering services business in the UK and have imposed a fine of £41.6 million, which has been suspended pending our appeal to the Competition Appeal Tribunal. We believe that we have never been anti-competitive and that we will be successful in appealing this decision. We have therefore not provided for this fine in our financial statements.
Also as described on page 23, the US Department of Justice is investigating competition issues in the New York City electricity capacity market prior to our acquisition of KeySpan. The civil investigation demands received are requests for information in the course of an investigation and do not constitute the commencement of legal proceedings and no specific allegations have been made against KeySpan.
Related party transactions
We provide services to and receive services from related parties, principally joint ventures. In the year ended 31 March 2008, we charged £3 million and received charges of £33 million from related parties (other than Directors) compared with £4 million and £26 million in 2006/07 and £4 million and £32 million in 2005/06 respectively.
Further information relating to related party transactions is contained within note 30 to the consolidated financial statements. Details on amounts paid to Directors are included within the Directors’ remuneration report on pages 100 to 110.
Retirement arrangements
We operate pension arrangements on behalf of our employees in both the UK and the US and also provide post-retirement healthcare and life insurance benefits to qualifying retirees in the US.
In the UK, the defined benefit section of the National Grid UK Pension Scheme and the National Grid Electricity Group of the Electricity Supply Pension Scheme (National Grid Electricity Supply Pension Scheme) are closed to new entrants. Membership of the defined contribution section of the National Grid UK Pension Scheme is offered to all new employees in the UK.
In the US, we operate a number of pension plans, which provide both defined benefits and defined contribution benefits.
We also provide post-retirement benefits other than pensions to the majority of employees in the US. Benefits include health care and life insurance coverage to eligible retired employees. Eligibility is based on certain age and length of service requirements and in most cases retirees must contribute to the cost of their coverage.
Net pension and other post-retirement obligations
The following table summarises the pension and other post-retirement obligations recorded in the consolidated financial statements:

	UK	US	Total
Net plan asset/(liability)	£m	£m	£m

As at 1 April 2007	(451)	(794)	(1,245)

Acquisition of KeySpan	–	(440)	(440)

Exchange movements	–	6	6

Pension service cost	(81)	(68)	(149)

Expected return less interest	75	(12)	63

Curtailments and settlements	3	(81)	(78)

Actuarial gains and losses

– on plan assets	(631)	(280)	(911)

– on plan liabilities	1,252	91	1,343

Contributions

– ordinary contributions	93	83	176

– additional contributions	155	180	335

As at 31 March 2008	415	(1,315)	(900)

Plan assets	13,981	3,292	17,273

Plan liabilities	(13,566)	(4,607)	(18,173)

Net plan asset/(liability)	415	(1,315)	(900)

Annual Report and Accounts 2007/08 81

The amounts recorded in the balance sheet are based on accounting standards which require pension obligations to be calculated on a different basis to that used by the actuaries to determine the funding we need to make into each arrangement.
Other than the acquisition of KeySpan, which resulted in us assuming pension and other post-retirement obligations in connection with current and past employees of KeySpan, the principal movements in net pension obligations during the year arose as a consequence of actuarial gains on plan liabilities, principally as a consequence of using higher discount rates to calculate the present value of these obligations. This was partially offset by actuarial losses on the value of plan assets.
Actuarial position
The last completed full actuarial valuation of the National Grid UK Pension Scheme was as at 31 March 2006. This concluded that the pre-tax funding deficit was £371 million in the defined benefit section on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 32.7% of pensionable payroll.
The last completed full actuarial valuation of National Grid Electricity Supply Pension Scheme was as at 31 March 2007. This concluded that the pre-tax funding deficit was £405 million on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 20.5% of pensionable payroll, with administration fees paid in addition.
Contributions
In addition to ongoing employer contributions we have agreed to make additional deficit contributions to certain of the above plans as follows:
■	National Grid UK Pension Scheme: The actuarial valuation as at 31 March 2007 is currently in progress but has not yet been concluded. In advance of finalising the valuation we have made deficit contributions of £115 million during 2007/08 and £250 million in April 2008. We and the trustees are currently in the process of agreeing a recovery plan in respect of the deficit expected to be included in the valuation; and

■	National Grid Electricity Supply Pension Scheme: we have made deficit contributions of £40 million during 2007/08 and £60 million in April 2008. Further deficit payments of £2.5 million will be paid monthly from 1 April 2008 to 31 March 2009, in line with the agreed scheme recovery plan. We expect to pay £90.5 million in early 2009/10, with the remaining deficit payable monthly from April 2012 to March 2017.
In accordance with our funding policy for US pension and other post-retirement benefit plans we expect to contribute approximately £268 million to these plans during 2008/09.
Plan assets
Our plans in both the UK and the US are trustee administered and the trustees are responsible for setting the investment strategy and monitoring investment performance, consulting with us where appropriate.
At 31 March 2008 plan assets totalled £17,273 million (2007: £15,999 million) invested as follows:

82 Accounting policies	National Grid plc

Accounting policies

Basis of accounting
The consolidated financial statements present our results for the years ended 31 March 2008, 2007 and 2006 and our financial position as at 31 March 2008 and 2007. They have been prepared using the accounting policies shown, in accordance with International Financial Reporting Standards (IFRS).
In complying with IFRS, we are also complying with the version of IFRS that has been endorsed by the European Union for use by listed companies.
IFRS differ from both US Generally Accepted Accounting Principles (US GAAP) and UK Generally Accepted Accounting Principles (UK GAAP). Following a rule change by the US Securities and Exchange Commission we no longer provide a reconciliation from our results and financial position as prepared under IFRS to the results and financial position as if they had been prepared in accordance with US GAAP.
Choices permitted under IFRS
Since 1 April 2005 we have presented our consolidated financial statements in accordance with IFRS. We were required to make a number of choices on the adoption of IFRS and in addition we continue to choose from certain options that are available within accounting standards.
The principal choices made on the adoption of IFRS, which cannot be changed, were as follows:

Transition date	Our opening IFRS balance sheet was established as at 1 April 2004. As a consequence goodwill amortisation ceased on this date and we used certain balances in our previous UK GAAP financial statements as the basis for our opening IFRS balance sheet.

Business combinations	Business combinations prior to 1 April 2004 were not changed retrospectively. In particular, we retained the use of merger accounting for the business combination with Lattice Group.

Financial instruments	We adopted IAS 39 on 1 April 2005. We chose to apply IAS 39 prospectively from that date and accordingly did not restate prior periods. As a consequence, the accounting for financial instruments differs from that which would have been presented had we always applied IAS 39.

Carrying value of assets at transition	In most cases, we used brought forward depreciated cost, as adjusted for changes in accounting policies to conform with IFRS, to be the opening carrying value under IFRS.

Share-based payments	We recognised all active share option grants retrospectively.

Cumulative translation differences	We chose to measure and present cumulative translation differences arising since 1 April 2004 only.

Significant choices that we continue to make on an ongoing basis include the following:

Presentation formats	We use the nature of expense method for our income statement and total our balance sheet to net assets and total equity.

In the income statement, we present subtotals of total operating profit, profit before tax and profit from continuing operations, together with additional subtotals excluding exceptional items, remeasurements and stranded cost recoveries. Exceptional items, remeasurements and stranded cost recoveries are presented on the face of the income statement.

Pensions	We recognise actuarial gains and losses each year in the statement of recognised income and expense.

Joint ventures	We use equity accounting for jointly controlled entities instead of the alternative proportional consolidation method.

Capitalised interest	We capitalise interest into the cost of assets that we construct, where conditions of IAS 23 are met.

Capital contributions	Contributions received towards capital expenditure are recorded as deferred income and amortised in line with the depreciation on the associated asset.

Timing of goodwill impairment reviews	Goodwill impairment reviews are carried out annually in the final quarter of the financial year.

Financial Instruments	We normally opt to apply hedge accounting in most circumstances where this is permitted. For net investment hedges, we have chosen to use the spot rate method, rather than the alternative forward rate method.

Individual accounts	We have chosen to continue to use UK GAAP, rather than IFRS, in the individual financial statements of National Grid plc and of UK subsidiary companies.

Accounting standards and interpretations adopted in 2007/08
In preparing our consolidated financial statements we have complied with International Financial Reporting Standards, International Accounting Standards and interpretations applicable for 2007/08. The following amendments to standards and interpretations were adopted during 2007/08, none of which resulted in a material change to our consolidated results, assets or liabilities in 2007/08 or in those of previous periods:

New interpretations	IFRIC 8, IFRIC 9, IFRIC 10 and IFRIC 11 contain guidance on accounting for share-based exchange transactions, embedded derivatives, impairments in half yearly reports and share-based payments.

Implementation of these interpretations did not have a material impact on our results, assets or liabilities.

Annual Report and Accounts 2007/08 83

Segmental reporting
In addition to presenting the consolidated financial results and financial position in the financial statements, we provide a breakdown of those results and balances into our business segments. The presentation of segment information is based on management responsibilities that existed at 31 March 2008 and the external and regulatory environments in which we operate. Our business segments are Transmission UK, Transmission US, Gas Distribution UK, Gas Distribution US, Electricity Distribution & Generation US, with our non-regulated businesses, other operations and corporate activities, including business development, being aggregated within other activities. Our geographical segments reflect our principal activities in the UK and the US.
Discontinued operations comprise the Ravenswood generation station in New York City, KeySpan Communications and KeySpan Engineering Associates, the sales of which we expect to complete within one year of their acquisition date, together with our wireless infrastructure operations in the UK and the US, and the Basslink electricity interconnector in Australia which were sold on 3 April, 15 August and 31 August 2007 respectively.
Discontinued results in prior years also include the results of the four gas distribution networks sold on 1 June 2005, which had previously been part of our Gas Distribution UK segment.
The business segments presented are different from those presented in the 2006/07 Annual Report in that the Electricity Distribution US segment has changed its name to Electricity Distribution & Generation US, and stranded cost recoveries have been included within the Electricity Distribution & Generation US segment in line with our management structure. However, management performance for that segment is based on operating profit excluding stranded cost recoveries (in addition to excluding exceptional items and remeasurements) and so stranded cost recoveries are still separately identified within the financial statements given their importance in understanding our financial performance.
The activities of both the Gas Distribution US and Electricity Distribution & Generation US segments have expanded since last year as a consequence of the acquisition of KeySpan. Gas Distribution US now incorporates gas distribution activities in New York City, Long Island, Massachusetts and New Hampshire in addition to our existing upstate New York and Rhode Island gas distribution networks. Electricity Distribution & Generation US (formerly Electricity Distribution US) now incorporates the generation of power on Long Island, together with the operation of the Long Island electricity transmission and distribution network on behalf of the Long Island Power Authority.
Critical accounting policies
The application of accounting principles requires us to make estimates, judgements and assumptions that may affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the accounts. On an ongoing basis, we evaluate our estimates using historical experience, consultation with experts and other methods that we consider reasonable in the particular circumstances to ensure compliance with IFRS. Actual results may differ significantly from our estimates, the effect of which will be recognised in the period in which the facts that give rise to the revision become known.
Certain accounting policies have been identified as critical accounting policies, as these policies involve particularly complex or subjective decisions or assessments. The discussion of critical accounting policies below should be read in conjunction with the description of our accounting policies set out in our consolidated financial statements.
Our critical accounting policies and accounting treatments are considered to be:

Estimated economic lives of property, plant and equipment	The reported amounts for depreciation of property, plant and equipment and amortisation of non- current intangible assets can be materially affected by the judgements exercised in determining their estimated economic lives.
Depreciation and amortisation in 2007/08 for continuing operations amounted to £940 million and £54 million respectively (2006/07: £830 million and £41 million, 2005/06: £844 million and £44 million).

Carrying value of assets and potential for impairments	The carrying value of assets recorded in the consolidated balance sheet could be materially reduced if an impairment were to be assessed as being required. Our total assets at 31 March 2008 were £37,822 million, including £24,333 million of property, plant and equipment, £3,838 million of goodwill and £272 million of other intangible assets (31 March 2007: £28,389 million including £18,895 million, £1,480 million and £144 million respectively).
Impairment reviews are carried out either when a change in circumstance is identified that indicates an asset might be impaired or, in the case of goodwill, annually. An impairment review involves calculating either or both of the fair value or the value in use of an asset or group of assets and comparing with the carrying value in the balance sheet.
These calculations involve the use of assumptions as to the price that could be obtained for, or the future cash flows that will be generated by, an asset or group of assets, together with an appropriate discount rate to apply to those cash flows.

Revenue	Revenue includes an assessment of energy and accruals for transportation services, supplied to customers between the date of the last meter reading and the year end. Changes to the estimate of the energy or transportation services supplied during this period would have an impact on our reported results.
Our estimates of unbilled revenues at 31 March 2008 amounted to £511 million in the US and £243 million in the UK compared with £200 million and £246 million respectively at 31 March 2007.

84 Accounting policies continued	National Grid plc

Assets and liabilities carried at fair value	Certain assets and liabilities, principally financial investments, derivative financial instruments and certain commodity contracts are carried in the balance sheet at their fair value rather than historical cost.
The fair value of financial investments is based on market prices, as are those of derivative financial instruments where market prices exist. Other derivative financial instruments and those commodity contracts carried at fair value are valued using financial models, which include judgements on, in particular, future movements in exchange and interest rates as well as equity and commodity prices.

Hedge accounting	We use derivative financial instruments to hedge certain economic exposures arising from movements in exchange and interest rates or other factors that could affect either the value of our assets or liabilities or our future cash flows.
Movements in the fair values of derivative financial instruments may be accounted for using hedge accounting where we meet the relevant eligibility, documentation and effectiveness testing requirements. If a hedge does not meet the strict criteria for hedge accounting, or where there is ineffectiveness or partial ineffectiveness, then the movements will be recorded in the income statement immediately instead of being recognised in the statement of recognised income and expense or by being offset by adjustments to the carrying value of debt.

Pensions and other post- retirement obligations	Pensions and other post-retirement benefits recorded in the balance sheet benefit plans are calculated actuarially using a number of assumptions about the future, including inflation, salary increases, length of service and pension and investment returns, together with the use of a discount rate based on corporate bond yields to calculate the present value of the obligation.
The selection of these assumptions can have a significant impact on both the pension obligation recorded in the balance sheet and on the net charge recorded in the income statement.

Businesses held for sale	At 31 March 2008, the planned disposal of the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates in the US are considered operations that meet the criteria to be classified as assets held for sale.
At 31 March 2007, the planned exits of our wireless infrastructure operations in the UK and the US and our interconnector in Australia were considered to meet the criteria to be classified as assets held for sale.
On 1 May 2005 four of our regional gas distribution networks met the criteria to be classified as held for sale, and the assets and liabilities of these businesses were classified accordingly and depreciation ceased from that date until their disposal on 1 June 2005.
The results of these operations have been classified as discontinued operations for all years presented.
The determination of the date that the planned sales met the criteria to be classified as businesses held for sale is a matter of judgement by management, with consequential impact on balance sheet presentation and the amount recorded for depreciation in the results of the discontinued operations.

Exceptional items, remeasure- ments and stranded cost recoveries	Exceptional items, remeasurements and stranded cost recoveries are items of income and expenditure that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and distort the comparability of our financial performance between periods.
Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, material changes in environmental or decommissioning provisions, integration of acquired businesses and gains or losses on disposals of businesses or investments.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments. These fair values increase or decrease as a consequence of changes in commodity and financial indices and prices over which we have no control.
Stranded cost recoveries relate to the recovery, through charges to electricity customers in upstate New York and in New England of costs mainly incurred prior to divestiture of electricity generation. These are expected to expire in 2011.

Provisions	Provisions are made for liabilities that are uncertain in estimate. These include provisions for the cost of environmental restoration and remediation, the decommissioning of nuclear facilities that we no longer own but still have a responsibility to contribute towards, restructuring and employer and public liability claims.
Calculations of these provisions are based on estimated cash flows relating to these costs, discounted at an appropriate rate where the impact of discounting is significant. The total costs and timing of cash flows relating to environmental and decommissioning liabilities are based on management estimates supported by the use of external consultants.
At 31 March 2008, we have recorded provisions totalling £1,332 million (2007: £594 million), including £781 million and £87 million (2007: £372 million and £70 million) in respect of environmental liabilities and decommissioning respectively.

Tax estimates	Our tax charge is based on the profit for the year and tax rates in effect. The determination of appropriate provisions for taxation requires us to take into account anticipated decisions of tax authorities and estimate our ability to utilise tax benefits through future earnings and tax planning.
Our estimates and assumptions may differ from future events.

Energy commitments	Our energy commitments relate to contractual commitments to purchase electricity or gas to satisfy physical delivery requirements to our customers or for energy that we use ourselves. In management’s judgement these commitments meet the normal purchase, sale or usage exemption in IAS 39 and therefore are not recognised in the financial statements.
If these commitments were deemed not to meet the exemption under IAS 39 they would have to be carried on the balance sheet at fair value as derivative instruments, with movements in their fair value shown in the income statement under remeasurements.

Annual Report and Accounts 2007/08 85

In order to illustrate the impact that changes in assumptions could have on our results and financial position, the following sensitivities are presented:

Asset useful lives	An increase in the useful economic lives of assets of one year on average would reduce our annual depreciation charge on property, plant and equipment by £37 million (pre-tax) and our annual amortisation charge on intangible assets by £9 million (pre-tax).

Revenue accruals	A 10% change in our estimate of unbilled revenues at 31 March 2008 would result in an increase or decrease in our recorded net assets and profit for the year by approximately £48 million net of tax.

Assets carried at fair value	A 10% change in assets and liabilities carried at fair value would result in an increase or decrease in the carrying value of derivative financial instruments and commodity contract liabilities of £109 million and £1 million respectively.

Hedge accounting	If the gains and losses arising on derivative financial instruments during the year ended 31 March 2008 had not achieved hedge accounting then the profit for the year would have been £21 million higher than that reported net of tax and net assets would have been £21 million lower.

Pensions and other post- retirement obligations	Our pension and post-retirement obligations are sensitive to the actuarial assumptions used. A 0.1% increase in the discount rate, a 0.5% increase in the rate of salary increases or an increase of one year in life expectancy would result in a change in the net obligation of £251 million, £131 million and £588 million and a change in the annual pension cost of £4 million, £5 million and £4 million respectively.

Provisions	A 10% change in the estimates of future cash flows estimated in respect of provisions for liabilities would result in an increase or decrease in net assets of approximately £133 million.

Accounting developments
Forthcoming changes in IFRS
The following accounting standards and interpretations have not yet been adopted, but are expected to be adopted in future periods.

Segment reporting	IFRS 8 changes the reporting requirements for segmental reporting and will apply with effect from 1 April 2009. If IFRS 8 had been adopted in 2007/08, there would have been no change in business segments reported. However, we would not have had to report on geographical segments.

Borrowing costs	An amendment to IAS 23 on borrowing costs will require interest to be capitalised into the cost of assets under construction. We already follow this policy and so this will have no impact.

Service concessions	IFRIC 12 on service concessions, to be adopted from 1 April 2008, requires assets operated on behalf of a public authority as a concession, where the asset reverts back to the public authority at the conclusion of the arrangement, to be recognised as a financial or intangible asset depending on whether income is recovered from the public authority or from users.
We do not operate any significant concessions of this type and so this is expected to have no impact.

Customer loyalty programmes	IFRIC 13, effective from 1 April 2008, requires the sale of goods or services and associated loyalty programmes to be accounted for as multi-element transactions. The separate elements will have to be fair valued and consideration allocated accordingly, which would defer recognition of an element of revenue.
We do not have any material loyalty programmes of this nature and so this will have no impact.

Pension assets and minimum funding	IFRIC 14 on when net pension assets can be recognised in the balance sheet and on how to account for minimum funding requirements will apply with effect from 1 April 2008. In certain circumstances the recognition of an accounting surplus in a pension plan as an asset on the balance sheet may be restricted, or provision may be required for minimum funding requirements in excess of pension obligations recognised in the balance sheet.
This is not expected to have a significant effect on National Grid as the accounting surpluses that could arise in the majority of our current pension plan arrangements would not be restricted.

Presentation of financial statements	Amendment to IAS 1, effective 1 April 2009, changes the presentation of financial information but does not affect the amount of reported earnings or assets and liabilities. The principal changes are: the statement of recognised income and expense must immediately follow the income statement and must include separate tax disclosure on each gain or loss recognised outside the income statement; the statement of changes in equity will be presented as a primary statement; and there will be an option to rename the primary statements.
This will have a significant impact on the presentation of the 2009/10 financial statements as described above. However, there will be no impact on our results, assets or liabilities.

Business combinations	IFRS 3R, expected to be adopted 1 April 2010, makes a number of changes to business combination accounting including: consideration payments fair valued at acquisition date; subsequent consideration payments at fair value through the income statement; changes to calculation of goodwill; and all transaction costs expensed.
IFRS 3R will be implemented prospectively and so will affect future acquisitions, possibly materially compared with how they would be accounted for under current standards. However, this change will have no impact on our current results, assets or liabilities.

Non-controlling interests	IAS 27R, expected to be adopted in 2010, requires transactions with non-controlling (minority) interests to be recorder in equity:
We do not have any material minority interests and so this change will have no material impact.

Share-based payments	This amendment to IFRS 2, expected to be adopted 1 April 2009, clarifies the definition of vesting conditions and changes the accounting for cancellations. For cancellation, rather than reversing the previous expense any remaining expense will be accelerated.
This will affect the way we account for our Save as You Earn share schemes, however, due to the low levels of cancellations by employees in the past, we do not anticipate that this is likely to have a material impact on future results.

Financial instrument presentation	Amendments to IAS 32 and IAS 1 require certain puttable financial instruments that impose an obligation to deliver a pro rata share of net assets on liquidation to be classified as liabilities.
We currently have no such instruments and so this will have no impact.

86 Independent Corporate Responsibility Report	National Grid plc

Independent Corporate Responsibility Report
Independent Accountants’ Report on Corporate
Responsibility to National Grid plc
We have been engaged to perform limited assurance procedures on selected corporate responsibility information contained in the Operating and Financial Review (OFR) included in the Company’s Annual Report and Accounts for the year ended 31 March 2008.
The selected corporate responsibility information for the purpose of this report consists only of the information reported under the following headings in the OFR (the ‘Corporate Responsibility Information’):
■	Operating performance: Safety (including Health);

■	Talent: Talent and skills, Engagement and performance, and Inclusion and diversity;

■	Relationships: Suppliers and Community involvement; and

■	Environment: Climate change, Historically contaminated land, and Protecting the environment.
Our work comprised performing procedures to provide limited assurance with respect to:
■	The design of processes for reporting by operational management to the Directors on material safety, health and environmental issues for the National Grid group;

■	The collation of the 2007/08 greenhouse gas emissions data (Scope 1 and 2) reported under the heading ‘Climate change’ in the OFR; and

■	The Company’s verification procedures over the Corporate Responsibility Information.
We have not performed procedures with respect to information on KeySpan, which was acquired during the financial year.
Respective responsibilities of the Directors
and PricewaterhouseCoopers LLP
 The Directors of the Company are responsible for preparing the Corporate Responsibility Information based on the Company’s corporate responsibility reporting principles (the ‘Principles’), which includes their carbon reporting guidance based on the World Resources Institute Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard (March 2004, revised edition). These Principles are available on the Company’s website. Our responsibility is to express a conclusion on the Corporate Responsibility Information based on our limited assurance procedures.
This report, including the conclusion, has been prepared for the Company to assist the Directors in reporting the Company’s Corporate Responsibility performance and activities. We permit the disclosure of this report within the Annual Report and Accounts, to enable the Company’s members to verify that the Directors have discharged their governance responsibilities by commissioning an independent limited assurance report in connection with the Corporate Responsibility Information and without assuming or accepting any responsibility or liability to the members on our part. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Directors as a body and the Company for our work or this report save where terms are expressly agreed and with our prior consent in writing.
Inherent limitations
Non-financial performance information is subject to more inherent limitations than financial information, given the characteristics of the subject matter and the methods adopted for the definition and gathering of information. There are no generally accepted reporting standards applicable for corporate responsibility information. Qualitative interpretations of relevance, materiality and the accuracy of data are subject to individual assumptions and judgements. It is important to read the data and statements in the context of the Principles. Furthermore, our work is based on historical information and the projection of any information or conclusions in this report to any future periods would be inappropriate.
Assurance work performed
We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements 3000 (Revised) — ‘Assurance Engagements other than Audits and Reviews of Historical Financial Information’ issued by the International Auditing and Assurance Standards Board (ISAE 3000). Our limited assurance procedures primarily comprised:
■	Making enquiries of relevant management of the Company;

■	Evaluating the design and implementation of processes for collating and reporting material safety, health and environmental information;

■	Testing, on a selective basis, the collation of the greenhouse gas emission data by the Company;

■	Reviewing a sample of relevant information including Board reports, reports to the Executive Committee and risk and compliance reports prepared and used within the Company; and

■	Testing that management’s internal verification processes with respect to the Corporate Responsibility Information have been completed.
A limited assurance engagement is substantially less in scope than a reasonable assurance engagement under ISAE 3000. A limited assurance engagement excludes reasonable assurance procedures such as testing the operating effectiveness of controls and verifying assets, liabilities and transactions in respect of the Corporate Responsibility Information. Our limited assurance procedures did not include work to verify the original source data including, for example, pipeline asset records or emission factor research.
Conclusion
On the basis of our limited assurance procedures, nothing has come to our attention which causes us to believe, for the year ended 31 March 2008, that:
■	the Company’s processes are not designed to report material safety, health and environmental issues for National Grid group, as identified by operational management, to the Directors;

■	the greenhouse gas emissions data (Scope 1 and 2) reported under the heading ‘Climate change’ in the OFR has not been prepared in accordance with the Company’s Principles; and

■	the Corporate Responsibility Information is materially inconsistent with the Company’s underlying records.
PricewaterhouseCoopers LLP,
Chartered Accountants, London
 14 May 2008

Annual Report and Accounts 2007/08 87

88 Corporate Governance	National Grid plc

Corporate Governance
Governance framework
We are committed to the highest standards of corporate governance and to operating our businesses in a sustainable and responsible manner. Our corporate governance practices are based on the Combined Code on Corporate Governance as revised in 2006 (the ‘Code’), and consideration is given to current and developing best practice including matters contained in the various investor guidelines.
The Board considers that it complied in full with the Code during the year except temporarily in respect of the requirement for at least half of the Board, excluding the Chairman, to consist of independent Non-executive Directors.
Following the appointments of Tom King and Bob Catell to the Board as Executive Directors, and the resignation of Paul Joskow as an independent Non-executive Director, during the year the Board consisted of the Chairman, seven Executive Directors and six independent Non-executive Directors. Following the announcement made in March 2008 regarding Edward Astle’s departure, with effect from 30 April 2008, the Board consisted of the Chairman, six Executive Directors and six Non-executive Directors, in compliance with the Code. An additional independent Non-executive Director, Philip Aiken, joined the Company in May 2008.
The Board’s role includes approval of the overall business strategy of National Grid; approval of the business plan and budget; approval of the financial policy; oversight of Policy and Procedure statements, Codes of Conduct, Delegations of Authority, Framework for Responsible Business and Standards of Ethical Business Conduct for all employees. The framework and standards described above, together with other documentation relating to National Grid’s governance, are available on our website at www.nationalgrid.com.
The Board of National Grid during the year was composed as set out in the following table. Biographical details for all the Directors can be found on pages 12 and 13, together with details of Board Committee memberships. Attendance at Board meetings was as indicated from a total of 12 meetings:

Name	Attendance*

Chairman
Sir John Parker	12 of 12

Chief Executive
Steve Holliday	12 of 12

Executive Directors
Bob Catell (from 25 September 2007) (Deputy Chairman)	7 of 7
Steve Lucas	11 of 12
Nick Winser	12 of 12
Tom King (from 13 August 2007)	7 of 7
Mark Fairbairn	12 of 12
Edward Astle	12 of 12

Non-executive Directors
Ken Harvey (Senior Independent Director)	12 of 12
Linda Adamany	12 of 12
John Allan	10 of 12
Stephen Pettit	12 of 12
Maria Richter	12 of 12
George Rose	9 of 12
Paul Joskow (to 31 July 2007)	5 of 6

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
Board members are required to attend Board and Committee meetings regularly. If they are unable to do so, the Chairman is informed and the reasons recorded. Instances of non attendance during the year were regarded as reasonable in each case due to the individual circumstances concerned. Non attendance at meetings is considered in the one-to-one director performance evaluation conducted by the Chairman.
In order to ensure that the Directors are kept informed, they are sent papers for meetings of the Board and those Committees of which they are a member. In the event that a Director is unable to attend a meeting, they are able to relay their views and comments via the relevant Committee chairman or the Chairman of the Board.
In accordance with the Articles of Association, Directors are submitted for re-election by shareholders at the first Annual General Meeting (AGM) following their initial appointment and then at subsequent AGMs at least once every three years. Further details regarding those Directors due for re-election at the 2008 AGM can be found in the Notice of 2008 AGM.
The service contracts (Executive Directors) and letters of appointment (Non-executive Directors) of Board members are available to National Grid’s shareholders and may also be inspected at the AGM prior to the meeting. Further details regarding the Directors’ service contracts and letters of appointment can be found in the Directors’ Remuneration Report on pages 100 to 110.
Non-executive Director independence
 It is important that the Non-executive Directors bring experience, probity and independent challenge to the Board. Accordingly, the independence of the Non-executive Directors is considered at least annually as part of the performance evaluation conducted by the Nominations Committee. This assessment also considers the character, judgement and commitment of each Non-executive Director as well as their performance on the Board and relevant Committees. The Board takes into account service on the boards of either Lattice Group plc or National Grid Group plc prior to their merger in considering length of service as a Director of National Grid. Following such evaluation, each of the Non-executive Directors has been determined by the Board to be independent.
Roles of the Chairman, Chief Executive and Senior
Independent Director
The Chairman and the Chief Executive have separate roles and responsibilities which have been approved by the Board. The Chairman’s main responsibility is the leadership and management of the Board and its governance. His contractual commitment to National Grid is two days per week but in practice this is often exceeded. The Board is satisfied that the Chairman, and other Non-executive Directors if required, would be available as needed. The number and perceived responsibility of other directorships are considered as part of the performance evaluation.
The Chief Executive retains responsibility for the leadership and day-to-day management of the Company and the execution of its strategy as approved by the Board.

Annual Report and Accounts 2007/08 89

The Senior Independent Director is Ken Harvey. His responsibilities include leading the Non-executive Directors’ annual consideration of the Chairman’s performance. He is also available to shareholders in the event they feel it inappropriate to communicate via the Chairman, the Chief Executive or the Finance Director. No such requests were received from shareholders during the year.
Director development
The Chairman, with the support of the Company Secretary & General Counsel, is responsible for the induction of new directors and ensuring that the existing Directors continually update their skills, knowledge and familiarity with National Grid and their roles as directors.
Upon appointment to the Board, new Non-executive Directors receive a tailored induction programme including the provision of recent Board materials and presentations, one-to-one meetings with senior management and Executive Directors, and a directors’ information pack to provide background reference information on the Company’s businesses and operations including issues relating to corporate social responsibility.
Particular attention is given to current issues, emerging developments and director effectiveness. This includes, for Non-executive Directors:
■	informing Directors at each Board meeting of the latest training courses which may be of interest to them;

■	attendance at key site visits; and

■	management presentations.
For Executive Directors, development programmes include:
■	internal and external mentoring;

■	attendance at external courses and business schools; and

■	experience of other boardrooms through non-executive appointments.
With the agreement of the Board, and as part of their personal development, the Chief Executive, Steve Holliday, is a Non-executive Director of Marks and Spencer Group plc and Steve Lucas, Finance Director, is a Non-executive Director of Compass Group plc. Upon appointment, Bob Catell, Executive Director and Deputy Chairman, was a Non-executive Director of Keyera Energy Management Ltd, Sovereign Bancorp, Inc., Advisory Board and JP Morgan Chase Inc., Metropolitan Advisory Board. The fees for these positions are retained by the Director. Details are on page 104. The Company Secretary & General Counsel is a Non-executive Director of Aga Rangemaster Group plc and the fee is retained by her.
The services of the Company Secretary & General Counsel’s department are available to the Directors and advice may also be sought from independent professional advisors at the Company’s expense. During the year no independent professional advice was requested by the Directors other than that already provided to Committees by external advisors such as the consultants to the Remuneration Committee.
Performance evaluation
In each financial year since 2003/04, the Board has undertaken a formal evaluation of its performance and that of its Committees and individual Directors in order to review past performance and to develop future performance.
The Chairman led the overall process of evaluation which was, as in previous years, in the form of a confidential survey completed by all Directors in relation to the Board and any Committee of which they were a member, plus one-to-one meetings between the Chairman and each Director. Additionally, certain regular attendees at specific Committee meetings were asked to complete surveys in relation to the relevant Committee.
The Board considered the merit of using an external body to manage the performance evaluation process. It concluded that the current approach remained appropriate for the Company. This is reviewed annually.
The Company Secretary & General Counsel collated the evaluation results and these were considered. Overall the results for the evaluation carried out in 2007/08 were positive and indicated that the Board and Committees were effective and that no major changes were required. The Chairman’s performance was reviewed and his leadership and performance were considered to have been of a high standard.
Areas highlighted by the Board and Committees for consideration following the latest review included:
■	a review of the rolling business agenda to include a greater emphasis on strategic external factors such as climate change;

■	increasing the number of informal meetings of Board members; and

■	consideration of the interaction between Committees.
In accordance with established practice, the Board and
Committees review these matters in a formal response and action plan and will adopt new processes and procedures as appropriate.
Following the 2006/07 evaluation process, a number of actions were implemented during the year including:
■	informing Directors at each Board meeting of the latest training courses which may be of interest to them;

■	providing a programme of shareholder communications in a ‘Shareholder Issues’ update to the Board;

■	devoting additional time to long term succession plans;

■	in depth operational review sessions were held during the year where more time was assigned for certain key areas;

■	producing more detailed guidance for Board and Committee papers and presentations to ensure information presented is clear and relevant; and

■	new sub-committees of the Executive Committee were established to consider Social Policy and Global Retirement Plans respectively.

90 Corporate Governance continued	National Grid plc

The Board and its Committees
The Board reserves a number of matters for its sole consideration where these matters impact the strategic direction and effective oversight of the Company and its businesses. Examples include:
■	corporate governance;

■	strategy, finance and approval of the budget and business plan;

■	Director/employee issues such as Director succession planning (with input and recommendations from the Nominations Committee); and

■	stock exchange and listing requirements such as dividend approval/recommendation and approval of results announcements and the Annual Report and Accounts.
In addition to the matters reserved to the Board, a full description of which is available on our website at www.nationalgrid.com, certain items are considered at every scheduled Board meeting including:
■	safety, health and the environment;

■	the financial status of the Company;

■	operational headlines from the Company’s businesses together with a detailed update from one of the lines of business on a rotating basis;

■	updates on business development and strategy implementation;

■	updates on external matters affecting the Company; and

■	reports from the Company Secretary & General Counsel including an update on the administration and governance of the Company and its businesses.
The Chairman and Non-executive Directors meet formally at least once a year without any management present and formally at least once a year with the Chief Executive. These meetings provide an opportunity for the Non-executive Directors to consider issues relating to the overall governance and management of the Company. In addition, there are ad hoc meetings as required.
The Board has delegated authority to its Committees to carry out certain tasks as defined in the Committees’ terms of reference, which are available on our website at www.nationalgrid.com. These comprise the Audit, Executive, Finance, Nominations, Remuneration and Risk & Responsibility Committees. By delegating authority for the consideration of policy and oversight of specific items to these Committees, the Board ensures these items are given appropriate attention in terms of both time and priority.
The Board is kept appraised by the Committee chairmen through the provision of a summary of the issues discussed and decisions taken by the Committee. Draft minutes of Committee meetings are circulated to other Directors once available.
The following sections explain the areas that each Committee has responsibility for and the items that they covered during the year.
Audit Committee
A key function of the Audit Committee is to review the effectiveness of the Company’s financial reporting and internal control policies and the procedures for the identification, assessment and reporting of risks.
As a consequence of the oversight role of the Committee and in order to maintain independence from management, the members of the Committee, including its chairman, are all independent Non-executive Directors. The Committee does however consider that both management and the external auditors should attend meetings where possible in order to provide the members of the Committee with the information that they require and to answer questions on areas that are within the Committee’s remit.
Accordingly, others invited to attend meetings include the Chairman, the Chief Executive, the Finance Director, the Head of Internal Audit, the Financial Controller, the Company Secretary & General Counsel and the external auditor. Additionally, the Executive Directors, the Director of Tax and Treasury and the Risk & Compliance Manager are invited to attend Audit Committee meetings as necessary to provide updates and background information.
In order that the Committee is kept informed of developments, meetings are held at least four times a year. Membership and attendance at meetings was as follows during 2007/08 from a total of 6 meetings:

Name	Attendance*

George Rose (chairman)	6 of 6
Linda Adamany	6 of 6
John Allan	4 of 6
Maria Richter	6 of 6

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
In order that the Committee can fulfil its obligations, and as a consequence of the technical nature of some of the financial and accounting issues that come before it, the Committee regards it as important that all of its members have an understanding of financial matters and experience of dealing with financial issues at a senior executive level. In addition, the Board has determined that George Rose, Finance Director of BAE Systems plc, has recent and relevant financial experience and deems him to be a suitably qualified financial expert as required by the Audit Committee’s terms of reference.

Annual Report and Accounts 2007/08 91

During the year, the Committee considered the following items:
Auditors
■	non-audit fees and consultancy spend undertaken by the external auditor, with the auditor not present;
■	the independence and objectivity of the external auditor;
■	an evaluation of the external audit process;
■	reviewing audit related matters following the KeySpan acquisition; and
■	monitoring and reviewing the effectiveness of internal audit activities.
Financial
■	reviewing the effectiveness of the Company’s financial reporting, internal controls and compliance with Sarbanes-Oxley Act requirements;
■	monitoring risk and compliance management procedures across the Company and reviewing specific risks;
■	receiving reports from the Business Separation Compliance Officer, as required under National Grid Gas plc’s gas transporter licences;
■	receiving reports from the Director of Tax and Treasury;
■	reviewing the Company’s results statements and Annual Report and Accounts before publication and making appropriate recommendations to the Board following review;
■	reviewing the content of Interim Management Statements;
■	receiving reports on business conduct issues; and
■	reviewing accounting policies.
Governance
■	reviewing the Committee’s own performance and constitution following the annual performance evaluation; and
■	reviewing the Committee’s forward business schedule.
The Committee works closely with both the internal and external auditors. It receives and reviews the internal audit plan and ensures that the internal audit function has sufficient resources to carry out its work. The appointment and removal of the Head of Internal Audit is subject to the approval of the Committee.
Subject to annual shareholder approval at the AGM, the
Committee is solely and directly responsible for and approves the appointment, reappointment, fees and oversight of the external auditor. Meetings are held at least annually with the external auditor without management present.
In order to ensure objectivity and independence of the external auditor, all non-audit work carried out by the external auditor is subject to Audit Committee pre-approval. Details of the fees paid to the external auditor for both audit and non-audit work carried out during the year can be found in note 3e to the accounts on page 130.
A review is carried out annually of the service provided by the external auditor, and subject to the outcome of this review, the Company may put the audit out to tender. Following the latest review, the service was considered satisfactory.
Executive Committee
Within the authorities delegated to the Committee by the Board, the key tasks of the Committee are to oversee the financial, operational and safety performance of the Company. The Committee is tasked with implementing the strategy approved by the Board. The Committee comprises the Chief Executive, who is its chairman, the Executive Directors and the Company Secretary & General Counsel.
Executive Committee membership and attendance at meetings was as follows during 2007/08 from a total of 12 meetings:

Name	Attendance*

Steve Holliday (chairman)	12 of 12
Bob Catell (from 25 September 2007)	6 of 6
Edward Astle	11 of 12
Mark Fairbairn	12 of 12
Steve Lucas	10 of 12
Tom King (from 13 August 2007)	8 of 8
Nick Winser	11 of 12
Helen Mahy, Company Secretary & General Counsel	12 of 12

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
In addition, the Global Director of Human Resources and Global Head of IS are regular attendees of meetings. Senior management personnel are invited to attend meetings of the Executive Committee as necessary to keep it fully appraised of the Company’s businesses. Attendance of key management personnel at Executive Committee and other Board and Committee meetings is monitored by the Executive Committee as part of the Board’s succession planning and development programmes.
In accordance with its remit, the Executive Committee is responsible for the day-to-day management of the Company and its businesses. During the year, items that the Committee considered included:
■	the financial, operational and safety performance of the Company and its businesses;
■	strategic business development and implementation including the integration of the KeySpan businesses acquired during year and the retention of the UK property business;
■	approving capital and operational expenditure under the specific authorities delegated to it by the Board;
■	reviewing governance issues;
■	global human resource leadership; and
■	global IS strategic issues.
At each meeting there are in depth review sessions on key business areas for the Company.

92 Corporate Goverance continued	National Grid plc

Finance Committee
The Finance Committee is responsible for setting policy and granting authority for short-term and long-term financing decisions and for recommending for consideration by the Board the treasury, tax, pensions and insurance management policies of the Company. The Finance Committee is made up of two Non-executive Directors, one of whom is chairman of the Committee, and the Chief Executive and Finance Director.
Finance Committee membership and attendance at meetings was as follows during 2007/08 from a total of 4 meetings:

Name	Attendance*

Maria Richter (chairman from 31 July 2007)	4 of 4
Steve Holliday	4 of 4
Steve Lucas	4 of 4
Stephen Pettit	4 of 4
Paul Joskow (chairman to 31 July 2007)	2 of 2

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
The Director of Tax and Treasury is invited to attend Committee meetings on a regular basis.
Items that the Committee considered during the year included:
■	long-term funding requirements;
■	setting and reviewing treasury management guidelines and policy in light of market conditions;
■	funding the acquisition of KeySpan;
■	the progress of the ordinary share buyback programme;
■	taxation issues for the Company;
■	treasury performance updates;
■	the repurchase and cancellation of the ‘B’ shares;
■	insurance updates;
■	effects on the Company of the ‘credit crunch’ in the banking sector;
■	pensions updates; and
■	granting authority for parent and subsidiary companies to enter into guarantees and indemnities under the Committee’s delegated authority.
Nominations Committee
The Nominations Committee is responsible for regularly reviewing the structure, size and composition of the Board and for identifying and nominating individuals to be Directors and senior management. Such appointments and changes to the Board require Board approval following recommendations from the Committee. External recruitment consultants are used and this procedure was followed for the appointment of Philip Aiken as a Non-executive Director in May 2008.
In order to ensure objectivity and independence, the chairman and members are all Non-executive Directors.
Nominations Committee membership and attendance at meetings was as follows during 2007/08 from a total of 9 meetings:

Name	Attendance*

Sir John Parker (chairman)	9 of 9
Ken Harvey	9 of 9
Maria Richter (from 31 July 2007)	6 of 6
George Rose	7 of 9
Paul Joskow (to 31 July 2007)	3 of 3

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
The Chief Executive is invited to attend Nominations Committee meetings on a regular basis. Advice is sought from the Global Director of Human Resources and external advice is sought when appropriate.
During the year the Committee:
■	reviewed the size of the Board, its structure and composition;
■	reviewed and recommended changes to the composition of Board Committees;
■	recommended individuals for appointment to the Board, including the appointments of Tom King and Philip Aiken;
■	considered succession planning for Board members; and
■	reviewed development and succession plans for senior management, as developed by the Chief Executive and the Global Director of Human Resources.
Remuneration Committee
The Remuneration Committee is responsible for developing Company policy regarding executive remuneration and for determining the remuneration of the Executive Directors and executives below Board level who report directly to the Chief Executive. It also monitors the remuneration of other senior employees of the Company and provides direction over the Company’s share plans. All members of the Committee are Non-executive Directors.
The Remuneration Committee determines remuneration policy and practices with the aim of attracting, motivating and retaining high calibre Executive Directors and other senior employees to deliver value for shareholders and high levels of customer service, safety and reliability in an efficient and responsible manner. The Remuneration Committee sets remuneration policies and practices in line with best practice in the markets in which the Company operates.
Further details of the policy on remuneration and details of individual remuneration are available in the Directors’ Remuneration Report on pages 100 to 110.
Remuneration Committee membership and attendance at meetings was as follows during 2007/08 from a total of 7 meetings:

Name	Attendance*

John Allan (chairman)	6 of 7
Ken Harvey	7 of 7
Stephen Pettit	7 of 7
George Rose	7 of 7

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
The Global Director of Human Resources and Global Head of Compensation & Benefits provide advice on remuneration policies and practices and are usually invited to attend meetings, along with the Chairman and the Chief Executive.
No Director or other attendee is present during any discussion regarding his or her own remuneration.

Annual Report and Accounts 2007/08 93

Risk & Responsibility Committee
The Risk & Responsibility Committee is tasked with proactively reviewing the strategies, policies, management, initiatives, targets and performance of the Company within the responsible business framework. Accordingly, it reviews matters such as public and process safety, the environment, occupational health, inclusion and diversity, security and human rights, and business ethics and conduct.
Risk & Responsibility Committee membership and attendance at meetings was as follows during 2007/08 from a total of 4 meetings:

Name	Attendance*

Stephen Pettit (chairman)	4 of 4
Linda Adamany	4 of 4
Ken Harvey	4 of 4
Bob Catell (from 25 September 2007)	2 of 2
Maria Richter (to 1 September 2007)	1 of 1

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
The Chief Executive, the Company Secretary & General Counsel, the Director of UK Safety, Health and Environment and Corporate Security and the US Senior VP Safety, Health and Environment are invited to attend Risk & Responsibility Committee meetings. Executive Directors and others, including business representatives, are invited to attend as necessary.
During the year, the Committee:
■	considered the current and projected environmental impact of the Company, including climate change;
■	considered specific identified future risks and plans for minimising such risks;
■	reviewed safety, health and environment audit plans and the outcome of such audits;
■	reviewed serious incident reports;
■	reviewed reports on business conduct issues;
■	reviewed progress in embedding a process safety culture; and
■	considered reports and updates from external advisors.
The Committee members made site visits during the year to:
■	a key London substation; and
■	the London 2012 Olympics site powerlines undergrounding project.
Disclosure Committee
National Grid has established disclosure committees that are tasked with various duties relating to the material disclosures made by the Company and relevant subsidiaries. The National Grid Disclosure Committee is chaired by the Finance Director and its members are the Company Secretary & General Counsel, the Group Director of Tax and Treasury, the Financial Controller, the Director of Investor Relations, the Head of Internal Audit and the Corporate Counsel and Head of Company Secretariat and such other members and/or attendees as the Committee from time to time considers appropriate.
The Committee’s role is to assist the Chief Executive and the Finance Director in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company. Accordingly, the Committee reviewed during the year the process and controls over external disclosures and reviewed key documents before release including the Annual Report and Accounts, Interim Management Statements and other material stock exchange announcements and presentations to analysts.
Shareholders
The Board has responsibility for ensuring effective communication takes place with shareholders and it considers carefully all major announcements to the market. The Board also believes it important to consider the views and opinions of shareholders including on such matters as strategy and governance.
Relations with shareholders are managed mainly by the Chief Executive, the Finance Director and the Director of Investor Relations. Meetings are held regularly throughout the year with institutional investors, fund managers and analysts to discuss the public disclosures and announcements made by the Company.
The Chairman also writes to major shareholders following the announcement of the Company’s interim and preliminary results to offer them the opportunity to meet him, the Senior Independent Director or any of the Non-executive Directors. This specifically enables major shareholders to take up with these individuals any issue they feel unable to raise with the Chief Executive and Finance Director. Major shareholders are also invited to meet newly appointed Directors.
In order that all Board members are made aware of and understand the views of shareholders about the Company, the Board receives feedback on shareholders’ views from the Company’s brokers, supported by the Director of Investor Relations. Notes from a number of analysts in the energy sector are also circulated regularly to Directors.
Change of control provisions
As at 31 March 2008, the Company had borrowing facilities with a number of its banks in the amounts of US$3.0 billion (undrawn) and £0.8 billion (drawn) which, on a change of control of the Company following a takeover bid, may alter or terminate.
All of the Company’s share plans contain provisions relating to a change of control. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time.
No other agreements that take effect, alter or terminate upon a change of control of the Company following a takeover bid are considered to be significant in terms of their potential impact on the business as a whole.
Corporate governance practices:
differences from New York Stock Exchange
(NYSE) listing standards
The corporate governance practices of the Company are primarily based on UK requirements but substantially conform to those required of US companies listed on the NYSE. The principal differences between the Company’s governance practices pursuant to the Combined Code and UK best practice and the Section 303A Corporate Governance Rules of the NYSE are:
■	different tests of independence for Board members are applied under the Combined Code and Section 303A;
■	there is no requirement for a separate corporate governance committee in the UK; all Directors on the Board discuss and decide upon governance issues and the Nominations Committee makes recommendations to the Board with regard to certain of the responsibilities of a corporate governance committee;

94 Corporate Governance continued	National Grid plc

■	while the Company reports compliance with the Combined Code in each Annual Report and Accounts, there is no requirement to adopt and disclose separate corporate governance guidelines; and

■	while the Audit Committee, having a membership of four independent Non-executive Directors, exceeds the minimum membership requirements under Section 303A of three independent Non-executive Directors, it should be noted that the quorum for a meeting of the Audit Committee, of two independent Non-executive Directors, is less than the minimum membership requirements under Section 303A.
Internal control
In order to understand the risks and potential control issues facing the Company, the following sections as well as page 16 in the Operating and Financial Review should be considered. The Board considers that a sound system of internal control contributes to safeguarding the Company’s assets and reputation, and, as a result, shareholder investments. Effective operational and financial controls, including the maintenance of qualitative financial records, are an important element of internal control. The Board further considers that internal controls help manage, but not eliminate, risk and that these controls can only provide reasonable, and not absolute, assurance against material misstatement or loss.
The Board is responsible for the Company’s system of internal control and monitoring its effectiveness. It has in place an established system of internal control to be observed throughout the Company and its businesses, which it believes satisfies this responsibility.
The system of internal control depends on thorough and systematic processes for the identification and assessment of business-critical risks, including the impact of material non-compliance with legal, regulatory and internal governance requirements, and their management and monitoring over time. This system generates reports from both line managers and certain independent assurance providers such as Internal Audit and Risk & Compliance.
The Board’s Committees receive reports on the Company’s system of internal control as appropriate in relation to their specific areas of responsibility. The Board’s Committees’ reports to the Board include updates in this regard.
The Board formally reviews the effectiveness of the Company’s system of internal control on an annual basis to ensure it remains robust and to identify any control weaknesses. The latest review covered the financial year to 31 March 2008 and included the period to the approval of this Annual Report and Accounts.
This review includes:
■	the receipt of a Letter of Assurance from the Chief Executive, which consolidates key matters of interest raised through the year-end assurance process;

■	assurance from its Committees as appropriate, with particular reference to the reports received from the Audit and Risk & Responsibility Committees on the reviews undertaken by them at their respective Committee meetings; and

■	assurances in relation to the Company’s Sarbanes-Oxley certifications, required as a result of its NYSE listing.
Internal control – information assurance
The Board considers that it is imperative to have accurate and reliable information within the Company. This is supported by a risk-based, holistic approach that deals with information assurance as a business critical function. This approach ensures accurate and reliable information is available to those who need it in a timely fashion, thus enabling informed decisions that support and further Company objectives.
We manage a broad range of risks in relation to information assurance. Key elements in managing these risks are education, training and awareness. These initiatives emphasise the importance of information security, the quality of data collection and the affirmation process that supports our business transactions, evidencing our decisions and actions. The Company continues to work collaboratively with a variety of organisations and professional bodies to develop and implement best practice.
Internal control over financial reporting – Sarbanes-Oxley
National Grid has carried out an assessment of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, the requirements of which the Company is subject to as a result of its listing on the NYSE. The management of the Company, which is responsible under the Act for establishing and maintaining an adequate system of internal control over financial reporting, evaluated the effectiveness of that system using the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework. Based on that evaluation, the management of the Company expects to conclude in its Annual Report on Form 20-F filing with the US Securities and Exchange Commission that the system of internal control over financial reporting was effective as at 31 March 2008.
Because KeySpan was acquired by National Grid during the financial year ended 31 March 2008, it was not required to be included in management’s assessment of internal control over financial reporting for the year ended 31 March 2008 and, therefore, management have excluded it from its assessment. KeySpan is a wholly-owned subsidiary whose total assets and total revenue represented approximately 25% and 23%, respectively, of the related consolidated financial statement amounts for the year ended 31 March 2008.
Risk management
Understanding and managing risks is integral to the way we run our business. We continue to have a well established enterprise-wide risk management process that ensures risks are consistently assessed, recorded and reported in a visible, structured and continuous manner, the outputs of which are primarily used as a management tool. A secondary and natural output from this process is information that provides assurance to management at all levels and thus helps safeguard our assets and reputation. It has been designed to manage rather than eliminate material risks to the achievement of our strategic and business objectives while also recognising that any such process can provide only reasonable, and not absolute, assurance against material misstatement or loss. This process complies with the Turnbull working party guidance (revised October 2005) and, in addition, contributes toward our compliance with our obligations under the Sarbanes-Oxley Act as well as other internal assurance activities.

Annual Report and Accounts 2007/08 95

Risk management in National Grid has become embedded over time and our experience of this has enabled us to identify a number of key success criteria linked to both the risk management framework and process that, if in place, will help ensure the process continues to remain embedded. Understanding this in the context of a Company that has changed considerably in size and geographic coverage since 2000 has been invaluable in helping to integrate different risk management processes seamlessly and effectively. For example, with regard to KeySpan we had already started to align process expectations prior to completion of the acquisition and because of this foresight are now making positive strides towards process consistency across our US and UK lines of business.
Within existing businesses, the risk management process continues to be based on both bottom-up and top-down assessments of operational, financial and other business or project risks. From the bottom up, business units and Corporate Centre functions prepare and maintain risk registers that capture their key risks and the actions being taken to manage them. The key element in the top-down assessment of our enterprise-wide risk profile is the involvement of the Executive Directors and other senior management at critical stages in the review process. Their review, challenge, and debate of the outputs of the bottom-up assessment against their top-down perceptions produce an overall evaluation of the risks that are faced by National Grid. Graphics that set out the Company’s risk profile and any significant changes to this between reporting periods have been designed to aid debate by the Executive, Risk & Responsibility and Audit Committees twice a year. The Audit Committee also reviews the risk management process at least once a year and reports on this to the Board.
During the year, we have benefited from this process through continued coordination with the Internal Audit function, Sarbanes-Oxley teams, and the Insurance team. The external benchmarking exercise has continued with a deliberate focus on energy utilities in similar lines of business to measure the effectiveness of our own approach and exchange ideas on best practice. We have completed the restructuring of risk and compliance services to deliver the support required by our global lines of business and to ensure approaches are consistent across the US and UK and continue to provide value to business operations, including major projects.
Our risk management process has identified the risk factors set out opposite.
Compliance management
Our enterprise-wide compliance management process is established and continues to raise visibility over key obligations. The process provides assurance to the Executive Directors and senior management on the effectiveness of control frameworks to manage key internal and external obligations, and also highlights instances of significant non-compliance with those obligations. External obligations are driven primarily by key legal and regulatory requirements whereas internal obligations focus more on compliance with National Grid’s own corporate policies and procedures. A network of compliance coordinators and champions exists within the businesses and Corporate Centre functions to enable the top-down/bottom-up alignment of Executive Directors’ obligations to be established and reported.
Furthermore, experts for each key obligation interface with relevant business contacts to ensure the quality of information reported upwards is validated. The compliance management process is consistent with, and complementary to, our risk management process and essentially provides, among other things, a more detailed breakdown of the risk of non-compliance with laws, regulations or standards of service as well as corporate policies and procedures.
Twice a year the Executive, Risk & Responsibility and Audit Committees receive a report setting out the key obligations across National Grid and any significant non-compliance with those obligations, together with compliance opinions and action plans to improve controls where necessary. As with the risk management process, the Audit Committee also reviews the compliance management process at least once a year and reports on this to the Board. The compliance management process also contributes toward the entity level testing that is performed under the Sarbanes-Oxley Act, as well as some of our other internal assurance activities. Opportunities to benchmark our process with other similar organisations remain limited but positive internal feedback indicates it remains fit for purpose for National Grid and reflects best practice.
Risk factors
Our risk management process has identified the following risk factors that could have a material adverse effect on our business, financial condition, results of operations and reputation, as well as the value and liquidity of our securities. Not all of these factors are within our control. In addition, other factors besides those listed below may have an adverse effect on National Grid. Any investment decision regarding our securities and any forward-looking statements made by us should be considered in the light of these risk factors and the cautionary statement set out on page 192.
Changes in law or regulation could have an adverse effect on our results of operations.
Many of our businesses are utilities or networks that are subject to regulation by governments and other authorities. Consequently, changes in law or regulation in the countries or states in which we operate could adversely affect us. Regulatory decisions concerning, for example, whether licences or approvals to operate are granted or are renewed, whether there has been any breach of the terms of a licence or approval, recovery of incurred expenditure, the level of permitted revenues and dividend distributions for our businesses and proposed business development activities could have an adverse impact on our results of operations, cash flows, the financial condition of our businesses and the ability to develop those businesses in the future. For further information, see the Operating and Financial Review and, in particular, the ‘External market and regulatory environment’ and ‘Current and future development’ sections and the business description sections for each of our lines of business.

96 Corporate Governance continued	National Grid plc

Breaches of, or changes in, environmental or health and safety laws or regulations could expose us to claims for financial compensation and adverse regulatory consequences, as well as damaging our reputation.
Aspects of our activities are potentially dangerous, such as the operation and maintenance of electricity generation facilities and electricity lines and the transmission and distribution of gas. Electricity and gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of our operations that are not currently regarded or proved to have adverse effects but could become so; for example, the effects of electric and magnetic fields. We are subject to laws and regulations relating to pollution, the protection of the environment, and how we use and dispose of hazardous substances and waste materials. These expose us to costs and liabilities relating to our operations and our properties whether current, including those inherited from predecessor bodies, or formerly owned by us. We are also subject to laws and regulations governing health and safety matters protecting the public and our employees. We commit significant expenditure toward complying with these laws and regulations and to meeting our obligations under negotiated settlements. If additional requirements are imposed or our ability to recover these costs changes, this could have a material impact on our businesses and our results of operations and financial position. Any breach of these obligations, or even incidents that do not amount to a breach, could adversely affect our results of operations and our reputation.
For further information about environmental and health and safety matters relating to our businesses, see the ‘Our Responsibility’ section of our website at www.nationalgrid.com.
Network failure, the inability to carry out critical non-network operations and damage to infrastructure may have significant adverse impacts on both our financial position and reputation.
We may suffer a major network failure or may not be able to carry out critical non-network operations. Operational performance could be adversely affected by a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping. This could cause us to fail to meet agreed standards of service or be in breach of a licence or approval, and even incidents that do not amount to a breach could result in adverse regulatory and financial consequences, as well as harming our reputation. In addition to these risks, we may be affected by other potential events that are largely outside our control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes outages or damages infrastructure will adversely affect operational and potentially business performance and our reputation. Terrorist attack, sabotage or other intentional acts may also damage our assets or otherwise significantly affect corporate activities and as a consequence have an adverse impact on the results of operations.
Our results of operations depend on a number of factors relating to business performance including performance against regulatory targets and the delivery of anticipated cost and efficiency savings.
Earnings maintenance and growth from our regulated gas and electricity businesses will be affected by our ability to meet or exceed efficiency and integration targets and service quality standards set by, or agreed with, our regulators. In addition, from time to time, we publish cost and efficiency savings targets for our businesses. We have also substantially completed reorganising our operations along lines of business. To meet these targets and standards, we must continue to improve operational performance, service reliability and customer service. If we do not meet these targets and standards, or we do not complete implementation of this reorganisation as envisaged, we may not achieve the expected benefits, our business may be adversely affected and our performance, results of operations and our reputation may be harmed.
Business development activity, including acquisitions and disposals, may be based on incorrect assumptions or conclusions; significant liabilities may be overlooked or there may be other unanticipated or unintended effects.
Business development activities, including acquisitions and disposals, may be based on incorrect assumptions or conclusions; significant liabilities may be overlooked or there may be other unanticipated or unintended effects. There is no certainty that planned levels of synergy and efficiency savings from acquisitions, such as our acquisition of KeySpan, will be achieved. This could impact our ability to enter into other transactions.
For further details concerning the acquisition of KeySpan and other transactions that we have undertaken over the period, see the ‘Performance against our objectives’ section of the Operating and Financial Review on page 26.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations.
Changes in commodity prices could potentially impact our energy delivery businesses. Current regulatory arrangements in the UK and the US provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. However, if regulators in the UK or the US were to restrict this ability, it could have an adverse effect on our operating results.
Our reputation may be harmed if consumers of energy suffer a disruption to their supply.
Our energy delivery businesses are responsible for transporting available electricity and gas. We consult with, and provide information to, regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, our role is to manage the relevant network safely which, in extreme circumstances, may require us to disconnect consumers, which may damage our reputation.

Annual Report and Accounts 2007/08 97

Fluctuations in exchange rates, interest rates and commodity price indices, in particular in the US dollar, could have a significant impact on our results of operations because we have substantial business interests in the US and because of the significant proportion of our borrowings, derivative financial instruments and commodity contracts that may potentially be affected by such fluctuations.
We have significant operations in the US and we are therefore subject to the risks normally associated with non-domestic operations, including the need to translate US assets and liabilities, and income and expenses, into sterling, our primary reporting currency. In addition, our results of operations may be affected because a significant proportion of our borrowings, derivative financial instruments and commodity contracts are affected by changes in exchange rates, interest rates and commodity price indices, in particular the US dollar to sterling exchange rate.
For further information see the ‘Performance against our objectives’ section of the Operating and Financial Review.
Our financial position may be adversely affected by a number of factors including restrictions in borrowing and debt arrangements, changes to credit ratings, adverse changes in the global credit markets and effective tax rates.
We are subject to certain covenants and restrictions in relation to our listed debt securities and our bank lending facilities. We are also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder us in servicing the financial requirements of our current businesses or the financing of newly acquired or developing businesses. Some of our debt is rated by credit rating agencies and changes to these ratings may affect both our borrowing capacity and the cost of those borrowings. Our borrowing capacity and cost of borrowing could also be affected by adverse changes in the global credit markets. The effective rate of tax we pay may be influenced by a number of factors including changes in law and accounting standards, the results of which could increase that rate.
Future funding requirements of our pension schemes could adversely affect our results of operations.
We participate in a number of pension schemes that together cover substantially all our employees. In both the UK and the US, the principal schemes are defined benefit schemes where the scheme assets are held independently of our own financial resources. Estimates of the amount and timing of future funding for these schemes are based on various actuarial assumptions and other factors including, among other things, the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require us to make additional contributions to these pension schemes which, to the extent they are not recoverable under our price controls or state rate plans, could adversely affect our results of operations.
New or revised accounting standards, rules and interpretations could have an adverse effect on our reported financial results.
The accounting treatment under International Financial Reporting Standards (IFRS), as adopted by the European Union, of replacement expenditure, regulatory assets, pension and post-retirement benefits, derivative financial instruments and commodity contracts significantly affect the way we report our financial position and results of operations. As a body of practice develops for IFRS, the application and interpretation of accounting principles to our circumstances, and to those areas in particular, could result in changes in the financial results and financial position that we report. In addition, new standards, rules or interpretations may be issued that could also have significant effects.
Customers and counterparties to our transactions may fail to perform their obligations, or arrangements we have may be terminated, which could harm our results of operations.
Our operations are exposed to the risk that customers and counterparties to our transactions that owe us money or commodities will not perform their obligations, which could cause us to incur additional costs. This risk is most significant where our subsidiaries have concentrations of receivables from gas and electricity utilities and their affiliates, as well as industrial customers and other purchasers and may also arise where customers are unable to pay us as a result of increasing commodity prices.
A substantial portion of our KeySpan businesses’ revenues are derived from a series of agreements with the Long Island Power Authority (LIPA) pursuant to which we manage LIPA’s transmission and distribution system and supply the majority of LIPA’s customers’ electricity needs. These operating agreements provide LIPA with the right to terminate the agreements for poor performance or upon the occurrence of certain other limited events of default.
Our operating results may fluctuate on a seasonal and quarterly basis.
Our electricity and gas businesses are seasonal businesses and are subject to weather conditions. In particular, revenues from our gas distribution networks in the US are weighted towards the end of our financial year, when demand for gas increases due to colder weather conditions. As a result, we are subject to seasonal variations in working capital because we purchase gas supplies for storage in the first and second quarters of our financial year and must finance these purchases. Accordingly, our results of operations for this business fluctuate substantially on a seasonal basis. In addition, portions of our electricity businesses are seasonal and subject to weather and related market conditions. Sales of electricity to customers are influenced by temperature changes. Significant changes in heating or cooling requirements, for example, could have a substantial effect. As a result, fluctuations in weather and competitive supply between years may have a significant effect on our results of operations for both gas and electricity businesses.

98 Directors’ Report	National Grid plc

Directors’ Report
for the year ended 31 March 2008

In accordance with the requirements of the Companies Acts and UK Listing Authority’s Listing, Disclosure and Transparency Rules, the following sections describe the matters that are required for inclusion in the Directors’ Report and were approved by the Board. Further details of matters required to be included in the Directors’ Report are incorporated by reference into this report, as detailed.
Directors
The biographies of the persons serving as Directors as at the date of this report are set out on pages 12 and 13. The names of all persons serving as Directors during the financial year are included on page 110, detailed in the table setting out Directors’ beneficial interests. The Directors’ interests in shares and in options to receive shares, and any changes that have occurred since 31 March 2008, are set out in the Directors’ Remuneration Report on pages 100 to 110.
Directors’ and Officers’ liability insurance cover is arranged and qualifying third party indemnities are in place for each Director.
Code of ethics
In response to US requirements, the Board has adopted a Code of Ethics for senior financial professionals. This code is available on our website at www.nationalgrid.com (where any amendments or waivers will also be posted). There were no amendments to, or waivers of, our Code of Ethics during the year.
Principal activities and business review
A full description of the Company’s principal activities, business and principal risks and uncertainties is contained in the Operating and Financial Review (OFR), on pages 14 to 87, and the Corporate Governance section, on pages 88 to 97, which are incorporated by reference into this report.
Dividends
The Directors are recommending a final dividend of 21.3 pence per ordinary share ($2.0497 per American Depositary Share) be paid on 20 August 2008 to shareholders on the Register at 6 June 2008. Further details in respect of dividend payments can be found on page 190.
Political donations and expenditure
National Grid made no political donations in the UK or European Union during the year (including donations as defined for the purposes of the Political Parties, Elections and Referendums Act 2000). National Grid USA and certain subsidiaries made political donations in the US of $70,000 (£34,804) during the year. Additionally, National Grid USA’s political action committees gave $56,656 (£28,170) to political and campaign committees in the US in 2007/08. The foregoing amounts do not include KeySpan and its subsidiaries. KeySpan has given $37,015 (£18,604) to political and campaign committees since acquisition in August 2007.
Charitable donations
During 2007/08 some £9.2 million (2006/07: £9 million) was invested in support of community initiatives and relationships. The London Benchmarking Group model was used to assess this overall community investment. Direct donations to charitable organisations amounted to £600,000 (2006/07: £2.9 million). In addition to our charitable donations, financial support was provided for our Affordable Warmth Programme, education programme, university research and our ‘Young Offenders Into Work Programme’.
Financial instruments
Details on the use of financial instruments and financial risk management are included on pages 75 to 78 in the OFR.
Post-balance sheet events
There have been no material post-balance sheet events.
Change of control provisions
The significant agreements that are affected upon a change of control of the Company on page 93 of the Corporate Governance section are incorporated by reference into this report. No compensation would be paid for loss of office of Directors on a change of control of the Company. A minimal number of employees have legacy change of control provisions in their existing contracts of employment in line with their notice periods. New contracts of employment do not contain change of control provisions.
Future developments
Details of future developments are contained in the OFR.
Research and development
Expenditure on research and development during the year was £13.5 million (2006/07: £6 million).
Share capital
At the Company’s 2007 Annual General Meeting (AGM) shareholder authority was given to purchase up to 10% of the Company’s ordinary shares. The Directors intend to seek shareholder approval to renew this authority at this year’s AGM.
The Company’s interim results statement for the six months to 30 September 2006 included the announcement of a share repurchase programme to return around $1.9 billion (£1 billion) to shareholders. The ordinary share repurchase programme commenced on 20 November 2006 and in May 2007 it was extended to return £1.8 billion of the proceeds of the sale of our wireless businesses. As at the date of this report, 213,642,418 ordinary shares (representing approximately 8.5% of our issued share capital) had been repurchased for an aggregate consideration of £1,605 million. Of the shares repurchased 4,272,474 have been transferred to employees under the employee share plans and 82,552,229 were held in treasury.

Annual Report and Accounts 2007/08 99

Shares purchased on behalf of the Company by the Employee Share Trusts (see note 36 to the consolidated financial statements on page 169 of the accounts) are used for employee share incentive plans.
In accordance with the terms of the return of cash to shareholders, approved by shareholders in July 2005, on 28 September 2007 holders of B shares at that date received new ordinary shares by the conversion of 41,988,387 B shares into 3,705,193 new ordinary shares and subsequent issue and allotment. Fractions of holdings were disregarded and accordingly 202,514 B shares were deferred and cancelled.
Following the conversion of the B shares and cancellation of the fractions, the share capital of the Company now consists of ordinary shares of 11 17/43 pence nominal value each and American Depositary Shares only. The ordinary and American Depositary Shares allow holders to receive dividends and vote at general meetings of the Company. Shares held in treasury are not entitled to vote or receive dividends. There are no restrictions on the transfer or sale of ordinary shares.
Some of the Company’s employee share plans include restrictions on transfer of shares while the shares are subject to the plan.
Where, under an employee share plan operated by the Company, participants are the beneficial owners of the shares but not the registered owner, the voting rights may be exercised by the registered owner at the direction of the participant.
Employees
National Grid continues to demonstrate how highly it values its employees. Communication is a key theme both at a corporate and business level. The Company wide publication National Grid World provides employees with an overview of performance and updates on relevant acquisitions, alongside material setting out the strategy and operating model for National Grid. This publication is only one example of the multiple communication channels, including the use of various business specific intranets, which the Company has established and continues to develop to ensure the timely cascade of critical information to employees.
Feedback has been provided by employees in confidence via a Company wide employee engagement survey conducted in 2008. Over 86% of employees took part in the process. Action plans will be developed by each of the businesses to address their key priorities for improvement.
National Grid’s core values are respect, ownership, integrity and working together. National Grid’s inclusion and diversity vision is to develop and operate its business in a way that results in a more inclusive and diverse culture. This supports the attraction and retention of the best people, improves effectiveness, delivers superior performance and enhances the success of the Company. Employees are provided with the opportunity to develop to their full potential regardless of race, gender, nationality, age, disability, sexual orientation, gender identity, religion and background. For example, black and minority ethnic groups now make up 12.3% of the workforce.
Policy and practice on payment of creditors
It is National Grid’s policy to include in contracts, or other agreements, terms of payment with suppliers. Once agreed, National Grid aims to abide by these payment terms.
The average creditor payment period at 31 March 2008 for National Grid’s principal operations in the UK was 18 days (19 days at 31 March 2007).
Audit information
Having made the requisite enquiries, so far as the Directors in office at the date of the signing of this report are aware, there is no relevant audit information of which the auditors are unaware and each Director has taken all reasonable steps to make themselves aware of any relevant audit information and to establish that the auditors are aware of that information.
Articles of Association
The Articles of Association set out the internal regulation of the Company and cover such matters as the rights of shareholders, the appointment or removal of Directors and the conduct of the Board and general meetings. Copies are available upon request and are displayed on the National Grid website at www.nationalgrid.com. In accordance with the Articles of Association, Directors can be appointed or removed by the Board or shareholders in general meeting. Amendments to the Articles of Association have to be approved by at least 75% of those voting in person or by proxy at a general meeting of the Company. Subject to company law and the Articles of Association, the Directors may exercise all the powers of the Company, and may delegate authorities to Committees and day-to-day management and decision making to individual Executive Directors. Details of the main Board Committees can be found on pages 90 to 93. A special resolution will be put to the 2008 Annual General Meeting to adopt new Articles of Association.
Material interests in shares
As at the date of this report, National Grid had been notified of the following holdings in voting rights of 3% or more in the issued share capital of the Company:

% of voting rights

Legal and General Investment Management Ltd	5.69
Fidelity International Limited	3.06

No further notifications have been received.
Annual General Meeting
National Grid’s 2008 AGM will be held on Monday 28 July 2008 at The International Convention Centre in Birmingham. Details are set out in the Notice of AGM.
On behalf of the Board
Helen Mahy
Company Secretary & General Counsel
14 May 2008
National Grid plc, 1-3 Strand, London WC2N 5EH
Registered in England and Wales No. 4031152

100 Directors’ Remuneration Report	National Grid plc

Directors’ Remuneration Report

We are pleased to present the Directors’ Remuneration Report for 2007/08. Our policy of relating pay to the performance of the Company continues to be a strong principle underlying the Remuneration Committee’s consideration of executive remuneration. We aim to ensure the Company continues to attract, motivate and retain high calibre individuals to deliver the highest possible performance for our shareholders.
The acquisition of KeySpan completed during this performance year, resulting in larger and more complex roles for many of our senior employees. Last year, we consulted with our major shareholders and reported we had increased the maximum annual bonus opportunity for Executive Directors to 150% of salary for the year 2007/08 onwards. While doing so, we amended performance targets to be more stretching and adjusted the framework so that, for Executive Directors, only 40% of the bonus (60% of salary) is payable for target performance (previously 50% of the bonus was payable for target performance).
Following the 2007 Annual General Meeting, where our shareholders supported our proposal to increase the maximum permissible award under our long term incentive plan (the Performance Share Plan) to 250% of salary, we introduced a more challenging Earnings per Share (EPS) upper target for the 2007 award. However, as disclosed last year, we plan to continue with the maximum awards to Executive Directors being on the basis of 200% of salary.
We have made no other changes to our arrangements and firmly believe the changes detailed above provide an appropriate and balanced opportunity for executives. Our incentive plans remain aligned with the Company’s strategic objectives and our shareholders’ interests generally, while continuing to motivate and engage the team leading the Company to achieve stretching targets.
Overall, we believe salary levels and the mix between fixed and variable compensation continues to be appropriate, however, we shall continue to review the remuneration package on a regular basis to ensure it remains so.
During the year, we have welcomed both Bob Catell and Tom King to the Board. Bob, who joins us from KeySpan, brings a wealth of experience in the US energy industry to his Executive Director role as Chairman of National Grid USA and will play a key role, through a fixed two year contract, in our integration activities. Following the completion of the acquisition, Bob’s maximum potential bonus and long term incentive arrangements were significantly reduced from those applicable at KeySpan. To effect this contractual change and on the basis we did not want historical KeySpan entitlements outstanding, the Remuneration Committee decided to buy out Bob’s KeySpan contractual severance arrangements and place him on a National Grid contract. This now aligns his arrangements with our other Executive Directors and remuneration policy. Details of these payments follow later in the report.
Tom, who has joined us from Pacific Gas and Electric Company, has 20 years’ experience in the US energy industry and has a strong track record in reliability improvement and customer service. As part of a contractual commitment made on his recruitment, Tom received a Special Retention Award in November 2007, details of which can be found later in this report.
John Allan
Chairman of the Remuneration Committee
Remuneration Committee
The Remuneration Committee members are John Allan, Ken Harvey, Stephen Pettit and George Rose. Each of these Non-executive Directors is regarded by the Board as independent and served throughout the year.
The Global Human Resources Director and Global Head of Compensation & Benefits provide advice on remuneration policies and practices and are usually invited to attend meetings, along with the Chairman and the Chief Executive.
No Director or other attendee is present during any discussion regarding his or her own remuneration.
The Remuneration Committee is responsible for developing Company policy regarding executive remuneration and for determining the remuneration of the Executive Directors and executives below Board level who report directly to the Chief Executive. It also monitors the remuneration of other senior employees of the Company and provides direction over the Company’s share plans.
The Board has accepted all the recommendations made by the Remuneration Committee during the year.
The Remuneration Committee has authority to obtain the advice of external independent remuneration consultants. It is solely responsible for their appointment, retention and termination; and for approval of the basis of their fees and other terms.
In the year to 31 March 2008, the following advisors provided services to the Remuneration Committee:
■	Deloitte & Touche LLP, independent remuneration advisors. They also provide taxation and financial advice to the Company;
■	Alithos Limited, provision of Total Shareholder Return calculations for the Performance Share Plan and Executive Share Option Plan;
■	Linklaters LLP, advice relating to Directors’ service contracts as well as providing other legal advice to the Company; and
■	Mercer Human Resource Consulting Limited, advice relating to pension taxation legislation. They also provide general advice with respect to human resource issues across the Company.
Remuneration policy
The Remuneration Committee determines remuneration policy and practices with the aim of attracting, motivating and retaining high calibre Executive Directors and other senior employees to deliver value for shareholders and high levels of customer service, safety and reliability in an efficient and responsible manner. The Remuneration Committee sets remuneration policies and practices in line with best practice in the markets in which the Company operates. Remuneration policies continue to be framed around the following key principles:

Annual Report and Accounts 2007/08 101

■	total rewards should be set at levels that are competitive in the relevant market. For UK-based Executive Directors, the primary focus is placed on companies ranked (in terms of market capitalisation) 11-40 in the FTSE 100. This peer group is therefore weighted towards companies smaller than National Grid and positioning the package slightly below median against this group is considered to be appropriate for a large, international but predominately regulated business. For US-based Executive Directors, the primary focus is placed on US utility companies;
■	a significant proportion of the Executive Directors’ total reward should be performance based. Performance based incentives will be earned through the achievement of demanding targets for short-term business and individual performance as well as long-term shareholder value creation, consistent with our Framework for Responsible Business which can be found at: www.nationalgrid.com/corporate/About+Us/Corporate Governance/Other;
■	for higher levels of performance, rewards should be substantial but not excessive; and
■	incentive plans, performance measures and targets should be stretching and aligned as closely as possible with shareholders’ interests.
It is currently intended to continue this policy in subsequent years.
Executive Directors’ remuneration
Remuneration packages for Executive Directors consist of the following elements:
■	salary;
■	annual bonus including the Deferred Share Plan;
■	long-term incentive, the Performance Share Plan;
■	all-employee share plans;
■	pension contributions; and
■	non-cash benefits.
Salary
Salaries are reviewed annually and targeted broadly at the median position against the relevant market. In determining the relevant market, the Remuneration Committee takes account of the regulated nature of the majority of the Company’s operating activities along with the size, complexity and international scope of the business. For UK-based and US-based Executive Directors, UK and US markets are used respectively. In setting individual salary levels, the Remuneration Committee takes into account business performance, the individual’s performance and experience in the role; and salary practices prevailing for other employees in the Company.
Annual bonus including the Deferred Share Plan (DSP)
Annual bonuses are based on the achievement of a combination of demanding Company, individual and, where applicable, divisional targets. The principal measures of Company performance are adjusted earnings per share (EPS), see page 40 for further details; and cash flow. The main divisional measures are operating profit and safety targets. Financial targets (including safety targets where applicable) represent 70% of the bonus. Individual targets, representing 30% of the bonus, are set in relation to key operating and strategic objectives. The Remuneration Committee sets targets at the start of the year and reviews performance against those targets at year end. The Remuneration Committee may use its discretion to reduce payments to take account of significant safety or service standard incidents; or to increase them in the event of exceptional value creation. The Remuneration Committee has discretion to consider environmental, social and governance issues when determining payments to Executive Directors.
Performance against Company and divisional financial targets for this year is shown in the table below:

Level of performance achieved in 2007/08
as determined by the Remuneration Committee

Financial measures	Company targets	Divisional targets

Adjusted EPS	Stretch
Cash flow	Stretch

Operating profit		Below threshold (i), between target and stretch (ii) and at stretch (iii)

(i)	Electricity Distribution & Generation.

(ii)	Transmission.

(iii)	Gas Distribution and non-regulated businesses.
In 2007/08, the maximum annual bonus opportunity for Executive Directors was 150% of base salary, with 40% of the bonus (60% of salary) being paid for target performance. One half of any bonus earned is automatically deferred into National Grid shares (ADSs for US-based Executive Directors) through the DSP. The shares are held in trust for three years before release. During this time, they are not owned by the Executive Directors and, therefore, no dividends are paid. The Remuneration Committee may, at the time of release of the shares, use its discretion to pay a cash amount equivalent to the value of the dividends that would have accumulated on the deferred shares. For the 2007/08 bonus and onwards, the deferred shares may be forfeited if the Executive Director ceases employment during the three year holding period as a ‘bad leaver’, for example, resignation. The newly introduced forfeiture provision will serve as a strong retention tool.
The Remuneration Committee believes that requiring Executive Directors to invest a substantial amount of their bonus in National Grid shares increases the proportion of rewards linked to both short-term performance and longer-term total shareholder returns. This practice also ensures that Executive Directors share a significant level of personal risk with the Company’s shareholders. Bonuses for UK-based Executive Directors are not pensionable, but in line with current US market practice, US-based Executive Directors’ bonuses are pensionable.
Long-term incentive – Performance Share Plan (PSP)
Executive Directors and approximately 350 other senior employees who have significant influence over the Company’s ability to meet its strategic objectives, may receive an award which will vest subject to the achievement of performance conditions set by the Remuneration Committee at the date of grant. The value of shares (ADSs for US-based Executive Directors and relevant employees) constituting an award (as a percentage of salary) varies by grade and seniority subject to a maximum, for Executive Directors, of 200% of salary. The provisions in the PSP rules allow awards up to a maximum value of 250% of salary, in order to provide a degree of flexibility for the future.

102 Directors’ Remuneration Report continued	National Grid plc

The grant of PSP awards may only be made within 42 days from the announcement of either the annual financial results or interim financial results. Therefore, as shareholder approval to increase the maximum award in the rules could only be sought at the time of last year’s Annual General Meeting in July, the 2007 award was granted in two parts to Executive Directors; the June award was based on the then current maximum of 125% of salary and a second award for 75% of salary was granted after the announcement of our interim financial results. Should the performance criteria be met, the 2007 award will therefore be released to Executive Directors in two parts; in June 2011 and November 2011.
Shares awarded vest after three years, conditional upon the satisfaction of the relevant performance criteria. Vested shares must then be held for a further period (the retention period) after which they are released to the participant on the fourth anniversary of the date of grant. During the retention period, the Remuneration Committee has discretion to pay an amount, equivalent in cash or shares, to the dividend which would have been paid on the vested shares.
Under the terms of the PSP, the Remuneration Committee may allow shares to vest early to departing participants, including Executive Directors, to the extent the performance condition has been met, in which event the number of shares that vest will be pro-rated to reflect the proportion of the performance period that has elapsed at the date of departure.
Awards made in June 2003 and June 2004 were based on the Company’s Total Shareholder Return (TSR) performance over a three year period relative to TSR performance of UK and international utilities. Both of these awards have lapsed as the performance criterion was not met.
Awards from 2005 onwards vest based on the Company’s TSR performance when compared to the FTSE 100 at the date of grant (50% of the award) and the annualised growth of the Company’s EPS (50% of the award). This approach will continue going forward.
These measures are used because the Remuneration Committee continues to believe they offer a balance between meeting the needs of shareholders (by measuring TSR performance against other large UK companies) and providing a measure of performance (EPS growth) over which the Executive Directors have direct influence. The Remuneration Committee considers the PSP performance conditions to be stretching.
In calculating TSR it is assumed that all dividends are reinvested. No shares will be released under the TSR part of the award if the Company’s TSR over the three year performance period, when ranked against that of the FTSE 100 comparator group, falls below the median. For TSR at the median, 30% of those shares will be released, 100% will be released where National Grid’s TSR performance on an annualised compound basis is 7.5% above that of the median company in the FTSE 100 (upper target).
The EPS measure is calculated by reference to National Grid’s real EPS growth, see page 40 for further details. Where annualised growth in adjusted EPS (on a continuing basis and excluding exceptional items, remeasurements and stranded costs) over the three year performance period exceeds the average annual increase in RPI (the general index of retail prices for all items) over the same period by 3% (threshold performance), 30% of the shares under the EPS part of the award will be released. 100% of the shares will be released where EPS growth exceeds RPI growth by 8% (upper target). For awards made prior to 2007, the upper target for EPS was 6%. The Remuneration Committee considers the adjusted upper target to be more challenging to achieve.
For performance (under each measure) between threshold and the upper target, the number of shares released is pro-rated on a straight-line basis.
If the Remuneration Committee considers, in its absolute discretion, the underlying financial performance of the Company does not justify the vesting of awards, even if either or both the TSR condition and the EPS condition are satisfied in whole or in part, it can declare that some or all of the award lapses.
No re-testing of performance is permitted for any of the PSP awards that do not vest after the three year performance period and any such awards lapse.
Special Retention Award (SRA)
As part of a contractual commitment made at the time of Tom King’s recruitment, Tom received a Special Retention Award in November 2007. This one-off award of National Grid ADSs will vest in equal tranches, over three years, on the anniversary of the award (commencing November 2008 through to November 2010) subject to his continued employment. There are no performance conditions attached to the award.
Executive Directors’ remuneration package
Illustrated below is the current remuneration package for Executive Directors (excluding pensions, all-employee share plans and non-cash benefits) for both ‘maximum stretch’ performance and assuming ‘on target’ performance based on 40% (60% of salary) for the annual bonus plan; and TSR and EPS performance such that 30% (60% of salary) of PSP awards are released to participants at the end of the performance period and subsequent retention period.
Note: Excludes Tom King’s Special Retention Award.
All-employee share plans
■	Sharesave: Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in HM Revenue & Customs approved all-employee Sharesave schemes. Under these schemes, participants may contribute between £5 and £250 in total each month, for a fixed period of three years, five years or both. Contributions are taken from net

Annual Report and Accounts 2007/08 103

salary. At the end of the savings period, these contributions can be used to purchase ordinary shares in National Grid at a discount capped at 20% of the market price set at the launch of the scheme.

■	Share Incentive Plan (SIP): Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in the SIP. Contributions up to £125 are deducted from participants’ gross salary and used to purchase ordinary shares in National Grid each month. The shares are placed in trust and if they are left in trust for at least five years, they can be removed free of UK income tax and National Insurance Contributions.

■	US Incentive Thrift Plans: Employees of National Grid’s US companies (including US-based Executive Directors) are eligible to participate in the Thrift Plans, tax-advantaged savings plans (commonly referred to as 401(k) plans). These are defined contribution pension plans that give participants the opportunity to invest a maximum of 50% of salary (pre-tax) and/or up to 15% of salary (post-tax) up to applicable Federal salary limits (US$225,000 for calendar year 2007 and US$230,000 for 2008). The Company matches 100% of the first 2% and 75% of the next 4% of salary contributed, resulting in a maximum matching contribution of 5% of salary up to the Federal salary cap. For employees in legacy KeySpan plans, the Company matches 50% of employees’ contributions up to a maximum Company contribution of 3%. Employees may invest their own and Company contributions in National Grid shares or various mutual fund options.
Pensions
Current UK-based Executive Directors are provided with final salary pension benefits. The pension provisions for the UK-based Executive Directors are designed to provide a pension of one thirtieth of final salary at age 60 for each year of service subject to a maximum of two thirds of final salary, including any pension rights earned in previous employment. Within the pension schemes, the pensionable salary is normally the base salary in the twelve months prior to leaving the Company. Life assurance provision of four times pensionable salary and a spouse’s pension equal to two thirds of the Executive Director’s pension are provided on death.
UK-based Executive Directors have elected to participate in the unfunded scheme in respect of any benefits in excess of the Lifetime Allowance or their Personal Lifetime Allowance. An appropriate provision in respect of the unfunded scheme has been made in the Company’s balance sheet. These Executive Directors are able to cease accrual in the pension schemes and take a 30% cash allowance in lieu of pension if they so wish. These choices are in line with those offered to current senior employees in the Company, except the cash allowance varies depending upon organisational grade.
US-based Executive Directors participate in a qualified pension plan and an executive supplemental retirement plan provided by National Grid’s US companies. These plans are non-contributory defined benefit arrangements. The qualified plan is directly funded, while the supplemental plan is indirectly funded through a ‘rabbi trust’. Benefits are calculated using a formula based on years of service and highest average compensation over five or three consecutive years. In line with many US plans, the calculation of benefits under the arrangements takes into account salary, bonuses and incentive share awards (the DSP) but not share options or the PSP awards. The normal retirement age under the qualified pension plan is 65. The executive supplemental plan provides unreduced pension benefits from age 55. On the death of the Executive Director, the plans also provide for a spouse’s pension of at least 50% of that accrued by the Executive Director. Benefits under these arrangements do not increase once in payment.
Non-cash benefits
The Company provides competitive benefits to Executive Directors, such as a fully expensed car or a cash alternative in lieu of car and fuel, use of a driver when required, private medical insurance and life assurance. Business expenses incurred are reimbursed in such a way as to give rise to no benefit to the Executive Director.
Flexible benefits plan
Additional benefits may be purchased under the flexible benefits plan (the Plan), in which UK-based Executive Directors, along with most other UK employees, have been given the opportunity to participate. The Plan operates by way of salary sacrifice, that is, the participants’ salaries are reduced by the monetary value used to purchase benefits under the Plan. Many of the benefits are linked to purchasing additional healthcare and insurance products for employees and their families. A number of the Executive Directors participate in this Plan and details of the impact on their salaries are shown in table 1A on page 105.
Similar plans are offered to US-based employees. However, they are not salary sacrifice plans and therefore do not affect salary values. Both Tom King and Bob Catell participate in such plans.
Share ownership guidelines
Executive Directors are required to build up and retain a shareholding representing at least 100% of annual salary. This will be achieved by retaining at least 50% of the after-tax gain on any options exercised or shares received through the long-term incentive or all-employee share plans and will include any shares held beneficially.
Share dilution through the operation of share-based incentive plans
Where shares may be issued or treasury shares reissued to satisfy incentives, the aggregate dilution resulting from executive incentives will not exceed 5% in any ten year period. Dilution resulting from all incentives, including all-employee incentives, will not exceed 10% in any ten year period. The Remuneration Committee reviews dilution against these limits regularly and under these limits, the Company currently has headroom of 3.8% and 5.65% respectively.
Executive Directors’ service contracts
Service contracts for all Executive Directors provide for one year’s notice by either party. Bob Catell has a fixed term, two year contract with one year’s notice by either party until the first anniversary and during the second year of employment his notice period reduces so that employment ends on 24 August 2009.
Entitlement to payment of 12 months’ remuneration on early termination for Executive Directors is not automatic and is determined by the Remuneration Committee exercising its sole discretion, taking into account the circumstances of the termination. In determining any other such payments, the Remuneration Committee gives due regard to the comments

104 Directors’ Remuneration Report continued	National Grid plc

and recommendations in the UK Listing Authority’s Listing Rules, the Combined Code on Corporate Governance, as revised in 2006; and other requirements of legislation, regulation and good governance.
The Remuneration Committee operates a policy of mitigation of losses in the event of an Executive Director’s employment being terminated by the Company. If this occurs, the departing Executive Director would normally be expected to mitigate any losses incurred as a result of the termination.

	Date of contract	Notice period

Executive Directors
Steve Holliday	1 April 2006	12 months
Bob Catell (i)	26 October 2007	12 months
Steve Lucas	13 June 2002	12 months
Nick Winser	28 April 2003	12 months
Mark Fairbairn	23 January 2007	12 months
Tom King (ii)	11 July 2007	12 months
Edward Astle (iii)	27 July 2007	12 months

(i)	Bob Catell was appointed to the Board on 25 September 2007. His fixed-term contract ends on 24 August 2009 therefore termination after August 2008 will result in a reducing notice period.

(ii)	Tom King was appointed to the Board on 13 August 2007.

(iii)	Edward Astle left the Board on 30 April 2008.
External appointments and retention of fees
With the approval of the Board in each case, Executive Directors may normally accept an external appointment as a non-executive director of another company and retain any fees received for this appointment. The table below details the Executive Directors who served as non-executive directors in other companies during the year ended 31 March 2008.

	Company	Retained fees (£)

Executive Directors
Steve Holliday	Marks and Spencer Group plc	67,000
Bob Catell (i)	Keyera Energy Management Ltd (a), Sovereign Bancorp Inc Advisory	39,800
Steve Lucas	Board (b) and JP Morgan Chase Inc Metropolitan Advisory Board (c) Compass Group PLC	75,000

(i)	Bob Catell’s paid external appointments were those taken up prior to joining the Board on 25 September 2007. The retained fees are the amounts for the period 25 September 2007 to 31 March 2008 and comprise the following: (a) £18,900, (b) £19,400 and (c) £1,500. The exchange rate used for (a) is Canadian$2.06:£1 and US$2.01:£1 for (b) and (c).
Non-executive Directors’ remuneration
Non-executive Directors’ fees are determined by the Executive Directors subject to the limits applied by National Grid’s articles of association. Non-executive Directors’ remuneration comprises an annual fee (£45,000) and a fee for each Board meeting attended (£1,500) with a higher fee for meetings held outside the Non-executive Director’s country of residence (£4,000). An additional fee of £12,500 is payable for chairmanship of a Board Committee and for holding the position of Senior Independent Director. The Audit Committee chairman receives a chairmanship fee of £15,000 to recognise the additional responsibilities commensurate with this role. The Chairman is covered by the Company’s personal accident and private medical insurance schemes and the Company provides him with life assurance cover, a car (with driver when appropriate) and fuel expenses. Non-executive Directors do not participate in either the annual bonus plan or in any long-term incentive plan, nor do they receive any pension benefits from the Company.
Non-executive Directors’ letters of appointment
The Chairman’s letter of appointment provides for a period of six months’ notice by either party to give the Company reasonable security with regard to his service. The terms of engagement of Non-executive Directors other than the Chairman are also set out in letters of appointment. For all Non-executive Directors, their initial appointment and any subsequent reappointment is subject to election by shareholders. The letters of appointment do not contain provision for termination payments.

	Date of letter	End of period
	of appointment (i)	of appointment

Non-executive Directors
Sir John Parker	12 January 2004	2009 AGM
Ken Harvey	4 November 2004	2009 AGM
Linda Adamany	20 October 2006	2010 AGM
John Allan	27 April 2005	2008 AGM
Stephen Pettit	22 November 2004	2009 AGM
Maria Richter	25 June 2007	2010 AGM
George Rose	5 June 2003	2009 AGM
Paul Joskow (ii)	3 November 2005	N/A

(i)	Date of original appointment or most recent Non-executive role.

(ii)	Paul Joskow left the Board on 31 July 2007.
Performance graph
The graph below represents the comparative TSR performance of the Company from 31 March 2003 to 31 March 2008.
This graph represents the Company’s performance against the performance of the FTSE 100 index, which is considered suitable for this purpose as it is a broad equity market index of which National Grid is a constituent. This graph has been produced in accordance with the requirements of Schedule 7A to the Companies Act 1985.
In drawing this graph it has been assumed that all dividends have been reinvested. The TSR level shown at 31 March each year is the average of the closing daily TSR levels for the 30 day period up to and including that date.

Annual Report and Accounts 2007/08 105

Remuneration outcomes during the year ended 31 March 2008
Sections 1, 2, 3, 4 and 6 comprise the ‘auditable’ part of the Directors’ Remuneration Report, being the information required by Part 3 of Schedule 7A to the Companies Act 1985.
1. Directors’ emoluments
The following tables set out an analysis of the pre-tax emoluments for the years ended 31 March 2008 and 2007, including bonuses but excluding pensions, for individual Directors who held office in National Grid during the year ended 31 March 2008.

							Year ended
							31 March
Table 1A			Year ended 31 March 2008				2007
			Benefits	Benefits
		Annual	in kind(i)	in kind(i)	Other
	Salary	bonus	(cash)	(non-cash)	emoluments	Total	Total
	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Executive Directors
Steve Holliday (ii)	850	1,190	6	16	–	2,062	1,292
Bob Catell (iii) (iv)	314	490	–	14	–	818	–
Steve Lucas (v)	498	659	–	26	–	1,183	928
Nick Winser	445	502	–	16	–	963	806
Mark Fairbairn (ii) (v)	420	567	–	23	–	1,010	189
Tom King (iv) (vi)	316	328	264	100	141	1,149	–
Edward Astle (v)	440	607	12	11	–	1,070	847

Total	3,283	4,343	282	206	141	8,255	4,062

(i)	Benefits in kind comprise benefits such as private medical insurance, life assurance, either a fully expensed car or cash in lieu of a car and the use of a driver when required.

(ii)	With effect from October 2007, Steve Holliday’s salary was increased to £875,000 per annum and Mark Fairbairn’s salary was increased to £440,000 per annum.

(iii)	Bob Catell’s maximum potential bonus and long term incentive arrangements were significantly reduced from those applicable at KeySpan. Due to this contractual change, a buy out of Bob’s contractual severance arrangements was paid equating to £6,277,547 (including excise tax of £2,022,290). Bob now has a National Grid contract which aligns his arrangements to our other Executive Directors.

(iv)	For US-based Executive Directors, the exchange rate averaged over the year 1 April 2007 to 31 March 2008 to convert US dollars to UK pounds sterling is US$2.01:£1.

(v)	These Executive Directors participate in the UK flexible benefits plan which operates by way of salary sacrifice, therefore, their salaries are reduced by the benefits they have purchased.

The value of these benefits is included in the Benefits in kind (non-cash) figure. The values are: Steve Lucas £5,532, Mark Fairbairn £293.88 and Edward Astle £53.88.

(vi)	On appointment to the Board, Tom King received a sign-on payment of £141,169 which is shown in the Other emoluments figure above. He also received a relocation cash payment of £260,147 which is included in the Benefits in kind (cash) figure and relocation expenses of £96,045 included in the Benefits in kind (non-cash) figure.
Additional note: Mike Jesanis, who left National Grid on 31 December 2006, received £323,200 reflecting the remaining months (April 2007 to June 2007 inclusive) of a consultancy arrangement which was agreed as part of his termination package. The exchange rate used for this value was US$2.01:£1.

				Year ended
				31 March
Table 1B	Year ended 31 March 2008			2007
		Other
	Fees	emoluments	Total	Total
	£000s	£000s	£000s	£000s

Non-executive Directors
Sir John Parker (i)	500	59	559	553
Ken Harvey	79	–	79	68
Linda Adamany	77	–	77	25
John Allan	71	–	71	62
Stephen Pettit	79	–	79	68
Maria Richter	92	–	92	71
George Rose	82	–	82	71
Paul Joskow (ii)	33	–	33	80

Total	1,013	59	1,072	998

(i)	Sir John Parker’s other emoluments comprise a fully expensed car, private medical insurance and life assurance.

(ii)	Paul Joskow left the Board on 31 July 2007.

106 Directors’ Remuneration Report continued	National Grid plc

2.	Directors’ pensions

The table below gives details of the Executive Directors’ pension benefits in accordance with both Schedule 7A of the Companies Act 1985 and the UK Listing Authority’s Listing Rules.

								Transfer value
								of increase in
		Additional					Additional	accrued benefit
	Personal	benefit earned				Increase in	benefit earned in	in the year ended
	contributions	during year	Accrued	Transfer value of accrued		transfer	the year ended	31 March 2008
	made to the	ended	entitlement as at	benefits as at 31 March (i)		value less	31 March 2008	(excluding inflation
	scheme	31 March 2008	31 March 2008			Director's	(excluding	& Director
	during the year	pension	pension	2008	2007	contributions	inflation) pension	contributions)
Table 2	£000s	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Steve Holliday (ii)	17	75	232	4,730	2,745	1,967	69	1,374
Bob Catell (iii)	–	147	1,087	12,774	11,807	967	147	1,730
Steve Lucas	30	26	225	3,680	3,535	115	19	286
Nick Winser (iv)	27	18	170	3,237	2,406	805	12	187
Mark Fairbairn (v)	25	44	160	3,340	2,014	1,300	40	783
Tom King (vi)	–	55	55	207	–	207	55	207
Edward Astle	17	18	97	1,997	1,416	562	15	301

(i)	The transfer values shown at 31 March 2007 and 31 March 2008 respectively represent the value of each Executive Director’s accrued benefits based on total service compared to the relevant date. The transfer values for the UK Executive Directors have been calculated in accordance with guidance note ‘GN11’ as adopted and amended by the Board of Actuarial Standards. The transfer values for the US-based Executive Directors have been calculated using discount rates based on high yield US corporate bonds and associated yields at the relevant dates.

(ii)	The above information takes into account a lump sum benefit related to a previous transfer in. This means that as well as the pension quoted above, there is an accrued lump sum entitlement of £100,000 as at 31 March 2008. The increase to the accumulated lump sum including inflation was £23,000 and excluding inflation was £20,000 in the year to 31 March 2008. The transfer value information above includes the value of the lump sum.

(iii)	Bob Catell joined the Board on 25 September 2007. In accordance with the buy out of Bob Catell’s contractual severance arrangements, a payment of £4,769,306 (£3,232,670 net of excise tax) was made on 10 January 2008. This amount reflected the present value of the change in Bob’s SERP benefit and is additional to the benefits shown in the table. The exchange rate as at 10 January 2008 used to convert the figures from US dollars to pounds sterling was US$1.96:£1. Through participation in the Thrift Plan in the US, the Company also made contributions worth £3,355 to a defined contribution pension arrangement. The exchange rate as at 31 March 2008 was US$1.98: £1 and as at 31 March 2007 was US$1.97:£1.

(iv)	The above information allows for the accrual of a pension benefit of two thirds at age 60 taking into account standard benefits earned prior to 1 September 1998. This means that, as well as the pension above, there is an accrued lump sum entitlement of £250,000 as at 31 March 2008. The increase to the accumulated lump sum including inflation was £14,000 and excluding inflation was £5,000 in the year to 31 March 2008. The transfer value information above includes the value of the lump sum.

(v)	The above information takes into account a lump sum benefit relating to a previous transfer-in. This means that, as well as the pension above, there is an accrued lump sum entitlement of £255,000 as at 31 March 2008. The increase to the accumulated lump sum including inflation was £58,000 and excluding inflation was £50,000 in the year to 31 March 2008. The transfer value information above includes the value of the lump sum.

(vi)	Tom King joined the Board on 13 August 2007. The above information takes into account a service credit of 9 years and 1 month. The exchange rate as at 31 March 2008 was US$1.98: £1 and as at 31 March 2007 was US$1.97:£1.

Annual Report and Accounts 2007/08 107

3. Directors’ interests in share options
The table below gives details of the Executive Directors’ holdings of share options awarded under the Executive Share Option Plan (ESOP), the Share Matching Plan (Share Match) and Sharesave schemes.

		Options		Market price
		exercised or		at end of			Exercise price
	Options held at	lapsed during		exercise	Options granted	Options held at	per share
Table 3	1 April 2007	the year		(pence)	during the year	31 March 2008	(pence)	Normal exercise period

Steve Holliday
ESOP	67,497	–		–	–	67,497	481.5	June 2005 to June 2012
Share Match	10,350	–		–	–	10,350	100 in total	June 2005 to June 2012
	14,083	–		–	–	14,083	100 in total	June 2006 to June 2013
	18,713	–		–	–	18,713	nil	May 2007 to May 2014
	9,983	–		–	–	9,983	nil	June 2008 to June 2015
Sharesave	4,692	–		–	–	4,692	350	Mar 2008 to Aug 2008
	–	–		–	2,564	2,564	655	Apr 2013 to Sep 2013

Total	125,318	–			2,564	127,882

Steve Lucas
ESOP	54,404	–		–	–	54,404	434.25	Dec 2005 to Dec 2012
Share Match	16,909	16,909	(i)	742	–	–	nil	May 2007 to May 2014
	14,778	–		–	–	14,778	nil	June 2008 to June 2015
Sharesave	1,693	–		–	–	1,693	558	Apr 2010 to Sep 2010

Total	87,784	16,909			–	70,875

Nick Winser
ESOP	19,755	–		–	–	19,755	531.5	June 2003 to June 2010
Share Match	14,059	14,059	(ii)	751	–	–	nil	May 2007 to May 2014
	11,581	–		–	–	11,581	nil	June 2008 to June 2015

Total	45,395	14,059			–	31,336

Mark Fairbairn
ESOP	8,649	8,649	(iii)	700.18	–	–	375.75	June 2001 to June 2008
	2,180	–		–	–	2,180	435.75	July 2002 to July 2009
	33,489	–		–	–	33,489	531.5	June 2003 to June 2010
	31,152	–		–	–	31,152	481.5	June 2005 to June 2012
Share Match	4,897	4,897	(iii)	743.5	–	–	nil	May 2007 to May 2014
	2,134	–		–	–	2,134	nil	June 2008 to June 2015
Sharesave	833	833		739	–	–	397	Sep 2007 to Feb 2008
	862	–		–	–	862	383	Apr 2010 to Sep 2010
	1,760	–		–	–	1,760	558	Apr 2012 to Sep 2012
	–	–		–	512	512	655	Apr 2013 to Sep 2013

Total	85,956	14,379			512	72,089

Edward Astle
ESOP	67,497	–		–	–	67,497	481.5	June 2005 to June 2012
	131,086	131,086	(iv)	–	–	–	400.5	June 2006 to June 2013
Share Match	6,553	–		–	–	6,553	100 in total	June 2005 to June 2012
	13,812	–		–	–	13,812	100 in total	June 2006 to June 2013
	15,716	–		–	–	15,716	nil	May 2007 to May 2014
	14,637	–		–	–	14,637	nil	June 2008 to June 2015

Total	249,301	131,086			–	118,215

(i)	Steve Lucas exercised a Share Match award over 16,909 shares. The market price at the date of exercise was 742p. He also received £13,634.91 in respect of a cash payment in lieu of dividends.
(ii)	Nick Winser exercised a Share Match award over 14,059 shares. The market price at the date of exercise was 751p. He also received £12,031.79 in respect of a cash payment in lieu of dividends.
(iii)	Mark Fairbairn exercised an Executive Share Option over 8,649 shares. The market price at the date of exercise was 700.18p. He also exercised a Share Match award over 4,897 shares, the market price at the date of exercise for which was 743.5p. He received £4,379.13 in respect of a cash payment in lieu of dividends for the Share Match award.
(iv)	The performance condition for the Executive Share Option granted in 2003 to Edward Astle over 131,086 shares was not satisfied at the end of the first three years of the performance period. It has subsequently been re-tested on 31 March 2007 and 31 March 2008; and the performance condition has not been satisfied. As a result the option has lapsed in full.

108 Directors’ Remuneration Report continued	National Grid plc

3. Directors’ interests in share options continued
Executive Share Option Plan (ESOP)
No further awards will be made under this plan but there are outstanding options granted in previous years. Such options will normally be exercisable between the third and tenth anniversary of the date of grant, subject to a performance condition. The performance condition attached to the outstanding ESOP options is set out below. If the performance condition is not satisfied after the first three years, it will be re-tested as indicated.
Options worth up to 100% of an optionholder’s base salary will become exercisable in full if TSR, measured over the period of three years beginning with the financial year in which the option is granted, is at least median compared with a comparator group of companies. Grants in excess of 100% of salary vest on a sliding scale, becoming fully exercisable if the Company’s TSR is in the top quartile.
Grants made in 2000
The performance condition attached to options granted in June 2000 is tested annually throughout the lifetime of the option. These options remain unvested.
The comparator group for the 2000 award is unaudited and this information follows below. The Remuneration Committee at that time believed the group to be an appropriate mix of energy distribution sector companies, including UK and international utilities.

Allegheny Energy, Inc.	Energy East Corporation	NSTAR	Scottish Power plc
BG Group plc	FPL Group, Inc.	Powergen plc	The Southern Company, Inc.
British Energy plc	GPU, Inc.	Progress Energy, Inc.	TXU, Corp
Central & South West Corporation	Innogy Holdings plc	Public Service Enterprise	United Utilities plc
Consolidated Edison, Inc.	International Power plc	Group, Inc.	Xcel Energy, Inc.
Duke Energy Corporation	Niagara Mohawk Holdings, Inc.	Scottish & Southern Energy plc
Grants made in 2003
In June 2003, Edward Astle received a grant of Executive Share Options on the basis of 1.5 times base salary at that time, as a one-off award, to fulfil an existing contractual commitment made on his recruitment. He was the only participant to receive such an award in 2003. The first test of the performance criterion was undertaken in March 2006. The performance criterion was not met and was, therefore, re-tested in March 2007 and March 2008 where the performance criterion was not met again. The award has now lapsed.
4. Directors’ interests in the PSP, DSP and SRA
The table overleaf gives details of the Executive Directors’ holdings of conditional shares awarded under the PSP whereby Executive Directors receive a conditional award of shares, up to a current maximum of 200% of salary, which is subject to performance criteria over a three year performance period (see pages 101 and 102 for further details). Shares are then released on the fourth anniversary of the date of grant, following a retention period. The table includes conditional share awards under the DSP, where Executive Directors receive an award of shares representing one half of any bonus earned in the year. The deferred shares are held in trust for three years before release. As part of a contractual commitment made at the time of Tom King’s recruitment, Tom received a SRA. The one-off award of National Grid ADSs will vest in equal tranches, over three years, on the anniversary of the award (commencing November 2008 through to November 2010) subject to continued employment. There are no performance conditions attached to the award.

Annual Report and Accounts 2007/08 109

4. Directors’ interests in the PSP, DSP and SRA continued

		PSP, DSP and SRA	Awards		Awards	Awards		Market price			Conditional
	Type of	conditional awards	lapsed		vested	granted		at award		Date of	awards at	Release
Table 4	award	at 1 April 2007	during year		in year	during year		(pence except#)		award	31 March 2008	date

Steve Holliday	PSP	117,681	117,681	(i)	–	–		424.875		June 2004	–	–
	PSP	100,801	–		–	–		527.03		June 2005	100,801	June 2009
	PSP	126,788	–		–	–		591.5382		June 2006	126,788	June 2010
	PSP	–	–		–	139,217		740.75		June 2007	139,217	June 2011
	PSP	–	–		–	77,247	(ii)	800.9919		Nov 2007	77,247	Nov 2011
	DSP	36,389	–		–	–		583.96		June 2006	36,389	June 2009
	DSP	–	–		–	42,435		726.87		June 2007	42,435	June 2010

Total		381,659	117,681		–	258,899					522,877

Bob Catell	PSP	–	–		–	ADSs 17,084	(iii)	$83.3121	#	Nov 2007	ADSs 17,084	Nov 2011

Total ADSs		–	–		–	ADSs 17,084					ADSs 17,084

Steve Lucas	PSP	116,210	116,210	(i)	–	–		424.875		June 2004	–	–
	PSP	99,615	–		–	–		527.03		June 2005	99,615	June 2009
	PSP	101,430	–		–	–		591.5382		June 2006	101,430	June 2010
	PSP	–	–		–	84,930		740.75		June 2007	84,930	June 2011
	PSP	–	–		–	47,125	(ii)	800.9919		Nov 2007	47,125	Nov 2011
	DSP	34,882	–		–	–		583.96		June 2006	34,882	June 2009
	DSP	–	–		–	29,276		726.87		June 2007	29,276	June 2010

Total		352,137	116,210		–	161,331					397,258

Nick Winser	PSP	98,558	98,558	(i)	–	–		424.875		June 2004	–	–
	PSP	91,314	–		–	–		527.03		June 2005	91,314	June 2009
	PSP	88,751	–		–	–		591.5382		June 2006	88,751	June 2010
	PSP	–	–		–	75,008		740.75		June 2007	75,008	June 2011
	PSP	–	–		–	41,620	(ii)	800.9919		Nov 2007	41,620	Nov 2011
	DSP	31,316	–		–	–		583.96		June 2006	31,316	June 2009
	DSP	–	–		–	25,596		726.87		June 2007	25,596	June 2010

Total		309,939	98,558		–	142,224					353,605

Mark Fairbairn	PSP	47,072	47,072	(i)	–	–		424.875		June 2004	–	–
	PSP	40,225	–		–	–		527.03		June 2005	40,225	June 2009
	PSP	40,572	–		–	–		591.5382		June 2006	40,572	June 2010
	PSP	–	–		–	67,499		740.75		June 2007	67,499	June 2011
	PSP	–	–		–	37,453	(ii)	800.9919		Nov 2007	37,453	Nov 2011
	DSP	10,800	–		–	–		583.96		June 2006	10,800	June 2009
	DSP	–	–		–	13,867		726.87		June 2007	13,867	June 2010

Total		138,669	47,072		–	118,819					210,416

Tom King	PSP	–	–		–	ADSs 24,006	(iii)	$83.3121	#	Nov 2007	ADSs 24,006	Nov 2011
	SRA	–	–		–	ADSs 35,487	(iv)	$84.5360	#	Nov 2007	ADSs 35,487	Nov 2008
												to Nov 2010

Total ADSs		–	–		–	ADSs 59,493					ADSs 59,493

Edward Astle	PSP	110,326	110,326	(i)	–	–		424.875		June 2004	–	–
	PSP	94,872	–		–	–		527.03		June 2005	94,872	June 2009
	PSP	88,751	–		–	–		591.5382		June 2006	88,751	June 2010
	PSP	–	–		–	74,249		740.75		June 2007	74,249	June 2011
	PSP	–	–		–	41,198	(ii)	800.9919		Nov 2007	41,198	Nov 2011
	DSP	28,769	–		–	–		583.96		June 2006	28,769	June 2009
	DSP	–	–		–	27,927		726.87		June 2007	27,927	June 2010

Total		322,718	110,326		–	143,374					355,766

(i)	The performance condition was not satisfied at the end of the three year performance period for PSP awards granted in 2004. As a result, the awards have lapsed in full.

(ii)	Due to shareholder approval being required to increase the maximum PSP award to Executive Directors, from 125% to 200% of salary, which could only be sought at the 2007 AGM, a top up PSP award was made in November 2007.

(iii)	Bob Catell and Tom King were appointed after the main June 2007 PSP award, therefore, they received full awards in November 2007. Awards were made over ADSs. Each ADS represents five ordinary shares.

(iv)	Tom King received a Special Retention Award as part of a contractual commitment made at the time of his recruitment. The award was made over ADSs. Each ADS represents five ordinary shares. The award vests in equal parts over 3 years.

110 Directors’ Remuneration Report continued	National Grid plc

5. Directors’ beneficial interests
The Directors’ beneficial interests (which include those of their families) in National Grid ordinary shares of 11 17/43 pence each are shown below.

						Options/awards over
	Ordinary shares at		Ordinary shares at			ordinary shares at
	31 March 2008		1 April 2007		Options/awards over	1 April 2007
	or, if earlier, on		or, if later, on		ordinary shares at	or, if later, on
Table 5	retirement	†(i)	appointment	*	31 March 2008	appointment	*

Sir John Parker	77,115		63,994		–	–
Steve Holliday (ii) (iii)	28,488		28,293		650,759	506,977
Bob Catell	15,000		–	*	85,420	–	*
Steve Lucas (ii) (iv)	79,438		69,412		468,133	439,921
Nick Winser (ii)	69,937		60,624		384,941	355,334
Mark Fairbairn (ii) (iii)	28,584		20,838		282,505	224,625
Tom King	–		–	*	297,465	–	*
Edward Astle (ii)	28,428		28,428		473,981	572,019
Ken Harvey	3,740		3,399		–	–
Linda Adamany	2,000		–		–	–
John Allan	2,000		2,000		–	–
Stephen Pettit	2,632		2,632		–	–
Maria Richter	3,255		1,755		–	–
George Rose	4,852		4,409		–	–
Paul Joskow	4,385	†	4,385		–	–

(i)	There has been no other change in the beneficial interests of the Directors in ordinary shares between 1 April 2008 and 14 May 2008, except in respect of routine monthly purchases under the SIP (see note (iii) below).
(ii)	Each of the Executive Directors, with the exception of Bob Catell and Tom King, was for Companies Act purposes deemed to be a potential beneficiary under the National Grid plc 1996 Employee Benefit Trust and the National Grid Employee Share Trust and thereby to have an interest in 25,836 and 155,768 ordinary shares respectively, as at 31 March 2008.
(iii)	Beneficial interest includes shares purchased under the monthly operation of the SIP in the year to 31 March 2008. In April and May 2008 a further 35 shares were purchased on behalf of Steve Holliday and Mark Fairbairn respectively.
(iv)	Steve Lucas was for Companies Act purposes deemed to be a potential beneficiary in 8,880 ordinary shares held by Lattice Group Trustees Limited as trustee of the Lattice Group Employee Share Ownership Trust as at 31 March 2008.
6. National Grid share price range
The closing price of a National Grid ordinary share on 31 March 2008 was 691.5p. The range during the year was 863p (high) and 686p (low). Please note the Register of Directors’ Interests contains full details of shareholdings and options/awards held by Directors as at 31 March 2008.
On behalf of the Board
Helen Mahy
Company Secretary & General
Counsel 14 May 2008

Annual Report and Accounts 2007/08 111

Contents of financial statements

Directors’ statement and independent
Auditors’ report

112	Statement of Directors’ responsibilities
113	Independent Auditors’ report to the Members
of National Grid plc
Consolidated financial statements
under IFRS
Basis of preparation

114	Accounting policies
121	Adoption of new accounting standards
Primary statements

122	Consolidated income statement
123	Consolidated balance sheet
124	Consolidated statement of recognised income and expense
125	Consolidated cash flow statement
Notes to the consolidated financial statements –
analysis of items in the primary statements

126	Note 1	–	Segmental analysis
128	Note 2	–	Other operating income
128	Note 3	–	Operating costs
131	Note 4	–	Exceptional items, remeasurements
and stranded cost recoveries
132	Note 5	–	Pensions and other post-retirement benefits
134	Note 6	–	Finance income and costs
135	Note 7	–	Taxation
137	Note 8	–	Discontinued operations
137	Note 9	–	Dividends
138	Note 10	–	Earnings per share
139	Note 11	–	Goodwill
140	Note 12	–	Other intangible assets
141	Note 13	–	Property, plant and equipment
142	Note 14	–	Other non-current assets
142	Note 15	–	Financial and other investments
143	Note 16	–	Deferred tax assets and liabilities
144	Note 17	–	Derivative financial instruments
145	Note 18	–	Inventories and current intangible assets
145	Note 19	–	Trade and other receivables
146	Note 20	–	Cash and cash equivalents
146	Note 21	–	Borrowings
147	Note 22	–	Trade and other payables
147	Note 23	–	Other non-current liabilities
148	Note 24	–	Provisions
149	Note 25	–	Share capital
150	Note 26	–	Reconciliation of movements in total equity
151	Note 27	–	Consolidated cash flow statement
Notes to the consolidated financial statements —
supplementary information

153	Note 28	–	Acquisitions
154	Note 29	–	Commitments and contingencies
155	Note 30	–	Related party transactions
156	Note 31	–	Actuarial information on pensions
and other post-retirement benefits
159	Note 32	–	Supplementary information on
derivative financial instruments
160	Note 33	–	Financial risk
165	Note 34	–	Commodity risk
166	Note 35	–	Bonds and facilities
168	Note 36	–	Share options and reward plans
172	Note 37	–	Subsidiary undertakings, joint ventures
and associates
173	Note 38	–	National Grid Gas plc and Niagara Mohawk
Power Corporation additional disclosures
Company financial statements
under UK GAAP
Basis of preparation

179	Company accounting policies
Primary statement

181	Company balance sheet
Notes to the Company financial statements

182	Note 1	–	Adoption of new accounting standards
182	Note 2	–	Fixed asset investments
183	Note 3	–	Debtors
183	Note 4	–	Creditors (amounts falling due within one year)
183	Note 5	–	Derivative financial instruments
184	Note 6	–	Borrowings
184	Note 7	–	Called up share capital
185	Note 8	–	Reserves
185	Note 9	–	Reconciliation of movements in
shareholders’ funds
185	Note 10	–	Commitments and contingencies
185	Note 11	–	Directors and employees

112 Statement of Directors’ responsibilities	National Grid plc

Statement of Directors’ responsibilities
The Directors are responsible for preparing the Annual Report and Accounts, including the consolidated financial statements and the Company financial statements and the Directors’ Remuneration Report, in accordance with applicable law and regulations.
Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors have prepared the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and the Company financial statements and the Directors’ Remuneration Report in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice). In preparing the consolidated financial statements, the Directors have also elected to comply with IFRS, issued by the International Accounting Standards Board (IASB). The consolidated financial statements and Company financial statements are required by law to give a true and fair view of the state of affairs of the Company on a consolidated and individual basis and of the consolidated profit of the Company for that period.
In preparing those financial statements, the Directors are required to:
■	select suitable accounting policies and then apply them consistently;

■	make judgements and estimates that are reasonable and prudent;

■	state that the consolidated financial statements comply with IFRS as adopted by the European Union and with regard to the Company financial statements that applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements; and

■	prepare the consolidated financial statements and Company financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business, in which case there should be supporting assumptions or qualifications as necessary.
The Directors confirm that they have complied with the above requirements in preparing both the consolidated financial statements and the Company financial statements. They also confirm that the annual report includes a fair review of the development and performance of the business together with a description of the principal risks and uncertainties faced by the Company.
The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company on a consolidated and individual basis and to enable them to ensure that the consolidated financial statements comply with the Companies Act 1985 and Article 4 of the IAS Regulation and the Company financial statements and the Directors’ Remuneration Report comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and its subsidiaries and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The Directors of National Grid plc as at 14 May 2008 are shown in the Business Overview section of the Annual Report and Accounts on pages 12 and 13.
By order of the Board
Helen Mahy
Company Secretary & General Counsel
14 May 2008

Annual Report and Accounts 2007/08 113

Independent Auditors’ report to the Members
of National Grid plc

We have audited the consolidated and Company financial statements (the ‘financial statements’) of National Grid plc for the year ended 31 March 2008, which comprise the consolidated income statement, the consolidated and Company balance sheets, the consolidated cash flow statement, the consolidated statement of recognised income and expense, the Accounting policies and Company accounting policies, the Adoption of new accounting standards, the Notes to the consolidated financial statements and the Notes to the Company financial statements. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.
Respective responsibilities of Directors and auditors
The Directors’ responsibilities for preparing the Annual Report and the consolidated financial statements in accordance with applicable law and International Financial Reporting Standards (IFRS) as adopted by the European Union, and for preparing the Company financial statements and the Directors’ Remuneration Report in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors’ responsibilities.
Our responsibility is to audit the financial statements and the part of the Directors’ Remuneration Report to be audited in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the Company’s members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985 and whether, in addition, the consolidated financial statements have been properly prepared in accordance with Article 4 of the IAS Regulation. We also report to you whether in our opinion the information given in the Directors’ Report is consistent with the financial statements. The information given in the Directors’ Report includes that specific information presented in the Operating and Financial Review and Corporate Governance section that is cross referred from the principal activities, business review and future developments section of the Directors’ Report.
In addition we report to you if, in our opinion, the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and other transactions is not disclosed.
We review whether the Corporate Governance statement reflects the Company’s compliance with the nine provisions of the Combined Code (2006) specified for our review by the Listing Rules of the Financial Services Authority, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the group’s corporate governance procedures or its risk and control procedures.
We read other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. The other information comprises only the items listed in the contents section of the Annual Report, excluding the 2008 audited financial statements and the part of the Directors’ Remuneration Report to be audited. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.
Basis of audit opinion
We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group’s and Company’s circumstances, consistently applied and adequately disclosed.
We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Directors’ Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Directors’ Remuneration Report to be audited.
Opinion
In our opinion:
■	the consolidated financial statements give a true and fair view, in accordance with IFRS as adopted by the European Union, of the state of the group’s affairs as at 31 March 2008 and of its profit and cash flows for the year then ended;

■	the consolidated financial statements have been properly prepared in accordance with the Companies Act 1985 and Article 4 of the IAS Regulation;

■	the Company financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice, of the state of the Company’s affairs as at 31 March 2008;

■	the Company financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985; and

■	the information given in the Directors’ Report is consistent with the financial statements.
PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
London
14 May 2008

114 Accounting policies	National Grid plc

Accounting policies
for the year ended 31 March 2008

A. Basis of preparation of consolidated financial statements under IFRS
National Grid’s principal activities involve the transmission and distribution of electricity and gas in Great Britain and the northeastern US. The Company is a public limited liability company incorporated and domiciled in England, with its registered office at 1-3 Strand, London WC2 5EH.
The Company has its primary listing on the London Stock Exchange and is also quoted on the New York Stock Exchange.
These consolidated financial statements were approved for issue by the Board of Directors on 14 May 2008.
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union. They are prepared on the basis of all IFRS accounting standards and interpretations that are mandatory for periods ending 31 March 2008 and in accordance with the Companies Act 1985 applicable to companies reporting under IFRS and Article 4 of the European Union IAS Regulation. The 2007 and 2006 comparative financial information has also been prepared on this basis.
The consolidated financial statements have been prepared on a historical cost basis, except for the recording of pension liabilities and the revaluation of derivative financial instruments and certain commodity contracts.
These consolidated financial statements are presented in pounds sterling, which is the functional currency of the Company.
Our Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates businesses have been classified as held for sale in the consolidated balance sheet and as discontinued operations in the consolidated income statement, in accordance with our accounting policy I.
As set out in accounting policy T below, prior year business performance subtotals have been adjusted to reflect the exclusion of stranded cost recoveries, consistent with the current year classification.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
B. Basis of consolidation
The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries, together with a share of the results, assets and liabilities of jointly controlled entities (joint ventures) and associates using the equity method of accounting, where the investment is carried at cost plus post-acquisition changes in the share of net assets of the joint venture, less any provision for impairment.
A subsidiary is defined as an entity controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. A joint venture is an entity established to engage in economic activity, which the Company jointly controls with its fellow venturers. An associate is an entity which is neither a subsidiary nor a joint venture, but over which the Company has significant influence.
Losses in excess of the consolidated interest in joint ventures are not recognised, except where the Company or its subsidiaries have made a commitment to make good those losses.
Where necessary, adjustments are made to bring the accounting policies used under UK generally accepted accounting principles (UK GAAP), US generally accepted accounting principles (US GAAP) or other framework used in the individual financial statements of the Company, subsidiaries and joint ventures into line with those used by the Company in its consolidated financial statements under IFRS. Inter-company transactions are eliminated.
The results of subsidiaries and joint ventures acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.
Acquisitions are accounted for using the purchase method, where the purchase price is allocated to assets and liabilities on a fair value basis and the remainder recognised as goodwill.
C. Foreign currencies
Transactions in currencies other than the functional currency of the Company or subsidiary concerned are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates. Other non-monetary assets are not retranslated unless they are carried at fair value.
Gains and losses arising on retranslation of monetary assets and liabilities are included in the income statement.
On consolidation, the assets and liabilities of operations that have a functional currency different from the Company’s functional currency of pounds sterling, principally on US operations that have a functional currency of US dollars, are translated at exchange rates prevailing at the balance sheet date. Income and expense items are translated at the weighted average exchange rates for the period. Exchange differences arising are classified as equity and transferred to the consolidated translation reserve.

Annual Report and Accounts 2007/08 115

D. Goodwill
Goodwill arising on a business combination represents the difference between the cost of acquisition and the Company’s consolidated interest in the fair value of the identifiable assets and liabilities of a subsidiary or joint venture as at the date of acquisition.
Goodwill is recognised as an asset and is not amortised, but is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed.
Goodwill recorded under UK GAAP arising on acquisitions before 1 April 2004, the date of transition to IFRS, has been frozen at that date, subject to subsequent testing for impairment.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.
E. Intangible assets other than goodwill
With the exception of goodwill, as described above, identifiable intangible assets are recorded at cost less accumulated amortisation and any provision for impairment.
Internally generated intangible fixed assets, such as software, are recognised only if an asset is created that can be identified; it is probable that the asset created will generate future economic benefits; and that the development cost of the asset can be measured reliably. Where no internally generated intangible asset can be recognised, development expenditure is recorded as an expense in the period in which it is incurred.
On a business combination, as well as recording separable intangible assets possessed by the acquired entity at their fair value, identifiable intangible assets that arise from contractual or other legal rights are also included in the balance sheet at their fair value. Acquisition-related intangible assets principally comprise customer relationships.
Non-current intangible assets, other than goodwill, are amortised on a straight-line basis over their estimated economic useful lives. Amortisation periods for categories of intangible assets are:

Amortisation periods	Years

Software	3 to 5

Acquisition-related intangibles	10 to 25

Other – telecommunication licences	10 to 25

– other licences and other intangibles	3 to 5

Intangible emission allowances are accounted for in
accordance with accounting policy V.
F. Property, plant and equipment
Property, plant and equipment is recorded at cost or deemed cost at the date of transition to IFRS, less accumulated depreciation and any impairment losses.
Cost includes payroll and finance costs incurred which are directly attributable to the construction of property, plant and equipment as well as the cost of any associated asset retirement obligations.
Property, plant and equipment includes assets in which National Grid’s interest comprises legally protected statutory or contractual rights of use.
Additions represent the purchase or construction of new assets, including capital expenditure for safety and environmental assets, and extensions to, enhancements to, or replacement of existing assets.
Contributions received towards the cost of property, plant and equipment are included in payables as deferred income and credited on a straight-line basis to the income statement over the estimated economic useful lives of the assets to which they relate.
No depreciation is provided on freehold land and assets in the course of construction.
Other property, plant and equipment are depreciated, principally on a straight-line basis, at rates estimated to write off their book values over their estimated useful economic lives. In assessing estimated useful economic lives, which are reviewed on a regular basis, consideration is given to any contractual arrangements and operational requirements relating to particular assets. Unless otherwise determined by operational requirements, the depreciation periods for the principal categories of property, plant and equipment are, in general, as shown in the table below:

Depreciation periods	Years

Freehold and leasehold buildings	up to 65

Plant and machinery

Electricity transmission plant	15 to 60

Electricity distribution plant	15 to 60

Electricity generation plant	20 to 40

Interconnector plant	15 to 60

Gas plant – mains, services and regulating equipment	30 to 100

Gas plant – storage	40

Gas plant – meters	10 to 33

Wireless infrastructure	20 to 55

Motor vehicles and office equipment	up to 10

Depreciation of wireless infrastructure ceased on the classification of our wireless infrastructure operations as businesses held for sale in 2006/07.

116 Accounting policies continued	National Grid plc

G. Impairment of assets
 Impairments of assets are calculated as the difference between the carrying value of the asset and its recoverable amount, if lower. Where such an asset does not generate cash flows that are independent from other assets, the recoverable amount of the cash-generating unit to which that asset belongs is estimated.
Recoverable amount is defined as the higher of fair value less costs to sell and estimated value in use at the date the impairment review is undertaken.
Value in use represents the present value of expected future cash flows, discounted using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
Goodwill is tested for impairment at least annually. Otherwise, tests for impairment are carried out only if there is some indication that the carrying value of the assets may have been impaired.
Material impairments are recognised in the income statement and are disclosed separately.
H. Taxation
Current tax
Current tax assets and liabilities for the current and prior periods are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the balance sheet date.
Deferred tax and investment tax credits
 Deferred tax is provided using the balance sheet liability method and is recognised on temporary differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit.
Deferred tax liabilities are generally recognised on all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither the accounting profits nor the taxable profits.
Deferred tax liabilities are recognised on taxable temporary differences arising on investments in subsidiaries and jointly controlled entities, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on the tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited to the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred tax asset to be recovered. Unrecognised deferred tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities, and when they relate to income taxes levied by the same taxation authority and the Company and its subsidiaries intend to settle their current tax assets and liabilities on a net basis.
Investment tax credits are amortised over the economic life of the assets that give rise to the credits.
I. Discontinued operations, assets and businesses held for sale
 Cash flows and operations that relate to a major component of the business or geographical region that has been sold or is classified as held for sale are shown separately from continuing operations.
Assets and businesses classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. No depreciation is charged on assets and businesses classified as held for sale.
Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the assets or businesses are available for immediate sale in their present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.
Finance income or costs are included in discontinued operations only in respect of financial assets or liabilities classified as held for sale or derecognised on sale.
J. Inventories
 Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs as well as those overheads that have been incurred in bringing the inventories to their present location and condition.
K. Decommissioning and
environmental costs
 Provision is made for decommissioning and environmental costs, based on future estimated expenditures, discounted to present values. Where appropriate, the establishment of a provision is recorded as part of the original cost of the related property, plant and equipment.
Changes in the provision arising from revised estimates or discount rates or changes in the expected timing of expenditures that relate to property, plant and equipment are recorded as adjustments to their carrying value and depreciated prospectively over their remaining estimated useful economic lives; otherwise such changes are recognised in the income statement.

Annual Report and Accounts 2007/08 117

The unwinding of the discount is included within the income statement as a financing charge.
L. Revenue
 Revenue primarily represents the sales value derived from the generation, transmission, and distribution of energy and recovery of US stranded costs together with the sales value derived from the provision of other services to customers during the year and excludes value added tax and intra-group sales.
US stranded costs are various generation related costs incurred prior to the divestiture of generation assets beginning in the late 1990s and costs of legacy contracts that are in general being recovered over the period up to 2011. The recovery of stranded costs and other amounts allowed to be collected from customers under regulatory arrangements are recognised in the period in which they are recoverable from customers.
Revenue includes an assessment of energy and transportation services supplied to customers between the date of the last meter reading and the year end.
Where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect this over-recovery, no liability is recognised as such an adjustment to future prices relates to the provision of future services. Similarly no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery.
M. Segmental information
 Segmental information is presented in accordance with the management responsibilities and economic characteristics, including consideration of risks and returns, of business activities. The Company assesses the performance of its businesses principally on the basis of operating profit before exceptional items, remeasurements and stranded cost recoveries. The primary reporting format is by business and the secondary reporting format is by geographical area.
N. Pensions and other post-retirement benefits
 For defined benefit retirement schemes, the cost of providing benefits is determined using the projected unit method, with actuarial valuations being carried out at each balance sheet date.
Current service cost is recognised in operating costs in the period in which the defined benefit obligation increases as a result of employee services.
Actuarial gains and losses are recognised in full in the period in which they occur in the statement of recognised income and expense.
Past service costs are recognised immediately to the extent that benefits are already vested. Otherwise such costs are amortised on a straight-line basis over the period until the benefits vest.
Settlements are recognised when a transaction is entered into that eliminates all further legal or constructive obligations for benefits under a scheme.
Curtailments are recognised when a commitment is made to a material reduction in the number of employees covered by a scheme.
The retirement benefit obligations recognised in the balance sheet represent the present value of the defined benefit obligations, as reduced by the fair value of scheme assets and any unrecognised past service cost.
The expected return on scheme assets and the unwinding of the discount on defined benefit obligations are recognised within interest income and expense respectively.
O. Leases
 Rentals under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease.
Assets held under finance leases are recognised at their fair value or, if lower, the present value of the minimum lease payments on inception, and depreciated over their useful economic lives. The corresponding liability is recognised as a finance lease obligation within borrowings. Rental payments are apportioned between finance costs and reduction in the finance lease obligation, so as to achieve a constant rate of interest.
P. Financial instruments
 Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into, and recognised on trade date. Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any other categories.
Trade receivables are initially recognised at fair value and subsequently measured at amortised cost, less any appropriate allowances for estimated irrecoverable amounts. A provision is established for irrecoverable amounts when there is objective evidence that amounts due under the original payment terms will not be collected. Indications that the trade receivable may become irrecoverable would include financial difficulties of the debtor, likelihood of the debtor’s insolvency, and default or significant failure of payment. Trade payables are initially recognised at fair value and subsequently measured at amortised cost.
Loans receivable and other receivables are carried at amortised cost using the effective interest rate method. Interest income, together with gains and losses when the loans and receivables are derecognised or impaired, are recognised in the income statement.
Other financial investments are recognised at fair value plus directly related incremental transaction costs and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified at fair value through profit and loss are included in the income statement, while changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time the cumulative gain or loss previously recognised in equity is included in the income statement for the period. In the case of securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered as an indicator that the securities are impaired. Investment income on investments classified at fair value through profit and loss and on available-for-sale investments is recognised on an effective interest basis and taken through interest income in the income statement.

118 Accounting policies continued	National Grid plc

Borrowings, which include interest bearing loans, UK retail price index (RPI) linked debt and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently these are stated at amortised cost, using the effective interest rate method. Any difference between the proceeds after direct issue costs and the redemption value is recognised over the term of the borrowing in the income statement using the effective interest rate method.
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets (being assets that necessarily take a substantial period of time to prepare for their intended use or sale) are added to their cost. Such additions cease when the assets are substantially ready for their intended use or sale.
Derivative financial instruments are recorded at fair value, and where the fair value of a derivative is positive, it is carried as a derivative asset and where negative, as a derivative liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set-off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from the changes in fair value are included in the income statement in the period they arise.
Where we have derivatives embedded in financial instruments or other contracts that are closely related to those instruments or contracts, no adjustment is made with respect to such derivative clauses. In particular, interest payments on UK RPI debt are linked to movements in the UK retail price index. The link to RPI is considered to be an embedded derivative, which is closely related to the underlying debt instrument based on the view that there is a strong relationship existing between interest rates and inflation in the UK economy. Consequently these embedded derivatives are not accounted for separately from the debt instrument.
An equity instrument is any contract that evidences a residual interest in the consolidated assets of the Company after deducting all of its liabilities and is recorded at the proceeds received, net of direct issue costs, with an annual amount equal to the nominal amount of the shares issued included in the share capital account and the balance recorded in the share premium account.
Subsequent to initial recognition, the fair values of financial instruments measured at fair value that are quoted in active markets are based on bid prices for assets held and offer prices for issued liabilities. When independent prices are not available, fair values are determined by using valuation techniques which are consistent with techniques commonly used by the relevant market. The techniques use observable market data.
Q. Commodity contracts
Commodity contracts that meet the definition of a derivative and which do not meet the exemption for normal sale, purchase or usage are carried at fair value.
Remeasurements of commodity contracts carried at fair value are recognised in the income statement, with changes due to movements in commodity prices recorded in operating costs and changes relating to movements in interest rates recorded in finance costs.
Energy purchase contracts for the forward purchase of electricity or gas that are used to satisfy physical delivery requirements to our customers or for energy that we use ourselves meet the normal purchase, sale or usage exemption of IAS 32 ‘Financial Instruments: Presentation’. They are, therefore, not recognised in the accounts. Disclosure of commitments under such contracts is made in the notes to the accounts (see note 29).
R. Hedge accounting
 The Company and its subsidiaries enter into both derivative financial instruments (derivatives) and non-derivative financial instruments in order to manage interest rate and foreign currency exposures, and commodity price risks associated with underlying business activities and the financing of those activities.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the income statement of changes in fair value of the derivative instruments. To qualify for hedge accounting, documentation is prepared specifying the hedging strategy, the component transactions and methodology used for effectiveness measurement. National Grid uses three hedge accounting methods.
Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (cash flow hedges) are recognised directly in equity and any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the income statement in the same period in which the hedged item affects net profit or loss. Where a non-financial asset or a non-financial liability results from a forecasted transaction or firm commitment being hedged, the amounts deferred in equity are included in the initial measurement of that non-monetary asset or liability.
Secondly, fair value hedge accounting offsets the changes in the fair value of the hedging instrument against the change in the fair value of the hedged item in respect to the risk being hedged. These changes are recognised in the income statement to the extent the fair value hedge is effective. Adjustments made to the carrying amount of the hedged item for fair value hedges will be amortised over the remaining life, in line with the hedged item.
Thirdly, foreign exchange gains or losses arising on financial instruments that are designated and effective as hedges of the Company’s consolidated net investment in overseas operations (net investment hedges) are recorded directly in equity, with any ineffective portion recognised immediately in the income statement.

Annual Report and Accounts 2007/08 119

Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the income statement as they arise, within finance costs.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the income statement in the same periods in which the previously hedged item affects net profit or loss. Amounts deferred in equity with respect to net investment hedges are subsequently recognised in the income statement in the event of the disposal of the overseas operations concerned. For fair value hedges, the cumulative adjustment recorded to the carrying value of the hedged item at the date hedge accounting is discontinued is amortised to the income statement using the effective interest rate method.
If a hedged forecast transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the income statement immediately.
S. Share-based payments
 The Company issues equity-settled, share-based payments to certain employees of the Company’s subsidiary undertakings.
Equity-settled, share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled, share-based payments is expensed on a straight-line basis over the vesting period, based on an estimate of the number of shares that will eventually vest.
T. Business performance and exceptional items, remeasurements and stranded cost recoveries
 Our financial performance is analysed into two components: business performance, which excludes exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles; and exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles. Business performance is used by management to monitor financial performance as it is considered that it improves the comparability of our reported financial performance from year to year. Business performance subtotals, which exclude exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are presented on the face of the income statement or in the notes to the financial statements.
Exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are items of income and expenditure that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and significantly distort the comparability of financial performance between periods.
Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses, restructuring costs and gains or losses on disposals of businesses or investments.
Costs arising from restructuring programmes primarily relate to redundancy costs. Redundancy costs are charged to the income statement in the year in which an irrevocable commitment is made to incur the costs and the main features of the restructuring plan have been announced to affected employees.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments to the extent that hedge accounting is not achieved or is not effective.
Stranded cost recoveries represent the recovery of historical generation-related costs in the US related to generation assets that are no longer owned. Such costs are being recovered from customers as permitted by regulatory agreements.
Acquisition-related intangibles comprise intangible assets, principally customer relationships, that are only recognised as a consequence of accounting required for a business combination. The amortisation of acquisition-related intangibles distorts the comparison of financial performance of acquired businesses with non-acquired businesses.
Prior year business performance subtotals have been adjusted to reflect the exclusion of stranded cost recoveries, consistent with the current year classification.
U. Other operating income
 Other operating income primarily relates to profits or losses arising on the disposal of properties by our property management business, which is considered to be part of normal recurring operating activities.
V. Emission allowances
 Emission allowances, principally relating to the emissions of carbon dioxide in the UK and sulphur and nitrous oxides in the US, are recorded as an intangible asset within current assets and are initially recorded at cost and subsequently at the lower of cost and net realisable value. For allocations of emission allowances granted by the relevant authorities, cost is deemed to be equal to the fair value at the date of allocation. Receipts of such grants are treated as deferred income and are recognised in the income statement over the period to which they relate. A provision is recorded in respect of the obligation to deliver emission allowances and charges are recognised in the income statement in the period in which carbon dioxide emissions are made.
Income from emission allowances which are sold is reported as part of other operating income.

120 Accounting policies continued	National Grid plc

W. Cash and cash equivalents
 Cash and cash equivalents include cash held at bank and in hand, together with short-term highly liquid investments with an original maturity of less than three months that are readily convertible to known amounts of cash and subject to an insignificant change in value and bank overdrafts which are reported in borrowings.
X. Other equity reserves
 Other equity reserves comprise the translation reserve (see accounting policy C), cash flow hedge reserve (see accounting policy R), available-for-sale reserve (see accounting policy P) and the merger reserve. The latter arose as a result of the application of merger accounting principles under the then prevailing UK GAAP, which under IFRS 1 was retained for mergers that occurred prior to the IFRS transition date of 1 April 2004. Under merger accounting principles, the difference between the carrying amount of the capital structure of the acquiring vehicle and that of the acquired business was treated as a merger difference and included within reserves.
As the amounts included in other equity reserves are not attributable to any of the other classes of equity presented, they have been disclosed as a separate classification of equity.
Y. Dividends
 Interim dividends are recognised when they become payable to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.
Z. Areas of judgement and key sources of estimation uncertainty
 The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Information about such judgements and estimations is contained in the accounting policies or the notes to the financial statements, and the key areas are summarised below.
Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are as follows:
■	The categorisation of certain items as exceptional items, remeasurements and stranded cost recoveries and the definition of adjusted earnings – notes 4 and 10.

■	The exemptions adopted on transition to IFRS on 1 April 2004 including, in particular, those relating to business combinations.

■	Classification of business activities as held for sale and discontinued operations – accounting policy I.

■	Hedge accounting – accounting policy R.

■	Energy purchase contracts – classification as being for normal purchase, sale or usage – accounting policy Q and note 29.
Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are as follows:
■	Impairment of goodwill – accounting policy D and note 11.

■	Review of residual lives, carrying values and impairment charges for other intangible assets and property, plant and equipment – accounting policies E, F and G.

■	Estimation of liabilities for pension and other post-retirement benefits – note 5.

■	Valuation of financial instruments and derivatives – notes 17 and 32.

■	Revenue recognition and assessment of unbilled revenue – accounting policy L.

■	Recoverability of deferred tax assets – accounting policy H and note 16.

■	Environmental and decommissioning provisions – note 24.

■	Fair values of acquired assets and liabilities – note 28.

Annual Report and Accounts 2007/08 121

Adoption of new accounting standards
New IFRS accounting standards and interpretations adopted in 2007/08
 During the year ended 31 March 2008 the Company adopted the following amendments to International Financial Reporting Standards (IFRS), International Accounting Standards (IAS) and the International Financial Reporting Interpretation Committee (IFRIC). None of these had a material impact on consolidated results or assets and liabilities.

IFRIC 8 on share-based payments	Addresses the issue of whether IFRS 2 ‘Share-Based Payment’ applies to transactions in which the entity cannot identify specifically some or all of the goods or services received.

IFRIC 9 on the reassessment of embedded derivatives	Prohibits reassessment of the treatment of embedded derivatives subsequent to initial recognition unless there is a change in the terms of the contract that significantly modifies the cash flows that otherwise would be required under the contract, in which case reassessment is required.

IFRIC 10 on interim financial reporting and impairment	States that any impairment losses on goodwill and certain financial assets recognised in an interim financial statement may not be reversed in subsequent interim or annual financial statements.

IFRIC 11 on group and treasury share transactions	Provides guidance on whether share-based transactions involving treasury shares or involving subsidiary undertakings (for instance, options over a parent’s shares) should be accounted for as equity-settled or cash-settled, share-based payment transactions.

New IFRS accounting standards and interpretations not yet adopted
 The Company has yet to adopt the following standards and interpretations, but these are not expected to have a material impact on consolidated results or assets and liabilities. Further information is provided in the Accounting Policies section of the Operating and Financial Review.

IFRS 8 on operating segments	Sets out the requirements for the disclosure of information about an entity’s operating segments and about the entity’s products and services, the geographical areas in which it operates and its major customers. IFRS 8 achieves convergence with the US accounting standard, SFAS 131 ‘Disclosures about Segments of an Enterprise and Related Information’ with minor differences. IFRS 8 is required to be adopted on 1 April 2009.

Amendment to IAS 23 on borrowing costs	Removes the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. The amendment to IAS 23 is required to be adopted on 1 April 2009.

IFRIC 12 on service concession arrangements	Applies to contractual arrangements whereby a private sector operator participates in the development, financing, operation and maintenance of infrastructure for public sector services, for example, under private finance initiative (PFI) contracts. IFRIC 12 will be adopted on 1 April 2008.

IFRIC 13 on customer loyalty programmes	Clarifies that the sale of goods or services together with customer award credits (for example, loyalty points or the right to free products) is accounted for as a multiple-element transaction. The consideration received from the customer is allocated between the components of the arrangement based on their fair values, which will defer the recognition of some revenue. IFRIC 13 will be adopted on 1 April 2008.

IFRIC 14 on defined benefit assets and minimum funding requirements	Considers the limit on the measurement of a defined benefit asset to the present value of economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan plus unrecognised gains and losses, as set out in IAS 19 ‘Employee Benefits’. The interpretation considers when refunds or reductions in future contributions should be considered available, particularly when a minimum funding requirement exists. IFRIC 14 will be adopted on 1 April 2008.

Amendment to IAS 1 on the presentation of financial statements	Requires changes to the presentation of financial statements and adopts revised titles for the primary statements, although companies may continue to use the existing titles. It is expected that the amendment to IAS 1 will be adopted on 1 April 2009.

IFRS 3R on business combinations	Makes a number of changes to the accounting for business combinations, including requirements that all payments to purchase a business are to be recorded at fair value at the acquisition date, with some contingent payments subsequently remeasured at fair value through income; an option to calculate goodwill based on the parent’s share of net assets only or to include goodwill related to the minority interest; and a requirement that all transaction costs be expensed. It is expected that IFRS 3R will be adopted on 1 April 2010.

IAS 27R on consolidated and individual financial statements	Requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control. The revised standard also specifies the accounting when control is lost. It is expected that IAS 27R will be adopted on 1 April 2010.

Amendment to IFRS 2 on share-based payments	Clarifies the definition of vesting conditions and the accounting treatment of cancellations. Vesting conditions are defined as either service conditions or performance conditions. Cancellations by employees are accounted for in the same way as cancellations by the Company. It is expected that the amendment to IFRS 2 will be adopted on 1 April 2009.

Amendments to IAS 32 and IAS 1 on puttable financial instruments and obligations arising on liquidation	Addresses the classification as a liability or as equity certain puttable financial instruments and instruments, or components thereof, which impose upon an entity an obligation to deliver a pro rata share of net assets on liquidation. The amendments to IAS 32 and IAS 1 are required to be adopted on 1 April 2009.

122 Consolidated income statement	National Grid plc

Consolidated income statement
for the years ended 31 March

			2008	2008	2007	2007	2006	2006
	Notes		£m	£m	£m	£m	£m	£m

Revenue	1(a	)		11,423		8,695		8,868
Other operating income	2			75		83		80
Operating costs	3			(8,534)		(6,265)		(6,574)

Operating profit
Before exceptional items, remeasurements and stranded cost recoveries*	1(b	)	2,595		2,031		1,968
Exceptional items, remeasurements and stranded cost recoveries*	4		369		482		406

Total operating profit	1(b	)		2,964		2,513		2,374
Interest income and similar income	6			1,275		1,144		1,036
Interest expense and other finance costs
Before exceptional items and remeasurements	6		(2,035)		(1,691)		(1,638)
Exceptional items and remeasurements	4,6		(16)		(217)		(57)

	6			(2,051)		(1,908)		(1,695)
Share of post-tax results of joint ventures and associates				4		2		3

Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries*			1,839		1,486		1,369
Exceptional items, remeasurements and stranded cost recoveries*	4		353		265		349

Total profit before taxation				2,192		1,751		1,718
Taxation
Before exceptional items, remeasurements and stranded cost recoveries*	7		(583)		(442)		(369)
Exceptional items, remeasurements and stranded cost recoveries*	4,7		(28)		1		(166)

Total taxation	7			(611)		(441)		(535)

Profit from continuing operations after taxation
Before exceptional items, remeasurements and stranded cost recoveries*			1,256		1,044		1,000
Exceptional items, remeasurements and stranded cost recoveries*	4		325		266		183

Profit for the year from continuing operations				1,581		1,310		1,183
Profit for the year from discontinued operations
Before exceptional items and remeasurements	8		28		104		77
Exceptional items and remeasurements	8		1,590		(18)		2,590

	8			1,618		86		2,667

Profit for the year				3,199		1,396		3,850

Attributable to:
Equity shareholders of the parent				3,196		1,394		3,848
Minority interests				3		2		2

				3,199		1,396		3,850

Earnings per share from continuing operations
Basic	10			60.5p		48.1p		41.6p
Diluted	10			60.1p		47.8p		41.4p
Earnings per share
Basic	10			122.5p		51.3p		135.6p
Diluted	10			121.8p		50.9p		135.0p

*Comparatives have been adjusted to present items on a basis consistent with the current year classification
The notes on pages 126 to 178 form part of the consolidated financial statements.

Annual Report and Accounts 2007/08 123

Consolidated balance sheet
at 31 March

			2008	2007
	Notes		£m	£m

Non-current assets
Goodwill	11		3,838	1,480
Other intangible assets	12		272	144
Property, plant and equipment	13		24,333	18,895
Pension asset	5		846	37
Other non-current assets	14		255	36
Financial and other investments	15		251	137
Derivative financial assets	17		1,063	380

Total non-current assets			30,858	21,109

Current assets
Inventories and current intangible assets	18		455	108
Trade and other receivables	19		2,269	1,236
Financial and other investments	15		2,095	2,098
Derivative financial assets	17		463	277
Cash and cash equivalents	20		174	1,593

Total current assets			5,456	5,312

Assets of businesses held for sale			1,508	1,968

Total assets	1(d	)	37,822	28,389

Current liabilities
Borrowings	21		(3,882)	(1,031)
Derivative financial liabilities	17		(114)	(235)
Trade and other payables	22		(2,439)	(1,852)
Current tax liabilities			(298)	(75)
Provisions	24		(389)	(167)

Total current liabilities			(7,122)	(3,360)

Non-current liabilities
Borrowings	21		(17,121)	(14,686)
Derivative financial liabilities	17		(319)	(184)
Other non-current liabilities	23		(1,721)	(1,475)
Deferred tax liabilities	16		(3,407)	(2,389)
Pensions and other post-retirement benefit obligations	5		(1,746)	(1,282)
Provisions	24		(943)	(427)

Total non-current liabilities			(25,257)	(20,443)

Liabilities of businesses held for sale			(63)	(450)

Total liabilities	1(d	)	(32,442)	(24,253)

Net assets			5,380	4,136

Equity
Called up share capital	25		294	308
Share premium account	26		1,371	1,332
Retained earnings	26		8,949	7,635
Other equity reserves	26		(5,252)	(5,150)

Shareholders’ equity			5,362	4,125
Minority interests	26		18	11

Total equity			5,380	4,136

These financial statements comprising the consolidated income statement, consolidated balance sheet, consolidated statement of recognised income and expense, consolidated cash flow statement, accounting policies, adoption of new accounting standards and the notes to the consolidated financial statements 1 to 38, were approved by the Board of Directors on 14 May 2008 and were signed on its behalf by:
Sir John Parker Chairman
Steve Lucas Finance Director

124 Consolidated statement of recognised income and expense	National Grid plc

Consolidated statement of recognised income and expense
for the years ended 31 March

		2008	2007	2006
	Notes	£m	£m	£m

Exchange adjustments		(25)	(179)	141
Actuarial net gain	5	432	365	181
Net (losses)/gains taken to equity in respect of cash flow hedges		(32)	47	(12)
Transferred to profit or loss on cash flow hedges		(7)	(45)	(20)
Net gains/(losses) taken to equity on available-for-sale investments		6	(3)	4
Transferred to profit or loss on sale of available-for-sale investments		–	(1)	(1)
Tax on items taken directly to or transferred from equity	7	(94)	(81)	(43)

Net income recognised directly in equity		280	103	250

Profit for the year		3,199	1,396	3,850

Total recognised income and expense for the year		3,479	1,499	4,100

Attributable to:
Equity shareholders of the parent		3,476	1,498	4,097
Minority interests		3	1	3

		3,479	1,499	4,100

Annual Report and Accounts 2007/08 125

Consolidated cash flow statement
for the years ended 31 March

			2008	2007	2006
	Notes		£m	£m	£m

Cash flows from operating activities
Total operating profit			2,964	2,513	2,374
Adjustments for:
Exceptional items, remeasurements and stranded cost recoveries*			(369)	(482)	(406)
Depreciation and amortisation			994	871	888
Share-based payment charge			18	15	14
Changes in working capital			(150)	127	(181)
Changes in provisions			(5)	(31)	7
Changes in pensions and other post-retirement benefit obligations			(333)	(125)	(40)
Cash flows relating to exceptional items			(132)	(86)	(115)
Cash flows relating to stranded cost recoveries*			278	288	432

Cash flows generated from continuing operations			3,265	3,090	2,973
Cash flows relating to discontinued operations	27(a	)	10	181	138

Cash generated from operations			3,275	3,271	3,111
Tax paid – continuing operations			(110)	(310)	(103)
Tax paid – discontinued operations			–	(3)	(37)

Net cash inflow from operating activities			3,165	2,958	2,971

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	28		(3,502)	(269)	–
Acquisition of other investments			(26)	–	–
Sale of investments in subsidiaries and other investments			55	19	8
Purchases of intangible assets			(45)	(33)	(15)
Purchases of property, plant and equipment			(2,832)	(2,185)	(1,657)
Disposals of property, plant and equipment			26	21	18
Interest received*			206	216	130
Purchases of financial investments			(8,788)	(3,699)	(2,870)
Sales of financial investments			8,833	1,974	2,895
Dividends received from joint ventures			–	–	2

Cash flows used in continuing operations – investing activities*			(6,073)	(3,956)	(1,489)
Cash flows relating to discontinued operations – investing activities	27(b	)	3,050	(105)	5,541

Net cash flow (used in)/from investing activities*			(3,023)	(4,061)	4,052

Cash flows from financing activities
Proceeds from issue of share capital and sale of treasury shares			23	16	54
Proceeds from loans received			1,568	5,519	1,026
Repayment of loans			(650)	(2,311)	(1,714)
Net movements in short-term borrowings and derivatives			671	(163)	(1,616)
Interest paid			(900)	(813)	(834)
Exceptional finance costs on the repayment of debt			–	(45)	(49)
Dividends paid to shareholders			(780)	(730)	(745)
Cash paid to shareholders under B share scheme			(26)	(26)	(1,957)
Repurchase of share capital and purchase of treasury shares			(1,498)	(169)	(7)

Net cash flow (used in)/from financing activities*			(1,592)	1,278	(5,842)

Net (decrease)/increase in cash and cash equivalents			(1,450)	175	1,181
Exchange movements			4	(14)	14
Cash included within assets of businesses held for sale			23	(23)	–
Net cash and cash equivalents at start of year (i)			1,587	1,449	254

Net cash and cash equivalents at end of year (i)	20		164	1,587	1,449

* Comparatives have been adjusted to present items on a basis consistent with the current year classification for stranded cost recoveries and interest received

(i)	Net of bank overdrafts of £10m (2007: £6m; 2006: £3m).

126 Notes to the consolidated financial statements	National Grid plc

Notes to the consolidated financial statements –
analysis of items in the primary statements
1. Segmental analysis
The following table describes the main activities for each business segment:

Transmission UK	High-voltage electricity transmission networks, the gas transmission network in the UK, the UK liquefied natural gas (LNG) storage activities and the French electricity interconnector.
Transmission US	High-voltage electricity transmission networks in New York and New England.
Gas Distribution UK	Four of the eight regional networks of Great Britain’s gas distribution system.
Gas Distribution US	Gas distribution in New York and New England.
Electricity Distribution & Generation US	Electricity distribution in New York and New England, and electricity generation in New York.

Other activities primarily relate to non-regulated businesses and other commercial operations not included within the above segments, including UK-based gas metering activities; UK property management; a UK LNG import terminal; other LNG operations; US unregulated transmission pipelines; US home services; US gas fields; together with corporate activities, including business development.
Discontinued operations comprise wireless infrastructure and communications operations in the UK and the US, an electricity interconnector in Australia, the Ravenswood generation station in New York City and the engineering and communications operations in the US acquired as part of the KeySpan acquisition. The wireless infrastructure operations in the UK were sold on 3 April 2007; the US wireless operations were sold on 15 August 2007; and the Basslink electricity interconnector in Australia was sold on 31 August 2007. The results for discontinued operations are disclosed in note 8.
Our segments are unchanged from those reported in the financial statements for the year ended 31 March 2007, except for our former US Electricity Distribution segment, which, as a consequence of the acquisition of KeySpan on 24 August 2007, has been expanded to incorporate the operations of KeySpan’s generation business and is now reported as Electricity Distribution & Generation US. In addition, in line with our management structure, the recovery of stranded costs from US electricity distribution customers as permitted by regulatory agreements is no longer presented as a separate segment but is reported within Electricity Distribution & Generation US. Prior year comparatives have been adjusted to conform with the current year classification.
Sales between businesses are priced having regard to the regulatory and legal requirements to which the businesses are subject.
(a) Revenue

		Sales	Sales		Sales	Sales		Sales	Sales
	Total	between	to third	Total	between	to third	Total	between	to third
	sales	businesses	parties	sales	businesses	parties	sales	businesses	parties
	2008	2008	2008	2007	2007	2007	2006	2006	2006
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Business segments – continuing operations
Transmission UK	2,956	16	2,940	2,816	18	2,798	2,710	15	2,695
Transmission US	299	61	238	270	47	223	310	48	262
Gas Distribution UK	1,383	70	1,313	1,193	92	1,101	1,222	86	1,136
Gas Distribution US	2,845	2	2,843	638	–	638	571	–	571
Electricity Distribution & Generation US*	3,508	2	3,506	3,430	2	3,428	3,651	2	3,649
Other activities	642	59	583	567	60	507	701	146	555

	11,633	210	11,423	8,914	219	8,695	9,165	297	8,868

Total excluding stranded cost recoveries			11,041			8,269			8,351
Stranded cost recoveries			382			426			517

			11,423			8,695			8,868

Geographical segments
UK			4,787			4,397			4,374
US			6,636			4,298			4,494

			11,423			8,695			8,868

*Comparatives have been adjusted to present items on a basis consistent with the current year classification
The table above represents revenue from continuing operations only, as disclosed in the consolidated income statement. For additional disclosures relating to discontinued operations, refer to note 8.
The analysis of revenue by geographical area is on the basis of destination. There are no material sales between the UK and US geographical areas.

Annual Report and Accounts 2007/08 127

1. Segmental analysis continued
(a) Revenue continued
Approximately 9% (2007: 9%; 2006: 9%) of revenue for the year ended 31 March 2008 amounting to approximately £1.0bn (2007: £0.8bn; 2006: £0.9bn) derives from a single customer, the Centrica group. The majority of this revenue is in the Gas Distribution UK segment with lesser amounts in the Transmission UK segment and in other activities.
In accordance with the Company’s accounting policy on revenue recognition, where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to reflect the over-recovery, no liability is recognised. Similarly, no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery. In the UK, there was an under-recovery of £23m at 31 March 2008 (2007: £33m). In the US, under-recoveries and other regulatory entitlements to future revenue (including stranded cost recoveries) amounted to £1,652m at 31 March 2008 (2007: £1,930m).
(b) Operating profit

	Before exceptional items,			After exceptional items,
	remeasurements and stranded			remeasurements and stranded
	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m

Business segments – continuing operations
Transmission UK	1,021	946	844	1,013	936	843
Transmission US	128	108	127	122	107	127
Gas Distribution UK	595	409	483	574	412	432
Gas Distribution US	392	71	47	487	67	47
Electricity Distribution & Generation US*	330	364	317	696	859	757
Other activities	129	133	150	72	132	168

	2,595	2,031	1,968	2,964	2,513	2,374

Geographical segments
UK	1,752	1,491	1,478	1,667	1,482	1,423
US	843	540	490	1,297	1,031	930
Rest of the world	–	–	–	–	–	21

	2,595	2,031	1,968	2,964	2,513	2,374

*Comparatives have been adjusted to present items on a basis consistent with the current year classification
The table above represents operating profit from continuing operations only, as disclosed in the consolidated income statement, and excludes the results of discontinued operations. For additional disclosures relating to discontinued operations, refer to note 8.
(c) Capital expenditure and depreciation

	Capital expenditure			Depreciation and amortisation
	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m

Business segments – continuing operations
Transmission UK	1,600	1,235	849	372	352	377
Transmission US	111	108	91	40	41	45
Gas Distribution UK	514	490	444	181	170	161
Gas Distribution US	188	36	25	91	24	19
Electricity Distribution & Generation US	257	218	219	146	127	126
Other activities	383	258	279	164	157	160

	3,053	2,345	1,907	994	871	888
Discontinued operations	1	30	201	–	72	77

	3,054	2,375	2,108	994	943	965

Geographical segments
UK	2,493	2,007	1,697	709	739	771
US	560	365	340	285	196	194
Rest of the world	1	3	71	–	8	–

	3,054	2,375	2,108	994	943	965

Capital expenditure comprises additions to property, plant and equipment and other non-current intangible assets amounting to £3,009m (2007: £2,343m; 2006: £2,093m) and £45m (2007: £32m; 2006: £15m) respectively.
Depreciation and amortisation includes expensed depreciation of property, plant and equipment and amortisation of other intangible assets amounting to £940m (2007: £889m; 2006: £908m) and £54m (2007: £54m; 2006: £57m) respectively.

128 Notes to the consolidated financial statements continued	National Grid plc

1. Segmental analysis continued
(d) Total assets and total liabilities

	Total assets		Total liabilities
	2008	2007	2008	2007
	£m	£m	£m	£m

Business segments – continuing operations
Transmission UK*	10,076	8,060	(1,455)	(1,434)
Transmission US	1,534	1,481	(38)	(19)
Gas Distribution UK	5,765	5,404	(1,222)	(1,192)
Gas Distribution US	7,031	1,109	(1,254)	(231)
Electricity Distribution & Generation US*	5,525	4,536	(2,226)	(1,697)
Other activities*	2,517	1,478	(1,023)	(603)

	32,448	22,068	(7,218)	(5,176)
Discontinued operations	1,508	1,968	(83)	(477)

	33,956	24,036	(7,301)	(5,653)
Joint ventures – continuing operations	71	5	–	–
Unallocated	3,795	4,348	(25,141)	(18,600)

	37,822	28,389	(32,442)	(24,253)

Geographical segments
UK	17,533	16,405	(3,365)	(3,683)
US	16,494	7,288	(3,936)	(1,966)
Rest of the world	–	348	–	(4)
Unallocated	3,795	4,348	(25,141)	(18,600)

	37,822	28,389	(32,442)	(24,253)

* Comparatives have been adjusted to present items on a basis consistent with the current year classification
The analysis of total assets and total liabilities includes all attributable goodwill and excludes inter-business balances. Unallocated total assets comprise cash and cash equivalents, taxation, current financial investments and derivative financial assets. Unallocated total liabilities comprise bank overdrafts, borrowings, derivative financial liabilities and taxation.
2. Other operating income
Other operating income represents income on the disposal of property, plant and equipment, principally properties disposed of by our property management business.
3. Operating costs

	Before exceptional items,			Exceptional items,
	remeasurements and stranded			remeasurements and stranded			Total
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Depreciation of property, plant and equipment	940	830	844	–	–	–	940	830	844
Amortisation of intangible assets	50	41	44	4	–	–	54	41	44
Payroll costs	1,071	794	807	108	26	47	1,179	820	854
Other operating charges:
Purchases of electricity*	1,589	1,680	1,906	(236)	(87)	71	1,353	1,593	1,977
Purchases of gas	2,011	544	566	–	–	–	2,011	544	566
Rates and property taxes	608	472	437	–	–	–	608	472	437
Electricity transmission services scheme direct costs	574	558	536	–	–	–	574	558	536
Payments to Scottish electricity transmission network owners	226	237	259	–	–	–	226	237	259
Other*	1,452	1,165	1,064	137	5	(7)	1,589	1,170	1,057

	8,521	6,321	6,463	13	(56)	111	8,534	6,265	6,574

Operating costs include:
Research expenditure							13	6	7
Operating lease rentals
Plant and machinery							33	21	23
Other							30	63	53

*Comparatives have been adjusted to present items on a basis consistent with the current year classification

Annual Report and Accounts 2007/08 129

3. Operating costs continued
(a) Payroll costs

	2008	2007	2006
	£m	£m	£m

Wages and salaries	1,169	819	857
Social security costs	84	65	59
Other pension costs	218	132	140
Share-based payments	18	15	14
Severance costs (excluding pension costs)	14	14	23

	1,503	1,045	1,093
Less: payroll costs capitalised	(324)	(225)	(239)

	1,179	820	854

Payroll costs above represent continuing operations only. Payroll costs of discontinued operations for the year ended 31 March 2008 were £16m (2007: £37m; 2006: £67m).
(b) Number of employees

	31 March	Average	Average	Average
	2008	2008	2007	2006
	Number	Number	Number	Number

UK	10,223	10,093	10,356	10,722
US	17,145	13,335	8,618	8,400
Rest of the world	5	5	8	4

Continuing operations	27,373	23,433	18,982	19,126
Discontinued operations	204	119	730	1,403

	27,577	23,552	19,712	20,529

The vast majority of employees in the US are either directly or indirectly employed in the transmission, distribution and generation of electricity or the distribution of gas, while those in the UK are either directly or indirectly employed in the transmission and distribution of gas or the transmission of electricity. At 31 March 2008, 3,155 employees were employed in other operations.
(c) Key management compensation

	2008	2007	2006
	£m	£m	£m

Salaries and short-term employee benefits	9	8	7
Post-employment benefits	8	5	5
Termination benefits	–	1	–
Share-based payments	3	3	2

	20	17	14

Key management compensation relates to the Board of Directors, including the Executive Directors and Non-executive Directors for the years presented, together with Cheryl LaFleur, acting Executive Director for Electricity Distribution for the period to 13 August 2007.
(d) Directors’ emoluments
Details of Directors’ emoluments are contained in the auditable part of the Directors’ Remuneration Report, which form part of these financial statements.

130 Notes to the consolidated financial statements continued	National Grid plc

3. Operating costs continued
(e) Auditors’ remuneration

	2008	2007	2006
	£m	£m	£m

Audit services
Audit of parent company and consolidated financial statements	1.4	1.2	1.4
Other services
Audit of subsidiary financial statements pursuant to legislation	5.1	2.8	2.0
Other services supplied pursuant to legislation	1.8	2.2	0.8
Services relating to tax compliance	0.7	0.6	0.5
Services relating to tax advisory	0.5	0.7	0.9
Services relating to corporate finance transactions	0.7	1.4	0.4
All other services	0.4	1.3	0.8
Fees paid by associated pension schemes
Audit of pension schemes of the Company pursuant to legislation	–	0.2	0.1

	10.6	10.4	6.9

Total services pursuant to legislation	8.3	6.4	4.3
Total other services	2.3	4.0	2.6

	10.6	10.4	6.9

Other services supplied pursuant to legislation represent fees payable for services in relation to other statutory filings or engagements that are required to be carried out by the auditor. In particular, this includes fees for reports under section 404 of the US Public Company Accounting Reform and Investor Protection Act of 2002 (Sarbanes-Oxley) and audit reports on regulatory returns.
Services relating to corporate finance transactions primarily relate to the sale of Basslink, the potential sale of National Grid’s property business and the KeySpan acquisition.
Other services include fees relating to corporate responsibility reporting, treasury related projects and sundry services, all of which have been subject to Audit Committee approval.

Annual Report and Accounts 2007/08 131

4. Exceptional items, remeasurements and stranded cost recoveries

	2008	2007	2006
	£m	£m	£m

Exceptional items – restructuring costs (i)	(133)	(22)	(55)
Exceptional items – environmental related provisions (ii)	(92)	–	–
Exceptional items – gain on disposal of subsidiary (iii)	6	–	–
Exceptional items – profit on sale and reversal of impairment (iv)	–	–	21
Exceptional items – other (v)	(23)	–	–
Remeasurements – commodity contracts (vi)	232	81	(49)
Stranded cost recoveries (vii)*	379	423	489

Total exceptional items, remeasurements and stranded cost recoveries included within operating profit*	369	482	406

Exceptional items – debt restructuring costs (viii)	–	(45)	(49)
Remeasurements – commodity contracts (vi)	(9)	(19)	(14)
Remeasurements – net (losses)/gains on derivative financial instruments (ix)	(7)	(153)	6

Total exceptional items and remeasurements included within finance costs	(16)	(217)	(57)

Total exceptional items, remeasurements and stranded cost recoveries before taxation*	353	265	349

Exceptional tax item – deferred tax credit arising from reduction in UK tax rate (x)	170	–	–
Tax on exceptional items – restructuring costs (i)	49	12	7
Tax on exceptional items – environmental related provisions (ii)	20	–	–
Tax on exceptional items – gain on disposal of subsidiary (iii)	(4)	–	–
Tax on exceptional items – other (v)	5	–	–
Tax on remeasurements – commodity contracts (vi)	(90)	(25)	25
Tax on exceptional items – debt restructuring costs (viii)	–	14	15
Tax on remeasurements – derivative financial instruments (ix)	(28)	169	(17)
Tax on stranded cost recoveries (vii)*	(150)	(169)	(196)

Tax on exceptional items, remeasurements and stranded cost recoveries*	(28)	1	(166)

Total exceptional items, remeasurements and stranded cost recoveries*	325	266	183

Total exceptional items after taxation	(2)	(41)	(61)
Total commodity contract remeasurements after taxation	133	37	(38)
Total derivative financial instrument remeasurements after taxation	(35)	16	(11)
Total stranded cost recoveries after taxation*	229	254	293

Total exceptional items, remeasurements and stranded cost recoveries after taxation*	325	266	183

*Comparatives have been adjusted to present items on a basis consistent with the current year classification

(i)	Restructuring costs relate to planned cost reduction programmes in the UK and US (2007: UK and US; 2006: UK only) businesses. For the year ended 31 March 2008, restructuring costs included pension related costs of £83m arising as a result of redundancies (2007: £10m; 2006: £25m).

(ii)	The environmental charge for the year ended 31 March 2008 includes a charge of £44m resulting from revised cost estimates in the UK and £48m in the US. Costs incurred with respect to US environmental provisions are substantially recoverable from customers.

(iii)	The gain on disposal of subsidiary relates to the sale of Advantica.

(iv)	Gain on disposal of an investment in Energis Polska of £8m and reversal of a prior year impairment of £13m related to National Grid’s investment in Copperbelt Energy Corporation (CEC).

(v)	A cost of £15m was incurred during the year ended 31 March 2008 relating to the potential disposal of National Grid’s property business which we subsequently decided not to proceed with. In addition, there was a £4m amortisation charge on acquisition-related intangibles and a £4m increase in nuclear decommissioning provisions.

(vi)	Remeasurements – commodity contracts represent mark-to-market movements on certain commodity contract obligations, primarily indexed-linked swap contracts, in the US. Under the existing rate plans in the US, commodity costs are fully recovered from customers, although the pattern of recovery may differ from the pattern of costs incurred. These movements are comprised of those impacting operating profit which are based on the change in the commodity contract liability and those impacting finance costs as a result of the time value of money.

(vii)	Stranded cost recoveries capture the recovery of some of our historical investments in generating plants that were divested as part of the restructuring and wholesale power deregulation process in New England and New York during the 1990s. These recoveries are no longer considered to be part of our core business. Stranded cost recoveries on a pre-tax basis consist of revenue of £382m (2007: £426m; 2006: £517m) and operating costs of £3m (2007: £3m; 2006: £28m).

(viii)	Debt restructuring costs in the year ended 31 March 2007 represent debt redemption costs related to the restructuring of our debt portfolio. For 2006 these related to costs incurred on the early redemption of debt following the disposal of four gas distribution networks (£39m), together with issue costs associated with the B share scheme (£10m).

(ix)	Remeasurements – net (losses)/gains on derivative financial instruments comprise losses and gains arising on derivative financial instruments reported in the income statement. These exclude gains and losses for which hedge accounting has been effective, which have been recognised directly in equity or offset by adjustments to the carrying value of debt. These remeasurements include a loss of £3m (2007: £126m; 2006: £nil) relating to pre-tax losses on investment related derivative financial instruments that offset on a post-tax basis. The tax charge in the year ended 31 March 2008 includes an £11m adjustment in respect of prior years (2007: £56m credit; 2006: £nil).

(x)	The exceptional tax credit in the period of £170m arose from a reduction in the UK corporation tax rate from 30% to 28% included in the Finance Act 2007. This resulted in a reduction in deferred tax liabilities.

132 Notes to the consolidated financial statements continued	National Grid plc

5. Pensions and other post-retirement benefits
Substantially all National Grid’s employees are members of either defined benefit or defined contribution pension plans.
In the UK the principal schemes are the National Grid UK Pension Scheme and the National Grid Electricity Group of the Electricity Supply Pension Scheme. In the US we have a number of defined benefit and defined contribution pension plans and we also provide health care and life insurance benefits to eligible retired US employees. For further details regarding the nature and terms of each scheme/plan and the actuarial assumptions used to value the associated assets and pension or other post-retirement benefit obligations, refer to note 31.
The amounts recognised in the income statement with respect to pensions and other post-retirement benefits are as follows:

	Pensions			US other post-retirement benefits
	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m

Defined contribution scheme costs	5	3	2	–	–	–
Defined benefit scheme costs
Current service cost	125	113	112	21	15	16
Past service cost	5	–	–	5	7	6
Curtailment gain on redundancies	(16)	(10)	(24)	(4)	–	–
Settlements on redundancies	16	–	–	–	–	–
Special termination benefits on redundancies	80	23	45	1	–	–
Curtailment cost – augmentations	3	3	5	–	–	–

Total in payroll costs – continuing	218	132	140	23	22	22

Curtailment gain on sale of subsidiary undertaking	(12)	–	–	–	–	–

Interest cost	912	806	826	89	63	63
Expected return on plan assets	(1,014)	(885)	(860)	(50)	(41)	(41)

Total in finance costs – continuing	(102)	(79)	(34)	39	22	22

Current service costs	2	2	7	1	–	–
Interest cost	–	2	2	–	–	–
Expected return on plan assets	–	(2)	(2)	–	–	–
Curtailment/settlement gain on sale of distribution networks	–	–	(168)	–	–	–

Total in discontinued operations	2	2	(161)	1	–	–

The amounts recognised in the statement of recognised income and expense are as follows:

	Pensions			US other post-retirement benefits
	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m

Actuarial net gain/(loss) during the year	497	357	197	(65)	8	(16)
Exchange differences	3	40	(30)	3	75	(51)

Total recognised for the year	500	397	167	(62)	83	(67)

Cumulative actuarial gain/(loss)	1,322	825	468	(91)	(26)	(34)

Annual Report and Accounts 2007/08 133

5. Pensions and other post-retirement benefits continued
The amounts recognised in the balance sheet with respect to pensions and other post-retirement benefits are as follows:

	Pensions			US other post-retirement benefits
	2008	2007	2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m

Present value of funded obligations	(16,233)	(16,044)	(16,520)	(1,784)	(1,126)	(1,223)
Fair value of plan assets	16,536	15,468	15,341	737	531	568

	303	(576)	(1,179)	(1,047)	(595)	(655)
Present value of unfunded obligations	(158)	(83)	(96)	–	–	–
Other post-employment liabilities	–	–	–	(34)	(33)	(34)
Unrecognised past service cost	–	–	–	36	42	49

Net asset/(liability) in the balance sheet	145	(659)	(1,275)	(1,045)	(586)	(640)

Liabilities	(701)	(696)	(1,275)	(1,045)	(586)	(640)
Assets	846	37	–	–	–	–

Net asset/(liability)	145	(659)	(1,275)	(1,045)	(586)	(640)

Changes in the present value of the defined benefit obligation
Opening defined benefit obligation (including unfunded obligations)	(16,127)	(16,616)	(15,769)	(1,126)	(1,223)	(1,068)
Current service cost	(127)	(115)	(119)	(22)	(15)	(16)
Interest cost	(912)	(808)	(828)	(89)	(63)	(63)
Actuarial gains/(losses)	1,335	450	(1,300)	8	(4)	(40)
Curtailment gain on redundancies	16	10	24	4	–	–
Curtailment gain on sale of subsidiary undertaking	12	–	–	–	–	–
Curtailment gain/settlement on sale of distribution networks	–	–	757	–	–	–
Net transfers and disposals	8	(1)	15	–	–	–
Gains on settlements	–	–	20	–	–	–
Special termination benefits	(80)	(23)	(45)	(1)	–	–
Curtailment cost – augmentations	(3)	(3)	(5)	–	–	–
Acquisition of subsidiary undertakings	(1,362)	(89)	–	(639)	(19)	–
Plan amendments	(5)	–	–	–	(6)	–
Employee contributions	(15)	(14)	(14)	–	–	–
Benefits paid (including unfunded obligations)	875	845	775	78	62	59
Transferred to liabilities of businesses held for sale	–	48	–	–	–	–
Exchange adjustments	(6)	189	(127)	3	142	(95)

Closing defined benefit obligation (including unfunded obligations)	(16,391)	(16,127)	(16,616)	(1,784)	(1,126)	(1,223)

Changes in the fair value of plan assets
Opening fair value of plan assets	15,468	15,341	14,077	531	568	488
Expected return on plan assets	1,014	887	862	50	41	41
Actuarial (losses)/gains	(838)	(93)	1,497	(73)	12	24
Assets distributed on settlements and transfers	(16)	–	(623)	–	–	–
Transfers (out)/in	(8)	1	–	–	–	–
Employer contributions	465	276	191	46	28	30
Employee contributions	15	14	14	–	–	–
Acquisition of subsidiary undertakings	1,302	82	–	259	7	–
Benefits paid	(875)	(845)	(774)	(76)	(58)	(59)
Transferred to liabilities of businesses held for sale	–	(46)	–	–	–	–
Exchange adjustments	9	(149)	97	–	(67)	44

Closing fair value of plan assets	16,536	15,468	15,341	737	531	568

Actual return on plan assets	176	794	2,359	(23)	53	65

Expected contributions to defined benefit plans in the following year	581	307	153	128	27	50

134 Notes to the consolidated financial statements continued	National Grid plc

6. Finance income and costs

	2008	2007	2006
	£m	£m	£m

Interest income and similar income
Expected return on pension and other post-retirement benefit plan assets	1,064	926	901
Interest income on financial instruments
Interest income from bank deposits and other financial assets	209	214	130
Interest receivable on finance leases	2	3	4
Gains transferred from equity on disposal of available-for-sale investments	–	1	1

	1,275	1,144	1,036

Interest expense and other financial costs
Before exceptional items and remeasurements	(2,035)	(1,691)	(1,638)
Exceptional items and remeasurements	(16)	(217)	(57)

	(2,051)	(1,908)	(1,695)

Net finance costs	(776)	(764)	(659)

Interest expense and other finance costs comprise of the following:
Interest on pension and other post-retirement benefit plan obligations	(1,001)	(869)	(889)
Interest expense on financial liabilities held at amortised cost:
Interest on bank loans and overdrafts	(71)	(48)	(33)
Interest on other borrowings	(984)	(768)	(708)
Interest on finance leases	(11)	(1)	(1)
Exceptional debt redemption costs	–	(45)	(39)
Exceptional B share issue costs	–	–	(10)
Interest on derivatives	(46)	(54)	(49)
Unwinding of discounts on provisions	(41)	(21)	(18)
Less: interest capitalised (i)	119	70	60

Interest expense	(2,035)	(1,736)	(1,687)

Net gains/(losses) on derivative financial instruments included in remeasurements:
Ineffectiveness on derivatives designated as fair value hedges (ii)	1	18	(10)
Ineffectiveness on derivatives designated as cash flow hedges	13	–	17
Ineffectiveness on derivatives designated as net investment hedges	14	25	(25)
On undesignated forward rate risk relating to derivatives designated as net investment hedges	(53)	(82)	36
On derivatives not designated as hedges or ineligible for hedge accounting (iii)	18	(114)	(12)
Financial element of remeasurements on commodity contracts	(9)	(19)	(14)

Net losses on derivative financial instruments included in remeasurements (iv)	(16)	(172)	(8)

Interest expense and other finance costs	(2,051)	(1,908)	(1,695)

(i)	Interest on funding attributable to assets in the course of construction was capitalised during the year at a rate of 6.3% (2007: 5.6%; 2006: 5.5%).

(ii)	Includes a net gain on instruments designated as fair value hedges of £87m (2007: £100m loss; 2006: £11m loss) less a net loss of £86m (2007: £118m gain; 2006: £1m gain) arising from fair value adjustments to the carrying value of debt.

(iii)	Includes a loss of £3m (2007: £126m; 2006: £nil) relating to pre-tax losses on investment-related derivative financial instruments which offset on a post-tax basis.

(iv)	Includes a net foreign exchange loss on financing activities of £885m (2007: £122m gain; 2006: £273m loss). These amounts are offset by foreign exchange gains and losses on derivative financial instruments measured at fair value.

Annual Report and Accounts 2007/08 135

7. Taxation
Taxation on items charged/(credited) to the income statement

	2008	2007	2006
	£m	£m	£m

Taxation before exceptional items, remeasurements and stranded cost recoveries*	583	442	369

Exceptional tax item – deferred tax credit arising from the reduction in UK tax rate	(170)	–	–
Taxation on other exceptional items, remeasurements and stranded cost recoveries*	198	(1)	166

Taxation on total exceptional items, remeasurements and stranded cost recoveries (note 4)*	28	(1)	166

Total tax charge	611	441	535

Taxation as a percentage of profit before taxation

	2008	2007	2006
	%	%	%

Before exceptional items, remeasurements and stranded cost recoveries*	31.7	29.7	27.0
After exceptional items, remeasurements and stranded cost recoveries	27.9	25.2	31.1

The tax charge for the year can be analysed as follows:

	2008	2007	2006
	£m	£m	£m

United Kingdom
Corporation tax at 30% (2007: 30%; 2006: 30%)	214	66	269
Corporation tax adjustment in respect of prior years (i)	(156)	(28)	(8)
Deferred tax	42	168	6
Deferred tax adjustment in respect of prior years (ii)	67	9	(6)

	167	215	261

Overseas
Corporate tax	213	109	122
Corporate tax adjustment in respect of prior years	31	(149)	23
Deferred tax	191	207	158
Deferred tax adjustment in respect of prior years	9	59	(29)

	444	226	274

Total tax charge	611	441	535

*Comparatives have been adjusted to present items on a basis consistent with the current year classification

(i)	The UK corporation tax adjustment in respect of prior years includes a £9m charge (2007: £51m credit; 2006: £nil) that relates to exceptional items, remeasurements and stranded cost recoveries.

(ii)	The UK deferred tax adjustment in respect of prior years includes a £2m charge (2007: £5m credit; 2006: £nil) that relates to exceptional items, remeasurements and stranded cost recoveries.
Taxation on items charged/(credited) to equity

	2008	2007	2006
	£m	£m	£m

Corporate tax credit on share-based payments	(7)	(2)	–
Deferred tax (credit)/charge on available-for-sale investments	(2)	1	1
Deferred tax (credit)/charge on revaluation of cash flow hedges	(2)	10	(20)
Deferred tax charge/(credit) on share-based payments	12	(11)	(7)
Deferred tax charge on actuarial gains	98	70	62

	99	68	36

Total tax charge recognised in consolidated statement of recognised income and expense	94	81	43
Total tax charge/(credit) relating to share-based payments recognised directly in equity (note 26)	5	(13)	(7)

	99	68	36

136 Notes to the consolidated financial statements continued	National Grid plc

7. Taxation continued
The tax charge for the year after exceptional items, remeasurements and stranded cost recoveries is lower (2007: lower; 2006: higher) than the standard rate of corporation tax in the UK (30%). The differences are explained below:

	Before	After	Before	After	Before	After
	exceptional	exceptional	exceptional	exceptional	exceptional	exceptional
	items,	items,	items,	items,	items,	items,
	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements
	and stranded	and stranded	and stranded	and stranded	and stranded	and stranded
	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries
	2008	2008	2007	2007	2006	2006
	£m	£m	£m	£m	£m	£m

Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries*	1,839	1,839	1,486	1,486	1,369	1,369
Exceptional items, remeasurements and stranded cost recoveries*	–	353	–	265	–	349

Profit before taxation from continuing operations	1,839	2,192	1,486	1,751	1,369	1,718

Profit on continuing operations multiplied by rate of corporation tax in the UK of 30% (2007: 30%; 2006: 30%)	552	658	446	525	410	515
Effects of:
Adjustments in respect of previous years	(60)	(49)	(53)	(109)	(16)	(12)
Expenses not deductible for tax purposes	102	117	44	111	84	108
Non-taxable income	(75)	(51)	(61)	(154)	(178)	(180)
Adjustment in respect of foreign tax rates*	26	68	22	70	19	58
Impact of share-based payments	2	2	9	9	(5)	(5)
Remeasurement of deferred tax – change in UK tax rate	–	(170)	–	–	–	–
Other	36	36	35	(11)	55	51

Total taxation from continuing operations	583	611	442	441	369	535

	%	%	%	%	%	%

Effective income tax rate	31.7	27.9	29.7	25.2	27.0	31.1

*Comparatives have been adjusted to present items on a basis consistent with the current year classification
Factors that may affect future tax charges
During the year, as a result of the change in the UK corporation tax rate from 30% to 28% that will be effective from 1 April 2008, the UK deferred tax expected to reverse has been measured using the 28% tax rate.
A number of changes to the UK corporation tax system were announced in the March 2008 Budget Statement and are expected to be enacted in the 2008 Finance Act. These include changes to the industrial building allowance regime. The changes have not been substantively enacted at the balance sheet date and therefore are not included in these financial statements. However, the impact of the changes to the industrial building allowance regime is expected to have a £40m tax charge impact.

Annual Report and Accounts 2007/08 137

8. Discontinued operations
Discontinued operations are businesses that have been sold, or which are held for sale. They include our former wireless infrastructure operations in the UK and US, and the Basslink electricity interconnector in Australia, that were classified as businesses held for sale during the year ended 31 March 2007. Businesses held for sale at 31 March 2008 comprise the Ravenswood generation station in New York City (representing our merchant electricity generation operations), together with KeySpan Communications and KeySpan Engineering Associates that were acquired as part of the KeySpan acquisition on 24 August 2007.
The wireless infrastructure operations in the UK and US were sold on 3 April 2007 and 15 August 2007 respectively, while the Basslink electricity interconnector business was sold on 31 August 2007. The sale of the Ravenswood generation station was agreed on 31 March 2008 for consideration of $2.9bn. Completion of the sale is dependent upon regulatory approval and is expected during summer 2008.
Results of discontinued operations

	2008	2007	2006
	£m	£m	£m

Revenue	201	383	493
Operating costs	(166)	(321)	(382)

Operating profit before exceptional items, remeasurements and stranded cost recoveries	35	117	131
Exceptional items (i)	–	(55)	(20)
Total operating profit from discontinued operations	35	62	111
Net finance costs before remeasurement finance income	–	(2)	(4)
Remeasurement finance income (ii)	8	37	–

Profit before tax from discontinued operations	43	97	107
Taxation	(7)	(11)	(45)

Profit after tax from discontinued operations	36	86	62

Gain on disposal of wireless operations	1,506	–	–
Gain on disposal of Basslink electricity interconnector	80	–	–
Gain on disposal of gas distribution networks	–	–	2,636

Gain on disposal of discontinued operations before tax	1,586	–	2,636
Taxation	(4)	–	(31)

Gain on disposal of discontinued operations	1,582	–	2,605

Total profit for the year from discontinued operations
Before exceptional items, remeasurements and stranded cost recoveries	28	104	77
Exceptional items, remeasurements and stranded cost recoveries	1,590	(18)	2,590

	1,618	86	2,667

(i)	The exceptional item for the year ended 31 March 2007 reflects an impairment of goodwill within the US wireless infrastructure operations. Exceptional items for the year ended 31 March 2006 related to a fine (£15m) incurred in respect of a breach of health and safety laws in 1999 and to restructuring costs (£5m).

(ii)	Remeasurement finance income for the year ended 31 March 2008 comprised £8m of mark-to-market gains on financial instruments (2007: £13m) and for the year ended 31 March 2007 an additional £24m relating to the recognition of gains on the termination of a hedging arrangement.
9. Dividends
The following table shows the dividends paid to equity shareholders:

	2008		2007		2006
	pence		pence		pence
	(per ordinary	2008	(per ordinary	2007	(per ordinary	2006
	share)	£m	share)	£m	share)	£m

Ordinary dividends
Interim dividend for the year ended 31 March 2008	11.7	300	–	–	–	–
Final dividend for the year ended 31 March 2007	17.8	480	–	–	–	–
Interim dividend for the year ended 31 March 2007	–	–	10.9	297	–	–
Final dividend for the year ended 31 March 2006	–	–	15.9	433	–	–
Interim dividend for the year ended 31 March 2006	–	–	–	–	10.2	276
Final dividend for the year ended 31 March 2005	–	–	–	–	15.2	469

	29.5	780	26.8	730	25.4	745

In addition, the Directors are proposing a final dividend for 2008 of 21.3p per share that will absorb approximately £531m of shareholders’ equity. It will be paid on 20 August 2008 to shareholders who are on the register of members at 6 June 2008.

138 Notes to the consolidated financial statements continued	National Grid plc

10. Earnings per share
Earnings per ordinary share have been calculated by dividing the profit for the year attributable to equity shareholders of the parent company by the weighted average number of ordinary shares in issue during the year.
Adjusted earnings per share, excluding exceptional items, remeasurements and stranded cost recoveries, are provided to reflect the business performance subtotals used by the Company as described in accounting policy T. For further details of exceptional items, remeasurements and stranded cost recoveries, refer to note 4.
Diluted earnings per share have been calculated by dividing the net profit attributable to ordinary equity shareholders by the diluted weighted average number of ordinary shares outstanding during the year, adjusted to reflect the dilutive effect of the employee share plan.
(a) Basic earnings per share

		Earnings		Earnings		Earnings
	Earnings	per share	Earnings	per share	Earnings	per share
	2008	2008	2007	2007	2006	2006
	£m	pence	£m	pence	£m	pence

Adjusted earnings – continuing operations*	1,253	48.0	1,042	38.3	998	35.2
Exceptional items after taxation	(2)	(0.1)	(41)	(1.5)	(61)	(2.2)
Commodity contract remeasurements after taxation	133	5.1	37	1.3	(38)	(1.3)
Derivative financial instruments remeasurements after taxation	(35)	(1.3)	16	0.6	(11)	(0.4)
Stranded cost recoveries after taxation*	229	8.8	254	9.4	293	10.3

Earnings – continuing operations	1,578	60.5	1,308	48.1	1,181	41.6

Adjusted earnings – discontinued operations	28	1.1	104	3.8	77	2.7
Gain on disposal of operations after taxation	1,582	60.6	–	–	2,605	91.8
Other exceptional items and remeasurements	8	0.3	(18)	(0.6)	(15)	(0.5)

Earnings – discontinued operations	1,618	62.0	86	3.2	2,667	94.0

Earnings	3,196	122.5	1,394	51.3	3,848	135.6

		2008		2007		2006
		millions		millions		millions

Weighted average number of shares – basic		2,609		2,719		2,837

*Comparatives have been adjusted to present items on a basis consistent with the current year classification
(b) Diluted earnings per share

		Earnings		Earnings		Earnings
	Earnings	per share	Earnings	per share	Earnings	per share
	2008	2008	2007	2007	2006	2006
	£m	pence	£m	pence	£m	pence

Adjusted diluted earnings – continuing operations*	1,253	47.8	1,042	38.1	998	35.0
Exceptional items after taxation	(2)	(0.1)	(41)	(1.5)	(61)	(2.2)
Commodity contract remeasurements after taxation	133	5.0	37	1.3	(38)	(1.3)
Derivative financial instruments remeasurements after taxation	(35)	(1.3)	16	0.6	(11)	(0.4)
Stranded cost recoveries after taxation*	229	8.7	254	9.3	293	10.3

Diluted earnings – continuing operations	1,578	60.1	1,308	47.8	1,181	41.4

Adjusted diluted earnings – discontinued operations	28	1.1	104	3.8	77	2.7
Gain on disposal of operations after taxation	1,582	60.3	–	–	2,605	91.4
Other exceptional items and remeasurements	8	0.3	(18)	(0.7)	(15)	(0.5)

Diluted earnings – discontinued operations	1,618	61.7	86	3.1	2,667	93.6

Diluted earnings	3,196	121.8	1,394	50.9	3,848	135.0

		2008		2007		2006
		millions		millions		millions

Weighted average number of shares – diluted		2,624		2,737		2,851

*Comparatives have been adjusted to present items on a basis consistent with the current year classification

(c) Reconciliation of basic to diluted average number of shares

		2008		2007		2006
		millions		millions		millions

Weighted average number of ordinary shares – basic		2,609		2,719		2,837
Effect of dilutive potential ordinary shares – employee share plan		15		18		14

Weighted average number of ordinary shares – diluted		2,624		2,737		2,851

Annual Report and Accounts 2007/08 139

11. Goodwill

£m

Cost at 1 April 2006	2,156
Exchange adjustments	(192)
Acquisition of subsidiary undertakings	157
Reclassification to assets of businesses held for sale	(641)

Cost at 31 March 2007	1,480
Exchange adjustments	23
Acquisition of subsidiary undertakings (note 28)	2,335

Cost at 31 March 2008	3,838

Accumulated impairment losses at 1 April 2006	14
Exchange adjustments	(1)
Impairment charge	55
Reclassification to assets of businesses held for sale	(68)

Accumulated impairment losses at 31 March 2007 and 31 March 2008	–

Net book value at 31 March 2008	3,838

Net book value at 31 March 2007	1,480

The amounts disclosed above as at 31 March 2008 include balances relating to our operations in New England of £909m (2007: £915m; 2006: £882m), New York of £560m (2007: £565m; 2006: £639m) and our acquired KeySpan businesses of £2,369m.
Goodwill is reviewed annually for impairment.
Within our New England and upstate New York operations, goodwill is allocated to the individual subsidiary companies. These are defined as cash-generating units for impairment testing purposes. The recoverability of the goodwill as at 31 March 2008 that relates to our New England and upstate New York operations has been assessed by comparing the carrying value of these operations with the recoverable amount on a value-in-use basis. Value-in-use has been calculated based on projections that incorporate our best estimates of future cash flows, customer rates, costs, future prices and growth and has been prepared from internal forecasts for the next five years extrapolated into the future by using a 2% growth rate. Cash flow projections have been discounted to reflect the time value of money, using a discount rate of 5.5% (2007: 6%). The discount rate is the post-tax weighted average cost of capital. On a pre-tax basis it is estimated that the discount rate would be approximately 9% (2007: 10%).
Within KeySpan, provisional goodwill (see note 28) is allocated based on the fair value of each cash-generating unit following a business enterprise valuation using both income and market-based approaches. For the income approach, a discounted cash flow analysis was prepared. This is an analysis of prospective cash flows discounted to present value at a discount rate, which reflects the risk of the entity being valued. The market-based approach indicates the fair value of a business based on a comparison of the company to comparable publicly traded companies and transactions in its industry, as well as prior company transactions. Once the fair value of the cash-generating unit and any identified intangible assets were estimated, the goodwill was implied as the residual value.
The main companies in the KeySpan group of companies are each defined as cash-generating units. The recoverability of the goodwill as at 31 March 2008 has been assessed by comparing the carrying value of these companies with the recoverable amount on a value-in-use basis. This has been based on projections prepared from internal forecasts extrapolated into the future by using a 2% growth rate. Cash flow projections have been discounted to reflect the time value of money, using discount rates of between 6.5% and 13.5% depending on the cash-generating unit. The discount rates are the post-tax weighted average cost of capital. On a pre-tax basis it is estimated that the discount rates would have been between 8.5% and 14.5%.

140 Notes to the consolidated financial statements continued	National Grid plc

12. Other intangible assets

		Acquisition-
	Software	related	Other	Total
	£m	£m	£m	£m

Non-current
Cost at 1 April 2006	292	164	33	489
Exchange adjustments	(5)	–	(5)	(10)
Acquisition of subsidiary undertakings	–	–	55	55
Additions	20	–	12	32
Reclassification to assets of businesses held for sale	(21)	(164)	(71)	(256)

Cost at 31 March 2007	286	–	24	310
Exchange adjustments	2	–	2	4
Acquisition of subsidiary undertakings (note 28)	42	93	–	135
Additions	44	–	1	45
Disposals	(1)	–	–	(1)

Cost at 31 March 2008	373	93	27	493

Amortisation at 1 April 2006	142	17	9	168
Exchange adjustments	(3)	–	(3)	(6)
Amortisation charge for the year (i)	38	11	5	54
Reclassification to assets of businesses held for sale	(12)	(28)	(10)	(50)
Amortisation at 31 March 2007	165	–	1	166
Exchange adjustments	1	–	–	1
Amortisation charge for the year (i)	48	4	2	54

Amortisation at 31 March 2008	214	4	3	221

Net book value at 31 March 2008	159	89	24	272

Net book value at 31 March 2007	121	–	23	144

(i)   Includes amounts in respect of discontinued operations of £nil (2007: £13m).
Current other intangible assets are presented together with inventories in note 18 and consist of emissions allowances of £145m (2007: £2m).

Annual Report and Accounts 2007/08 141

13. Property, plant and equipment

			Assets	Motor
		Plant	in the	vehicles
	Land and	and	course of	and office
	buildings	machinery	construction	equipment	Total
	£m	£m	£m	£m	£m

Cost at 1 April 2006	974	25,702	1,716	677	29,069
Exchange adjustments	(53)	(841)	(27)	(1)	(922)
Additions	16	604	1,611	112	2,343
Acquisition of subsidiary undertakings	12	157	1	–	170
Reclassification to assets of businesses held for sale	(152)	(1,292)	(2)	(22)	(1,468)
Disposals	(57)	(112)	–	(36)	(205)
Other reclassifications	38	1,248	(1,327)	41	–

Cost at 31 March 2007	778	25,466	1,972	771	28,987
Exchange adjustments	3	17	1	–	21
Additions	39	599	2,307	64	3,009
Acquisition of subsidiary undertakings (note 28)	353	2,793	129	7	3,282
Disposals	(40)	(135)	–	(56)	(231)
Reclassifications	25	1,840	(1,783)	57	139

Cost at 31 March 2008	1,158	30,580	2,626	843	35,207

Depreciation at 1 April 2006	284	9,400	–	450	10,134
Exchange adjustments	(10)	(311)	–	(1)	(322)
Depreciation charge for the year (i)	18	801	–	70	889
Reclassification to assets of businesses held for sale	(97)	(350)	–	(18)	(465)
Disposals	(3)	(107)	–	(34)	(144)

Depreciation at 31 March 2007	192	9,433	–	467	10,092
Exchange adjustments	1	6	–	–	7
Depreciation charge for the year (i)	26	853	–	75	954
Disposals	(17)	(113)	–	(49)	(179)

Depreciation at 31 March 2008	202	10,179	–	493	10,874

Net book value at 31 March 2008	956	20,401	2,626	350	24,333

Net book value at 31 March 2007	586	16,033	1,972	304	18,895

(i)   Includes amounts in respect of discontinued operations of £nil (2007: £59m) and capitalised depreciation of £14m (2007: £nil).
The net book value of land and buildings comprised:

	2008	2007
	£m	£m

Freehold	910	540
Long leasehold (over 50 years)	5	13
Short leasehold (under 50 years)	41	33

	956	586

The cost of property, plant and equipment at 31 March 2008 included £674m (2007: £565m) relating to interest capitalised.
Included within trade and other payables and other non-current liabilities at 31 March 2008 are contributions to the cost of property, plant and equipment amounting to £31m (2007: £28m) and £1,228m (2007: £1,079m) respectively.
Reclassifications for 2007/08 include an amount of £139m transferred to trade and other payables, and other non-current liabilities.
The carrying value of property, plant and equipment held under finance leases at 31 March 2008 was £193m (2007: £107m). Additions during the year include £26m (2007: £1m) of property, plant and equipment held under finance leases.

142 Notes to the consolidated financial statements continued	National Grid plc

14. Other non-current assets

	2008	2007
	£m	£m

Lease receivables	4	15
Prepayments	7	6
Other receivables	186	15
Commodity contract assets	58	–

	255	36

The fair value of other non-current receivables at 31 March 2008 was £246m (2007: £35m). For further information on commodity contract assets, refer to note 34. Other receivables include a £152m (2007: £nil) receivable from the Long Island Power Authority.
15. Financial and other investments

	2008	2007
	£m	£m

Non-current
Available-for-sale investments	180	132
Investments in joint ventures and associates	71	5

	251	137

Current
Available-for-sale investments	2,062	1,800
Loans and receivables	33	298

	2,095	2,098

Total financial and other investments	2,346	2,235

Financial and other investments include the following:
Investments in short-term money funds	1,803	1,591
UK managed investments in equity and bonds	224	213
US managed investments in equity and bonds	107	74
Bank deposits	–	250
Restricted cash balances
Collateral	17	22
Other	10	22
Cash surrender value of life insurance policies	101	53
Investment in joint ventures and associates	71	5
Other investments	13	5

	2,346	2,235

Available-for-sale investments are recorded at fair value. Due to their short maturities the carrying value of loans and receivables approximates their fair value.
The maximum exposure to credit risk at the reporting date is the fair value of the financial investments. For further information on our treasury-related credit risk, refer to note 33. None of the financial investments is past due or impaired.

Annual Report and Accounts 2007/08 143

16. Deferred tax assets and liabilities
The following are the major deferred tax assets and liabilities recognised, and the movements thereon, during the current and prior reporting periods:
Deferred tax (assets)/liabilities

			Pensions
			and other
	Accelerated	Share-	post-		Other net
	tax	based	retirement	Financial	temporary
	depreciation	payments	benefits	instruments	differences	Total
	£m	£m	£m	£m	£m	£m

Deferred tax assets at 31 March 2006	(5)	(28)	(397)	(6)	(835)	(1,271)
Deferred tax liabilities at 31 March 2006	3,126	–	–	20	127	3,273

At 1 April 2006	3,121	(28)	(397)	14	(708)	2,002
Exchange adjustments	(90)	–	13	–	91	14
Charged/(credited) to income statement (i)	321	9	82	(9)	54	457
(Credited)/charged to equity	–	(11)	70	11	–	70
Acquisition of subsidiary undertakings	–	–	2	–	(13)	(11)
Reclassification to liabilities of businesses held for sale	(129)	1	1	–	3	(124)
Other	63	–	(238)	5	151	(19)

At 31 March 2007	3,286	(29)	(467)	21	(422)	2,389

Deferred tax assets at 31 March 2007	(4)	(29)	(532)	(9)	(452)	(1,026)
Deferred tax liabilities at 31 March 2007	3,290	–	65	30	30	3,415

At 1 April 2007	3,286	(29)	(467)	21	(422)	2,389
Exchange adjustments	(1)	–	–	–	11	10
Charged/(credited) to income statement (i)	123	–	(9)	(2)	196	308
Charged/(credited) to equity	–	12	98	(4)	–	106
Acquisition of subsidiary undertakings (note 28)	289	–	(60)	(3)	365	591
Other	(2)	1	2	–	2	3

At 31 March 2008	3,695	(16)	(436)	12	152	3,407

Deferred tax assets at 31 March 2008	(2)	(16)	(685)	(17)	(322)	(1,042)
Deferred tax liabilities at 31 March 2008	3,697	–	249	29	474	4,449

	3,695	(16)	(436)	12	152	3,407

(i)   Deferred tax charged to the income statement includes a £1m tax credit (2007: £14m tax charge) reported within profit for the year from discontinued operations.
Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is intention to settle the balances net. As at 31 March 2008 and 2007 the deferred tax balances are liabilities after offset.
At the balance sheet date there were no material current deferred tax assets or liabilities (2007: £nil).
Deferred tax assets in respect of capital losses and non-trade deficits have not been recognised as their future recovery is uncertain or not currently anticipated. The deferred tax assets not recognised are as follows:

	2008	2007
	£m	£m

Capital losses	220	216
Non-trade deficits	10	203
Trading losses	–	3

The capital losses and non-trade deficits are available to carry forward indefinitely. The capital losses can be offset against specific types of future capital gains and non-trade deficits can be offset against specific future non-trade profits.
The aggregate amount of temporary differences associated with the unremitted earnings of overseas subsidiaries and joint ventures for which deferred tax liabilities have not been recognised at the balance sheet date is approximately £930m (2007: £811m). No liability is recognised in respect of the differences because the Company and its subsidiaries are in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

144 Notes to the consolidated financial statements continued	National Grid plc

17. Derivative financial instruments
Our use of derivatives may entail a derivative transaction qualifying for one or more hedge type designations under IAS 39. For further information and a detailed description of our derivative financial instruments and hedge type designations, refer to note 32. The fair value amounts by designated hedge type can be analysed as follows:

	2008			2007
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Fair value hedges
Interest rate swaps	23	(8)	15	16	(30)	(14)
Cross-currency interest rate swaps	271	(43)	228	50	(137)	(87)

	294	(51)	243	66	(167)	(101)

Cash flow hedges
Interest rate swaps	49	(76)	(27)	15	(6)	9
Cross-currency interest rate swaps	609	(8)	601	69	(25)	44
Foreign exchange forward contracts	16	(7)	9	–	–	–

	674	(91)	583	84	(31)	53

Net investment hedges
Cross-currency interest rate swaps	362	(49)	313	270	(32)	238
Foreign exchange forward contracts	–	(20)	(20)	4	(13)	(9)

	362	(69)	293	274	(45)	229

Derivatives not in a formal hedge relationship
Interest rate swaps	76	(100)	(24)	17	(35)	(18)
Interest rate swaptions	–	(6)	(6)	–	–	–
Cross-currency interest rate swaps	4	–	4	123	(4)	119
Equity index-linked (i)	–	–	–	145	(189)	(44)

	80	(106)	(26)	285	(228)	57

	1,410	(317)	1,093	709	(471)	238

Hedge positions offset within derivative instruments	116	(116)	–	(52)	52	–

Total	1,526	(433)	1,093	657	(419)	238

(i)	The equity index-linked derivatives are investment related derivative financial instruments that offset each other on a post-tax basis.
The maturity of derivative financial instruments is as follows:

	2008			2007
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

In one year or less	463	(114)	349	277	(235)	42

Current	463	(114)	349	277	(235)	42

In more than one year, but not more than two years	104	(3)	101	26	(10)	16
In more than two years, but not more than three years	113	(21)	92	12	(7)	5
In more than three years, but not more than four years	358	(68)	290	5	(3)	2
In more than four years, but not more than five years	170	(36)	134	173	(22)	151
In more than five years	318	(191)	127	164	(142)	22

Non-current	1,063	(319)	744	380	(184)	196

	1,526	(433)	1,093	657	(419)	238

For each class of derivatives, our exposure, based on the sterling equivalent notional value of the pay leg is as follows:

	2008	2007
	£m	£m

Interest rate swaps	(10,105)	(7,026)
Interest rate swaptions	(202)	–
Cross-currency interest rate swaps	(7,120)	(8,631)
Foreign exchange forward contracts	(2,020)	(2,213)
Equity index-linked	–	(607)

Total	(19,447)	(18,477)

Annual Report and Accounts 2007/08 145

18. Inventories and current intangible assets

	2008	2007
	£m	£m

Raw materials and consumables	116	69
Work in progress	16	17
Fuel stocks	178	20
Current intangible assets	145	2

	455	108

£446m of inventories were consumed and recognised within operating costs during the year (2007: £97m; 2006: £58m). The above table includes a £4m provision for obsolescence as at 31 March 2008 (2007: £3m).
Current intangible assets consists of emissions allowances.
19. Trade and other receivables

	2008	2007
	£m	£m

Trade receivables	1,162	638
Other receivables	80	60
Commodity contract assets	78	–
Prepayments and accrued income	949	538

	2,269	1,236

Trade receivables are non interest-bearing and generally have a 30-90 day term. Due to their short maturities, the fair value of trade and other receivables approximates their book value. Commodity contract assets are recorded at fair value. For further details of commodity risk, refer to note 34. All other receivables are recorded at amortised cost.
Provision for impairment of receivables

	2008	2007
	£m	£m

At 1 April	102	107
Exchange adjustments	(1)	(12)
Charge for the year, net of recoveries	108	63
Acquisition of subsidiary undertaking	37	–
Uncollectable amounts written off against receivables	(91)	(51)
Reclassification to assets held for sale	–	(5)

At 31 March	155	102

As at 31 March 2008, trade receivables of £188m (2007: £18m) were past due but not impaired. The ageing analysis of these trade receivables is as follows:

	2008	2007
	£m	£m

Up to 3 months past due	100	10
3 to 6 months past due	36	2
Over 6 months past due	52	6

	188	18

For further information on our wholesale and retail credit risk, refer to note 33. For further information on our commodity risk, refer to note 34.

146 Notes to the consolidated financial statements continued	National Grid plc

20. Cash and cash equivalents

	2008	2007
	£m	£m

Cash at bank	93	50
Short-term deposits	81	1,543

Cash and cash equivalents excluding bank overdrafts	174	1,593
Bank overdrafts	(10)	(6)

Net cash and cash equivalents	164	1,587

The carrying amounts of cash and cash equivalents and bank overdrafts approximates their fair values.
Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements, and earn interest at the respective short-term deposit rates.
Net cash and cash equivalents held in currencies other than sterling have been converted into sterling at year-end exchange rates. For further information on currency exposures, refer to note 33.
National Grid USA and its public utility subsidiaries (all consolidated subsidiaries) are subject to restrictions on the payment of dividends by administrative order and contract. At 31 March 2008, £51m (2007: £132m) of cash and cash equivalents were restricted.
21. Borrowings
The following table analyses borrowings, including bank overdrafts:

	2008	2007
	£m	£m

Current
Bank loans	502	136
Bonds	2,545	849
Commercial paper	562	–
Finance leases	256	10
Other loans	7	30
Bank overdrafts	10	6

	3,882	1,031

Non-current
Bank loans	1,541	930
Bonds	15,287	13,544
Finance leases	165	92
Other loans	128	120

	17,121	14,686

Total borrowings	21,003	15,717

Total borrowings are repayable as follows:

	2008	2007
	£m	£m

In one year or less	3,882	1,031
In more than one year, but not more than two years	1,386	1,869
In more than two years, but not more than three years	1,413	1,011
In more than three years, but not more than four years	1,700	748
In more than four years, but not more than five years	1,302	1,411
In more than five years:
by instalments	78	116
other than by instalments	11,242	9,531

	21,003	15,717

The fair value of borrowings at 31 March 2008 was £20,208m (2007: £15,919m). Market values, where available, have been used to determine fair value. Where market values are not available, fair values have been calculated by discounting cash flows at prevailing interest rates.

Annual Report and Accounts 2007/08 147

21. Borrowings continued
Charges over property, plant and other assets were provided as collateral over borrowings totalling £388m at 31 March 2008 (2007: £418m).
The notional amount outstanding of the debt portfolio at 31 March 2008 was £21,143m (2007: £16,042m).
Collateral is placed with or received from any counterparty where we have entered into a credit support annex to the ISDA Master Agreement once the current mark-to-market valuation of the trades between the parties exceeds an agreed threshold. Included in current bank loans is £345m (2007: £134m) in respect of cash received under collateral agreements. Cash placed under collateral agreements is shown in note 15.
Obligations under finance leases at the balance sheet dates are analysed as follows:

	2008	2007
	£m	£m

Gross finance lease liabilities repayable as follows:
In one year or less	266	17
In more than one year, but not more than five years	120	48
In more than five years	99	94

	485	159
Less: finance charges allocated to future periods	(64)	(57)

	421	102

The present value of finance lease liabilities is as follows:
In one year or less	256	10
In more than one year, but not more than five years	94	21
In more than five years	71	71

	421	102

For further details of our bonds in issue and borrowing facilities, refer to note 35.
22. Trade and other payables

	2008	2007
	£m	£m

Trade payables	1,708	1,246
Commodity contract liabilities	36	138
Social security and other taxes	114	108
Other payables	482	279
Deferred income	99	81

	2,439	1,852

Due to their short maturities, the fair value of trade and other payables (excluding deferred income) approximates their book value. Commodity contract liabilities are recorded at fair value. For further details of commodity risk, refer to note 34. All other trade and other payables are recorded at amortised cost.
23. Other non-current liabilities

	2008	2007
	£m	£m

Commodity contract liabilities	88	130
Other payables	347	214
Deferred income	1,286	1,131

	1,721	1,475

Commodity contract liabilities are recorded at fair value. For further details of commodity risk, refer to note 34. All other non-current liabilities are recorded at amortised cost. The fair value of other payables at 31 March 2008 was £332m (2007: £204m).

148 Notes to the consolidated financial statements continued	National Grid plc

24. Provisions

						Total
	Decommissioning	Environmental	Emissions	Restructuring	Other	provisions
	£m	£m	£m	£m	£m	£m

At 1 April 2006	127	429	23	75	117	771
Exchange adjustments	(12)	(27)	–	–	–	(39)
Acquisition of subsidiary undertakings	1	7	–	–	–	8
Additions	–	14	13	14	1	42
Unused amounts reversed	(13)	(11)	(23)	(1)	(2)	(50)
Reclassification to working capital	–	(4)	–	–	–	(4)
Reclassification to assets of businesses held for sale	(12)	–	–	–	(15)	(27)
Unwinding of discount	4	15	–	–	2	21
Utilised	(25)	(51)	(12)	(32)	(8)	(128)

At 31 March 2007	70	372	1	56	95	594
Exchange adjustments	–	3	2	–	1	6
Acquisition of subsidiary undertakings	23	338	125	–	157	643
Additions	5	124	5	25	17	176
Unused amounts reversed	(4)	(14)	(1)	–	(5)	(24)
Unwinding of discount	6	27	–	–	8	41
Utilised	(13)	(69)	(4)	(15)	(3)	(104)

At 31 March 2008	87	781	128	66	270	1,332

Provisions have been analysed as current and non-current as follows:

	2008	2007
	£m	£m

Current	389	167
Non-current	943	427

	1,332	594

Decommissioning provision
The decommissioning provision of £87m at 31 March 2008 (2007: £70m) primarily represented the net present value of the estimated expenditure (discounted at a nominal rate of 6%) expected to be incurred in respect of the decommissioning of certain nuclear generating units. It also included £33m (2007: £9m) relating to other asset retirement obligations. Expenditure is expected to be incurred between financial years 2009 and 2061.
Environmental provision
The environmental provision represents the estimated restoration and remediation costs relating to a number of sites owned and managed by subsidiary undertakings. The environmental provision is comprised as follows:

	2008		2007
	Discounted	Undiscounted	Discounted	Undiscounted	Nominal
	£m	£m	£m	£m	discount rate

UK gas site decontamination (i)	192	280	168	246	5.0%
US sites (ii)	587	792	200	296	6.0%-6.5%
Other (iii)	2	2	4	4	n/a

	781	1,074	372	546

(i)	Represents the statutory decontamination costs of old gas manufacturing sites in the UK. The anticipated timing of the cash flows for statutory decontamination cannot be predicted with certainty, but they are expected to be incurred over the financial years 2009 to 2058 with some 50% of the spend over the next five years.

There are a number of uncertainties that affect the calculation of the provision for UK gas site decontamination, including the impact of regulation, the accuracy of the site surveys, unexpected contaminants, transportation costs, the impact of alternative technologies and changes in the discount rate. We have made our best estimate of the financial effect of these uncertainties in the calculation of the provision, but future material changes in any of the assumptions could materially impact on the calculation of the provision and hence the income statement.

The undiscounted amount of the provision is the undiscounted best estimate of the liability having regard to the uncertainties above.

(ii)	The remediation expenditure in the US is expected to be incurred between financial years 2009 and 2059. The uncertainties regarding the calculation of this provision are similar to those considered in respect of UK gas decontamination. However, unlike the UK, with the exception of immaterial amounts of such costs, this expenditure is expected to be recoverable from rate payers under the terms of various rate agreements in the US.

In determining the undiscounted amount of the environmental provision relating to US sites we do not have sufficient information to calculate a range of outcomes, but it is expected that any outcome of the liability would be recovered from rate payers (with the exception of immaterial amounts of site costs).

(iii)	The remainder of the environmental provision relates to the expected cost of remediation of certain other sites in the UK. This is expected to be utilised within the next five years and there is no material difference between the discounted and undiscounted amounts.
Emissions provision
The provision for emission costs is expected to be settled using emissions allowances granted.
Restructuring provision
At 31 March 2008, £32m of the total restructuring provision (2007: £31m) consisted of provisions for the disposal of surplus leasehold interests and rates payable on surplus properties. The remainder of the restructuring provision related to business reorganisation costs in the UK, to be paid between financial years 2009 and 2010.

Annual Report and Accounts 2007/08 149

24. Provisions continued
Other provisions
Other provisions at 31 March 2008 included £52m (2007: £49m) of estimated liabilities in respect of past events insured by insurance subsidiary undertakings, including employer liability claims. In accordance with insurance industry practice, these estimates are based on experience from previous years and there is, therefore, no identifiable payment date. Other provisions at 31 March 2008 also included £17m (2007: £24m) in respect of the sales of four UK gas distribution networks relating to property transfer costs; and £11m (2007: £11m) in respect of obligations associated with investments in joint ventures.
As at 31 March 2008 other provisions also included a £165m onerous lease provision that was recognised upon the acquisition of KeySpan at a fair value of £157m. The associated operating lease relates to the Ravenswood generation station but the lease commitment will remain with National Grid following completion of its sale.
25. Share capital

	Allotted, called up
	and fully paid
Ordinary shares	millions	£m

At 31 March 2005	3,090	309
Issued during the year	8	1
Effect of share consolidation (i)	(378)	–

At 31 March 2006	2,720	310
Issued during the year	4	–
Repurchased during the year (ii)	(23)	(2)

At 31 March 2007	2,701	308
Issued during the year (iii)	8	1
Repurchased during the year (iv)	(127)	(15)

At 31 March 2008	2,582	294

(i)	On 29 July 2005, the ordinary share capital was consolidated with 43 new ordinary shares of 11 17/43 pence each issued for every 49 existing ordinary shares of 10 pence each cancelled.

(ii)	From 20 November 2006 to 22 March 2007, the Company repurchased, and subsequently cancelled, under its share repurchase programme 22,388,381 ordinary shares for aggregate consideration of £169m, including transaction costs. The shares repurchased have a nominal value of £2m and represented approximately 1% of the ordinary shares in issue as at 31 March 2007. The excess of the consideration over the nominal value was charged against retained earnings.

(iii)	Included within issued share capital is 3,705,193 ordinary shares that were issued following the conversion of the Company’s B shares to ordinary shares on 28 September 2007.

(iv)	From 30 May 2007 to 27 November 2007, the Company repurchased, and subsequently cancelled, under its share repurchase programme 126,817,712 ordinary shares for aggregate consideration of £946m, including transaction costs. The shares repurchased have a nominal value of £15m and represented approximately 5% of the ordinary shares in issue as at 31 March 2008. The excess of the consideration over the nominal value has been charged against retained earnings.
B shares
In June 2005, we issued a Circular to Shareholders, outlining a £2bn return of cash to shareholders by way of a B share scheme. Shareholders were issued one B share (a non-cumulative preference share of 10 pence nominal value per share) for every existing ordinary share they held. Shareholders then had choices in respect of the B shares and the return of cash, details of which were set out in the Circular to Shareholders.
Under the return of cash scheme the holders of B shares who elected not to receive the return of cash immediately could retain their B shares for future repurchase. Under the terms set out in the Circular dated 6 June 2005, a final repurchase offer was made in August 2007 for all outstanding B shares. As a result on 28 September 2007, the Company converted 41,988,387 B shares into 3,705,193 ordinary shares of 11 17/43 pence each. Fractions were disregarded and 202,514 B shares were deferred and then subsequently cancelled on 28 January 2008.
Treasury shares
At 31 March 2008, the Company held per the share register 66,696,328 (2007 and 2006: nil) of its own shares. At 31 March 2008 a further 3,960,000 ordinary shares had been repurchased but had yet to be included on the register.
The Company made the following transactions in respect of its own shares during the year ended 31 March 2008:
(i)	From 21 June 2007 to 31 March 2008 the Company repurchased, under its share repurchase programme 73,328,706 ordinary shares for aggregate consideration of £570m, including transaction costs. The shares repurchased have a nominal value of £8m and represented approximately 3% of the ordinary shares in issue as at 31 March 2008.

(ii)	During the year, 100,000 treasury shares were gifted to a National Grid Employee Share Trust and 2,572,378 treasury shares were re-issued in relation to employee share schemes, in total representing approximately 0.1% of the ordinary shares in issue as at 31 March 2008. The nominal value of these shares was £0.3m and the total proceeds received were £10m.

(iii)	During the year the Company made gifts totalling £6m to National Grid Employee Share Trusts, outside of its share repurchase programme, to enable the trustees to make purchases of National Grid plc shares in order to satisfy the requirements of employee share option and reward plans.
The maximum number of treasury shares held during the year was 66,696,328 ordinary shares representing approximately 3% of the ordinary shares in issue as at 31 March 2008 and having a nominal value of £8m. The market value of these shares as at 31 March 2008 was £462m.

150 Notes to the consolidated financial statements continued	National Grid plc

25. Share capital continued
Additional information in respect of share capital

	2008	2008	2007	2007	2006	2006
	millions	£m	millions	£m	millions	£m

Consideration received in respect of ordinary shares issued during the year	8	23	4	16	8	28

Authorised share capital
Ordinary shares (i)	4,392	501	4,388	500	4,388	500
Non-cumulative B shares	–	–	3,150	315	3,150	315

	4,392	501	7,538	815	7,538	815

(i)	On 28 September 2007, the Company increased its authorised ordinary share capital by 3,705,183 ordinary shares to 4,391,705,193 ordinary shares of 11 17/43 pence each.
For details in respect of share options and reward plans, refer to note 36.
26. Reconciliation of movements in total equity

	Called-up	Share		Other	Total
	share	premium	Retained	equity	shareholders’	Minority	Total
	capital	account	earnings	reserves	equity	interests	equity
	£m	£m	£m	£m	£m	£m	£m

At 1 April 2005	309	1,289	5,559	(5,089)	2,068	10	2,078
Total recognised income and expense for the year	–	–	3,969	128	4,097	3	4,100
Equity dividends	–	–	(745)	–	(745)	–	(745)
Return of capital to shareholders through B share scheme	–	–	(2,009)	–	(2,009)	–	(2,009)
Issue of ordinary share capital	1	27	–	–	28	–	28
Other movements in minority interests	–	–	–	–	–	(2)	(2)
Movement in shares held in employee share trusts	–	–	19	–	19	–	19
Share-based payment	–	–	17	–	17	–	17
Tax on share-based payment	–	–	7	–	7	–	7

At 31 March 2006	310	1,316	6,817	(4,961)	3,482	11	3,493
Total recognised income and expense for the year	–	–	1,689	(191)	1,498	1	1,499
Equity dividends	–	–	(730)	–	(730)	–	(730)
Issue of ordinary share capital	–	16	–	–	16	–	16
Repurchase of shares	(2)	–	(169)	2	(169)	–	(169)
Other movements in minority interests	–	–	–	–	–	(1)	(1)
Share-based payment	–	–	15	–	15	–	15
Tax on share-based payment	–	–	13	–	13	–	13

At 31 March 2007	308	1,332	7,635	(5,150)	4,125	11	4,136
Total recognised income and expense for the year	–	–	3,530	(54)	3,476	3	3,479
Equity dividends	–	–	(780)	–	(780)	–	(780)
Issue of ordinary share capital	1	12	–	–	13	–	13
B shares converted to ordinary shares	–	27	–	–	27	–	27
Repurchase of share capital and purchase of treasury shares (i)	(15)	–	(1,522)	15	(1,522)	–	(1,522)
Other movements in minority interests	–	–	–	–	–	4	4
Share-based payment	–	–	18	–	18	–	18
Transfer between reserves	–	–	63	(63)	–	–	–
Issue of treasury shares	–	–	10	–	10	–	10
Tax on share-based payment	–	–	(5)	–	(5)	–	(5)

At 31 March 2008	294	1,371	8,949	(5,252)	5,362	18	5,380

(i)	From 30 May 2007 to 31 March 2008, the Company repurchased under its share repurchase programme 200.1m ordinary shares for aggregate consideration of £1,516m including transaction costs. The shares repurchased have a nominal value of 11 17/43 pence each and represented 8% of the ordinary shares in issue as at 31 March 2008. Included within total equity is a deduction of £570m for treasury shares (31 March 2007: £nil). Further purchases of shares relating to employee share schemes were made for an aggregate consideration of £6m.

Annual Report and Accounts 2007/08 151

26. Reconciliation of movements in total equity continued
Other equity reserves

		Cash flow	Available-	Capital
	Translation	hedge	for-sale	redemption	Merger	Total

At 1 April 2005	(13)	51	4	2	(5,133)	(5,089)
Net income/(expense) recognised directly in equity	140	(14)	2	–	–	128

At 31 March 2006	127	37	6	2	(5,133)	(4,961)
Net (expense)/income recognised directly in equity	(175)	(11)	(5)	–	–	(191)
Repurchase of share capital	–	–	–	2	–	2

At 31 March 2007	(48)	26	1	4	(5,133)	(5,150)
Net (expense)/income recognised directly in equity	(25)	(37)	8	–	–	(54)
Repurchase of share capital	–	–	–	15	–	15
Transfer between reserves	–	(31)	–	–	(32)	(63)

At 31 March 2008	(73)	(42)	9	19	(5,165)	(5,252)

The merger reserve represents the difference between the carrying value of subsidiary undertakings, investments and their respective capital structures following the Lattice demerger from BG Group plc and the 1999 Lattice refinancing of £(5,745)m and merger differences of £221m and £359m.
A £32m gain on transfer of fixed assets to a former joint venture which subsequently became a subsidiary undertaking was transferred from other reserves to profit and loss reserve, as a result of the disposal of our wireless business.
Gains and losses recognised in the cash flow hedge reserve on interest rate swap contracts as of 31 March 2008 will be continuously transferred to the income statement until the borrowings are repaid (refer to note 21).
The amount of the cash flow hedge reserve due to be released from reserves to the income statement within the next year is £10m, with the remaining amount due to be released with the same maturity profile as borrowings due after more than one year as shown in note 21.
27. Consolidated cash flow statement
(a) Cash flow from operating activities – discontinued operations

	2008	2007	2006
	£m	£m	£m

Operating profit	35	62	111
Adjustments for:
Exceptional items	–	55	20
Depreciation and amortisation	–	72	77
Share-based payment charge	–	–	3
Changes in working capital, provisions and pensions	(25)	(8)	(47)
Cash flow relating to exceptional items	–	–	(26)

Cash flow relating to discontinued operations	10	181	138

(b) Cash flow from investing activities – discontinued operations

	2008	2007	2006
	£m	£m	£m

Disposal proceeds	3,064	27	5,750
Acquisition of subsidiaries, net of cash acquired	–	(85)	–
Other investing activities	(14)	(47)	(209)

Cash flow relating to discontinued operations	3,050	(105)	5,541

152 Notes to the consolidated financial statements continued	National Grid plc

27. Consolidated cash flow statement continued
(c) Reconciliation of net cash flow to movement in net debt

	2008	2007	2006
	£m	£m	£m

Movement in cash and cash equivalents	(1,450)	175	1,181
(Decrease)/increase in financial investments	(45)	1,725	(25)
(Increase)/decrease in borrowings and derivatives	(1,589)	(3,045)	2,304
Cash paid to shareholders under B share scheme	26	26	1,957
Net interest paid	694	597	704

Change in net debt resulting from cash flows	(2,364)	(522)	6,121
Changes in fair value of financial assets and liabilities and exchange movements	(133)	331	(299)
Issue of B shares	–	–	(2,009)
Net interest charge on the components of net debt	(901)	(655)	(660)
Borrowings of subsidiary undertaking acquired	(2,446)	(48)	–
Amounts reclassified to businesses held for sale	17	(42)	–
Other non-cash movements	(26)	(2)	(17)

Movement in net debt (net of related derivative financial instruments) in the year	(5,853)	(938)	3,136
Net debt at start of year	(11,788)	(10,850)	(13,638)
Impact of adoption of IAS 32 and IAS 39 (i)	–	–	(348)

Net debt (net of related derivative financial instruments) at end of year	(17,641)	(11,788)	(10,850)

(i)	The adoption of IAS 39 resulted in changes to the carrying value of borrowings and financial investments as at 1 April 2005.
(d) Analysis of changes in net debt

	Cash		Net cash
	and cash	Bank	and cash	Financial
	equivalents	overdrafts	equivalents	investments (ii)	Borrowings (ii)	Derivatives (ii)	Total
	£m	£m	£m	£m	£m	£m	£m

At 31 March 2005	272	(18)	254	398	(14,290)	–	(13,638)
Impact of adoption of IAS 32 and IAS 39 (i)	–	–	–	3	(894)	543	(348)
Cash flow	1,166	15	1,181	(155)	5,037	58	6,121
Fair value gains and losses	14	–	14	3	(207)	(109)	(299)
Issue of B shares	–	–	–	–	(2,009)	–	(2,009)
Interest charges	–	–	–	135	(746)	(49)	(660)
Other non-cash movements	–	–	–	–	(17)	–	(17)

At 31 March 2006	1,452	(3)	1,449	384	(13,126)	443	(10,850)
Cash flow	178	(3)	175	1,509	(2,233)	27	(522)
Fair value gains and losses	(14)	–	(14)	(9)	511	(157)	331
Interest charges	–	–	–	215	(833)	(37)	(655)
Other non-cash movements	(23)	–	(23)	(1)	(30)	(38)	(92)

At 31 March 2007	1,593	(6)	1,587	2,098	(15,711)	238	(11,788)
Cash flow	(1,446)	(4)	(1,450)	(251)	(729)	66	(2,364)
Fair value gains and losses	4	–	4	4	(990)	849	(133)
Interest charges	–	–	–	211	(1,066)	(46)	(901)
Acquisition of subsidiary undertaking	–	–	–	33	(2,479)	–	(2,446)
Other non-cash movements	23	–	23	–	(18)	(14)	(9)

At 31 March 2008	174	(10)	164	2,095	(20,993)	1,093	(17,641)

(i)	National Grid adopted IAS 39 with effect from 1 April 2005 consistent with the requirements of IFRS 1. The adoption of IAS 39 also resulted in changes to the carrying value of borrowings and financial investments as at 1 April 2005.

(ii)	Includes interest. Accrued interest at 31 March 2008 was £(225)m.

Annual Report and Accounts 2007/08 153

Notes to the consolidated financial statements –supplementary information
28. Acquisitions
On 24 August 2007, the acquisition of KeySpan was completed, with 100% of the shares acquired for total cash consideration of £3.8bn, including acquisition costs of £25m. The provisional amount of goodwill that arose on the acquisition was £2.3bn, however, this is subject to change as the exercise of establishing fair values of the assets and liabilities acquired is not final at this stage. Provisional goodwill principally relates to the market and regulatory position and retail customer relationships of the acquired operations, the opportunity to make future capital investment, expected synergies and opportunities for further cost improvements in the future, to the assembled workforce and to the potential for future growth. The fair values of the assets and liabilities acquired have been updated from the provisional fair values reported in our half year results for the six months ended 30 September 2007.
Fair values of assets and liabilities remain provisional and are subject to further adjustment within one year of acquisition dates. The principal items outstanding include the fair values of tax liabilities, contingent and unrecorded liabilities and businesses held for sale.
The majority of the acquired operations relate to gas distribution and electricity distribution and generation activities and so are presented within the Gas Distribution US and Electricity Distribution & Generation US segments. Certain acquired activities, comprising the Ravenswood electricity generation station in New York City, KeySpan Communications and KeySpan Engineering Associates operations are disclosed as discontinued operations in the income statement as we plan, and expect, to dispose of these activities.

	IFRS
	book value at
	acquisition	Fair value*
	£m	£m

Other intangible assets	42	135
Property, plant and equipment	3,152	3,282
Financial and other investments – non-current	129	129
Inventories and current intangibles	505	505
Trade and other receivables	767	748
Financial and other investments – current	33	33
Cash and cash equivalents	260	260
Assets of businesses held for sale	472	1,487
Borrowings – current	(545)	(545)
Trade and other payables	(713)	(749)
Borrowings – non-current	(1,852)	(1,934)
Other non-current liabilities	(169)	(169)
Deferred tax liabilities	(132)	(591)
Pensions and other post-retirement benefit obligations	(440)	(440)
Provisions	(649)	(643)
Liabilities of businesses held for sale	(73)	(73)
Minority interest	(8)	(8)

Net assets acquired	779	1,427

Goodwill arising on acquisition		2,335

Total consideration		3,762

*Provisional fair value subject to adjustment
The total consideration net of cash acquired (£260m) was £3,502m.
The KeySpan acquired activities contributed revenue of £2,498m to our continuing operations; contributed a profit from continuing operations after taxation of £225m; and reported an adjusted profit (before exceptional items, remeasurements and stranded cost recoveries) from continuing operations after taxation of £174m for the period from 24 August 2007 to 31 March 2008. Exceptional items, remeasurements and stranded cost recoveries included pre-tax costs of £53m relating to restructuring costs and pre-tax gains on remeasurements of £138m.

154 Notes to the consolidated financial statements continued	National Grid plc

28. Acquisitions continued
Pro forma information
As required by IFRS 3 Business Combinations, the following summary presents the consolidated results as if KeySpan had been acquired on 1 April 2007. The pro forma information includes the results of KeySpan for the year 1 April 2007 to 31 March 2008, adjusted for the estimated effect of accounting policies adopted by National Grid and the impact of provisional fair value accounting adjustments (eg amortisation of intangible assets) together with the recognition of the impact on pro forma net interest expense as a result of the acquisition. All of the pre-tax pro forma adjustments have been taxed (where appropriate) at the rate of tax pertaining to the jurisdiction in which the pro forma adjustment arose. The pro forma information is provided for comparative purposes only and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the enlarged National Grid.

	2008	2008
	Actual	Pro forma
	£m	£m

Revenue	11,423	12,345
Operating profit before exceptional items, remeasurements and stranded cost recoveries	2,595	2,625
Total operating profit	2,964	2,901
Profit after taxation from continuing operations before exceptional items, remeasurements and stranded cost recoveries	1,256	1,175
Profit for the year from continuing operations	1,581	1,443
Profit for the year	3,199	3,087

29. Commitments and contingencies
(a) Future capital expenditure

	2008	2007
	£m	£m

Contracted for but not provided	1,097	1,554

(b) Lease commitments
Total commitments under non-cancellable operating leases were as follows:

	2008	2007
	£m	£m

In one year or less	83	80
In more than one year, but not more than two years	83	76
In more than two years, but not more than three years	80	72
In more than three years, but not more than four years	69	68
In more than four years, but not more than five years	66	64
In more than five years	356	440

	737	800

The majority of the leases were in respect of properties.
(c) Energy purchase commitments
At 31 March 2008, there were obligations under contracts for the forward purchase of energy. The following table analyses these commitments, excluding commodity contracts carried at fair value.

	2008	2007
	£m	£m

In one year or less	1,790	1,233
In more than one year, but not more than two years	900	642
In more than two years, but not more than three years	475	476
In more than three years, but not more than four years	295	186
In more than four years, but not more than five years	130	141
In more than five years	1,163	1,053

	4,753	3,731

Energy commitments relate to contractual commitments to purchase electricity or gas that are used to satisfy physical delivery requirements to our customers or for energy that we use ourselves. Such commitments are for our normal purchase, sale or usage and hence are accounted as ordinary purchase contracts.
Details of commodity contracts that do not meet the normal purchase, sale or usage criteria and hence are accounted for as derivative contracts are shown in note 34.

Annual Report and Accounts 2007/08 155

29. Commitments and contingencies continued
(d) Other commitments, contingencies and guarantees
The value of other commitments, contingencies and guarantees at 31 March 2008 amounted to £1,387m (2007: £537m), including guarantees amounting to £925m (2007: £229m) and commitments largely relating to gas purchasing and property remediation of £432m (2007: £198m).
Details of the guarantees entered into by the Company or its subsidiary undertakings at 31 March 2008 are shown below:
(i)	guarantees of a subsidiary company’s obligations under a membership interest and stock purchase agreement amounting to £282m. These will expire on closing the agreement;

(ii)	a letter of support of obligations under a shareholders’ agreement relating to the interconnector project between Great Britain and The Netherlands amounting to approximately £227m. This expires in 2010;

(iii)	a guarantee amounting to approximately £105m of half of the obligations of the interconnector project between Great Britain and The Netherlands. This expires in 2010;

(iv)	guarantees of certain obligations in respect of the UK Grain LNG Import Terminal for which the maximum annual liability amounts to £86m. These run for varying lengths of time, expiring between 2019 and 2028;

(v)	guarantees of £59m relating to certain property obligations of subsidiary undertakings. The majority of these expire by December 2025;

(vi)	a guarantee of £50m in respect of liabilities under a meter operating contract that runs until May 2008;

(vii)	an uncapped guarantee, for which the maximum liability is estimated at £40m, to The Crown Estates in support of the transfer of the interconnector between France and England to National Grid Interconnectors Limited as part of the Licence to Assign Lease. This is ongoing;

(viii)	letters of credit in support of gas balancing obligations amounting to £25m, lasting for less than one year;

(ix)	collateral of £15m to secure syndicate insurance obligations which are evergreen;

(x)	guarantees in respect of a former associate amounting to £14m, the majority of which relates to its obligations to supply telecommunications services. These are open-ended; and

(xi)	other guarantees amounting to £22m arising in the normal course of business and entered into on normal commercial terms. These guarantees run for varying lengths of time.
The Company has entered into an agreement with a stockbroker to repurchase the Company’s shares, which is cancellable at any time other than during a close period. The Company entered a close period on 1 April 2008, at which point authority existed for the repurchase of shares up to a maximum value of £248m during the close period. The close period ended following the full year results announcement on 15 May 2008. During the period between 1 April and 14 May 2008, share repurchases amounted to £97.8m.
(e) Amounts receivable under sublease arrangements
The total of future minimum sublease payments expected to be received under non-cancellable subleases is £35m (2007: £32m).
(f) Litigation and claims
On 25 February 2008, the Gas and Electricity Markets Authority (GEMA) imposed a £41.6m fine on National Grid for infringement of the Competition Act 1998 in relation to a number of metering contracts entered into with gas suppliers in 2004. We believe that the contracts do not infringe competition law, they were entered into voluntarily by gas suppliers, and Ofgem was consulted throughout the process of contract development and negotiation. Therefore, we have lodged an appeal with the Competition Appeal Tribunal. GEMA has suspended the fine pending the outcome of the appeal and no provision has been made in the accounts.
We remain convinced that National Grid has not breached the Competition Act 1998, that our position will be upheld and the fine reversed upon appeal.
30. Related party transactions
The following information is provided in accordance with IAS 24, Related Party Disclosures, as being material transactions with related parties during the year. These transactions are with joint ventures and associates and a pension plan and were in the normal course of business and are summarised below:

	2008	2007	2006
	£m	£m	£m

Sales: Services supplied to a pension plan	3	4	4

Purchases: Services received from joint ventures and associates	33	26	32

At 31 March 2008, there were amounts receivable and payable from and to related parties amounting to £nil (2007: £nil; 2006: £nil) and £2m (2007: £2m; 2006: £1m) respectively, which are due on normal commercial terms.
Details of investments in principal subsidiary undertakings, joint ventures and associates are disclosed in note 37 and information relating to pension fund arrangements is disclosed in notes 5 and 31. For details of Directors and key management remuneration, refer to note 3c and the auditable section of the Directors’ Remuneration Report.

156 Notes to the consolidated financial statements continued	National Grid plc

31. Actuarial information on pensions and other post-retirement benefits
UK pension schemes
National Grid’s defined benefit pension schemes are funded with assets held in separate trustee administered funds. The schemes are subject to independent actuarial valuations at least every three years, on the basis of which the qualified actuary certifies the rate of employers’ contribution, which, together with the specified contributions payable by the employees and proceeds from the schemes’ assets, are expected to be sufficient to fund the benefits payable under the schemes.
National Grid UK Pension Scheme
The National Grid UK Pension Scheme provides final salary defined benefits for employees who joined prior to 31 March 2002 and defined contribution benefits for employees joining from 1 April 2002.
The latest full actuarial valuation was carried out by Watson Wyatt LLP at 31 March 2006. The aggregate market value of the scheme’s assets was £12,743m and the value of the assets represented 97% of the actuarial value of benefits due to members, calculated on the basis of pensionable earnings and service at 31 March 2006 on an ongoing basis and allowing for projected increases in pensionable earnings. There was a funding deficit of £371m on the valuation date.
The results of the actuarial valuation carried out at 31 March 2006 showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 32% of pensionable earnings (29% employers and 3% employees). The ongoing contribution rate does not include an allowance for administration expenses. These contributions are reviewed annually. From 1 April 2007, the rate used for the recovery of administration costs was 3.7% of salary. Employers are currently, therefore, paying a total contribution rate of 32.7%. The contribution rate will be reviewed as part of the 2007 actuarial valuation which is currently in progress.
In line with the agreement made after the 2003 valuation, no funding of the deficit identified in the 2006 actuarial valuation will be provided to the scheme until the outcome of the actuarial valuation as at 31 March 2007 is known. At this point, National Grid will pay the gross amount of any deficit up to a maximum amount of £520m (£373m net of tax) into the scheme. Until the 31 March 2007 actuarial valuation has been completed, National Grid has arranged for banks to provide the trustees with letters of credit. The main conditions under which these letters of credit could be drawn relate to events that would imperil the interests of the scheme, such as National Grid Gas plc, a subsidiary undertaking, becoming insolvent or National Grid failing to make agreed payments into the scheme.
The actuarial valuation as at 31 March 2007 is currently in progress but has not yet been completed. In anticipation of the finalisation of the valuation, the Company made deficit payments to the scheme totalling £115m (£81m net of tax) prior to 31 March 2008 and a further £250m (£180m net of tax) in April 2008. The Company and trustees are currently in the process of agreeing a recovery plan in respect of the outstanding deficit amount which will be agreed before the end of June 2008.
Electricity Supply Pension Scheme
The Electricity Supply Pension Scheme is a funded scheme which is divided into sections, one of which is National Grid’s section. National Grid’s section of the scheme provides final salary defined benefits and was closed to new entrants on 1 April 2006.
The latest full actuarial valuation as at 31 March 2007 has been carried out by Hewitt Associates Limited. The aggregate market value of the scheme’s assets at that date was £1,345m and the value of the assets represented 77% of the actuarial value of benefits due to members calculated on the basis of pensionable earnings and service at 31 March 2007 on an ongoing basis and allowing for projected increases in pensionable earnings. There was a funding deficit of £405m on the valuation date.
The actuarial valuation showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 26.5% of pensionable earnings (20.5% employers and 6% employees). This contribution rate will be reviewed as part of the next full actuarial valuation due on 31 March 2010.
Following the 2004 actuarial valuation it had been agreed that no funding of the deficit identified would be provided to the scheme until the outcome of the actuarial valuation at 31 March 2007 was known. At this point, National Grid would pay the gross amount of any deficit up to a maximum amount of £68m (£48m net of tax) plus interest into the scheme. Over the year to 31 March 2008, deficit payments equal to £40m (£28m net of tax) were paid into the scheme and a further payment of £60m (£43m net of tax) was paid in April 2008. The Company and the trustees have agreed a recovery plan which will see the remaining deficit paid off by March 2017. In addition, the Company agreed to put in place triggers which would bring forward payment of the outstanding deficit. The conditions under which payment of the outstanding deficit would be made are if National Grid Electricity Transmission plc (NGET) ceases to hold the licence granted under the Electricity Act 1989 or NGET’s credit rating by two out of three specified agencies falls below an agreed level for a period of 40 days.

Annual Report and Accounts 2007/08 157

31. Actuarial information on pensions and other post-retirement benefits continued
US pension plans
National Grid’s defined benefit pension plans in the US provide annuity or lump sum payments for all vested employees. In addition, all employees with greater than one year’s service are provided with defined contribution benefits. KeySpan companies also have defined benefit pension plans covering substantially all employees. In addition, employees are provided with defined contribution benefits. The assets of the plans are held in separate trustee administered funds.
Employees do not contribute to the defined benefit plans. Employer contributions are made in accordance with the rules set out by the US Internal Revenue Code. These contributions vary according to the funded status of the plans and the amounts that are tax deductible. At present, there is some flexibility in the amount that is contributed on an annual basis. The policy for the New York plans, including the acquired KeySpan plans is to set the contribution amount equal to the amount that is collected in rates. These contributions are expected to meet the requirements of the Pension Protection Act of 2006. In New England, our subsidiaries contribute an amount such that 100% of the Funding Target under the Pension Protection Act will be obtained by 2009.
US retiree healthcare and life insurance plans
National Grid and the acquired KeySpan companies provide healthcare and life insurance benefits to eligible retired US employees. Eligibility is based on certain age and length of service requirements and in most cases retirees must contribute to the cost of their coverage.
In the US, there is no governmental requirement to pre-fund post-retirement health and welfare plans. However, there may be requirements under the various state regulatory agreements to contribute to these plans. Depending upon the rate jurisdiction and the plan, the funding level may be: equal to the expense as determined under SFAS 106; equal to the amount collected in rates; equal to the maximum tax deductible contribution; or zero. These requirements may change as rate agreements are reset.
National Grid expects to contribute approximately £268m to the pension and post-retirement benefit plans from 1 April 2008 to 31 March 2009, although this figure may vary due to changes in market conditions and regulatory recovery.
Asset allocations and actuarial assumptions
The major categories of plan assets as a percentage of total plan assets were as follows:

	UK pensions			US pensions			US other post-retirement benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	%	%	%	%	%	%	%	%	%

Equities (i)	35.9	35.8	40.7	60.6	63.7	66.4	63.1	68.5	69.0
Corporate bonds (ii)	25.0	18.6	19.2	33.6	33.5	32.0	32.3	31.1	30.6
Gilts	29.8	33.9	30.1	–	–	–	–	–	–
Property	6.7	8.5	8.5	–	–	0.2	–	–	–
Other	2.6	3.2	1.5	5.8	2.8	1.4	4.6	0.4	0.4

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(i)	Included within equities at 31 March 2008 were ordinary shares of National Grid plc with a value of £24m (2007: £24m).

(ii)	Included within corporate bonds is an investment in a bond issued by a subsidiary undertaking with a value of £20m (2007: £nil).
In respect of UK schemes, the expected long-term rate of return on assets has been set reflecting the price inflation expectation, the expected real return on each major asset class and the long-term asset allocation strategy adopted for each scheme. The expected real returns on specific asset classes reflect historical returns, investment yields on the measurement date and general future return expectations, and have been set after taking advice from the schemes’ actuaries. The current target asset allocation for the National Grid UK Pension Scheme is 34% equities, 58% bonds and 8% property and other. The current target asset allocation for National Grid’s section of the Electricity Supply Pension Scheme is 58% equities, 35% bonds, 7% property and other.
In respect of US plans, the estimated rate of return for various passive asset classes is based both on analysis of historical rates of return and forward-looking analysis of risk premiums and yields. Current market conditions, such as inflation and interest rates, are evaluated in connection with the setting of our long-term assumptions. A small premium is added for active management of both equity and fixed income. The rates of return for each asset class are then weighted in accordance with our target asset allocation. The long-term target asset allocation for the National Grid US pension plans is 66% equities, 34% bonds and cash. The long-term target asset allocation for other National Grid US post-retirement benefit plans is 67% equities and 33% bonds. For all KeySpan plans (including post-retirement benefit plans) the long-term asset allocation is 70% equities and 30% bonds and cash.

158 Notes to the consolidated financial statements continued	National Grid plc

31. Actuarial information on pensions and other post-retirement benefits continued
The principal actuarial assumptions used were:

	UK pensions			US pensions			US other post-retirement benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	%	%	%	%	%	%	%	%	%

Discount rate (i)	6.6	5.4	4.9	6.5	5.8	6.0	6.5	5.8	6.0
Expected return on plan assets	6.4	6.1	5.8	7.9	8.3	8.3	7.6	8.3	8.3
Rate of increase in salaries (ii)	4.6	4.2	3.9	4.0	4.1	4.1	4.0	4.1	4.1
Rate of increase in pensions in payment	3.8	3.3	3.0	–	–	–	n/a	n/a	n/a
Rate of increase in pensions in deferment	3.7	3.2	2.9	–	–	–	n/a	n/a	n/a
Rate of increase in Retail Price Index or equivalent	3.7	3.2	2.9	3.0	2.5	3.0	n/a	n/a	n/a
Initial healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	10.0	10.0	10.0
Ultimate healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	5.0	5.0	5.0

(i)	The discount rates for pension liabilities have been determined by reference to appropriate yields prevailing in the UK and US debt markets at the balance sheet date.

(ii)	A promotional age-related scale has also been used where appropriate.
The assumed life expectations for a retiree at age 65 are:

	2008		2007
	UK	US	UK	US
	years	years	years	years

Today:
Males	20.9	18.2	20.1	17.6
Females	23.1	20.5	22.5	20.2

In 20 years:
Males	23.2	18.2	21.2	17.6
Females	25.4	20.5	23.6	20.2

Sensitivities analysed – all other assumptions held constant:

	Change in
	pension and other		Change in
	post-retirement obligation		annual pension cost
	2008	2007	2008	2007
	£m	£m	£m	£m

0.1% increase (2007: 0.1% decrease) in discount rate	251	260	4	4
0.5% increase in long-term rate of increase in salaries	131	139	5	8
Increase of one year to life expectations at age 60	588	557	4	4

Assumed healthcare cost trend rates have a significant impact on the amounts recognised in the income statement. A one percentage point change in assumed healthcare cost trend rates would have the following effects:

	2008	2007	2006
	£m	£m	£m

Increase
Effect on the aggregate of the service cost and interest cost	16	14	15
Effect on defined benefit obligation	251	170	186
Decrease
Effect on the aggregate of the service cost and interest cost	(13)	(12)	(12)
Effect on defined benefit obligation	(214)	(147)	(161)

The history of experience adjustments is as follows:

	2008	2007	2006	2005	2004
	£m	£m	£m	£m	£m

Details of experience gains/(losses) for all plans
Present value of funded and unfunded obligations	(18,175)	(17,253)	(17,839)	(16,837)	(16,405)
Fair value of plan assets	17,273	15,999	15,909	14,565	13,907

	(902)	(1,254)	(1,930)	(2,272)	(2,498)

Difference between the expected and actual return on plan assets (i)	(911)	(81)	1,521	405	n/a
Experience gains on plan liabilities (i)	152	9	192	42	n/a
Actuarial gains/(losses) on plan liabilities (i)	1,343	446	(1,340)	(152)	n/a

(i)	National Grid adopted IAS 19 from 1 April 2004 hence no information has been presented for the year ended 31 March 2004.

Annual Report and Accounts 2007/08 159

32. Supplementary information on derivative financial instruments
Derivatives are financial instruments that derive their value from the price of an underlying item such as interest rates, foreign exchange, credit spreads, commodities and equity or other indices. Derivatives enable their users to alter exposure to market or credit risks. We use derivatives to manage both our treasury and operational market risks. Operational market risks are managed using commodity contracts which are detailed in note 34.
Treasury financial instruments
Derivatives are used for hedging purposes in the management of exposure to market risks. This enables the optimisation of the overall cost of accessing debt capital markets, and mitigates the market risk which would otherwise arise from the maturity and other profiles of its assets and liabilities.
Hedging policies using derivative financial instruments are further explained in note 33. Derivatives that are held as hedging instruments are formally designated as hedges as defined in IAS 39. Derivatives may qualify as hedges for accounting purposes if they are fair value hedges, cash flow hedges or net investment hedges. These are described as follows:
Fair value hedges
Fair value hedges principally consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of fixed-rate, long-term financial instruments due to movements in market interest rates. For qualifying fair value hedges, all changes in the fair value of the derivative and changes in the fair value of the item in relation to the risk being hedged are recognised in the income statement. If the hedge relationship is terminated, the fair value adjustment to the hedged item continues to be reported as part of the basis of the item and is amortised to the income statement as a yield adjustment over the remainder of the hedging period.
Cash flow hedges
Exposure arises from the variability in future interest and currency cash flows on assets and liabilities which bear interest at variable rates or are in a foreign currency which is swapped into fixed sterling rate. Interest rate and cross-currency swaps are maintained, and designated as cash flow hedges, where they qualify, to manage this exposure. Fair value changes on designated cash flow hedges are initially recognised directly in the cash flow hedge reserve, as gains or losses recognised in equity. Amounts are transferred from equity and recognised in the income statement as the income or expense is recognised on the hedged asset or liability.
Forward foreign currency contracts are used to hedge anticipated and committed future currency cash flows. Where these contracts qualify for hedge accounting they are designated as cash flow hedges. On recognition of the underlying transaction in the financial statements, the associated hedge gains and losses deferred in equity are transferred and included with the recognition of the underlying transaction.
The gains and losses on ineffective portions of such derivatives are recognised immediately in remeasurements within the income statement.
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement or on the balance sheet. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to remeasurements within the income statement.
Net investment hedges
Borrowings, cross-currency swaps and forward currency contracts are used in the management of the foreign exchange exposure arising from the investment in non sterling denominated subsidiaries. Where these contracts qualify for hedge accounting they are designated as net investment hedges.
The cross-currency swaps and forward foreign currency contracts are hedge accounted using the spot to spot method. The foreign exchange gain or loss on retranslation of the debt and the spot to spot movements on the cross-currency swaps and forward currency contracts are transferred to equity to offset gains or losses on translation of the net investment in the non sterling denominated subsidiaries.
Derivatives not in a formal hedge relationship
Our policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39 some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate.
Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in remeasurements within the income statement.

160 Notes to the consolidated financial statements continued	National Grid plc

33. Financial risk
Our activities expose us to a variety of financial risks: market risk (including foreign exchange risk; fair value interest rate risk; cash flow interest rate risk; commodity risk); credit risk and liquidity risk. The overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on financial performance. Derivative financial instruments are used to hedge certain risk exposures.
Risk management related to financing activities is carried out by a central treasury department under policies approved by the Board of Directors. This department identifies, evaluates and hedges financial risks in close co-operation with the operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity as discussed further in our treasury policy, described on pages 76 to 78.
(a) Market risk
(i) Foreign exchange risk
National Grid operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US dollar. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and investments in foreign operations.
With respect to near term foreign exchange risk, we use foreign exchange forwards to manage foreign exchange transaction exposure. Our policy is to hedge a minimum percentage of known contracted foreign currency flows in order to mitigate foreign currency movements in the intervening period. Where cash forecasts are less certain, we generally cover a percentage of the foreign currency flows depending on the level of agreed probability for those future cash flows.
We also manage the foreign exchange exposure to net investments in foreign operations, within a policy range, by maintaining a percentage of net debt and foreign exchange forwards in the relevant currency. The primary managed foreign exchange exposure arises from the US dollar denominated assets and liabilities held by the US operations, and in the prior year, a small Australian dollar foreign exchange exposure with respect to our discontinued operations in Australia.
During 2008 and 2007, derivative financial instruments were used to manage foreign currency risk as follows:

	2008					2007
	Sterling	Euro	US dollar	Other	Total	Sterling	Euro	US dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Cash and cash equivalents	168	6	–	–	174	733	2	858	–	1,593
Financial investments	1,063	92	898	42	2,095	1,663	61	345	29	2,098
Borrowings*	(9,111)	(5,342)	(5,769)	(781)	(21,003)	(8,030)	(4,677)	(2,443)	(567)	(15,717)

Pre-derivative position	(7,880)	(5,244)	(4,871)	(739)	(18,734)	(5,634)	(4,614)	(1,240)	(538)	(12,026)
Derivative effect	1,069	5,301	(6,016)	739	1,093	(1,709)	4,693	(2,972)	226	238

Net debt position	(6,811)	57	(10,887)	–	(17,641)	(7,343)	79	(4,212)	(312)	(11,788)

*	Includes bank overdrafts
The overall exposure to US dollars largely relates to our net investment hedge activities as described and shown in note 32
The currency exposure on other financial instruments is as follows:

	2008					2007
	Sterling	Euro	US dollar	Other	Total	Sterling	Euro	US dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Trade and other receivables	182	–	1,138	–	1,320	172	–	526	–	698
Trade and other payables	(1,290)	–	(1,050)	–	(2,340)	(1,208)	–	(563)	–	(1,771)
Other non-current liabilities	(18)	–	(417)	–	(435)	(11)	–	(333)	–	(344)

The carrying amounts of other financial instruments are denominated in the above currencies, which in most instances are the functional currency of the respective subsidiaries. Our exposure to US dollars is due to activities in our US subsidiaries. We do not have any other significant exposure to currency risk on these amounts.

Annual Report and Accounts 2007/08 161

33. Financial risk continued
(a) Market risk continued
(ii) Cash flow and fair value interest rate risk
Interest rate risk arises from our borrowings. Borrowings issued at variable rates expose National Grid to cash flow interest rate risk. Borrowings issued at fixed-rates expose National Grid to fair value interest rate risk. Our interest rate risk management policy as further explained on page 76 is to minimise the finance costs (being interest costs and changes in the market value of debt). Some of our borrowings issued are index-linked; that is, their cost is linked to changes in the UK retail price index (RPI). We believe that these borrowings provide a good hedge for regulated UK revenues and our UK regulatory asset values that are also RPI-linked.
Interest rate risk arising from the financial investments is primarily variable being composed of short dated money funds.
The following table sets out the carrying amount, by contractual maturity, of borrowings that are exposed to interest rate risk before taking into account interest rate swaps:

									2008	2007
									£m	£m

Fixed interest rate borrowings
In one year or less									(2,620)	(619)
In more than one year, but not more than two years									(906)	(1,525)
In more than two years, but not more than three years									(642)	(569)
In more than three years, but not more than four years									(1,008)	(263)
In more than four years, but not more than five years									(900)	(901)
In more than five years									(5,579)	(4,886)

									(11,655)	(8,763)
Floating interest rate borrowings (including RPI)									(9,348)	(6,954)

Total borrowings									(21,003)	(15,717)

During 2008 and 2007, net debt was managed using derivative instruments to hedge interest rate risk as follows:

	2008					2007
	Fixed-	Floating-				Fixed-	Floating-
	rate	rate	RPI(i)	Other(ii)	Total	rate	rate	RPI(i)	Other(ii)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Cash and cash
equivalents	–	174	–	–	174	–	1,593	–	–	1,593
Financial investments	223	1,835	–	37	2,095	–	1,872	–	226	2,098
Borrowings*	(11,655)	(4,825)	(4,523)	–	(21,003)	(8,763)	(3,307)	(3,647)	–	(15,717)

Pre-derivative position	(11,432)	(2,816)	(4,523)	37	(18,734)	(8,763)	158	(3,647)	226	(12,026)
Derivative effect	1,814	(708)	(2)	(11)	1,093	2,747	(2,501)	–	(8)	238

Net debt position	(9,618)	(3,524)	(4,525)	26	(17,641)	(6,016)	(2,343)	(3,647)	218	(11,788)

*Includes bank overdrafts

(i)	Represents financial instruments which are linked to the UK retail price index.

(ii)	Represents financial instruments which are not directly affected by interest rate risk, such as investments in equity, foreign exchange forward contracts or other similar financial instruments.

162 Notes to the consolidated financial statements continued	National Grid plc

33. Financial risk continued
(b) Credit risk
Credit risk is managed on a portfolio basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables and committed transactions.
Treasury related credit risk
Counterparty risk arises from the investment of surplus funds and from the use of derivative instruments. As at 31 March 2008 the following limits were in place for investments held with banks and financial institutions:

	Maximum limit	Long-term limit
	£m	£m

Rating
AAA rated G8 sovereign entities	Unlimited	Unlimited
Triple ‘A’ vehicles	140	140
Triple ‘A’ range institutions (AAA)	620 to 965	310 to 505
Double ‘A’ range institutions (AA)	345 to 450	175 to 225
Single ‘A’ range institutions (A)	80 to 140	40 to 70

As at 31 March 2008 and 2007, we had a number of exposures to individual counterparties. In accordance with our treasury policies and exposure management practices, counterparty credit exposure limits are continually monitored and no individual exposure is considered significant in the ordinary course of treasury management activity. Management does not expect any significant losses from non-performance by these counterparties.
The counterparty exposure under derivative financial contracts as shown in note 17 was £1,526m (2007: £657m), after netting agreements it was £1,277m (2007: £364m). This exposure is further reduced by collateral received as shown in note 21.
Wholesale and retail credit risk
Our principal commercial exposure in the UK is governed by the credit rules within the regulated codes Uniform Network Code and Connection and Use of System Code. These lay down the level of credit relative to the Regulatory Asset Value (RAV) for each credit rating. In the US, we are required to supply electricity and gas under state regulations. Our credit policies and practices are designed to limit credit exposure by collecting prepayments prior to providing utility services. Collection activities are managed on a daily basis. The utilisation of credit limits is regularly monitored. Sales to retail customers are usually settled in cash or using major credit cards. Management does not expect any significant losses of receivables that have not been provided for as shown in note 19.

Annual Report and Accounts 2007/08 163

33. Financial risk continued
(c) Liquidity analysis
We determine our liquidity requirements by the use of both short- and long-term cash flow forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12 month period.
The following is an analysis of the contractual undiscounted cash flows payable under financial liabilities and derivative assets and liabilities as at the balance sheet date:

		Due	Due	Due
	Due	between	between	3 years
	within	1 and 2	2 and 3	and
	1 year	years	years	beyond	Total
At 31 March 2008	£m	£m	£m	£m	£m

Non derivative financial liabilities
Borrowings, excluding finance lease liabilities	(3,379)	(1,345)	(1,380)	(14,626)	(20,730)
Interest payments on borrowings (i)	(822)	(728)	(663)	(7,946)	(10,159)
Finance lease liabilities	(266)	(38)	(34)	(147)	(485)
Other non interest-bearing liabilities	(2,190)	(347)	–	–	(2,537)

Derivative financial liabilities
Derivative contracts – receipts	990	495	710	5,329	7,524
Derivative contracts – payments	(647)	(364)	(587)	(5,538)	(7,136)
Commodity contracts	(490)	(257)	(188)	(279)	(1,214)

Total at 31 March 2008	(6,804)	(2,584)	(2,142)	(23,207)	(34,737)

		Due	Due	Due
	Due	between	between	3 years
	within	1 and 2	2 and 3	and
	1 year	years	years	beyond	Total
At 31 March 2007	£m	£m	£m	£m	£m

Non derivative financial liabilities
Borrowings, excluding finance lease liabilities	(776)	(1,865)	(1,013)	(12,283)	(15,937)
Interest payments on borrowings (i)	(686)	(612)	(548)	(6,489)	(8,335)
Finance lease liabilities	(17)	(17)	(12)	(113)	(159)
Other non interest-bearing liabilities	(1,525)	(214)	–	–	(1,739)

Derivative financial liabilities
Derivative contracts – receipts	382	608	299	2,116	3,405
Derivative contracts – payments	(443)	(571)	(318)	(1,910)	(3,242)
Commodity contracts	(56)	(55)	(38)	(240)	(389)

Total at 31 March 2007	(3,121)	(2,726)	(1,630)	(18,919)	(26,396)

(i)	The interest on borrowings is calculated based on borrowings held at 31 March without taking account of future issues. Floating-rate interest is estimated using a future interest rate curve as at 31 March.

164 Notes to the consolidated financial statements continued	National Grid plc

33. Financial risk continued
(d) Sensitivity analysis
Financial instruments affected by market risk include borrowings, deposits, derivative financial instruments and commodity contracts. The following analysis, required by IFRS 7, is intended to illustrate the sensitivity to changes in market variables, being UK and US interest rates, the UK retail price index and the US dollar to sterling exchange rate on our financial instruments.
The analysis also excludes the impact of movements in market variables on the carrying value of pension and other post-retirement obligations, provisions and on the non-financial assets and liabilities of overseas subsidiaries.
The sensitivity analysis has been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives portfolio and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at 31 March 2008 and 31 March 2007, respectively. As a consequence, this sensitivity analysis relates to the positions at those dates and is not representative of the years then ended, as all of these varied.
The following assumptions were made in calculating the sensitivity analysis:
■	the balance sheet sensitivity to interest rates relates only to derivative financial instruments and available-for-sale investments, as debt and other deposits are carried at amortised cost and so their carrying value does not change as interest rates move;

■	the sensitivity of accrued interest to movements in interest rates is calculated on net floating rate exposures on debt, deposits and derivative instruments;

■	changes in the carrying value of derivatives from movements in interest rates designated as cash flow hedges are assumed to be recorded fully within equity;

■	changes in the carrying value of derivative financial instruments designated as net investment hedges from movements in interest rates are recorded in the income statement as they are designated using the spot rather than the forward translation method. The impact of movements in the US dollar to sterling exchange rate are recorded directly in equity;

■	changes in the carrying value of derivative financial instruments not in hedging relationships only affect the income statement;

■	all other changes in the carrying value of derivative financial instruments designated as hedges are fully effective with no impact on the income statement;

■	debt with a maturity below one year is floating rate for the accrued interest part of the calculation;

■	the floating leg of any swap or any floating-rate debt is treated as not having any interest rate already set, therefore a change in interest rates affects a full 12 month period for the accrued interest portion of the sensitivity calculations; and

■	sensitivity to the retail price index does not take into account any changes to revenue or operating costs that are affected by the retail price index or inflation generally.
Using the above assumptions, the following table shows the illustrative impact on the income statement and items that are recognised directly in equity that would result from reasonably possible movements in the UK retail price index, UK and US interest rates and in the US dollar to sterling exchange rate, after the effects of tax.

	2008		2007
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	-/+ £m	-/+ £m	-/+ £m	-/+ £m

UK retail price index +/- 0.50%	16	–	13	–
UK interest rates +/- 0.50%	46	57	35	43
US interest rates +/- 0.50%	31	7	26	8
US dollar exchange rate +/- 10%	18	590	36	194

The income statement sensitivities impact interest expense and financial instrument remeasurements.
The other equity reserves impact does not reflect the exchange translation in our US subsidiary investments which it is estimated would change by £718m (2007: £380m) in the opposite direction if the US dollar exchange rate changed by 10%.
(e) Capital and risk management
National Grid’s objectives when managing capital are to safeguard our ability to continue as a going concern, to remain within regulatory constraints and to operate an efficient balance sheet thus achieving an optimal capital structure and cost of capital.
In order to maintain or adjust the capital structure, we may return excess capital to shareholders, issue new shares or sell assets to reduce debt.
The principal measure of our balance sheet efficiency is our interest cover ratio. Interest cover for the year ended 31 March 2008 decreased to 3.2 from 3.8 for the year ended 31 March 2007. Our long-term target range for interest cover is between 3.0 and 3.5.

Annual Report and Accounts 2007/08 165

34. Commodity risk
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements. We purchased gas and oil for our discontinued Ravenswood generation station prior to 31 December 2007 when we entered a tolling agreement with a third party. We also engage in the sale of gas that is produced primarily by our West Virginia gas fields. In the US substantially all of our costs of purchasing electricity and gas for supply to customers are typically recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period. The most significant gas purchases for our own use relate to the operation of our gas transmission and gas distribution networks, mainly in the UK, while we also purchase fuel for our vehicle fleets in the UK and the US.
We enter into forward contracts for the purchase of commodities; some of these do not meet the normal purchase, sale or usage exemption for accounting purposes and hence are reported as derivatives. We also enter into derivative instruments including index-linked swaps and futures contracts linked to commodity prices. These derivatives are used to reduce market price volatility and are carried at fair value in the balance sheet. Mark-to-market changes in these contracts are reflected through earnings with the exception of electricity and gas futures contracts, and gas sales swaps which are designated as cash flow hedges.
Our Energy Procurement Risk Management Policy and Delegations of Authority govern our US commodity trading activities for energy transactions. The purpose of the policy is to ensure that our US operating companies participate in the physical and financial markets only for those commodities that we or our customers have a physical market requirement, and will transact only within predefined risk parameters approved by the Energy Procurement Risk Management Committee.
The fair value of our commodity contracts by type can be analysed as follows:

		2008		2007*
	Assets	Liabilities	Total	Total
	£m	£m	£m	£m

Commodity purchase contracts accounted for as derivative contracts
Forward purchases of electricity	–	(47)	(47)	(132)
Forward purchases of gas	116	(39)	77	–
Forward purchases of electricity capacity	1	(12)	(11)	–

Derivative financial instruments linked to commodity prices
Electricity swaps	–	(26)	(26)	(136)
NYMEX gas and electricity futures	19	–	19	–

	136	(124)	12	(268)

The maturity of commodity contracts measured at fair value can be analysed as follows:

		2008		2007*
	Assets	Liabilities	Total	Total
	£m	£m	£m	£m

In one year or less	78	(36)	42	(138)

Current	78	(36)	42	(138)

In more than one year, but not more than two years	40	(36)	4	(42)
In more than two years, but not more than three years	14	(12)	2	(11)
In more than three years, but not more than four years	4	(18)	(14)	(12)
In more than four years, but not more than five years	–	(12)	(12)	(12)
In more than five years	–	(10)	(10)	(53)

Non-current	58	(88)	(30)	(130)

Total	136	(124)	12	(268)

*In 2007 all commodity contracts were liabilities
For each class of commodity contract, our exposure, based on the notional quantities is as follows:

	2008	2007

Forward purchases of electricity (i)	Nil	Nil
Forward purchases of gas (ii)	197m Dth	n/a
Forward purchases of electricity capacity	23 GWh	n/a
Electricity swaps	5,466 GWh	6,845 GWh
NYMEX electricity futures	581 GWh	n/a
NYMEX gas futures	19m Dth	n/a

(i)	Forward electricity purchases have terms up to 12 years but do not have specified notional quantities as these are defined by a percentage of unit output. The future obligations of these contracts are £316m (2007: £389m).

(ii)	Forward gas purchases have terms up to seven years. The future obligations of these contracts are £873m (2007: n/a).

166 Notes to the consolidated financial statements continued	National Grid plc

34. Commodity risk continued
A sensitivity analysis has been prepared on the basis that all commodity contracts are constant from the balance sheet date. Based on this, an illustrative 10% movement in commodity prices would have the following impacts after the effects of tax:

	2008		2007
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in commodity prices	25	(1)	10	–
10% reduction in commodity prices	(22)	1	(10)	–

The income statement sensitivities will impact commodity remeasurements.
35. Bonds and facilities
The table below shows our significant bonds in issue, being £50m notional value or greater. Unless otherwise indicated, these instruments were outstanding at both 31 March 2008 and 31 March 2007.

Issuer	Original Notional Value	Description of instrument	Due

Bonds

British Transco Finance Inc.	USD 300m	6.625% Fixed Rate	2018
British Transco International Finance BV	FRF 2,000m	5.125% Fixed Rate	2009
	USD 1,500m	Zero Coupon Bond	2021

Brooklyn Union Gas Company (i)	USD 153m	NYSERDA 4.7% GFRB’s Series 1996	2021
	USD 400m	KEDNY 5.6% Senior Unsecured Note	2016

KeySpan Corporation (i)	USD 700m	KeySpan MTN 7.625%	2010
	USD 250m	KeySpan MTN 8.00%	2030
	USD 160m	KeySpan 4.9% Notes	2008
	USD 307m	KeySpan 5.803% Notes	2035
	USD 150m	KeySpan 4.65% Notes	2013
	USD 150m	KeySpan 5.875% Notes	2033

KeySpan Gas East Corporation (i)	USD 400m	KeySpan 7.875% Gas East MTN Program	2010
(National Grid Energy Delivery Long Island)	USD 100m	KEDLI 5.6% Senior Unsecured Note	2016

KeySpan Ravenswood LLC (i)	USD 412m	Ravenswood Master Lease Notes	2009

National Grid Electricity Transmission plc	EUR 600m	4.125% Fixed Rate	2008
	GBP 250m	4.75% Fixed Rate	2010
	GBP 300m	2.983% Guaranteed Retail Price Index-Linked	2018
	GBP 220m	3.806% Retail Price Index-Linked	2020
	GBP 450m	5.875% Fixed Rate	2024
	GBP 360m	6.5% Fixed Rate	2028
	GBP 70m	3.589% Limited Retail Price Index-Linked	2030
	GBP 50m	2.817% Guaranteed Limited Retail Price Index-Linked	2032
	GBP 75m	5.0% Fixed Rate	2035
	GBP 50m	2.2280% Retail Price Index-Linked	2035
	GBP 75m	2.0353% Retail Price Index-Linked	2035
	GBP 50m	1.8204% Retail Price Index-Linked	2035
	JPY 10,000m	Callable Fixed Rate Notes	2035
	GBP 200m	1.6449% Retail Price Index-Linked	2036
	GBP 50m	1.6747% Retail Price Index-Linked	2036
	GBP 50m	1.819% Retail Price Index-Linked	2056
	GBP 150m	1.823% Retail Price Index-Linked	2056
	GBP 50m	1.797% Retail Price Index-Linked	2056
	GBP 50m	1.6574% Retail Price Index-Linked	2056
	GBP 50m	1.8055% Index-Linked (ii)	2039
	GBP 150m	1.8575% Index-Linked (ii)	2039

Annual Report and Accounts 2007/08 167

35. Bonds and facilities continued

Issuer	Original Notional Value	Description of instrument	Due

New England Power Company	USD 136m	Floating Rate Tax Exempt Pollution Control Revenue Bonds	2020
	USD 106m	Floating Rate Tax Exempt Pollution Control Revenue Bonds	2022

National Grid Gas Holdings plc	GBP 503m	Floating Rate (iii)	2009
	GBP 503m	4.1875% Index-Linked (iii)	2022
	GBP 503m	7.0% Fixed Rate (iii)	2024

National Grid Gas plc	GBP 300m	5.625% Fixed Rate (iv)	2007
	GBP 250m	8.875% Fixed Rate	2008
	AUD 500m	7.0% Fixed Rate	2008
	GBP 300m	5.375% Fixed Rate	2009
	GBP 300m	6.0% Fixed Rate	2017
	GBP 275m	8.75% Fixed Rate	2025
	GBP 50m	6.2% Fixed Rate	2028
	GBP 100m	1.6747% Retail Price Index-Linked	2036
	GBP 115m	1.7298% Retail Price Index-Linked	2046
	GBP 100m	1.6298% Retail Price Index-Linked	2048
	GBP 100m	1.5522% Retail Price Index-Linked	2048
	GBP 300m	1.754% Retail Price Index-Linked	2036
	GBP 140m	1.7864% Index-Linked	2037
	GBP 50m	1.7552% Index-Linked	2037
	GBP 50m	1.6783% Index-Linked	2037
	GBP 100m	1.9158% Index-Linked	2037
	GBP 50m	1.8928% Index-Linked	2037
	GBP 65m	1.9211% Index-Linked	2037
	GBP 50m	1.7642% Index-Linked	2037
	GBP 100m	1.7762% Index-Linked	2037
	EUR 100m	4.445% Fixed Rate (ii)	2009
	GBP 100m	1.7744% Index-Linked (ii)	2039
	GBP 100m	1.8625% Index-Linked (ii)	2039
	GBP 75m	1.5803% Index-Linked (ii)	2052
	GBP 300m	6.375% Fixed Rate (ii)	2020
	GBP 503m	Floating Rate (iii)	2009
	GBP 503m	4.1875% Index-Linked (iii)	2022
	GBP 503m	7.0% Fixed Rate (iii)	2024

National Grid plc	CAD 200m	4.98% Fixed Rate	2011
	EUR 500m	3.75% Fixed Rate	2008
	EUR 1,000m	4.125% Fixed Rate	2013
	EUR 600m	5.0% Fixed Rate	2018
	EUR 500m	4.375% Fixed Rate	2020
	EUR 600m	Floating Rate	2010
	EUR 300m	Floating Rate (iv)	2008
	EUR 750m	Floating Rate	2012
	EUR 300m	Floating Rate	2009
	EUR 450m	Floating Rate	2008
	EUR 100m	3.25% Fixed Rate	2009
	GBP 300m	5.25% Fixed Rate	2011
	GBP 250m	5.5% Fixed Rate	2013
	USD 1,000m	6.3% Fixed Rate	2016
	USD 100m	Floating Rate	2011

NGG Finance plc	EUR 750m	6.125% Fixed Rate	2011

Niagara Mohawk Power Corporation	USD 200m	8.875% Senior Notes (iv)	2007
	USD 600m	7.75% Senior Notes	2008
	USD 116m	7.2% Tax-Exempt First Mortgage Bonds (v)	2029

(i)	These bonds were acquired as part of the KeySpan acquisition in August 2007.

(ii)	Issued during the year ended 31 March 2008.

(iii)	The bonds were transferred from National Grid Gas Holdings plc to National Grid Gas plc during the year.

(iv)	Matured during the year ended 31 March 2008.

(v)	Secured against the assets of Niagara Mohawk Power Corporation.

168 Notes to the consolidated financial statements continued	National Grid plc

35. Bonds and facilities continued

Issuer	Original Notional Value	Description of instrument	Due

Bank loans and other loans
National Grid plc	USD 150m	Floating Rate (i)	2011

National Grid Grain LNG Limited	GBP 120m	Floating Rate	2014
	GBP 140m	Floating Rate (i)	2023

National Grid Electricity Transmission plc	GBP 200m	Floating Rate	2012
	GBP 200m	Floating Rate	2017

National Grid Gas plc	GBP 200m	Floating Rate	2012
	GBP 180m	1.88% Retail Price Index-Linked	2022
	GBP 190m	2.14% Retail Price Index-Linked (i)	2022
	JPY 10,000m	4.31% Fixed Rate	2029
	JPY 10,000m	4.63% Fixed Rate	2029

National Grid USA	EUR 100m	Floating Rate (i)	2011
	USD 150m	Floating Rate (i)	2011

(i)	Issued during the year ended 31 March 2008.
No significant bonds have been announced to the market prior to 31 March 2008 but not issued until after that date. However, the following bonds and loans have been issued since 31 March 2008:

Issuer	Original Notional Value	Description of instrument	Due

Bonds and loans issued after 31 March 2008
National Grid plc	USD 150m	Floating Rate	2011

National Grid Gas plc	EUR 750m	5.125% Fixed Rate	2013
	GBP 300m	6.00% Fixed Rate	2038

Borrowing facilities
At 31 March 2008, there were bilateral committed credit facilities of £1,315m (2007: £1,290m), of which £1,235m (2007: £1,290m) were undrawn. In addition, there were committed credit facilities from syndicates of banks of £1,628m at 31 March 2008 (2007: £879m), of which £1,628m (2007: £879m) were undrawn. An analysis of the maturity of these undrawn committed facilities is shown below:
Undrawn committed borrowing facilities

	2008	2007
	£m	£m

Expiring:
In one year or less	756	762
In more than one year, but not more than two years	408	–
In more than two years	1,699	1,407

	2,863	2,169

At 31 March 2008, of the unused facilities £2,747m (2007: £2,052m) was held as back-up to commercial paper and similar borrowings.
36. Share options and reward plans
We operate four principal forms of share option and share reward plans. These plans include an employee Sharesave scheme, a Performance Share Plan (PSP), the Deferred Share Plan and the Retention Award Plans. In any 10 year period, the maximum number of shares that may be issued or issuable pursuant to these share plans may not exceed the number of shares representing 10% of the issued ordinary share capital.
Active share plans
The Sharesave scheme is savings-related where, under normal circumstances, share options are exercisable on completion of a three and/or five year Save-As-You-Earn contract. The exercise price of options granted represents 80% of the market price at the time of the invitation.
Under the PSP, awards have been made to Executive Directors and approximately 350 senior employees. Awards made in 2004 have lapsed. For awards made from 2005, the criteria was amended so that 50% is based on the Company’s Total Shareholder Return (TSR) performance when compared to the FTSE 100 and 50% is based on the annualised growth of the Company’s EPS compared to the growth in RPI (the general index of retail prices for all items). Awards are delivered in National Grid plc shares.
Under the Deferred Share Plan, one half of any bonus earned by Executive Directors and a predetermined part of any bonus earned by UK senior employees is automatically deferred into National Grid shares. The shares are held in trust for three years before release.
Retention awards have been made to a small number of senior employees following the acquisition of KeySpan. Awards were made in November 2007 in National Grid ADSs and will vest in three equal tranches over three years, provided the employee remains employed by the Company. The Retention Awards are conditional share awards with no performance conditions attached.

Annual Report and Accounts 2007/08 169

36. Share options and reward plans continued
Additional information in respect of active share schemes

	2008	2007	2006
	millions	millions	millions

Performance Share Plan
Awards of ordinary share equivalents at 1 April	8.0	9.2	6.6
Awards made	3.1	2.6	3.1
Lapses/forfeits	(3.4)	(3.8)	(0.5)
Awards vested	(0.2)	–	–

Awards of ordinary share equivalents at 31 March	7.5	8.0	9.2
Conditional awards available for release at 31 March	–	–	–

Deferred Share Plan
Awards of ordinary share equivalents at 1 April	0.4	–	–
Awards made	0.2	0.4	–
Lapses/forfeits	–	–	–
Awards vested	(0.1)	–	–

Awards of ordinary share equivalents at 31 March	0.5	0.4	–
Conditional awards available for release at 31 March	–	0.1	–

Retention Award Plans
Awards of ordinary share equivalents at 1 April	–	–	–
Awards made	0.8	–	–
Lapses/forfeits	–	–	–
Awards vested	–	–	–

Awards of ordinary share equivalents at 31 March	0.8	–	–
Conditional awards available for release at 31 March	–	–	–

Non-active share plans
We also have a number of historical plans where awards are still outstanding but no further awards will be granted. These include the Executive Share Option Plan and the Share Matching Plan.
The Executive Share Option Plan applied to senior executives, including Executive Directors. Options granted were subject to the achievement of performance targets related to TSR over a three year period and those for 2000 are awaiting retest. The share options are generally exercisable between the third and tenth anniversaries of the date of grant if the relevant performance target is achieved.
The Share Matching Plan applied to Executive Directors and other senior employees whereby a predetermined part of each participant’s bonus entitlement was automatically deferred into National Grid plc shares (known as qualifying shares) and a matching award may be exercised under the Plan after a three year period provided the Director or senior employee remains employed by the Company or its subsidiary undertakings.
In addition to the above, following the sale of the UK Wireless business, Transitional Share Awards and Special Share Awards which were made during the year ended 31 March 2005 to former Wireless employees vested in full on completion.
Additional information in respect of non-active share schemes

	2008	2007	2006
	000s	000s	000s

Share Matching Plan
Awards at 1 April	384	436	342
Awards granted	1	–	149
Lapses/forfeits	–	–	(1)
Awards exercised	(183)	(52)	(54)

Awards at 31 March	202	384	436
Options exercisable at 31 March	109	164	45

Transitional Share Awards/Special Share Awards
Awards of ordinary share equivalents at 1 April	77	133	234
Awards made	–	–	–
Lapses/forfeits	(1)	(6)	(39)
Awards vested	(73)	(50)	(62)

Awards of ordinary share equivalents at 31 March	3	77	133
Conditional awards available for release at 31 March	3	1	–

170 Notes to the consolidated financial statements continued	National Grid plc

36. Share options and reward plans continued
Share options
Movement in options to subscribe for ordinary shares under the Company’s various options schemes for the three years ended 31 March 2008 is shown below and includes those options related to shares issued by employee benefit trusts:

	Sharesave		Executive Plan
	scheme options		options
	Weighted		Weighted
	average		average		Total
	price		price		options
	£	millions	£	millions	millions

At 31 March 2005	3.35	31.2	4.86	10.4	41.6
Granted	4.34	5.6	–	–	5.6
Lapsed – expired	3.33	(4.1)	4.32	(0.9)	(5.0)
Exercised	3.25	(12.8)	4.04	(2.3)	(15.1)

At 31 March 2006	3.68	19.9	5.01	7.2	27.1
Granted	5.58	4.2	–	–	4.2
Lapsed – expired	3.82	(0.9)	5.48	(1.9)	(2.8)
Exercised	3.43	(1.9)	5.00	(2.1)	(4.0)

At 31 March 2007	4.07	21.3	4.74	3.2	24.5
Granted	6.55	2.9	–	–	2.9
Lapsed — expired	4.43	(1.0)	5.31	(0.1)	(1.1)
Exercised	3.37	(6.3)	4.45	(1.1)	(7.4)

At 31 March 2008	4.74	16.9	4.87	2.0	18.9

Included within options outstanding at 31 March 2008, 31 March 2007 and 31 March 2006 were the following options that were exercisable:

At 31 March 2008	3.74	0.5	4.78	1.3	1.8

At 31 March 2007	3.17	4.1	4.63	2.4	6.5

At 31 March 2006	3.24	0.5	5.03	7.1	7.6

The weighted average remaining contractual life of options in the employee Sharesave scheme at 31 March 2008 was 2 years and 2 months. These options have exercise prices between £3.17 and £6.55.
The weighted average share price at the exercise dates was as follows:

	2008	2007	2006
	£	£	£

Sharesave scheme options	7.79	6.50	5.89
Executive Plan options	7.68	6.68	5.50

Additional information in respect of share options

	2008	2007	2006
	£m	£m	£m

Share options exercised
Cash received on exercise of all share options during the year	23	16	54
Tax benefits realised from share options exercised during the year	10	5	5

Options outstanding and exercisable and their weighted average exercise prices for the respective ranges of exercise prices and years at 31 March 2008 are as follows:

	Weighted average		Weighted average
	exercise price of	Number	exercise price of	Number	Exercise price	Normal dates
	exercisable options	exercisable	outstanding options	outstanding	per share	of exercise
	£	millions	£	millions	pence	years

Executive Plan	3.91	0.1	3.91	0.1	375.8-490.0	2002-2009
	5.34	0.2	5.34	0.2	424.0-566.5	2003-2010
	5.27	–	5.26	0.6	526.0-623.0	2004-2011
	4.70	1.0	4.70	1.0	434.3-481.5	2006-2013
	4.05	–	4.05	0.1	405.0	2007-2014

	4.78	1.3	4.87	2.0

The aggregate intrinsic value of all options outstanding and exercisable at 31 March 2008 amounted to £47m and £5m respectively.
Share-based payment charges
The charge to the income statement for the year ended 31 March 2008 was £18m (2007: £15m; 2006: £14m). The related tax charge recognised in the income statement was £1m (2007: £9m charge; 2006: £2m credit).

Annual Report and Accounts 2007/08 171

36. Share options and reward plans continued
Awards under share option plans
The average share prices at the date of options being granted, the average exercise prices of the options granted and the estimated average fair values of the options granted during each of the three financial years ended 31 March were as follows:

	2008	2007	2006

Average share price	846.0p	746.0p	569.0p
Average exercise price	655.0p	558.0p	434.0p
Average fair value	190.0p	166.8p	128.0p

These amounts have been calculated in respect of options where the exercise price is less than the market price at the date of grant.
The fair values of the options granted were estimated using the following principal assumptions:

	2008	2007	2006

Dividend yield (%)	4.5	4.5	4.5
Volatility (%)	15.6-18.9	15.6-18.9	15.6-18.9
Risk-free investment rate (%)	4.2	4.2	4.2
Average life (years)	4.1	3.9	4.3

The fair values of awards under the Sharesave scheme have been calculated using the Black-Scholes European model for awards made prior to 1 April 2006. This is considered appropriate given the short exercise window of sharesave options. The fair value of awards made in 2007 onwards have been calculated by reference to the prior year’s Black-Scholes European model calculation.
Volatility was derived based on the following and is assumed to revert from its current implied level to its long run mean, based on historical volatility under (ii) below:
(i)	implied volatility in traded options over the Company’s shares;

(ii)	historical volatility of the Company’s shares from October 2002 (the date of the business combination with Lattice Group plc); and

(iii)	implied volatility of comparator companies where options in their shares are traded.
Awards under other share scheme plans
The average share prices and fair values at the date share awards were granted during each of the three financial years ended 31 March were as follows:

	2008	2007	2006

Average share price	766.9p	594.0p	535.6p
Average fair value	522.8p	403.1p	358.0p

The fair values of the awards granted were estimated using the following principal assumptions:

	2008	2007	2006

Dividend yield (%)	4.4	4.4	4.4
Volatility (%)	19.9	19.9	19.9
Risk-free investment rate (%)	4.1	4.1	4.1

Fair values have been calculated using a Monte Carlo simulation model for awards with total shareholder return performance conditions made prior to 1 April 2006. The fair value of awards made in 2007 onwards has been calculated by reference to the prior year’s Monte Carlo simulation model calculation. Fair values of awards with performance conditions based on earnings per share have been calculated using the share price at date of grant less the present value of dividends foregone during the performance period.
For other share scheme awards, where the primary vesting condition is that employees complete a specified number of years service, the fair value has been calculated as the share price at date of grant, adjusted to recognise the extent to which participants do not receive dividends over the vesting period. Volatility for share awards has been calculated on the same basis as used for share options, as described above.

172 Notes to the consolidated financial statements continued	National Grid plc

37. Subsidiary undertakings, joint ventures and associates
Principal subsidiary undertakings
The principal subsidiary undertakings included in the consolidated financial statements at 31 March 2008 are listed below. These undertakings are wholly-owned and, unless otherwise indicated, are incorporated in Great Britain.

Principal activity

National Grid Gas plc (i)	Transmission and distribution of gas
National Grid Electricity Transmission plc (i)	Transmission of electricity in England and Wales
New England Power Company (incorporated in the US) (i)	Transmission of electricity
Massachusetts Electric Company (incorporated in the US) (i)	Distribution of electricity
The Narragansett Electric Company (incorporated in the US) (i)	Distribution of electricity
Niagara Mohawk Power Corporation (incorporated in the US) (i)	Distribution and transmission of electricity and gas
National Grid Metering Limited (i)	Metering services
OnStream Metering Services Limited (i)	Metering services
National Grid Grain LNG Limited (i)	LNG import terminal
Boston Gas Company (incorporated in the US) (i)	Distribution of gas
National Grid Electric Services LLC (incorporated in the US) (i)	Transmission and distribution of electricity
National Grid Generation LLC (incorporated in the US) (i)	Generation of electricity
New England Electric Transmission Corporation (incorporated in the US) (i)	Transmission of electricity
Nantucket Electric Company (incorporated in the US) (i)	Distribution of electricity
KeySpan Gas East Corporation (incorporated in the US) (i)	Distribution of gas
KeySpan-Ravenswood, LLC (incorporated in the US) (i)	Electricity generation
The Brooklyn Union Gas Company (incorporated in the US) (i)	Distribution of gas
NGG Finance plc (ii)	Financing
British Transco Finance, Inc. (incorporated in the US) (i)	Financing
British Transco International Finance B.V. (incorporated in The Netherlands) (i)	Financing
National Grid Property Limited (i)	Property services
National Grid Holdings One plc (ii)	Holding company
Lattice Group plc (i)	Holding company
National Grid USA (incorporated in the US) (i)	Holding company
Niagara Mohawk Holdings, Inc. (incorporated in the US) (i)	Holding company
National Grid Commercial Holdings Limited (i)	Holding company
National Grid Gas Holdings plc (i)	Holding company
National Grid (US) Holdings Limited (ii)	Holding company
National Grid Holdings Limited (i)	Holding company
KeySpan Corporation (incorporated in the US) (i)	Holding company

(i)	Issued ordinary share capital held by subsidiary undertakings.

(ii)	Issued ordinary share capital held by National Grid plc.
Principal joint ventures and associates
The principal joint ventures and associate undertakings included in the financial statements at 31 March 2008 are listed below. These undertakings are incorporated in Great Britain (unless otherwise indicated).

	% ownership	Principal activity

Blue – ng (Holdings) Limited	50	Holding company
BritNed Development Limited	50	Interconnector between UK and Netherlands
Millennium Pipeline Company, LLC (incorporated in the US)	26.25	Gas pipeline construction
Iroquois Gas Transmission System, L.P. (incorporated in the US)	20.4	Transmission of gas

A full list of all subsidiary and associated undertakings is available from the Company Secretary & General Counsel of the Company.

Annual Report and Accounts 2007/08 173

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures
The following condensed consolidating financial information, comprising income statements, balance sheets and cash flow statements, is given in respect of National Grid Gas plc (Subsidiary guarantor), which became joint full and unconditional guarantor on 11 May 2004 with National Grid plc (Parent guarantor) of the 6.625% Guaranteed Notes due 2018 issued in June 1998 by British Transco Finance Inc. (then known as British Gas Finance Inc.) (issuer of notes). Condensed consolidating financial information is also provided in respect of Niagara Mohawk Power Corporation as a result of National Grid plc’s guarantee (dated 29 October 2007) of Niagara Mohawk’s 3.6% and 3.9% issued preferred shares. National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation are wholly-owned subsidiaries of National Grid plc.
The following financial information for National Grid plc, National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation on a condensed consolidating basis is intended to provide investors with meaningful and comparable financial information and is provided pursuant to Rule 3-10 of Regulation S-X in lieu of the separate financial statements of each subsidiary issuer of public debt securities.
This parent company-only financial information should be read in conjunction with the Company’s financial statements and footnotes presented in our 2007/08 Annual Report and Accounts.
Summary income statements are presented, on a consolidating basis, for the three years ended 31 March 2008. Summary income statements of National Grid plc and National Grid Gas plc are presented under IFRS measurement principles, as modified by the inclusion of the results of subsidiary undertakings on the basis of equity accounting principles.
The summary balance sheets of National Grid plc and National Grid Gas plc include the investments in subsidiaries recorded under the equity method for the purposes of presenting condensed consolidating financial information under IFRS. The IFRS summary balance sheets present these investments within ‘Investments’.
The consolidation adjustments column includes the necessary amounts to eliminate the inter-company balances and transactions between National Grid plc, National Grid Gas plc, British Transco Finance Inc., Niagara Mohawk Power Corporation, and other subsidiaries.
Summary income statement for the year ended 31 March 2008 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,108	–		2,459	7,104	(248)	11,423
Other operating income	–	–	–		8	67	–	75
Operating costs
Depreciation and amortisation	–	(101)	–		(432)	(461)	–	(994)
Payroll costs	–	(201)	–		(226)	(752)	–	(1,179)
Purchases of electricity	–	(609)	–		–	(744)	–	(1,353)
Purchases of gas	–	(297)	–		(110)	(1,604)	–	(2,011)
Rates and property taxes	–	(93)	–		(227)	(288)	–	(608)
Electricity transmission services scheme direct costs	–	–	–		–	(574)	–	(574)
Payments to Scottish electricity transmission network owners	–	–	–		–	(226)	–	(226)
Other operating charges	–	(248)	–		(514)	(1,075)	248	(1,589)
	–	(1,549)	–		(1,509)	(5,724)	248	(8,534)

Operating profit	–	559	–		958	1,447	–	2,964
Net finance costs	(116)	(116)	–		(298)	(246)	–	(776)
Dividends receivable	–	–	–		–	500	(500)	–
Interest in equity accounted affiliates	1,711	–	–		(27)	(7)	(1,673)	4

Profit before taxation	1,595	443	–		633	1,694	(2,173)	2,192
Taxation	(14)	(194)	–		(141)	(262)	–	(611)

Profit for the year from continuing operations	1,581	249	–		492	1,432	(2,173)	1,581
Profit for the year from discontinued operations	1,618	–	–		3	1,615	(1,618)	1,618

Profit for the year	3,199	249	–	(i)	495	3,047	(3,791)	3,199

Attributable to:
Equity shareholders	3,196	249	–		495	3,044	(3,788)	3,196
Minority interests	3	–	–		–	3	(3)	3

	3,199	249	–	(i)	495	3,047	(3,791)	3,199

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

174 Notes to the consolidated financial statements continued	National Grid plc

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statement for the year ended 31 March 2007 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,189	–		2,231	4,593	(318)	8,695
Other operating income	–	–	–		6	77	–	83
Operating costs
Depreciation and amortisation	–	(102)	–		(389)	(380)	–	(871)
Payroll costs	–	(209)	–		(228)	(383)	–	(820)
Purchases of electricity	–	(633)	–		–	(960)	–	(1,593)
Purchases of gas	–	(309)	–		(113)	(122)	–	(544)
Rates and property taxes	–	(104)	–		(211)	(157)	–	(472)
Electricity transmission services scheme direct costs	–	–	–		–	(558)	–	(558)
Payments to Scottish electricity transmission network owners	–	–	–		–	(237)	–	(237)
Other operating charges	(2)	(154)	–		(531)	(801)	318	(1,170)
	(2)	(1,511)	–		(1,472)	(3,598)	318	(6,265)

Operating profit	(2)	678	–		765	1,072	–	2,513
Net finance costs	18	(131)	–		(280)	(371)	–	(764)
Dividends receivable	–	–	–		–	1,850	(1,850)	–
Interest in equity accounted affiliates	1,286	–	–		15	(1)	(1,298)	2

Profit before taxation	1,302	547	–		500	2,550	(3,148)	1,751
Taxation	8	(238)	–		(239)	28	–	(441)

Profit for the year from continuing operations	1,310	309	–		261	2,578	(3,148)	1,310
Profit for the year from discontinued operations	86	–	–		13	73	(86)	86

Profit for the year	1,396	309	–	(i)	274	2,651	(3,234)	1,396

Attributable to:
Equity shareholders	1,394	309	–		274	2,649	(3,232)	1,394
Minority interests	2	–	–		–	2	(2)	2

	1,396	309	–	(i)	274	2,651	(3,234)	1,396

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

Annual Report and Accounts 2007/08 175

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statement for the year ended 31 March 2006 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m*	£m*	£m*		£m*	£m*	£m*	£m*

Revenue	1	2,360	–		2,281	4,589	(363)	8,868
Other operating income	–	–	–		4	76	–	80
Operating costs
Depreciation and amortisation	–	(105)	–		(396)	(387)	–	(888)
Payroll costs	–	(221)	–		(213)	(420)	–	(854)
Purchases of electricity	–	(694)	–		–	(1,283)	–	(1,977)
Purchases of gas	–	(418)	–		(148)	–	–	(566)
Rates and property taxes	–	(104)	–		(180)	(153)	–	(437)
Electricity transmission services scheme direct costs	–	–	–		–	(536)	–	(536)
Payments to Scottish electricity transmission network owners	–	–	–		–	(259)	–	(259)
Other operating charges	–	(281)	–		(983)	(588)	795	(1,057)
	–	(1,823)	–		(1,920)	(3,626)	795	(6,574)

Operating profit	1	537	–		365	1,039	432	2,374
Net finance costs	(1)	(130)	–		(193)	(335)	–	(659)
Dividends receivable	–	–	–		–	310	(310)	–
Interest in equity accounted affiliates	1,149	–	–		441	3	(1,590)	3

Profit before taxation	1,149	407	–		613	1,017	(1,468)	1,718
Taxation	34	(148)	–		(123)	(298)	–	(535)

Profit for the year from continuing operations	1,183	259	–		490	719	(1,468)	1,183
Profit for the year from discontinued operations	2,667	–	–		2,494	185	(2,679)	2,667

Profit for the year	3,850	259	–	(i)	2,984	904	(4,147)	3,850

Attributable to:
Equity shareholders	3,848	259	–		2,984	902	(4,145)	3,848
Minority interests	2	–	–		–	2	(2)	2

	3,850	259	–	(i)	2,984	904	(4,147)	3,850

*Comparatives have been adjusted to reclassify amounts relating to discontinued operations
(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

176 Notes to the consolidated financial statements continued	National Grid plc

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheet as at 31 March 2008 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	564	–	–	3,274	–	3,838
Other intangible assets	–	12	–	56	204	–	272
Property, plant and equipment	–	2,756	–	9,761	11,816	–	24,333
Deferred tax assets	3	67	–	–	–	(70)	–
Other non-current assets	–	–	–	–	1,101	–	1,101
Amounts owed by subsidiary undertakings	–	–	–	5,630	1,067	(6,697)	–
Financial and other investments (i)	3,189	20	–	19	11,082	(14,059)	251
Derivative financial assets	751	–	–	101	211	–	1,063

Total non-current assets	3,943	3,419	–	15,567	28,755	(20,826)	30,858

Current assets
Inventories and current intangible assets	–	18	–	31	406	–	455
Trade and other receivables	3	401	–	254	1,611	–	2,269
Amounts owed by subsidiary undertakings	11,350	–	154	125	6,465	(18,094)	–
Financial and other investments	787	2	–	499	807	–	2,095
Derivative financial assets	341	–	–	81	41	–	463
Cash and cash equivalents	–	5	–	3	166	–	174

Total current assets	12,481	426	154	993	9,496	(18,094)	5,456

Assets of businesses held for sale	–	–	–	–	1,508	–	1,508

Total assets	16,424	3,845	154	16,560	39,759	(38,920)	37,822

Current liabilities
Borrowings	(1,019)	(351)	(3)	(680)	(1,829)	–	(3,882)
Derivative financial liabilities	(79)	–	–	(27)	(8)	–	(114)
Trade and other payables	(51)	(231)	–	(580)	(1,577)	–	(2,439)
Amounts owed to subsidiary undertakings	(4,804)	(170)	–	(1,490)	(11,630)	18,094	–
Current tax liabilities	–	(41)	–	(27)	(230)	–	(298)
Provisions	–	(16)	–	(50)	(323)	–	(389)

Total current liabilities	(5,953)	(809)	(3)	(2,854)	(15,597)	18,094	(7,122)

Non-current liabilities
Borrowings	(4,460)	(417)	(151)	(4,906)	(7,187)	–	(17,121)
Derivative financial liabilities	(179)	–	–	(83)	(57)	–	(319)
Other non-current liabilities	–	(188)	–	(1,043)	(490)	–	(1,721)
Amounts owed to subsidiary undertakings	(452)	(615)	–	–	(5,630)	6,697	–
Deferred tax liabilities	–	–	–	(1,630)	(1,847)	70	(3,407)
Pensions and other post-retirement benefits	–	(784)	–	–	(962)	–	(1,746)
Provisions	–	(166)	–	(64)	(713)	–	(943)

Total non-current liabilities	(5,091)	(2,170)	(151)	(7,726)	(16,886)	6,767	(25,257)

Liabilities of businesses held for sale	–	–	–	–	(63)	–	(63)

Total liabilities	(11,044)	(2,979)	(154)	(10,580)	(32,546)	24,861	(32,442)

Net assets (i)	5,380	866	–	5,980	7,213	(14,059)	5,380

Equity
Called up share capital	294	94	–	45	182	(321)	294
Share premium account	1,371	1,486	–	204	3,642	(5,332)	1,371
Retained earnings	8,949	(723)	–	4,433	10,055	(13,765)	8,949
Other equity reserves	(5,252)	9	–	1,298	(6,666)	5,359	(5,252)

Total shareholders’ equity (i)	5,362	866	–	5,980	7,213	(14,059)	5,362
Minority interests	18	–	–	–	–	–	18

Total equity (i)	5,380	866	–	5,980	7,213	(14,059)	5,380

(i)	Includes parent Company’s subsidiaries, associates and joint ventures presented on an equity accounted basis.

Annual Report and Accounts 2007/08 177

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheet as at 31 March 2007 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	569	–	–	911	–	1,480
Other intangible assets	–	12	–	41	91	–	144
Property, plant and equipment	–	2,624	–	8,829	7,442	–	18,895
Deferred tax assets	3	143	–	–	–	(146)	–
Other non-current assets	–	–	–	2	71	–	73
Amounts owed by subsidiary undertakings	–	–	–	5,611	620	(6,231)	–
Financial and other investments (i)	1,508	20	–	47	11,385	(12,823)	137
Derivative financial assets	192	–	–	65	123	–	380

Total non-current assets	1,703	3,368	–	14,595	20,643	(19,200)	21,109

Current assets
Inventories and current intangible assets	–	16	–	28	64	–	108
Trade and other receivables	3	377	–	238	618	–	1,236
Amounts owed by subsidiary undertakings	9,047	–	156	92	5,432	(14,727)	–
Financial and other investments	279	19	–	305	1,495	–	2,098
Derivative financial assets	119	–	–	9	149	–	277
Cash and cash equivalents	751	4	–	172	666	–	1,593

Total current assets	10,199	416	156	844	8,424	(14,727)	5,312

Assets of businesses held for sale	–	–	–	–	1,968	–	1,968

Total assets	11,902	3,784	156	15,439	31,035	(33,927)	28,389

Current liabilities
Borrowings	(360)	(120)	(3)	(353)	(195)	–	(1,031)
Derivative financial liabilities	(29)	–	–	(12)	(194)	–	(235)
Trade and other payables	(23)	(306)	–	(587)	(936)	–	(1,852)
Amounts owed to subsidiary undertakings	(2,776)	(216)	–	(2,440)	(9,295)	14,727	–
Current tax liabilities	–	–	–	(34)	(41)	–	(75)
Provisions	–	(13)	–	(31)	(123)	–	(167)

Total current liabilities	(3,188)	(655)	(3)	(3,457)	(10,784)	14,727	(3,360)

Non-current liabilities
Borrowings	(4,524)	(710)	(153)	(3,219)	(6,080)	–	(14,686)
Derivative financial liabilities	(54)	–	–	(83)	(47)	–	(184)
Other non-current liabilities	–	(148)	–	(1,012)	(315)	–	(1,475)
Amounts owed to subsidiary undertakings	–	(620)	–	–	(5,611)	6,231	–
Deferred tax liabilities	–	–	–	(1,627)	(908)	146	(2,389)
Pensions and other post-retirement benefits	–	(876)	–	–	(406)	–	(1,282)
Provisions	–	(130)	–	(74)	(223)	–	(427)

Total non-current liabilities	(4,578)	(2,484)	(153)	(6,015)	(13,590)	6,377	(20,443)

Liabilities of businesses held for sale	–	–	–	–	(450)	–	(450)

Total liabilities	(7,766)	(3,139)	(156)	(9,472)	(24,824)	21,104	(24,253)

Net assets (i)	4,136	645	–	5,967	6,211	(12,823)	4,136

Equity
Called up share capital	308	95	–	45	181	(321)	308
Share premium account	1,332	1,499	–	204	3,091	(4,794)	1,332
Retained earnings	7,635	(951)	–	4,467	9,454	(12,970)	7,635
Other equity reserves	(5,150)	2	–	1,251	(6,515)	5,262	(5,150)

Total shareholders’ equity (i)	4,125	645	–	5,967	6,211	(12,823)	4,125
Minority interests	11	–	–	–	–	–	11

Total equity (i)	4,136	645	–	5,967	6,211	(12,823)	4,136

(i)	Includes parent Company’s subsidiaries, associates and joint ventures presented on an equity accounted basis.

178 Notes to the consolidated financial statements continued	National Grid plc

38. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Cash flow statements

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Year ended 31 March 2008
Net cash provided by operating activities – continuing operations	4	316	–	1,552	1,283	–	3,155
Net cash provided by operating activities – discontinued operations	–	–	–	–	10	–	10

Net cash provided by operating activities	4	316	–	1,552	1,293	–	3,165

Net cash provided by/(used in) investing activities – continuing operations	1,547	(209)	–	(1,630)	(3,658)	(2,123)	(6,073)
Net cash (used in)/provided by investing activities – discontinued operations	–	–	–	(4)	3,054	–	3,050

Net cash used in investing activities	1,547	(209)	–	(1,634)	(604)	(2,123)	(3,023)

Net cash (used in)/provided by financing activities	(2,302)	(105)	–	(87)	(1,221)	2,123	(1,592)

(Decrease)/increase in cash and cash equivalents in the year	(751)	2	–	(169)	(532)	–	(1,450)

Year ended 31 March 2007
Net cash provided by operating activities – continuing operations	1	374	–	1,341	1,064	–	2,780
Net cash provided by operating activities – discontinued operations	–	–	–	–	178	–	178

Net cash provided by operating activities	1	374	–	1,341	1,242	–	2,958

Net cash used in investing activities – continuing operations	(1,225)	(140)	–	(1,381)	(403)	(807)	(3,956)
Net cash provided by/(used in) investing activities – discontinued operations	–	–	–	27	(132)	–	(105)

Net cash used in investing activities	(1,225)	(140)	–	(1,354)	(535)	(807)	(4,061)

Net cash provided by/(used in) financing activities	940	(232)	–	(42)	(195)	807	1,278

(Decrease)/increase in cash and cash equivalents in the year	(284)	2	–	(55)	512	–	175

Year ended 31 March 2006
Net cash provided by operating activities – continuing operations	–	329	–	1,140	1,401	–	2,870
Net cash (used in)/provided by operating activities – discontinued operations	–	–	–	(57)	158	–	101

Net cash provided by operating activities	–	329	–	1,083	1,559	–	2,971

Net cash used in investing activities – continuing operations	–	(192)	–	(146)	(659)	(492)	(1,489)
Net cash provided by/(used in) investing activities – discontinued operations	–	–	–	5,635	(94)	–	5,541

Net cash (used in)/provided by investing activities	–	(192)	–	5,489	(753)	(492)	4,052

Net cash provided by/(used in) financing activities	914	(141)	–	(6,355)	(752)	492	(5,842)

Increase/(decrease) in cash and cash equivalents in the year	914	(4)	–	217	54	–	1,181

Cash dividends were received by National Grid plc from consolidated subsidiaries amounting to £2,500m during the year ended 31 March 2008 (2007: £220m; 2006: £nil).

Annual Report and Accounts 2007/08 179

Company accounting policies

A. Basis of preparation of individual financial statements under UK GAAP
These individual financial statements of the Company have been prepared in accordance with applicable UK accounting and financial reporting standards and the Companies Act 1985.
The individual financial statements of the Company have been prepared on a historical cost basis, except for the revaluation of financial instruments.
These financial statements are presented in pounds sterling, which is the currency of the primary economic environment in which the Company operates.
The Company has not presented its own profit and loss account as permitted by section 230 of the Companies Act 1985. The Company has taken the exemption from preparing a cash flow statement under the terms of FRS 1 (revised 1996) ‘Cash flow statements’.
In accordance with exemptions under FRS 8 ‘Related party disclosures’, the Company has not disclosed transactions with related parties, as the Company’s financial statements are presented together with its consolidated financial statements. Further, in accordance with exemptions under FRS 29 ‘Financial Instruments: Disclosures’, the Company has not presented the financial instruments disclosures required by the standard, as disclosures which comply with the standard are included in the consolidated financial statements.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
B. Fixed asset investments
Investments held as fixed assets are stated at cost less any provisions for impairment. Investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are calculated such that the carrying value of the fixed asset investment is the lower of its cost or recoverable amount. Recoverable amount is the higher of its net realisable value and its value in use.
C. Taxation
Current tax for the current and prior periods is provided at the amount expected to be paid (or recovered) using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or the right to pay less tax, at a future date, at tax rates expected to apply when the timing differences reverse based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements.
Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.
D. Foreign currencies
Transactions in currencies other than the functional currency of the Company are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates.
Gains and losses arising on retranslation of monetary assets and liabilities are included in the profit and loss account.
E. Financial instruments
Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities and is recorded at the proceeds received, net of direct issue costs.
Loans receivable are carried at amortised cost using the effective interest rate method less any allowance for estimated impairments. A provision is established for impairments when there is objective evidence that the Company will not be able to collect all amounts due under the original terms of the loan. Interest income, together with losses when the loans are impaired are recognised on an effective interest basis in the profit and loss account.
Current asset financial investments are recognised at fair value plus directly related incremental transaction costs and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time the cumulative gain or loss previously recognised in equity is included in net profit or loss for the period. Investment income on investments classified as available-for-sale is recognised in the profit and loss account as it accrues.

180 Company accounting policies continued	National Grid plc

Borrowings, which include interest-bearing loans and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently these are stated at amortised cost, using the effective interest rate method. Any difference between proceeds and the redemption value is recognised over the term of the borrowing in the profit and loss account using the effective interest rate method.
Derivative financial instruments are recorded at fair value, and where the fair value of a derivative is positive, it is carried as a derivative asset and where negative, as a liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set-off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from changes in fair value are included in the profit and loss account in the period they arise.
Where derivatives are embedded in other financial instruments that are closely related to those instruments, no adjustment is made with respect to such derivative clauses. Otherwise the derivative is recorded separately at fair value on the balance sheet.
F. Hedge accounting
The Company enters into derivative financial instruments (‘derivatives’) and non-derivative financial instruments in order to manage its interest rate and foreign currency exposures, with a view to managing these risks associated with the Company’s underlying business activities and the financing of those activities. The principal derivatives used include interest rate swaps, forward rate agreements, currency swaps, forward foreign currency contracts and interest rate swaptions.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the profit and loss account. The Company uses two hedge accounting methods.
Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (‘cash flow hedges’) are recognised directly in equity and any ineffective portion is recognised immediately in the profit and loss account. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the profit and loss account in the same period in which the hedged item affects net profit or loss.
Secondly, changes in the carrying value of financial instruments that are designated as hedges of the changes in the fair value of assets or liabilities (‘fair value hedges’) are recognised in the profit and loss account. An offsetting amount is recorded as an adjustment to the carrying value of hedged items, with a corresponding entry in the profit and loss account, to the extent that the change is attributable to the risk being hedged and that the fair value hedge is effective.
Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the profit and loss account as they arise.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the profit and loss account in the same periods in which the previously hedged item affects net profit or loss. For fair value hedges the cumulative adjustment recorded to its carrying value at the date hedge accounting is discontinued is amortised to the profit and loss account using the effective interest rate method.
If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the profit and loss account immediately.
G. Parent Company guarantees
The Company has guaranteed the repayment of the principal and any associated premium and interest on specific loans due from certain subsidiary undertakings to third parties. In the event of default or non-performance by the subsidiary, the Company recognises such guarantees as insurance contracts, at fair value with a corresponding increase in the carrying value of the investment.
H. Share-based payments
The Company issues equity-settled, share-based payments to certain employees of subsidiary undertakings, detailed in the Directors’ Report, the Directors’ Remuneration Report and in note 36 to the consolidated financial statements.
Equity-settled, share-based payments are measured at fair value at the date of grant. The Company has no employees. Equity-settled, share-based payments that are made available to employees of the Company’s subsidiaries are treated as increases in equity over the vesting period of the award, with a corresponding increase in the Company’s investments in subsidiaries, based on an estimate of the number of shares that will eventually vest. Where payments are subsequently received from subsidiaries, these are accounted for as a disposal of investment.
I. Dividends
Interim dividends are recognised when they are paid to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.

Annual Report and Accounts 2007/08 181

Company balance sheet
at 31 March

		2008	2007
	Notes	£m	£m

Fixed assets
Investments	2	4,276	3,707

Current assets
Debtors (amounts falling due within one year)	3	8,545	9,050
Debtors (amounts falling due after more than one year)	3	2,811	3
Derivative financial instruments (amounts falling due within one year)	5	341	119
Derivative financial instruments (amounts falling due after more than one year)	5	751	192
Current asset investments		787	1,030

		13,235	10,394
Creditors (amounts falling due within one year)
Borrowings	6	(1,019)	(360)
Derivative financial instruments	5	(79)	(29)
Other creditors		(4,855)	(2,799)
	4	(5,953)	(3,188)

Net current assets		7,282	7,206

Total assets less current liabilities		11,558	10,913
Creditors (amounts falling due after more than one year)
Borrowings	6	(4,460)	(4,524)
Derivative financial instruments	5	(179)	(54)
Amounts owed to subsidiary undertakings		(452)	–
		(5,091)	(4,578)

Net assets employed		6,467	6,335

Capital and reserves
Called up share capital	7	294	308
Share premium account	8	1,371	1,332
Cash flow hedge reserve	8	14	22
Other equity reserves	8	124	91
Profit and loss account	8	4,664	4,582

Total shareholders’ funds	9	6,467	6,335

Commitments and contingencies are shown in note 10 to the Company financial statements on page 185.
The notes on pages 182 to 185 form part of the individual financial statements of the Company, which were approved by the Board of Directors on 14 May 2008 and were signed on its behalf by:
Sir John Parker Chairman
Steve Lucas Finance Director

182 Notes to the Company financial statements	National Grid plc

Notes to the Company financial statements

1. Adoption of new accounting standards
New financial reporting standards (FRS) and abstracts adopted in 2007/08
During the year the Company has adopted the following FRSs and abstracts. None of these had a material impact on consolidated results or assets and liabilities.

Amendment to FRS 3 on reporting financial performance	Removes inconsistencies between FRS 3 and both FRS 26 ‘Financial Instruments: Recognition and measurement’ and FRS 23 ‘The effects of changes in foreign exchange rates’, in particular as regards recycling to the profit and loss account of gains and losses and exchange differences previously recognised in the statement of recognised gains and losses.

Amendment to FRS 26 on financial instruments: measurement – recognition and derecognition	Implements the recognition and derecognition material in IAS 39. The requirements of FRS 5, ‘Reporting the substance of transactions’, are superseded for transactions that fall within FRS 26’s scope, but FRS 5 continues to apply to transactions in non-financial assets and liabilities.

UITF Abstract 42 on reassessment of embedded derivatives	Prohibits reassessment of the treatment of embedded derivatives subsequent to initial recognition unless there is a change in the terms of the contract that significantly modifies the cash flows that otherwise would be required under the contract, in which case reassessment is required.

UITF Abstract 44 on group and treasury share transactions	Provides guidance on whether share-based transactions involving treasury shares or involving group entities (for instance, options over a parent’s shares) should be accounted for as equity- settled or cash-settled.

New FRS not yet adopted
The Company has yet to adopt the following FRS, however, it is not expected to have a material impact on the Company’s results or assets and liabilities.

Amendment to FRS 20 on share-based payment	Clarifies the definition of vesting conditions and the accounting treatment of cancellations. Vesting conditions are defined as either service conditions or performance conditions. Cancellations by employees are accounted for in the same way as cancellations by the Company. It is expected that the amendment to FRS 20 will be adopted on 1 April 2009.

2. Fixed asset investments

	Shares in	Loan to
	subsidiary	subsidiary
	undertakings	undertaking	Total
	£m	£m	£m

At 31 March 2006	2,428	–	2,428
Additions	952	327	1,279

At 31 March 2007	3,380	327	3,707
Additions	896	–	896
Reclassification of loan as amounts owed by subsidiary undertakings	–	(327)	(327)

At 31 March 2008	4,276	–	4,276

During the year the Company acquired a further 500,000 ordinary shares of £1 each in National Grid (US) Holdings Limited for a total consideration of £878m.
The names of the principal subsidiary undertakings, joint ventures and associates are included in note 37 in the consolidated financial statements.
The Directors believe that the carrying value of the investments is supported by their underlying net assets.

Annual Report and Accounts 2007/08 183

3. Debtors

					2008	2007
					£m	£m

Amounts falling due within one year:
Amounts owed by subsidiary undertakings					8,542	9,047
Prepayments and accrued income					3	3

					8,545	9,050

Amounts falling due after more than one year:
Amounts owed by subsidiary undertakings					2,808	–
Deferred taxation					3	3

					2,811	3

					Deferred
					taxation
					£m

At 1 April 2006					(5)
Charged to equity					(4)
Charged to the profit and loss account (i)					12

At 1 April 2007					3
Credited to equity					4
Credited to the profit and loss account (i)					(4)

At 31 March 2008					3

(i) Included is a deferred tax charge of £2m (2007: credit of £13m) in respect of prior years.

Factors that may affect future deferred tax charges
The changes enacted in the Finance Act 2007 included a reduction in the UK Corporation Tax rate from 30% to 28% with effect from 1 April 2008. The deferred tax expected to reverse has been measured using the 28% rate.

4. Creditors (amounts falling due within one year)

					2008	2007
					£m	£m

Borrowings (note 6)					1,019	360
Derivative financial instruments					79	29
Amounts owed to subsidiary undertakings					4,804	2,776
Other creditors					51	23

					5,953	3,188

5. Derivative financial instruments The fair value of derivative financial instruments shown on the balance sheet is as follows:

	2008			2007
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Current	341	(79)	262	119	(29)	90
Non-current	751	(179)	572	192	(54)	138

	1,092	(258)	834	311	(83)	228

For each class of derivative financial instruments, our exposure, based on the sterling equivalent notional value of the pay leg is as follows:

					2008	2007
					£m	£m

Interest rate swaps					(4,952)	(3,625)
Interest rate swaptions					(202)	–
Cross-currency interest rate swaps					(4,919)	(5,179)
Foreign exchange forward contracts					(5,721)	(2,114)

Total					(15,794)	(10,918)

184 Notes to the Company financial statements continued	National Grid plc

6. Borrowings
The following table analyses the Company’s total borrowings:

	2008	2007
	£m	£m

Amounts falling due within one year:
Bank loans and overdrafts	192	30
Bonds	827	301
Other loans	–	29

	1,019	360

Amounts falling due after more than one year:
Bank loans	75	–
Bonds	4,385	4,524

	4,460	4,524

Total borrowings	5,479	4,884

	2008	2007
	£m	£m

Total borrowings are repayable as follows:
In one year or less	1,019	360
In more than one year, but not more than two years	342	642
In more than two years, but not more than three years	650	295
In more than three years, but not more than four years	999	495
In more than four years, but not more than five years	792	897
In more than five years, other than by instalments	1,677	2,195

	5,479	4,884

The notional amount of borrowings outstanding as at 31 March 2008 was £5,417m (2007: £4,872m). For further information on significant borrowings, refer to note 35 of the consolidated financial statements.
7. Called up share capital

	Called up and fully paid
	millions	£m

At 31 March 2006	2,720	310
Issued during the year	4	–
Repurchased during the year (i)	(23)	(2)

At 31 March 2007	2,701	308
Issued during the year (ii)	8	1
Repurchased during the year (iii)	(127)	(15)

At 31 March 2008	2,582	294

(i)	From 20 November 2006 to 22 March 2007, the Company repurchased, and subsequently cancelled, under its share repurchase programme 22,388,381 ordinary shares for aggregate consideration of £169m, including transaction costs. The shares repurchased have a nominal value of £2m and represented approximately 1% of the ordinary shares in issue as at 31 March 2007. The consideration has been charged against retained earnings.

(ii)	Included within issued share capital was 3,705,193 ordinary shares that were issued following the conversion of the Company’s B shares to ordinary shares on 28 September 2007.

(iii)	From 30 May 2007 to 27 November 2007, the Company repurchased, and subsequently cancelled, under its share repurchase programme 126,817,712 ordinary shares for aggregate consideration of £946m, including transaction costs. The shares repurchased have a nominal value of £15m and represented approximately 5% of the ordinary shares in issue as at 31 March 2008. The consideration has been charged against retained earnings.
For further details on share capital, refer to note 25 in the consolidated financial statements.

Annual Report and Accounts 2007/08 185

8. Reserves

	Share	Cash flow	Other	Profit
	premium	hedge	equity	and loss
	account	reserve	reserves	account
	£m	£m	£m	£m

At 1 April 2006	1,316	7	74	5,237
Net loss transferred from equity in respect of cash flow hedges (net of tax)	–	15	–	–
Issue of ordinary share capital	16	–	–	–
Repurchase of shares	–	–	2	(169)
Share-based payment	–	–	15	–
Retained loss for the year	–	–	–	(486)

At 31 March 2007	1,332	22	91	4,582
Net gain transferred from equity in respect of cash flow hedges (net of tax)	–	(8)	–	–
Issue of ordinary share capital	12	–	–	–
B shares converted to ordinary shares	27	–	–	–
Repurchase of share capital and purchase of treasury shares (i)	–	–	15	(1,520)
Issue of treasury shares	–	–	–	12
Share-based payment	–	–	18	–
Retained profit for the year	–	–	–	1,590

At 31 March 2008	1,371	14	124	4,664

(i)   From 30 May 2007 to 31 March 2008, the Company repurchased under its share repurchase programme 200.1m ordinary shares for aggregate consideration of £1,516m including transaction costs. Further purchases of shares outside the official share repurchase programme were for an aggregate consideration of £4m.

The Company has not presented its own profit and loss account as permitted by section 230 of the Companies Act 1985. The Company’s profit after taxation was £2,370m (2007: £244m). Of the Company’s profit and loss account reserve of £4,664m at 31 March 2008 (2007: £4,582m), £1,623m (2007: £2,131m) relating to gains on intra-group transactions was not distributable to shareholders.

9. Reconciliation of movements in shareholders’ funds

			2008	2007
			£m	£m

Profit for the year after taxation			2,370	244
Dividends (i)			(780)	(730)

Profit/(loss) for the financial year			1,590	(486)
Proceeds of issue of ordinary shares			13	16
Proceeds of issue of treasury shares			12	–
B shares converted to ordinary shares			27	–
Movement on cash flow hedge reserve (net of tax)			(8)	15
Share-based payment			18	15
Repurchase of ordinary shares			(1,520)	(169)

Net increase/(decrease) in shareholders’ funds			132	(609)
Opening shareholders’ funds			6,335	6,944

Closing shareholders’ funds			6,467	6,335

(i)	For further details on dividends, refer to note 9 in the consolidated financial statements.
10. Commitments and contingencies
 The Company has guaranteed the repayment of the principal sum, any associated premium and interest on specific loans due from certain subsidiary undertakings to third parties. At 31 March 2008, the sterling equivalent amounted to £1,088m (2007: £650m). The guarantees are for varying terms from 3 years to open-ended.
The Company has also guaranteed the lease obligations of a former associate to a subsidiary undertaking, amounting to £13m (2007: £23m).
11. Directors and employees
 There are no employees of the Company (2007: nil). The Directors of the Company were paid by subsidiary undertakings in 2008 and 2007. Details of Directors’ emoluments are contained in the Directors’ Remuneration Report.

186 Definitions and glossary of terms	National Grid plc

Definitions and glossary of terms
Our aim is to use plain English in this Annual Report and Accounts. However, where necessary, we do use a number of technical terms and/or abbreviations and we summarise the principal ones below, together with an explanation of their meanings. The descriptions below are not formal legal definitions.

A

accounts	A set of financial statements, including all the associated notes.

American Depositary Shares (ADSs)	Securities of National Grid listed on the New York Stock Exchange, each of which represents five ordinary shares.

B

B shares	Non-cumulative preference shares of 10 pence nominal value each that were issued in 2004 in connection with a £2 billion return of capital to shareholders. The last remaining B shares were converted into ordinary shares in September 2007.

BETTA	The British Electricity Trading and Transmission Arrangements, being the regulations that govern our role as operator of the electricity networks in Great Britain, together with those of other market participants.

Board	The Board of Directors of the Company (for more information see pages 12 and 13).

BSIS	The Balancing Services Incentive Scheme, an incentive arrangement applicable to our UK electricity transmission operations.

C

consolidated financial statements	Financial statements that include the results and financial position of the Company and its subsidiaries together as if they are a single entity.

called up share capital	Shares (common stock) that have been issued and have been fully paid for.

capital allowances	Depreciation or amortisation charges that are allowed as deductions for tax purposes. This often differs from the amount of depreciation or amortisation recorded for accounting purposes, resulting in the recognition of deferred tax.

carrying value	The amount at which an asset or a liability is recorded in the balance sheet.

Combined Code	The Combined Code on Corporate Governance, being guidance on how companies should be governed applicable to UK listed companies, including National Grid.

the Company, National Grid, we, our or us	We use terms ‘the Company’, ‘National Grid’, ’we’, ‘our’ or ‘us’ to refer to either National Grid plc itself or to National Grid plc and its subsidiaries collectively, depending on context.

contingent liability	A possible obligation or potential liability arising from past events for which no provision has been recorded, but for which disclosure in the financial statements is made.

D

deferred tax	For most assets and liabilities, this is the difference between the carrying value for accounting purposes in the balance sheet and the amount of tax that will be deductible (or payable) for that asset or liability in future tax returns.

decatherm	An amount of energy equal to 1 million British thermal units (BTUs), equivalent to approximately 293 kWh.

derivative	A financial instrument or other contract where the value is linked to an underlying index, such as exchange rates, interest rates or commodity prices. In most cases, contracts for the sale or purchase of commodities that are used to supply customers or for our own needs are excluded from this definition.

E

equity	In financial statements, the amount of net assets attributable to shareholders.

F

FERC	The US Federal Energy Regulatory Commission.

finance lease	A lease where the asset is treated as if it was owned for the period of the lease and the obligation to pay future rentals is treated as if they were borrowings. Also known as a capital lease.

financial year	For National Grid this is an accounting year ending on 31 March. Also known as a fiscal year.

FRS	A UK Financial Reporting Standard as issued by the UK Accounting Standards Board. These apply to the Company’s individual financial statements on pages 179 to 185, which are prepared in accordance with UK GAAP.

Annual Report and Accounts 2007/08 187

FSA	The UK Financial Services Authority, the financial markets regulator, which includes regulation of companies with listed securities in the UK, including National Grid and certain of its subsidiaries.

G

Great Britain	England, Wales and Scotland.

GW	Gigawatt, being an amount of power equal to 1 billion watts (10[9] watts).

GWh	Gigawatt hours, being an amount of energy equal to delivering 1 billion watts of power for one hour (equivalent to 3.6 million joules).

H

HSE	Health & Safety Executive, the main safety regulator in the UK.

I

IAS or IFRS	An International Accounting Standard or International Financial Reporting Standard, as issued by the International Accounting Standards Board. IFRS is also used as the term to describe international generally accepted accounting principles as a whole. The Company’s consolidated financial statements are prepared in accordance with IFRS.

individual financial statements	Financial statements of a company on its own, not including its subsidiaries or joint ventures.

IFRIC	The International Financial Reporting Interpretations Committee, which provides guidance on how to apply accounting standards.

J

joint venture	A company or other entity which is controlled jointly with other parties.

K

KeySpan	KeySpan Corporation and its subsidiaries, acquired by National Grid on 24 August 2007.

kV	Kilovolt, being an amount of electric force equal to 1,000 volts.

kW	Kilowatts, being an amount of power equal to 1,000 watts.

kWh	Kilowatt hours, being an amount of energy equal to delivering 1,000 watts of power for a period of one hour.

L

lifetime allowance	The lifetime allowance is an overall ceiling on the amount of UK tax privileged pension savings that any one individual can draw.

LNG	Liquefied natural gas, being natural gas that has been condensed into a liquid form, typically at temperatures at or below -163°C (-260°F).

lost time injury	An incident arising out of National Grid’s operations which leads to an injury where the employee or contractor normally has time off the following day or shift following the incident. It relates to one specific (acute) identifiable incident which arises as a result of National Grid’s premises, plant or activities, which was reported to the supervisor at the time and was subject to appropriate investigation.

M

m3	A cubic metre.

mcm	Million standard cubic metres, equivalent to approximately 35.3 million standard cubic feet.

mcm/d	Million standard cubic metres per day.

MW	Megawatts, being an amount of power equal to 1 million watts.

MWh	Megawatt hours, being an amount of energy equal to delivering 1 million watts of power for a period of one hour.

N

net assets	In financial statements, the amount by which total assets exceeds total liabilities at their carrying values.

New England	The states of Massachusetts, New Hampshire, Vermont and Maine.

northeastern US	The northeastern region of the US, comprising the states of New York, Massachusetts, Rhode Island, New Hampshire, Maine, Vermont, Connecticut, New Jersey and Pennsylvania.

188 Definitions and glossary of terms continued	National Grid plc

O

Ofgem	The UK Office of Gas and Electricity Markets, part of the UK Gas and Electricity Markets Authority (GEMA), which regulates the energy markets in the UK.

OSHA	The Occupational Safety & Health Administration, the main federal agency charged with the enforcement of safety and health legislation in the US.

ordinary shares	Voting shares entitling the holder to part- ownership of a company. Also known as common stock. National Grid’s ordinary shares have a nominal value of 11 17/43 pence.

P

Personal Lifetime Allowance	The lifetime allowance applicable to individuals who registered their pre-6 April 2006 UK pension benefits for protection.

provision	A liability of uncertain timing or amount, arising from a past event, that has not yet become due for payment.

purchase accounting	The accounting process of aligning the accounting policies of an acquired business with those of National Grid and of adjusting the carrying value of assets and liabilities acquired from their previous accounting book value to their fair values at the date control was acquired by National Grid.

PWh	Petawatt hour, being an amount of energy equal to delivering 1 billion watts of power for 1 million hours.

S

scm	Standard cubic metre, a quantity of gas which at 15°C and atmospheric pressure (1.013 bar) occupies the volume of 1m3.

SEC	The US Securities and Exchange Commission, the financial regulator for companies with registered securities in the US, including National Grid and certain of its subsidiaries.

share premium	The difference between the amounts shares are issued for and the nominal value of those shares.

subsidiary	A company or other entity that is controlled by National Grid.

T

therm	An amount of energy equal to 10,000 British Thermal Units (BTUs), equivalent to approximately 29.3 kWh, primarily used to measure natural gas.

trade payables	Amounts invoiced by suppliers for services received for which payment has yet to be made.

trade receivables	Amounts billed to customers for services provided for which payment has yet to be received.

treasury shares	Shares that have been repurchased but not cancelled.

tonne	A unit of mass equal to 1,000 kilograms, equivalent to approximately 2,205 pounds.

tonnes CO2 equivalent	A measure of greenhouse gas emissions in terms of the equivalent amount of carbon dioxide.

TWh	Terawatt hours, being an amount of energy equal to delivering 1 billion watts of power for 1,000 hours.

U

UK	The United Kingdom, comprising England, Wales, Scotland and Northern Ireland.

UK GAAP	Generally accepted accounting principles in the UK. These differ from IFRS and from US GAAP.

Uniform Network Code	The legal and contractual framework for the supply and transport of gas in the UK, comprising a common set of rules for all industry participants which ensure competition can be facilitated on level terms.

US	The United States of America.

US GAAP	Generally accepted accounting principles in the US. These differ from IFRS and from UK GAAP.

Annual Report and Accounts 2007/08 189

Summary consolidated financial information
Financial summary (unaudited)
The financial summary set out below has been derived from the audited consolidated financial statements of National Grid for the five financial years ended 31 March 2008. It should be read in conjunction with the consolidated financial statements and related notes, together with the Operating and Financial Review. The information presented below for the years ended 31 March 2005, 2006, 2007 and 2008 has been prepared under IFRS issued by the IASB and as adopted by the European Union. For the year ended 31 March 2005, information is also presented under UK GAAP. For the year ended 31 March 2004, information has been presented under UK GAAP, as no IFRS information has been prepared prior to the date of adoption of IFRS (1 April 2004). Comparatives have been adjusted to reclassify amounts relating to discontinued operations.

					As previously measured
	IFRS				under UK GAAP
	31 March	31 March	31 March	31 March	31 March	31 March
	2008	2007	2006	2005	2005	2004
Summary income statement	£m	£m	£m	£m	£m	£m

Revenue	11,423	8,695	8,868	7,174	8,313	9,019
Operating profit
Before exceptional items, remeasurements and stranded cost recoveries	2,595	2,031	1,968	1,936	2,045	2,076
Exceptional items, remeasurements and stranded cost recoveries	369	482	406	177	(120)	(137)
Goodwill amortisation	n/a	n/a	n/a	n/a	(85)	(95)
	2,964	2,513	2,374	2,113	1,840	1,844
Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries	1,839	1,486	1,369	1,235	1,299	1,254
Exceptional items, remeasurements and stranded cost recoveries	353	265	349	177	(37)	185
Goodwill amortisation	n/a	n/a	n/a	n/a	(85)	(95)
	2,192	1,751	1,718	1,412	1,177	1,344
Profit for the year attributable to equity shareholders
Before exceptional items, remeasurements and stranded cost recoveries	1,281	1,146	1,075	1,376	1,027	958
Exceptional items, remeasurements and stranded cost recoveries	1,915	248	2,773	48	(5)	217
Goodwill amortisation	n/a	n/a	n/a	n/a	(85)	(95)
	3,196	1,394	3,848	1,424	937	1,080

Summary statement of net assets
Non-current assets	30,858	21,109	22,106	25,596	19,897	18,394
Current assets	5,456	5,312	3,818	1,964	4,814	5,003
Assets of businesses held for sale	1,508	1,968	–	–	–	–
Total assets	37,822	28,389	25,924	27,560	24,711	23,397
Current liabilities	(7,122)	(3,360)	(5,683)	(5,974)	(5,679)	(4,147)
Non-current liabilities	(25,257)	(20,443)	(16,748)	(19,465)	(17,172)	(17,613)
Liabilities of businesses held for sale	(63)	(450)	–	–	–	–
Total liabilities	(32,442)	(24,253)	(22,431)	(25,439)	(22,851)	(21,760)

Net assets	5,380	4,136	3,493	2,121	1,860	1,637

Summary cash flow statement
Cash generated from operations
Continuing operations	3,265	3,090	2,973	2,820	2,909	2,810
Discontinued operations	10	181	138	638	n/a	n/a

	3,275	3,271	3,111	3,458	2,909	2,810
Tax paid – continuing and discontinued operations	(110)	(313)	(140)	(150)	(150)	(18)

Net cash inflow from operating activities	3,165	2,958	2,971	3,308	2,759	2,792
Net cash flows (used in)/from investing activities	(3,023)	(4,061)	4,052	(2,900)	n/a	n/a
Dividends received from joint ventures	n/a	n/a	n/a	n/a	5	8
Net cash outflow for capital expenditure and financial investment	n/a	n/a	n/a	n/a	(1,262)	(1,254)
Net cash (outflow)/inflow for acquisitions and disposals	n/a	n/a	n/a	n/a	(1,130)	7
Net cash (outflow)/inflow for the management of liquid resources	n/a	n/a	n/a	n/a	(54)	(48)
Net cash flows (used in)/from financing activities	(1,592)	1,278	(5,842)	(400)	n/a	n/a
Net cash outflow for returns on investments and servicing of finance	n/a	n/a	n/a	n/a	(758)	(692)
Equity dividends paid	n/a	n/a	n/a	n/a	(628)	(560)
Net cash inflow/(outflow) from financing activities	n/a	n/a	n/a	n/a	1,081	(240)

Net (decrease)/increase in cash and cash equivalents (UK GAAP – cash only)	(1,450)	175	1,181	8	13	13

190 Shareholder information	National Grid plc

Shareholder Information

Financial calendar
The following dates have been announced or are indicative of future dates:

4 June 2008	Ordinary shares go ex-dividend for 2007/08 final dividend

6 June 2008	Ordinary shares dividend record date

9 July 2008	DRIP election deadline

28 July 2008	2008 Annual General Meeting and Interim Management Statement

20 August 2008	2007/08 Final dividend paid on ordinary shares

20 November 2008	2008/09 Interim/half-year results

3 December 2008	Ordinary shares go ex-dividend for 2008/09 interim dividend

5 December 2008	Ordinary shares dividend record date

5 December 2008	DRIP election deadline

21 January 2009	2008/09 Interim dividend paid on ordinary shares

30 January 2009	Interim Management Statement

May 2009	2008/09 Preliminary results

Dividends and dividend re-investment plan (DRIP)
National Grid normally pays dividends twice each year, in accordance with the timetable above.
Many shareholders have elected to have their dividends paid to them direct to their bank or building society account. As well as being convenient for the shareholder, as the dividend will normally reach their account on the day of payment, there will be no delays from paying in cheques, and there is no possibility of losing or damaging cheques. This also saves money and paper as fewer cheques need to be produced and sent out. Tax vouchers are still provided for shareholders’ records. Overseas shareholders can also have their dividends paid direct to their bank account in their local currency (IPS). As set out in the IPS terms and conditions, charges are payable for this service.
Shareholders can re-invest dividends in further National Grid shares under the DRIP. As set out in the DRIP terms and conditions, charges are payable in respect of the DRIP.
For further information on the DRIP and IPS and to request direct payment of your dividends, please contact Capita Registrars or register electronically at www.nationalgrid.com/shareholders.
If you think you have outstanding dividend payments please contact Capita Registrars who will be able to provide duplicate cheques if necessary (an administrative charge may be payable).
Website and electronic communication
More information about National Grid, including full details of previous dividends and information about proposed dividends, up-to-date announcements and current and historic share prices, is available on the National Grid website at www.nationalgrid.com.
As a shareholder you can manage your holding online at www.nationalgrid.com/shareholders. This allows you to check your shareholding, recent dividend payments and information such as address and any direct payment details. If you register you can also change information such as your home address and bank details or apply to join the DRIP.
Shareholder documents are now, following changes in company law and shareholder approval, primarily made available via the Company’s website at www.nationalgrid.com/investors unless a shareholder has requested to continue to receive hard copies of such documents. If a shareholder has registered their up-to-date email address an email is sent to that address when such documents are available on the website. If shareholders have not provided an up-to-date email address and have not elected to receive documents in hard copy, a hard copy form of notification is sent to their address on the Register notifying them that the documents are available on the website. Shareholders can continue to receive hard copies of shareholder documents by contacting Capita Registrars.
If you have not already registered your current email address, you can do so at www.nationalgrid.com/shareholders.
Investors who hold their shares via an intermediary should contact the intermediary regarding the receipt of shareholder documents from the Company.
Share dealing
A share dealing service is available from Capita Registrars, allowing you to buy and sell National Grid shares. Trading by telephone or online enables shareholders to have a more up-to-date indicative share price when dealing than when using the postal dealing service. For more information please call 0871 664 0445 (8am – 4.30pm) or visit www.capitadeal.com. Calls are charged at 10p per minute plus network extras.
High street banks may also offer share dealing services.
These details are provided for information only and any action you take is at your own risk. If you have any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, accountant or other independent financial advisor authorised pursuant to the Financial Services and Markets Act 2000.

Annual Report and Accounts 2007/08 191

Shareholder Networking
National Grid operates a Shareholder Networking programme, the aim of which is to allow shareholders to gain a better understanding of the Company. The programme, which is normally run twice a year in June and during early December over two days, includes visits to operational sites and presentations by senior managers and employees. Participants also have the opportunity to meet and question Directors. The costs of the programme (including shareholder travel to and from the event) are paid for by National Grid.
If you would like to take part, please write to:
Shareholder Networking Organiser
National Grid House
Warwick Technology Park
Gallows Hill
Warwick CV34 6DA
Participants will be selected by ballot from those applying, with priority given to those who have not recently attended.
Individual savings accounts (ISAs)
Corporate ISAs for National Grid shares are available from Stocktrade. For more information, call Stocktrade on 0131 240 0443 or write to Stocktrade, 81 George Street, Edinburgh EH2 3ES.
National Grid cannot advise you on what action, if any, you should take in respect of your shares. If you have any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, accountant or other independent financial advisor authorised pursuant to the Financial Services and Markets Act 2000.
ShareGift
If you hold only a few shares and feel that it is uneconomical or otherwise not worthwhile to sell them, you could consider donating your shares to charity. ShareGift is an independent registered charity (no. 1052686) that provides a free service for shareholders wishing to give holdings of shares to benefit charitable causes. For more information please visit www.sharegift.org or call Capita Registrars.
Capital Gains Tax (CGT)
CGT information relating to National Grid shares can be found on our website or obtained from Capita Registrars. Share prices on specific dates can be found at www.nationalgrid.com.
Shareholdings
The following table includes a brief analysis of shareholder numbers and shareholdings as at 31 March 2008:

Size of	Number of	% of	Number of	% of
shareholding	shareholders	shareholders	shares	shares

1-50	226,065	19.0466	6,951,153	0.2693
51-100	356,269	30.0167	24,183,116	0.9366
101-500	506,385	42.6644	100,729,641	3.9015
501-1,000	52,727	4.4424	37,038,159	1.4345
1,001-10,000	43,218	3.6412	100,134,486	3.8783
10,001-50,000	1,108	0.0934	21,825,810	0.8453
50,001-100,000	249	0.0210	18,104,707	0.7012
100,001-500,000	455	0.0383	106,876,744	4.1394
500,001-1,000,000	167	0.0141	114,779,960	4.4455
1,000,001+	260	0.0219	2,051,289,740	79.4484

Total	1,186,903		2,581,913,516

Share price
The following graph represents the movement of National Grid’s share price during 2007/08. A graph showing the total shareholder return over the last five years is available on page 104.

192 Shareholder information continued	National Grid plc

For queries about ORDINARY SHARES contact:

Capita Registrars

Telephone: 0871 664 0500* (from outside the UK: +44 20 7098 1198) (textphone: 18001 0870 242 2379)

*Calls are charged at 10p per minute plus network extras

email: nationalgrid@capitaregistrars.com Website: www.nationalgrid.com/shareholders

Postal address: National Grid Share Register Capita Registrars Northern House Woodsome Park Fenay Bridge Huddersfield HD8 0GA

For queries about AMERICAN DEPOSITARY SHARES (ADSs or ADRs) contact:

The Bank of New York Mellon

Telephone: 1-800-466-7215 (from outside the US: +1-212-815-3700)

email: shareowners@bankofny.com Website: www.adrbny.com

Postal address: The Bank of New York Mellon Shareholders Correspondence PO Box 11258 Church Street Station New York NY 10286-1258

Cautionary Statement

This document comprises the Annual Report and Accounts for the year ended 31 March 2008 for National Grid and its subsidiaries. It contains the Directors’ Report and Financial Statements, together with the Independent Auditor’s Report thereon, as required by the UK Companies Act 1985. The Annual Review of National Grid for the same period is published as a separate document. The Directors’ Report on pages 98 and 99 and the Directors’ Remuneration Report on pages 100 to 110 have each been drawn up in accordance with the requirements of English law, and liability in respect thereof is also governed by English law. In particular, the liability of the Directors for these reports is solely to National Grid.

This document also contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information with respect to our financial condition, our results of operations and businesses, strategy, plans and objectives. Words such as ‘anticipates’, ‘expects’, ‘intends’, ‘plans’, ‘believes’, ‘seeks’, ‘estimates’, ‘may’, ‘will’, ‘continue’, ‘project’ and similar expressions, as well as statements in the future tense, identify
	forward-looking statements. These forward-looking statements are not guarantees of our future performance and are subject to assumptions, risks and uncertainties that could cause actual future results to differ materially from those expressed in or implied by such forward-looking statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond our ability to control or estimate precisely, such as delays in obtaining, or adverse conditions contained in, regulatory approvals and contractual consents, unseasonable weather affecting the demand for electricity and gas, competition and industry restructuring, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, the impact of changes to accounting standards and technological developments. Other factors that could cause actual results to differ materially from those described in this document include the ability to integrate the businesses relating to announced acquisitions with our existing business to realise the expected synergies from such integration, the availability of new acquisition opportunities and the timing and success of future acquisition opportunities, the timing and success or other impact of the	sales of our non-core businesses, the failure for any reason to achieve reductions in costs or to achieve operational efficiencies, the failure to retain key management, the behaviour of UK electricity market participants on system balancing, the timing of amendments in prices to shippers in the UK gas market, the performance of our pension schemes and the regulatory treatment of pension costs, and any adverse consequences arising from outages on or otherwise affecting energy networks, including gas pipelines, which we own or operate. For a more detailed description of some of these assumptions, risks and uncertainties, together with any other risk factors, please see our filings with and submissions to the US Securities and Exchange Commission (the ‘SEC’) (and in particular the ‘Risk Factors’ and ‘Operating and Financial Review’ sections in our most recent Annual Report on Form 20-F). Except as may be required by law or regulation, National Grid undertakes no obligation to update any of its forward-looking statements. The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on our activities or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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National Grid plc
1-3 Strand, London WC2N 5EH, United Kingdom
Registered in England and Wales No. 4031152
UK Shareholder enquiries: 0871 664 0500
US Shareholder enquiries: 1-800-466-7215
www.nationalgrid.com